QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 21, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERTZ GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)
 (See table of additional registrants on following page.)

Delaware (State or other jurisdiction of incorporation or organization)	7514 (Primary Standard Industrial Classification Code Number)	20-3530539 (I.R.S. Employer Identification Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

Harold E. Rolfe, Esq.
Senior Vice President, General Counsel and Secretary
Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

With copies to:
Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Rod Miller, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of Registration Fee

Common Stock, $.01 par value	$1,131,513,750	$34,738

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Hertz Global Holdings, Inc.'s Common Stock on May 17, 2007. Includes shares of Common Stock subject to the underwriters' option.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 21, 2007.

45,000,000 Shares

Hertz Global Holdings, Inc.

Common Stock

        All of the shares of common stock of Hertz Global Holdings, Inc., which we refer to in this prospectus as "Hertz Holdings," are being sold by the selling stockholders identified in this prospectus. Hertz Holdings will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. The selling stockholders include affiliates of Merrill Lynch & Co., an underwriter in this offering.

        The common stock of Hertz Holdings is listed on the New York Stock Exchange under the symbol HTZ. The last reported sale price of the common stock on May 17, 2007 was $21.97 per share.

        See "Risk Factors" on page 23 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        To the extent that the underwriters sell more than 45,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 6,750,000 shares from the selling stockholders at the offering price less the underwriting discount. Hertz Holdings will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to any exercise of the underwriters' option to purchase additional shares.

        The underwriters expect to deliver the shares against payment in New York, New York on                        , 2007.

Goldman, Sachs & Co.	Lehman Brothers	Merrill Lynch & Co.

Prospectus dated                        , 2007.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus or any free writing prospectus prepared by us or any other information to which we have expressly referred you. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

        We have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about

i

us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        The public may read and copy any reports or other information that we and our subsidiaries file with the SEC. Such filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        Unless the context otherwise requires, in this prospectus, (i) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by Hertz Holdings, (iii) "we," "us" and "our" mean (a) prior to December 21, 2005, Hertz and its consolidated subsidiaries and (b) on and after December 21, 2005, Hertz Holdings and its consolidated subsidiaries, including Hertz, (iv) "HERC" means Hertz Equipment Rental Corporation, Hertz's wholly owned equipment rental subsidiary, together with our various other wholly owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "equipment" means industrial, construction and material handling equipment, (vii) "EBITDA" means consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization and (viii) "Corporate EBITDA" means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully described in the agreements governing Hertz's senior credit facilities.

        On December 21, 2005, or the "Closing Date," an indirect, wholly owned subsidiary of Hertz Holdings acquired all of Hertz's common stock from Ford Holdings LLC, or "Ford Holdings," pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, among Ford Motor Company, or "Ford," Ford Holdings and Hertz Holdings (previously known as CCMG Holdings, Inc.). As a result of this transaction, investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or, collectively, the "Sponsors," owned over 99% of the common stock of Hertz Holdings. Following the initial public offering of the common stock of Hertz Holdings in November 2006, these funds currently own approximately 72% of the common stock of Hertz Holdings. We refer to the acquisition of all of Hertz's common stock as the "Acquisition." We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the "Transactions." The "Successor period ended December 31, 2005" refers to the 11-day period from December 21, 2005 to December 31, 2005 and the "Predecessor period ended December 20, 2005" refers to the period from January 1, 2005 to December 20, 2005. The term "Successor" refers to us following the Acquisition and the term "Predecessor" refers to us prior to the Closing Date.

        Certain financial information in this prospectus for the Predecessor period ended December 20, 2005 and Successor period ended December 31, 2005 has been presented on a combined basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" for a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis.

ii

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors," beginning on page 23 and our financial statements and notes to those financial statements included elsewhere in this prospectus before making any investment decision.

Our Company

        We own what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in the United States, both based on revenues. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. In our car rental business segment, we and our independent licensees and associates accept reservations for car rentals at approximately 7,700 locations in approximately 145 countries. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 360 branches in the United States, Canada, France and Spain, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965.

        We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. This has helped us to earn a pre-tax profit in each year since our incorporation in 1967. Our revenues have grown at a compound annual growth rate of 7.7% over the last 20 years, with year-over-year growth in 18 of those 20 years. For the year ended December 31, 2006 and the three months ended March 31, 2007, we generated consolidated revenues of $8,058.4 million and $1,921.5 million, respectively, income before income taxes and minority interest of $200.6 million and a loss before income taxes and minority interest of $90.6 million, respectively, and net income of $115.9 million and a net loss of $62.6 million, respectively. For a discussion of the presentation of our results for the year ended December 31, 2006, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

Our Segments

        The table below sets forth key financial and other facts concerning our car rental and equipment rental business segments as of December 31, 2006 or for the year then ended, unless otherwise indicated. For the year ended December 31, 2006 and the three months ended March 31, 2007, our corporate and other segment had revenues of $7.8 million and $1.9 million, respectively, and losses before income taxes and minority interest of $442.4 million and $119.8 million, respectively. For more details regarding the key financial and other facts appearing below, see "Business," and for more information concerning our segment financial data, see Note 10 to the notes to our audited annual consolidated financial statements and Note 9 to the notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

	Car Rental		Equipment Rental
	Year Ended December 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(Dollars in millions, unless otherwise indicated)		(Dollars in millions, unless otherwise indicated)
Revenues	$6,378.0	$1,529.7	$1,672.6	$389.9
Income (Loss) Before Income Taxes and Minority Interest	$373.5	$(16.8)	$269.5	$46.0
Key Facts	•	#1 worldwide general use car rental brand(1)	•	One of the largest equipment rental companies in the U.S. and Canadian markets combined
	•	#1 brand overall at U.S. airports with a #1 position in each of the business and leisure markets(2)	•	Industry participant for over 40 years with a majority of its operations developed from organic growth
	•	#1 overall airport brand position at 69 major European airports	•	Worldwide same store sales growth in each of the past 13 quarters, over the comparable quarter in the preceding year
	•	Approximately 28 million annual transactions	•	26 month average fleet age in the United States, one of the youngest fleets in the industry
	•	Balanced rental revenue base of 53% leisure and 47% business	•	Broad diversity of fleet and customers
	•	Over 80% of revenues generated from affiliated customer channels, including over 60 travel industry partnerships	•	Nationwide presence in the United States, Canada, France and Spain, with over 45% of rental revenues derived from national accounts
	•	Average of 432,600 company-operated cars in the fleet in 2006, with an average net book value of $8.1 billion	•	Total of 223,000 pieces of equipment, with an average fleet acquisition cost during 2006 of $3.0 billion

(1)
Market position based on management estimate

(2)
Business and leisure market positions based on management estimate

Our Markets

        We operate in the global car rental industry and in the equipment rental industry, primarily in the United States. Both industries are large with favorable growth trends and opportunities.

        We believe that the global car rental industry exceeds $30 billion in annual revenues. According to a 2007 report appearing in Auto Rental News, car rental revenues in the United States totaled approximately $20 billion in 2006 and have grown at a 5.0% compound annual growth rate since 1990, including 6.2% growth in 2006. We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." The Federal Aviation Administration, or "FAA," projected in the first half of 2006 that U.S. domestic enplanements will grow at a compound annual rate of 3.2% from 2006 to 2017, consistent with long-term historical trends. According to Euromonitor International, car rentals in Western Europe account for over $12.5 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. The International Air Transport Association, or "IATA," projected in September 2006 that annual international enplanements would grow at a compound annual rate of 4.8% from 2006 to 2010. The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired.

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, to be approximately $38 billion in annual revenues for 2007. We believe that the industry grew at a 10.4% compound annual growth rate between 1991 and 2006. The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. The industry is undergoing a strong recovery following the industrial recession and downturn in non-residential construction spending between 2001 and 2003. According to data from F.W. Dodge received in the first quarter of 2007, U.S. non-residential construction spending is projected to grow at an annual rate of 4% in 2007. We also believe, based on an article in Rental Equipment Register published on February 1, 2006, that rental equipment accounted for approximately 30% to 40% of all equipment sold into the U.S. construction industry in 2005, up from approximately 5% to 10% in 1991. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment within the next ten years.

Our Strengths

  Premier Global Brand and Service Offerings

        We believe that our premier brand and service offerings have allowed us to create and maintain a loyal customer base and command premium pricing across our businesses.

        Car Rental.    The Hertz brand is one of the most recognized brands in the world. It has been the only travel company brand to be listed in Business Week's "100 Most Valuable Global Brands," and has been included in this list during each year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and as a result, Hertz was not eligible for inclusion in 2006. Our customer surveys indicate that, in the United States, Hertz is the car rental brand most associated with the highest quality service, which is consistent with numerous published best-in-class car rental awards that we have won over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our global expedited rental program, Hertz #1 Club Gold, which accounted for approximately 41% of our car rental transactions worldwide for the twelve months ended March 31, 2007.

        Equipment Rental.    HERC, which is operated under the Hertz Equipment Rental brand, has long been a leader in equipment rental in the United States. We believe HERC was the first equipment rental company to develop an extensive national account program, which continues to be the source of substantial revenues. HERC's leadership position has recently been enhanced through a substantial investment in sales force automation and the operation of a high quality and diverse fleet. From January 1, 2004 through March 31, 2007, we invested $1.5 billion, net of dispositions, in HERC's U.S. fleet, thereby reducing its average age to 27 months as of March 31, 2007, which we believe is one of the youngest fleets in the industry.

  Clear and Sustained Market Leadership Position in Car Rental

        We believe that Hertz is the leading worldwide general use car rental system, based on revenues. In the United States, we maintain the overall leading market share of airport car rentals among both business and leisure customers. Based on reported industry revenues for the year ended December 31, 2006, our market share at the 180 largest U.S. airports where we operate was over 28%, and we had a margin of approximately nine percentage points over the closest competing brand. We have maintained a leadership position for more than 30 years. We also believe that we had the largest airport car rental brand market share, by reported revenues on a collective basis in 2006, at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity was available.

  Global, Diversified Business Mix

        We believe that our mix of businesses, customer types, end-markets, distribution channels and geographies provides us with a diverse revenue stream that positions us to capitalize on growth opportunities throughout our markets and makes us less vulnerable to economic cycles and events that might negatively affect either of our industries or any specific geography. Within our car rental business, we maintain a relatively balanced mix of leisure and business rentals (representing 53% and 47%, respectively, of our car rental revenues for the year ended December 31, 2006 and 50% and 50%, respectively, of our car rental revenues for the three months ended March 31, 2007), and utilize a broad range of distribution channels and partnerships. Within our equipment rental business, we serve a wide variety of industries and have a broad mix of end customers from local contractors to large national industrial accounts.

  Affiliated Customer Strategy Drives Premium Pricing and Customer Loyalty

        Over 80% of our car rental revenues are derived from affiliated customer channels, such as corporate accounts, associations, travel industry partnerships and insurance companies. We believe that we are one of only two car rental brands that have the service offerings and market presence to consistently serve these affiliated customer channels on a global basis. Our corporate accounts, which account for approximately 40% of our total car rental revenues, represent a predictable source of revenues and a customer base that values our premium customer service. We have a leading position with this type of customer and provide our car rental services to most Fortune 500 companies. Our distribution partnerships include over 60 airlines, railroads and hotel chains worldwide, as well as leading traditional and online travel agencies and affiliations with non-travel organizations and associations.

  Best-in-Class Fleet and Fleet Management

        Car Rental.    Our worldwide car rental fleet includes cars from over 30 manufacturers, and we believe our U.S. fleet mix is significantly more diversified than those of most of our major competitors. In the twelve months ended March 31, 2007, six manufacturers each supplied more than 5% of our U.S. fleet, while eight manufacturers each supplied more than 5% of our international fleet. We have longstanding relationships with leading American, European, Japanese and Korean automakers, enabling us to provide a wide variety of car models and brands to our customers. The diversity of our car fleet enables us to design innovative rental offerings, such as the Prestige, Fun and Green Collections, that help us maintain a competitive advantage over our competitors. In addition, we have substantial experience in the complex process of managing the mix of cars subject to manufacturer repurchase and similar programs, or "program cars," and other cars, or "risk cars," in our fleet. We maintain an extensive infrastructure that supports the efficient disposition of risk cars and enables us to be opportunistic when evaluating the relative merits of purchasing program and risk cars.

        Equipment Rental.    We believe that our U.S. equipment rental fleet is one of the youngest in the industry, offering a value proposition to our customers in terms of productivity, safety and operator use enhancements while simultaneously reducing HERC's maintenance costs and fleet downtime. Our diverse U.S. equipment rental fleet enables us to meet the rental equipment needs of many customers; moreover, we are further diversifying our fleet through the addition of general rental and specialty equipment at many locations. Our over 40 years of experience in the procurement and disposition of equipment allows us to adjust our fleet size efficiently in light of market trends.

  Proprietary Strategic Information Systems

        We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations and sales and marketing, as well as aspects of billing, finance, accounting and other reporting systems. Since January 1, 2001, we have invested more than $380 million in our proprietary information systems and computer equipment to permit us to conduct our business more efficiently and enhance our ability to offer innovative services. Our information systems, which we believe are unique in the car and equipment rental industries, permit us to provide superior end-to-end service to customers, maintain effective pricing structures in a rapidly changing environment, utilize our fleets efficiently and maintain a high level of control over our geographically dispersed operations.

Our Strategy

        Further Enhance Our Premier Car Rental Brand, Differentiated Service Offering and Affiliated Customer Base

        The Hertz brand is recognized for superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation. We believe that consistent investments in our core business activities, particularly in the areas of brand, facilities, technology, training and customer loyalty initiatives, will improve customer satisfaction and further enhance our premium brand position and product offerings. Continuing to strengthen these attributes will allow us to build our affiliated customer base and increase our share of profitable business.

  Pursue Profitable Growth within Our Car Rental Business

        We believe that we have significant opportunities for growth within our global car rental business that will allow us to sustain growth rates in this business consistent with historical levels.

        U.S. Airport Market.    We intend to maintain or expand our leading brand market share in the U.S. airport rental business and to continue to build upon our brand positioning and service differentiation, allowing us to capitalize on opportunities in the business and leisure travel markets and further strengthen the advantages arising from our leading market share position. We also intend, through reductions in our operating costs, to be able to accept rental business, such as short-term mid-week rentals, that had not previously been profitable for us.

        U.S. Off-Airport Market Opportunities.    We intend to leverage our significant recent investment in our U.S. off-airport network and to expand the network to enable us to further penetrate the large and growing insurance replacement rental market, as well as to increase our share of other off-airport business and leisure rentals. In the three years ended December 31, 2006, we increased the number of our off-airport rental locations in the United States by approximately 32% to approximately 1,380 locations. Through this investment, we believe we have achieved critical scale in the off-airport market and will continue to grow our revenue by increasing penetration in the insurance rental replacement market through new and existing insurance company customers as well as with our traditional business and leisure customers as evidenced by our off-airport revenue growth of approximately 27% over the three years ended December 31, 2006. We believe our off-airport platform has significant future growth potential.

        European Markets.    We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the presence of high volume, low cost air carriers and increasing use of the Internet throughout the continent. We intend to continue to build on our affiliated relationships with travel providers and other associations in Europe to increase our penetration of the European market. We also intend to increase our participation in the off-airport portion of the car rental market in Europe, especially in leisure, replacement and light trucks.

  Increase Share of the Fragmented U.S. and International Equipment Rental Markets

        We believe that our emphasis on customer service, large national account base, prominent brand name and diverse and comparatively young rental fleet will position HERC to continue to gain market share in the highly fragmented U.S. equipment rental market. HERC is pursuing this growth through an expansion in a number of mid- to large-sized metropolitan areas, many of which will be in markets with high growth potential for HERC and adjacent to current operations, which will allow us to leverage existing infrastructure and customer relationships. We also plan to further increase our presence in the U.S. general rental, industrial and specialty equipment markets, many of which can be served from HERC's existing locations and provide incremental opportunities to increase revenues, margins and return on investment. Internationally, we plan to enhance our product offerings in countries where we currently operate and to expand into additional countries with good growth potential, either through acquisitions or new branch openings.

  Further Improve Profitability, Cash Flow and Return on Capital

        We believe that there are opportunities to further increase the productivity of our operations, thereby improving our profit margins and capital efficiency, as the profit margins that we have achieved in our car rental business during the twelve months ended March 31, 2007 are below our peak levels of profitability achieved in 2000. In the three months ended March 31, 2007, we began implementation of cost savings initiatives, which include headcount reductions, that are expected to yield up to approximately $141 million in annualized savings. We believe there are further cost savings opportunities available to us through process improvements, business process outsourcing and other reductions in operating costs, and we expect to announce further updates to our plan for implementing these cost savings initiatives throughout the year. We also believe that we can improve our profitability by leveraging the investments we have made in building our off-airport business, in upgrading our airport facilities, and through the use of our enhanced information systems to optimize our pricing, yield management and fleet utilization generally. In addition, we believe, based on our current business plans, capital structure, and the like-kind exchange programs implemented in connection with our car rental and equipment rental fleets, we will not be required to pay material U.S. federal income taxes through 2010.

  Pursue Growth Through Opportunistic Acquisitions

        From time to time, we may pursue profitable growth of our global car and equipment rental businesses through opportunistic acquisitions, some of which may be significant. We may also seek to grow by acquiring businesses that complement our existing businesses. We believe our industry expertise, scale and demonstrated ability to reduce costs will enable us to improve the performance of businesses that we may acquire.

Principal Stockholders

        Investment funds associated with or designated by the Sponsors invested approximately $2,295.0 million in the aggregate in connection with the Acquisition. These funds currently own approximately 72% of our outstanding common stock, and, following the completion of this offering, will continue to own over 50% of our outstanding common stock. These funds will receive approximately $             million in net proceeds from the sale of shares of our common stock in this offering.

        Of the twelve members currently serving on our Board of Directors, seven are principals of the Sponsors. Under the terms of the Amended and Restated Stockholders Agreement that was entered into among the Sponsors in connection with our initial public offering, the Sponsors have certain rights regarding the nomination of candidates for election to the Board of Directors. Upon completion of this offering, investment funds associated with or designated by the Sponsors will continue to have the right to nominate a majority of the members of our Board of Directors. In addition, this agreement will continue to provide rights and restrictions with respect to certain transactions in our securities entered into by such investment funds.

        Pursuant to consulting agreements entered into with each of the Sponsors, in connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor ($75 million in the aggregate) for certain direct acquisition and finance related services provided by the Sponsors and their affiliates. During 2006, pursuant to the consulting agreements, Hertz paid $3.0 million in the aggregate, plus out of pocket expenses, to the Sponsors for ongoing consulting services. Upon completion of the initial public offering of our common stock in November 2006, each of these agreements was terminated for a fee of $5 million ($15 million in the aggregate).

  Clayton, Dubilier & Rice

        Clayton, Dubilier & Rice Fund VII, L.P. and related funds are private investment funds managed by Clayton, Dubilier & Rice, Inc., or "CD&R." CD&R is a leading private equity investment firm that employs an integrated operational and financial approach to build and grow portfolio businesses. Approximately half of the firm's principals are seasoned corporate executives from major industrial enterprises and the remainder come from mergers and acquisitions, financing or investment backgrounds. Since its founding in 1978, CD&R has managed the investment of over $6 billion in 38 businesses—mostly subsidiaries or divisions of large multibusiness corporations—representing a broad range of industries with an aggregate transaction value in excess of $30 billion and revenues of more than $40 billion. CD&R and its affiliates have offices in New York and London. Investment funds associated with or designated by CD&R currently own approximately 24.2% of our outstanding common stock and, following the completion of this offering, will continue to own approximately 19.4% of our outstanding common stock, or approximately $1,368.8 million in equity value, calculated using the closing price of our common stock on the New York Stock Exchange on May 17, 2007 and assuming that the underwriters do not exercise their option to purchase additional shares.

  The Carlyle Group

        Carlyle Partners IV, L.P. and related funds are private investment funds managed by TC Group, L.L.C. The Carlyle Group, or "Carlyle," is a global private equity firm with $44.3 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, Carlyle has invested $22.4 billion of equity in 528 transactions for a total purchase price of more than $94.6 billion. Carlyle employs more than 670 people in 16 countries. In the aggregate, Carlyle portfolio companies have more than $68 billion in revenues and employ more than 300,000 people around the world. Investment funds associated with or designated by Carlyle currently own approximately 23.9% of our outstanding common stock and, following the completion of this offering, will continue to own approximately 19.2% of our outstanding common stock, or approximately $1,351.2 million in equity value, calculated using the closing price of our common stock on the New York Stock Exchange on May 17, 2007 and assuming that the underwriters do not exercise their option to purchase additional shares.

  Merrill Lynch Global Private Equity

        ML Global Private Equity Fund, L.P. and related funds are private investment funds managed by certain private equity arm affiliates of Merrill Lynch & Co., Inc. or "MLGPE." MLGPE invests in companies with high growth/profitability prospects or strong cash flow characteristics and capable and experienced management teams. MLGPE's dedicated team of private equity professionals invests globally, across industries including general manufacturing, consumer products, as well as business and consumer services. MLGPE takes a partnership approach to investing with both management teams and other financial or strategic investors. Investment funds associated with or designated by MLGPE and their affiliates currently own approximately 23.6% of our outstanding common stock and, following the completion of this offering, will continue to own approximately 18.9% of our outstanding common stock, or approximately $1,334.4 million in equity value, calculated using the closing price of our common stock on the New York Stock Exchange on May 17, 2007 and assuming that the underwriters do not exercise their option to purchase additional shares.

*          *          *          *

        Hertz Holdings and Hertz are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

The Offering

Shares of common stock offered by the selling stockholders	45,000,000 shares of common stock, par value $0.01 per share, of Hertz Holdings, or "our common stock."
Shares of common stock outstanding after the offering	320,645,006
Option to purchase additional shares of common stock	The selling stockholders have granted the underwriters a 30-day option to purchase up to 6,750,000 shares of our common stock.
Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders include affiliates of Merrill Lynch & Co., an underwriter in this offering.
Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future.
New York Stock Exchange symbol	HTZ

        As of May 17, 2007, we had outstanding 320,645,006 shares of common stock, after giving effect to the issuance on that date of 1,911 shares and 1,175 phantom shares of our common stock to our non- employee directors pursuant to our Director Stock Incentive Plan. Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise of the underwriters' option to purchase additional shares from the selling stockholders;

  •
  excludes               shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $              per share.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 23 for risks involved in investing in our common stock.

SUMMARY HISTORICAL FINANCIAL DATA

        The following tables present summary historical and unaudited consolidated financial information and other data for our business. The summary consolidated statement of operations data for the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 and the summary consolidated balance sheet data as of December 31, 2006 presented below were derived from our audited annual consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited summary consolidated statement of operations data for the three-month periods ended March 31, 2007 and 2006 and the unaudited summary condensed consolidated balance sheet data as of March 31, 2007 are derived from the unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

        You should read the following summary historical financial data in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Three Months Ended March 31,
	2007	2006
	(Dollars in millions except per share data)
Statement of Operations Data
Revenues
Car rental	$1,505.1	$1,399.6
Equipment rental	389.8	363.1
Other(a)	26.6	23.9

Total revenues	1,921.5	1,786.6

Expenses
Direct operating	1,114.3	1,070.1
Depreciation of revenue earning equipment(b)	467.8	407.3
Selling, general and administrative	200.4	162.2
Interest, net of interest income(c)	229.6	210.3

Total expenses	2,012.1	1,849.9

Loss before income taxes and minority interest	(90.6)	(63.3)
Benefit for taxes on income(d)	32.1	17.3
Minority interest	(4.1)	(3.2)

Net loss	$(62.6)	$(49.2)

Weighted average shares outstanding (in millions)(e)
Basic	320.6	229.5
Diluted	320.6	229.5
Loss per share(e)
Basic	$(0.20)	$(0.21)
Diluted	$(0.20)	$(0.21)
Other Financial Data
Cash flows from operating activities	$1,124.8	$1,205.0
EBITDA(f)	663.8	616.1
Corporate EBITDA(f)	238.0	198.7

	Historical
	Successor	Combined	Successor	Predecessor	Predecessor
			For the periods from
	Year Ended December 31, 2006	Year Ended December 31, 2005(g)	December 21, 2005 to December 31, 2005(g)	January 1, 2005 to December 20, 2005(g)	Year Ended December 31, 2004
	(Dollars in millions except per share data)
Statement of Operations Data
Revenues
Car rental	$6,273.6	$5,949.9	$129.4	$5,820.5	$5,430.8
Equipment rental	1,672.1	1,414.9	22.5	1,392.4	1,162.0
Other(a)	112.7	104.4	2.6	101.8	83.2

Total revenues	8,058.4	7,469.2	154.5	7,314.7	6,676.0

Expenses
Direct operating	4,476.0	4,189.3	103.0	4,086.3	3,734.4
Depreciation of revenue earning equipment(b)	1,757.2	1,599.7	43.8	1,555.9	1,463.3
Selling, general and administrative	723.9	638.5	15.1	623.4	591.3
Interest, net of interest income(c)	900.7	500.0	25.8	474.2	384.4

Total expenses	7,857.8	6,927.5	187.7	6,739.8	6,173.4

Income (loss) before income taxes and minority interest	200.6	541.7	(33.2)	574.9	502.6
(Provision) benefit for taxes on income(d)	(68.0)	(179.1)	12.2	(191.3)	(133.9)
Minority interest	(16.7)	(12.6)	(0.3)	(12.3)	(3.2)

Net income (loss)	$115.9	$350.0	$(21.3)	$371.3	$365.5

Weighted average shares outstanding (in millions)(e)
Basic	242.5	229.5	229.5	229.5	229.5
Diluted	243.4	229.5	229.5	229.5	229.5
Earnings (loss) per share(e)
Basic	0.48	$1.53	$(0.09)	$1.62	$1.59
Diluted	0.48	$1.53	$(0.09)	$1.62	$1.59
Other Financial Data
Cash flows from operating activities	2,614.6	$1,458.6	$(277.5)	$1,736.1	$2,251.4
EBITDA(f)	3,100.7	2,819.5	43.7	2,775.8	2,525.3
Corporate EBITDA(f)	1,378.7	1,141.3	(2.9)	1,144.2

	As of March 31, 2007	As of December 31, 2006
	(Dollars in millions)
Balance Sheet Data
Cash and equivalents	$476.9	$674.5
Total assets(h)	18,526.8	18,677.4
Total debt	11,756.9	12,276.2
Stockholders' equity(i)	2,482.8	2,534.6
	Historical
	Successor			Combined	Predecessor
	Three Months Ended, or as of March 31		Year Ended, or as of December 31,	Years Ended, or as of December 31,
	2007	2006	2006	2005	2004
Selected Car Rental Operating Data
Worldwide number of transactions (in thousands)	6,670	6,415	28,054	27,920	26,830
Domestic	5,073	4,917	20,990	21.081	20,227
International	1,597	1,498	7,064	6,839	6,603
Worldwide transaction days(j) (in thousands)	28,936	27,783	123,462	122,102	115,246
Domestic	20,846	20,195	85,931	86,116	81,262
International	8,090	7,588	37,531	35,986	33,984
Worldwide rental rate revenue per transaction day(k)	$44.72	$44.70	$43.15	$42.03	$41.92
Domestic	$44.39	$44.44	$43.86	$42.43	$41.85
International	$45.56	$45.40	$41.53	$41.10	$42.10
Worldwide average number of company-operated cars during period	423,400	402,700	432,600	433,500	409,800
Domestic	302,500	288,300	294,900	299,800	284,000
International	120,900	114,400	137,700	133,700	125,800
Adjusted pre-tax income(l) (in millions of dollars)	$36.9	$17.5
Worldwide revenue earning equipment, net (in millions of dollars)	$8,036.5	$8,177.4	$7,366.4	$7,399.5	$7,597.2
Selected Worldwide Equipment Rental Operating Data
Rental and rental related revenue(m) (in millions of dollars)	$348.0	$321.6	$1,462.6	$1,254.3	$1,032.5
Same store revenue growth(n)	4.8%	27.7%	16.8%	21.6%	13.3%
Average acquisition cost of rental equipment operated during period (in millions of dollars)	$3,092.1	$2,757.9	$3,018.3	$2,588.0	$2,305.7
Adjusted pre-tax income(l) (in millions of dollars)	$65.6	$53.3
Revenue earning equipment, net (in millions of dollars)	$2,422.4	$2,193.8	$2,439.1	$2,075.5	$1,525.7

(a)
Includes fees and certain cost reimbursements from our licensees and revenues from our car leasing operations and third-party claim management services.

(b)
For the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005, depreciation of revenue earning equipment was increased by $3.2 million, reduced by $8.7 million, $13.1 million, $1.2 million, and $33.8 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment. For the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005, and the year ended December 31, 2004, depreciation of revenue earning equipment includes a net loss of $5.1 million, net gains of $17.0 million, $35.9 million, $2.1 million, $68.3 million and $57.2 million, respectively, from the disposal of revenue earning equipment.

(c)
For the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, interest income was $12.1 million, $7.7 million, $42.6 million, $1.1 million, $36.1 million and $23.7 million, respectively.

(d)
For the three months ended March 31, 2007, includes a $12.5 million tax benefit relating to restructuring charges incurred. For the year ended December 31, 2006, we established valuation allowances of $9.8 million relating to the realization of deferred tax assets attributable to net operating losses and other temporary differences in certain European countries. Additionally, certain tax reserves were recorded for certain federal and state contingencies. The Predecessor period ended December 20, 2005 includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million (established in 2004) and favorable foreign tax adjustments of $5.3 million relating to periods prior to 2005, partly offset by a $31.3 million provision relating to the repatriation of foreign earnings. The year ended December 31, 2004 includes benefits of $46.6 million relating to net adjustments to federal and foreign tax accruals.

(e)
Amounts for the three months ended March 31, 2006, the Successor period ended December 31, 2005 and the Predecessor periods are computed based upon 229,500,000 shares of common stock outstanding immediately after the Acquisition applied to our historical net income (loss) amounts. Amounts for the three months ended March 31, 2007 and the year ended December 31, 2006 are computed based on the weighted average shares outstanding during the period applied to our historical net income (loss) amount.

(f)
We present EBITDA and Corporate EBITDA in this prospectus to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz's senior credit facilities. EBITDA, as used in this prospectus, is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term "EBITDA" as it is commonly used. Corporate EBITDA, as used in this prospectus, means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or writedown of assets not in the ordinary course of business; certain management fees paid to the Sponsors; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in our senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and, therefore, Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of our material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented in this prospectus is not, comparable to similarly titled measures reported by other companies.

The calculation of Pro forma Corporate EBITDA in the table below reflects historical financial data except for car rental fleet interest and non-cash amortization of debt costs for the Predecessor periods presented which have been calculated on a pro forma basis to give effect to our new capital structure as if the fleet financings associated with the Transactions had occurred on January 1, 2005. This calculation may not be representative of the calculation of Corporate EBITDA under our senior credit facilities for any period prior to December 31, 2006 because consolidated interest expense (as defined in the agreements governing our senior credit facilities), a component of Corporate EBITDA, is calculated on a transitional basis until such date. For periods prior to December 31, 2006, Corporate EBITDA under this transitional formula would have been higher than the amount shown in the table below. Accordingly, we believe that the presentation of this amount would be misleading to investors and have instead provided what we believe to be a more meaningful calculation of Corporate EBITDA.

Borrowings under our senior credit facilities are a key source of our liquidity. Our ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for our senior credit facilities. Our senior term loan facility requires us to maintain a specified consolidated leverage ratio and consolidated interest expense coverage ratio based on Corporate EBITDA, while our senior asset based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset based loan facility. These financial covenants became applicable to us beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for our senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of December 31, 2006, we performed the calculations associated with the above noted financial covenants and determined that we were in compliance with such financial covenants.

As of March 31, 2007, Hertz had an aggregate principal amount outstanding of $1,400.0 million and $300.0 million pursuant to its senior term loan facility and its senior asset based loan facility, respectively. For the three months ended March 31, 2007, Hertz was required under the senior term loan facility to have a consolidated leverage ratio of not more than 5.75:1 and a consolidated interest expense coverage ratio of not less than 1.75:1. In addition, under its senior asset based loan facility, if there is less than $200 million of available borrowing capacity under that facility as of March 31, 2007, Hertz is required to have a consolidated leverage ratio of not more than 5.75:1 and a consolidated fixed charge coverage ratio of not less than 1:1 for the four quarters then ended. Under the senior term loan facility, for the three months ended March 31, 2007, we had a consolidated leverage ratio of approximately 3.3:1 and a consolidated interest expense coverage ratio of approximately 3.2:1. Since we have maintained sufficient borrowing capacity under our senior asset based loan facility as of March 31, 2007, and expect to maintain such capacity in the future, the consolidated fixed charge coverage ratio was not deemed relevant for presentation. For further information on the terms of Hertz's senior credit facilities, see "Description of Certain Indebtedness—Senior Credit Facilities." We have a significant amount of debt. For a discussion of the risks associated with our significant leverage, see "Risk Factors—Risks Relating to Our Substantial Indebtedness."

For purposes of consistency, we have revised our calculation of Corporate EBITDA for 2005 and 2006 so that the identified extraordinary, unusual or non-recurring gains or losses are consistent with those used in the calculations of certain other non-GAAP measures. The following table reconciles historical net income (loss) (i) on an actual basis to Corporate EBITDA for the Successor three months ended March 31, 2007 and 2006 and year ended December 31, 2006, (ii) on a pro forma basis, as it relates to car rental fleet interest and non-cash amortization of debt costs, to Corporate EBITDA for the combined year ended December 31, 2005, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and (iii) to EBITDA for the Predecessor year ended December 31, 2004 (in millions of dollars):

					Successor	Predecessor
	Successor			Combined	From the Periods From
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Year ended December 31, 2006	Year ended December 31, 2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Net (loss) income(1)	$(62.6)	$(49.2)	$115.9	$350.0	$(21.3)	$371.3	$365.5
Depreciation and amortization(2)	528.9	472.3	2,016.1	1,790.4	51.4	1,739.0	1,641.5
Interest, net of interest income(1)(3)	229.6	210.3	900.7	500.0	25.8	474.2	384.4
(Benefit) provision for taxes on income	(32.1)	(17.3)	68.0	179.1	(12.2)	191.3	133.9

EBITDA	663.8	616.1	3,100.7	2,819.5	43.7	2,775.8	$2,525.3
Adjustments:
Car rental fleet interest(4)	(102.8)	(98.0)	(400.0)	(406.9)	(11.7)	(395.2)
Car rental fleet depreciation(5)	(395.9)	(345.6)	(1,479.6)	(1,381.5)	(37.4)	(1,344.1)
Non cash expenses and charges(6)	37.7	31.4	130.6	106.2	2.5	103.7
Extraordinary, unusual or non recurring gains or losses(7)	35.2	(6.0)	23.8	4.0	—	4.0
Sponsors' fees	—	0.8	3.2	—	—	—

Pro forma Corporate EBITDA(8)	$238.0	$198.7	$1,378.7	$1,141.3	$(2.9)	$1,144.2

  (1)
  For the three months ended March 31, 2007 and 2006, net loss includes corporate minority interest of $4.1 million and $3.2 million, respectively. For the year ended December 31, 2006, includes corporate audit fees of $0.1 million and $40.0 million ($26.0 million net of tax) of interest expense attributable to Hertz Holdings. For the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, includes corporate minority interest of $16.7 million, $0.3 million, $12.3 million and $3.2 million, respectively.

  (2)
  For the three months ended March 31, 2007 and 2006, depreciation and amortization was $437.4 million and $391.5 million, respectively, in our car rental segment and $89.9 million and $79.4 million, respectively, in our equipment rental segment. For the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, depreciation and amortization was $1,659.8 million, $42.6 million, $1,485.9 million and $1,365.3 million, respectively, in our car rental segment and $350.3 million, $8.6 million, $248.2 million and $271.4 million, respectively, in our equipment rental segment.

  (3)
  For the three months ended March 31, 2007 and 2006, interest, net of interest income, was $105.4 million and $104.0 million, respectively, in our car rental segment and $35.0 million and $31.4 million, respectively, in our equipment rental segment. For the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, interest, net of interest income was $424.1 million, $15.8 million, $349.2 million and $305.0 million, respectively, in our car rental segment and $140.0 million, $3.4 million, $86.4 million and $72.0 million, respectively, in our equipment rental segment.

  (4)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for certain car rental fleet related interest. For the Predecessor period presented, car rental fleet interest has been calculated on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005. For the Successor periods presented, car rental fleet interest is based on actual results.

  (5)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for car rental fleet depreciation. For all periods presented, car rental fleet depreciation does not vary from the historical amounts.

  (6)
  For the three months ended March 31, 2007 and 2006, non-cash expenses and charges were $27.0 million and $23.7 million, respectively, in our car rental segment and $1.2 million and $1.2 million, respectively, in our equipment rental segment. For the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005, non-cash expenses and charges were $73.0 million, $2.5 million and $92.4 million, respectively, in our car rental segment and $(0.4) million, $0.0 million and $1.0 million, respectively, in our equipment rental segment.

  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges. For the Predecessor period ended December 20, 2005, non-cash amortization of debt costs included in car rental fleet interest has been calculated on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005. For the Successor periods presented, non-cash amortization of debt costs included in car rental fleet interest is based on actual results.

  The adjustments reflect the following (in millions of dollars):

	Successor			Combined	Successor	Predecessor
					For the Periods From
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
			Year ended December 31, 2006	Year ended December 31, 2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005
Corporate non-cash stock-based employee compensation charges	$6.1	$—	$27.2	$10.5	$—	$10.5
Corporate non-cash charges for public liability and property damage	1.8	—	—	—	—	—
Corporate unrealized losses on currency translation of Euro-denominated debt	—	6.5	19.2	—	—	—
Non-cash amortization of debt costs included in car rental fleet interest	25.7	21.5	71.6	83.2	2.5	80.7
Non-cash charges for workers' compensation	2.5	3.4	1.0	12.5	—	12.5
Corporate non-cash charges for pension	1.3	—	9.1	—	—	—
Corporate unrealized loss on derivatives	0.3	—	2.5	—	—	—

Total	$37.7	$31.4	$130.6	$106.2	$2.5	$103.7

  (7)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits. The adjustments reflect the following (in millions of dollars):

	Successor			Combined	Successor	Predecessor
					For the Periods From
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
			Year ended December 31, 2006	Year ended December 31, 2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005
European headquarters relocation costs	$—	$—	$—	$4.0	$—	$4.0
Restructuring charges	32.6	—	—	—	—	—
Corporate Chief Executive Officer transition costs	2.6	0.6	9.8	—	—	—
Corporate Sponsor fee termination costs	—	—	15.0	—	—	—
Gain on sale of swap derivative	—	(6.6)	(1.0)	—	—	—

Total	$35.2	$(6.0)	$23.8	$4.0	$—	$4.0

  (8)
  For the Predecessor period presented, car rental fleet interest has been presented on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005. For the Successor periods presented, car rental fleet interest is based on actual results.

  The following table reconciles historical net cash provided by (used in) operating activities to EBITDA for the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the combined year ended December 31, 2005, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, respectively (in millions of dollars):

	Successor			Combined	Successor	Predecessor
					For the Periods From
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
			Year ended December 31, 2006	Year ended December 31, 2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Net cash provided by (used in) operating activities	$1,124.8	$1,205.0	$2,614.6	$1,458.6	$(277.5)	$1,736.1	$2,251.4
Stock-based employee compensation	(6.1)	—	(27.2)	(10.5)	—	(10.5)	(5.6)
Provision for public liability and property damage	(47.0)	(45.8)	(169.1)	(160.0)	(1.9)	(158.1)	(153.1)
Amortization of debt costs and debt modification costs	(35.6)	(29.2)	(105.0)	(9.1)	(1.8)	(7.3)	(7.5)
Provision for losses on doubtful accounts	(2.9)	(4.6)	(17.1)	(11.9)	(0.5)	(11.4)	(14.1)
Loss on revaluation of foreign denominated debt	—	(6.5)	(19.2)	2.8	2.8	—	—
(Loss) gain on ineffectiveness of interest rate swaps	(12.8)	1.0	1.0	—	—	—	—
Minority interest	(4.1)	(3.2)	(16.7)	(12.6)	(0.3)	(12.3)	(3.2)
Deferred taxes on income	24.2	(0.6)	(30.4)	423.7	12.2	411.5	(129.6)
Payments of public liability and property damage claims and expenses	45.2	44.0	192.5	163.8	7.9	155.9	178.7
(Benefit) provision for taxes on income	(32.1)	(17.3)	68.0	179.1	(12.2)	191.3	133.9
Interest expense, net of interest income	229.6	210.3	900.7	500.0	25.8	474.2	384.4
Net changes in assets and liabilities	(619.4)	(737.0)	(291.4)	295.6	289.2	6.4	(110.0)

EBITDA	$663.8	$616.1	$3,100.7	$2,819.5	$43.7	$2,775.8	$2,525.3

(g)
A split presentation of an annual period is required under accounting principles generally accepted in the United States of America, or "GAAP," when a change in accounting basis occurs. Consequently, the combined presentation for 2005 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. This results in a higher cost basis associated with the allocation of the purchase price, which affects post-acquisition period results and period-to-period comparisons. We believe presenting only the separate Predecessor and Successor periods for the year ended December 31, 2005 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 11-day Successor period does not materially affect the comparison of the annual periods and, accordingly, we have also presented our results of operations for the year ended December 31, 2005 (combined). For a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(h)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders under our senior asset-based loan facility, our asset backed securities program, our international fleet financing facilities, the fleet financing facility relating to our car rental fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands or our temporary lending facility entered into by Hertz Belgium BVBA and Hertz Luxembourg SA. Substantially all our other assets in the United States are also subject to liens in favor of our lenders under our senior credit facilities, and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders under our international fleet financing facilities or (in the case of our Canadian HERC business) our senior asset-based loan facility. None of such assets are available to satisfy the claims of our general creditors. For a description of those facilities, see "Description of Certain Indebtedness."

(i)
Includes equity contributions totaling $2,295 million to Hertz Holdings from investment funds associated with or designated by the Sponsors on or prior to December 21, 2005, net proceeds from the sale of stock to employees and the initial public offering of approximately $1,284.5 million and the payment of special cash dividends to our stockholders of approximately $999.2 million on June 30, 2006 and approximately $260.3 million on November 21, 2006.

(j)
Transaction days represents the total number of days that vehicles were on rent in a given period.

(k)
Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units and certain ancillary revenue. Rental rate revenue per transaction day, or "RPD," is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to management as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control. The following table reconciles our car rental revenue to our rental rate revenue and rental rate revenue per transaction day (the three months ended March 31, 2007 and 2006 are based on December 31, 2006 foreign exchange rates) (in millions of dollars, except as noted):

	Successor			Combined	Predecessor
	Three Months Ended March 31, 2007		Year Ended December 31,
	2007	2006	2006	2005	2004
Car rental revenue per statement of operations	$1,505.1	$1,399.6	$6,273.6	$5,949.9	$5,430.8
Non-rental rate revenue	(211.4)	(189.1)	(836.8)	(758.2)	(561.4)
Foreign currency adjustment	0.4	31.4	(109.5)	(59.2)	(37.8)

Rental rate revenue	$1,294.1	$1,241.9	$5,327.3	$5,132.5	$4,831.6

Transaction days (in thousands)	28,936	27,783	123,462	122,102	115,246
Rental rate revenue per transaction day (RPD) (in whole dollars)	$44.72	$44.70	$43.15	$42.03	$41.92
(l)
On January 1, 2007, we changed our measure of segment profitability from income (loss) before income taxes and minority interest to adjusted pre-tax income (loss) because we believe this measure better reflects the financial results from ongoing operations. Adjusted pre-tax income (loss) is calculated as income (loss) before income taxes and minority interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts, unrealized transaction gain (loss) on Euro denominated debt and certain one-time charges and non-operational items. The following table reconciles income (loss) before income taxes and minority interest by segment to adjusted pre-tax income (loss) for the three months ended March 31, 2007 and 2006 (in millions of dollars):

	Three Months Ended March 31, 2007
	Car Rental	Equipment Rental	Corporate and Other
(Loss) income before income taxes and minority interest	$(16.8)	$46.0	$(119.8)
Adjustments:
Purchase accounting(1)	7.7	15.0	0.4
Non-cash debt charges(2)	26.3	2.8	19.3
Restructuring charges	19.7	1.8	11.1
Chief Executive Officer transition costs	—	—	2.6

Adjusted pre-tax income (loss)	$36.9	$65.6	$(86.4)

	Three Months Ended March 31, 2006
	Car Rental	Equipment Rental	Corporate and Other
(Loss) income before income taxes and minority interest	$(11.1)	$34.5	$(86.7)
Adjustments:
Purchase accounting(1)	6.5	14.9	0.6
Non-cash debt charges(2)	22.1	3.9	3.2
Mark-to-market Euro denominated debt(3)	—	—	6.5
Gain on sale of swap derivative(4)	—	—	(6.6)
Chief Executive Officer transition costs	—	—	0.6

Adjusted pre-tax income (loss)	$17.5	$53.3	$(82.4)

    (1)
    Includes the purchase accounting effects of the Acquisition on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers' compensation and public liability and property damages liabilities.

    (2)
    Non-cash debt charges represent the amortization of deferred financing costs and debt discount. In 2007, also includes $16.1 million associated with the debt modification and $12.8 million associated with the ineffectiveness of the HVF swaps.

    (3)
    Represents unrealized losses on currency translation of Euro denominated debt.

    (4)
    During the three months ended December 31, 2006, an adjustment of $5.6 million was recorded to reduce this gain to $1.0 million. See Note 12 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(m)
Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

The following table reconciles our equipment rental revenue to our equipment rental and rental related revenue (the three months ended March 31, 2007 and 2006 are based on December 31, 2006 foreign exchange rates) (in millions of dollars):

	Successor			Combined	Predecessor
	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in millions)
Equipment rental revenue per statement of operations	$389.8	$363.0	$1,672.1	$1,414.9	$1,162.0
Equipment sales and other revenue	(41.7)	(44.1)	(193.6)	(158.8)	(134.2)
Foreign currency adjustment	(0.1)	2.7	(15.9)	(1.8)	4.7

Rental and rental related revenue	$348.0	$321.6	$1,462.6	$1,254.3	$1,032.5

(n)
Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

RISK FACTORS

        Our business is subject to a number of important risks and uncertainties, some of which are described below. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in our common stock.

Risks Related to Our Business

An economic downturn could result in a decline in business and leisure travel and non-residential capital investment, which could harm our business.

        Our results of operations are affected by many economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets may have a material adverse effect on our business. In the car rental business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of car rental transactions. In the equipment rental business, a decline in economic activity typically results in a decline in activity in non-residential construction and other businesses in which our equipment rental customers operate and, therefore, results in a decline in the volume of equipment rental transactions. In the case of a decline in car or equipment rental activity, we may reduce rental rates to meet competitive pressures, which could have a material adverse effect on our results of operations. A decline in economic activity also may have a material adverse effect on residual values realized on the disposition of our revenue earning cars and/or equipment.

We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations.

        The markets in which we operate are highly competitive. See "Business—Worldwide Car Rental—Competition" and "Business—Equipment Rental—Competition." We believe that price is one of the primary competitive factors in the car and equipment rental markets. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match competitors' downward pricing, it could have a material adverse impact on our results of operations. To the extent that we do not match or remain within a reasonable competitive distance from our competitors' pricing, it could also have a material adverse impact on our results of operations, as we may lose rental volume. The Internet has increased pricing transparency among car rental companies by enabling cost-conscious customers, including business travelers, to more easily obtain the lowest rates available from car rental companies for any given trip. This transparency may increase the prevalence and intensity of price competition in the future.

Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business.

        We estimate that approximately 72% of our worldwide car rental revenues during the twelve months ended March 31, 2007 were generated at our airport rental locations. Significant capacity reductions or airfare increases (e.g., due to an increase in fuel costs) could result in reduced air travel and have a material adverse effect on our results of operations. In addition, any event that disrupts or reduces business or leisure air travel could have a material adverse effect on our results of operations. In particular, many U.S. airlines have experienced economic distress in recent years. Any further deterioration in the economic condition of U.S. and international airlines could exacerbate reductions in air travel. Other events that impact air travel could include work stoppages, military conflicts, terrorist incidents, natural disasters, epidemic diseases, or the response of governments to any of these events. For example, shortly before the September 11, 2001 terrorist attacks, we estimated that we would earn a pre-tax profit of approximately $250 million in 2001; by contrast, our actual pre-tax profit for 2001 was only approximately $3 million, and we continued to feel the adverse effects of the attacks well into the following year. On a smaller scale, the 2003 outbreak of Severe Acute Respiratory Syndrome, or "SARS," in the Toronto, Canada area and parts of Asia, significantly reduced our 2003 results of operations in Canada.

Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.

        Certain significant components of our expenses, including real estate taxes, rent, utilities, maintenance and other facility-related expenses, the costs of operating our information systems and minimum staffing costs, are fixed in the short-run. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher and lower profitability in periods when our revenues are lower. The second and third quarters of the year have historically been our strongest quarters due to their increased levels of leisure travel and construction activity. In 2006, the second and third quarters accounted for approximately 25% and 28% of total revenues and 29% and 82% of income before income taxes and minority interest, respectively. Any occurrence that disrupts rental activity during the second or third quarters could have a disproportionately material adverse effect on our liquidity and/or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We may not be successful in our business strategy to expand into the off-airport rental market, including marketing to replacement renters and insurance companies that reimburse or pay for such rentals.

        We have been increasing our presence in the off-airport car rental market in the United States. We currently intend to pursue profitable growth opportunities in the off-airport market. We may do this through a combination of selected new location openings, a disciplined evaluation of existing locations and the pursuit of same-store sales growth. In order to increase revenues at our existing and any new off-airport locations, we will need to successfully market to insurance companies and other companies that provide rental referrals to those needing cars while their vehicles are being repaired or are temporarily unavailable for other reasons, as well as to the renters themselves. This could involve a significant number of additional off-airport locations or strategic changes with respect to our existing locations. We incur minimal non-fleet costs in opening our new off-airport locations, but new off-airport locations, once opened, take time to generate their full potential revenues. As a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation. See "Business—Worldwide Car Rental—Operations." The results of this strategy and the success of our implementation of this strategy will not be known for a number of years. If we are unable to grow profitably in our off-airport network, properly react to changes in market conditions or successfully market to replacement renters and the insurance companies covering the cost of their rentals, our financial condition, results of operations and cash flows could be materially adversely affected.

We face risks of increased costs of cars and of decreased profitability, including as a result of limited supplies of competitively priced cars.

        We believe we are one of the largest private sector purchasers of new cars in the world for our rental fleet, and during the twelve months ended March 31, 2007, our approximate average holding period for a rental car was ten months in the United States and nine months in our international car rental operations. In recent years, the average cost of new cars has increased. In the United States, increases of approximately 17% in monthly per-car depreciation costs for 2006 model year program cars began to adversely affect our results of operations in the fourth quarter of 2005, as those cars began to enter our fleet. On a comparable basis, we expect 2007 model year program vehicle depreciation costs to rise approximately 20% and per-car depreciation costs for 2007 model year U.S. risk cars to decline slightly. As a consequence of those changes in per-car costs, as well as the larger proportion of our U.S. fleet we expect to purchase as risk cars and other actions we expect to take to mitigate program car cost increases, we expect our net per-car depreciation costs for 2007 model year cars in the United States will increase by approximately 4% from our net per-car depreciation costs for 2006 model year U.S. cars. We began to experience the impact of those cost changes and mitigation actions in the fourth quarter of 2006, as substantial numbers of 2007 model year cars began to enter our U.S. rental fleet. We may not be able to offset these car cost increases to a degree sufficient to maintain our profitability.

        Historically, we have purchased more of the cars we rent from Ford than from any other automobile manufacturer. Over the five years ended December 31, 2006, approximately 47% of the cars acquired by us for our U.S. car rental fleet, and approximately 32% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During the twelve months ended March 31, 2007, approximately 33% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 29% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer during that period. Under our Master Supply and Advertising Agreement with Ford, Ford has agreed to develop fleet offerings in the United States that are generally competitive with terms and conditions of similar offerings by other automobile manufacturers. The Master Supply and Advertising Agreement expires in 2010. "Business—Worldwide Car Rental—Relationship with Ford—Ford Supply and Advertising Arrangements." We cannot assure you that we will be able to extend the Master Supply and Advertising Agreement beyond its current term or enter into similar agreements at reasonable terms. In the future, we expect to buy a smaller proportion of our car rental fleet from Ford than we have in the past. If Ford does not offer us competitive terms and conditions, and we are not able to purchase sufficient quantities of cars from other automobile manufacturers on competitive terms and conditions, then we may be forced to purchase cars at higher prices, or on terms less competitive, than for cars purchased by our competitors. Historically, we have also purchased a significant percentage of our car rental fleet from General Motors Corporation, or "General Motors." Over the five years ended December 31, 2006, approximately 19% of the cars acquired by us for our U.S. car rental fleet, and approximately 15% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the twelve months ended March 31, 2007, approximately 20% of the cars acquired by our U.S. car rental fleet, and approximately 14% of the cars acquired by us for our international fleet, were manufactured by General Motors.

        To date we have not entered into any long-term car supply arrangements with manufacturers other than Ford. In addition, certain car manufacturers, including Ford, have adopted strategies to de-emphasize sales to the car rental industry which they view as less profitable due to historical sales incentive and other discount programs that tended to lower the average cost of cars for fleet purchasers such as us. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. We cannot offer assurance that we will be able to pass on increased costs of cars or equipment to our rental customers. Failure to pass on significant cost increases to our customers would have a material adverse impact on our results of operations and financial condition.

We face risks related to decreased acquisition or disposition of cars through repurchase and guaranteed depreciation programs.

        For the twelve months ended March 31, 2007, approximately 57% of the cars purchased in our combined U.S. and international car rental fleet were subject to repurchase by car manufacturers under contractual repurchase or guaranteed depreciation programs. Under these programs, car manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during a specified time period, typically subject to certain car condition and mileage requirements. These repurchase and guaranteed depreciation programs limit the risk to us that the market value of a car at the time of its disposition will be less than its estimated residual value at such time. We refer to this risk as "residual risk." For this reason, cars purchased by car rental companies under repurchase and guaranteed depreciation programs are sometimes referred to by industry participants as "program" cars. Conversely, those cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk are sometimes referred to as "risk" cars.

        Repurchase and guaranteed depreciation programs enable us to determine our depreciation expense in advance. This predictability is useful to us, since depreciation is a significant cost factor in our operations. Repurchase and guaranteed depreciation programs are also useful in managing our seasonal peak demand for fleet, because some of them permit us to acquire cars and dispose of them after relatively short periods of time. A trade-off we face when we purchase program cars is that we typically pay the manufacturer of a program car more than we would pay to buy the same car as a risk car. Program cars thus involve a larger initial investment than their risk counterparts. If a program car is damaged or otherwise becomes ineligible for return or sale under the relevant program, our loss upon the disposition of the car will be larger than if the car had been a risk car, because our initial investment in the car was larger.

        We expect the percentage of our car rental fleet subject to repurchase or guaranteed depreciation programs to decrease substantially due primarily to changes in the terms offered by automobile manufacturers under repurchase programs. Accordingly, we expect to bear increased risk relating to the residual market value and the related depreciation on our car rental fleet and to use different rotational techniques to accommodate our seasonal peak demand for cars.

        Repurchase and guaranteed depreciation programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally expected without risk of loss in the event of an economic downturn or to respond to changes in rental demand. This flexibility will be reduced as the percentage of program cars in our car rental fleet decreases materially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" and "Business—Worldwide Car Rental—Fleet."

        In the future, car manufacturers could modify or eliminate their repurchase or guaranteed depreciation programs or change their return policies (which include condition, mileage and holding period requirements for returned cars) from one program year to another to make it disadvantageous to acquire certain cars. Any such modification or elimination would increase our exposure to the risks described in the preceding paragraphs. In addition, because we obtain a substantial portion of our financing in reliance on repurchase and guaranteed depreciation programs, the modification or elimination of those programs, or the associated return policies, by manufacturers or significant adverse changes in the financial condition of manufacturers could make needed vehicle-related debt financing significantly more difficult to obtain on reasonable terms. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

We could be harmed by a decline in the results of operations or financial condition of the manufacturers of our cars, particularly if they are unable, or reject their obligations, to repurchase program cars from us or to guarantee the depreciation of program cars.

        In the past several years, Ford and General Motors, which are the principal suppliers of cars to us on both a program and risk basis, have experienced deterioration in their operating results and significant declines in their credit ratings. A severe or persistent decline in the results of operations or financial condition of a manufacturer of cars that we own could reduce the cars' residual values, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of its models or nameplates or ceased manufacturing them altogether. Such a reduction could cause us to sustain a loss on the ultimate sale of risk cars, on which we bear the risk of such declines in residual value, or require us to depreciate those cars on a more rapid basis while we own them.

        In addition, if a decline in results or conditions were so severe as to cause a manufacturer to default on an obligation to repurchase or guarantee the depreciation of program cars we own, or to cause a manufacturer to commence bankruptcy reorganization proceedings, and reject its repurchase or guaranteed depreciation obligations, we would have to dispose of those program cars without the benefits of the associated programs. This could significantly increase our expenses. In addition, disposing of program cars following a manufacturer default or rejection of the program in bankruptcy could result in losses similar to those associated with the disposition of cars that have become ineligible for return or sale under the applicable program. Such losses could be material if a large number of program cars were affected. For example, we estimate that if Ford Motor Company, but not its subsidiaries, were to file for bankruptcy reorganization and reject all its commitments to repurchase program cars from us, we would sustain material losses, which could be as high as over $100 million, upon disposition of those cars. A reduction in the number of program cars that we buy would reduce the magnitude of this exposure, but it would simultaneously increase our exposure to residual value risk. See "—We face risks related to decreased acquisition or disposition of cars through repurchase and guaranteed depreciation programs."

        Any default or reorganization of a manufacturer that has sold us program cars might also leave us with a substantial unpaid claim against the manufacturer with respect to program cars that were sold and returned to the car manufacturer but not paid for, or that were sold for less than their agreed repurchase price or guaranteed value. For the twelve months ended March 31, 2007, outstanding month-end receivables for cars sold to manufacturers were as much as $805 million, with the highest amount for a single manufacturer being $204 million owed by Ford. A decline in the economic and business prospects of car manufacturers, including any economic distress impacting the suppliers of car components to manufacturers, could also cause manufacturers to raise the prices we pay for cars or reduce their supply to us. In addition, events negatively affecting the car manufacturers could affect how much we may borrow under our asset-backed financing. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

We may not be successful in implementing our strategy of reducing operating costs and our cost reduction initiatives may have other adverse consequences.

        We are implementing initiatives to reduce our operating expenses. These initiatives include headcount reductions and business process outsourcing, as well as other expense controls. We cannot assure you that we will be able to implement our cost reduction initiatives successfully, or at all. In the three months ended March 31, 2007, we incurred $32.6 million of costs relating to our cost reduction initiatives, and we anticipate incurring further expenses throughout the year, some of which may be material in the period in which they are incurred.

        Even if we are successful in our cost reduction initiatives, we may face other risks associated with our plans, including declines in employee morale, the level of customer service we provide or the effectiveness of our internal controls. In addition, investors or securities analysts who cover the common stock of Hertz Holdings may not agree with us that these changes are beneficial, and our stock price may decline as a result. Any of these risks could materialize and therefore may have a material adverse impact on our results of operations, financial condition and cash flows.

Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control.

        We rely significantly on asset backed financing to purchase cars for our domestic and international car rental fleets. In connection with the Acquisition, a bankruptcy remote special purpose entity wholly owned by us issued approximately $4,300 million of new debt (plus an additional $1,500 million in the form of variable funding notes issued but not funded at the closing of the Acquisition) backed by our U.S. car rental fleet under our U.S. asset backed securities program, or our "ABS Program." In addition, we issued $600 million of medium term notes backed by our U.S. car rental fleet prior to the Acquisition, or the "pre-Acquisition ABS Notes," all of which remain outstanding. As part of the Acquisition, various of our non-U.S. subsidiaries and certain special purpose entities issued approximately $1,781 million of debt under loan facilities secured by rental vehicles and related assets of certain of our subsidiaries (all of which are organized outside the United States) or by rental equipment and related assets of certain of our subsidiaries organized outside North America, as well as (subject to certain limited exceptions) substantially all our other assets outside North America. The asset backed debt issued in connection with the Transactions has expected final payment dates ranging from 2008 to 2010 and the pre-Acquisition ABS Notes have expected final payment dates ranging from 2007 to 2009. Based upon these repayment dates, this debt will need to be refinanced within the next three years. Consequently, if our access to asset backed financing were reduced or were to become significantly more expensive for any reason, we cannot assure you that we would be able to refinance or replace our existing asset backed financing or continue to finance new car acquisitions through asset backed financing on favorable terms, or at all. Our asset backed financing capacity could be decreased, or financing costs and interest rates could be increased, as a result of risks and contingencies, many of which are beyond our control, including, without limitation:

  •
  rating agencies that provide credit ratings for our asset backed indebtedness, third party credit enhancers that insure our asset backed indebtedness or other third parties requiring changes in the terms and structure of our asset backed financing, including increased credit enhancement (i) in connection with the incurrence of additional or refinancing of existing asset backed debt, (ii) upon the occurrence of external events, such as changes in general economic and market conditions or further deterioration in the credit ratings of our principal car manufacturers, including Ford and General Motors, or (iii) or otherwise;

  •
  the terms and availability of third party credit enhancement at the time of the incurrence of additional or refinancing of existing asset backed debt;

  •
  the insolvency or deterioration of the financial condition of one or more of the third party credit enhancers that insure our asset backed indebtedness;

  •
  the occurrence of certain events that, under the agreements governing our asset backed financing, could result, among other things, in (i) an amortization event pursuant to which payments of principal and interest on the affected series of asset backed notes may be accelerated, or (ii) a liquidation event of default pursuant to which the trustee or holders of asset backed notes would be permitted to require the sale of fleet vehicles or equipment that collateralize the asset backed financing; or

  •
  changes in law that negatively impact our asset backed financing structure.

        Any disruption in our ability to refinance or replace our existing asset backed financing or to continue to finance new car acquisitions through asset backed financing, or any negative development in the terms of the asset backed financing available to us, could cause our cost of financing to increase significantly and have a material adverse effect on our financial condition and results of operations. The assets that collateralize our asset backed financing will not be available to satisfy the claims of our general creditors.

        The terms of our senior credit facilities permit us to finance or refinance new car acquisitions through other means, including secured financing that is not limited to the assets of special purpose entity subsidiaries. We may seek in the future to finance or refinance new car acquisitions, including cars excluded from the ABS Program, through such other means. No assurances can be given, however, as to whether such financing will be available, or as to whether the terms of such financing will be comparable to the debt issued under the ABS Program.

        Most of our asset-backed debt outside the United States was issued under an interim facility which provided for increased margins if the debt was not refinanced by March 21, 2007. We are in the process of negotiating new financing facilities to enable us to refinance this debt. However, we cannot assure you that these efforts will be successful or, if they are successful, that the new facilities will enable us to finance our operations at rates which are as favorable to us as those of the existing facility. On March 21, 2007, the existing facility was amended and restated to, among other things, modify the provisions which provide for increased margins. The effect of these changes will be to reduce or eliminate the adverse consequences of these provisions to us for an interim period that will end on December 21, 2007 in order to give us additional time to refinance the interim facility. As a result of the changes, there was no increase in margins on March 21, 2007. The extent of the relief that we will receive during the remainder of the interim period will depend upon our ability to achieve certain interim goals during that period. We cannot assure you that we will be successful in achieving these interim goals.

Fluctuations in fuel costs or reduced supplies could harm our business.

        We could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe or protracted disruption of fuel supplies or significant increases in fuel prices could have a material adverse effect on our financial condition and results of operations, either by directly interfering with our normal activities or by disrupting the air travel on which a significant portion of our car rental business relies. See "—Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business."

Manufacturer safety recalls could create risks to our business.

        Our cars may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve cars from renters or to decline to re-rent returned cars until we can arrange for the steps described in the recalls to be taken. If a large number of cars are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to re-rent recalled cars for a significant period of time. We could also face liability claims if recalls affect cars that we have already sold. Depending on the severity of the recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the cars involved and harm our general reputation.

We face risks arising from our heavy reliance on communications networks and centralized information systems.

        We rely heavily on information systems to accept reservations, process rental and sales transactions, manage our fleets of cars and equipment, account for our activities and otherwise conduct our business. We have centralized our information systems in two redundant facilities in Oklahoma City, Oklahoma, and we rely on communications service providers to link our systems with the business locations these systems serve. A simultaneous loss of both facilities, or a major disruption of communications between the systems and the locations they serve, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. Our systems back-up plans, business continuity plans and insurance programs are designed to mitigate such a risk, not to eliminate it. In addition, because our systems contain information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.

The concentration of our reservations, accounting and information technology functions at a limited number of facilities in Oklahoma, Alabama and Ireland creates risks for us.

        We have concentrated our reservations functions for the United States in two facilities, one in Oklahoma City, Oklahoma, and one in Saraland (Mobile County), Alabama, and we have concentrated our accounting functions for the United States in two facilities in Oklahoma City. Similarly, we have concentrated reservations and accounting functions for our European operations in a single facility near Dublin, Ireland. In addition, our major information systems are centralized in two of our facilities in Oklahoma City. A disruption of normal business at any of our principal facilities in Oklahoma City, Saraland or Dublin, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities. Our systems designs, business continuity plans and insurance programs are designed to mitigate those risks, not to eliminate them, and this is particularly true with respect to events of broad geographic impact.

Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations.

        A number of entities, including some of our competitors, have sought, or may in the future obtain, patents and other intellectual property rights that cover or affect software products and other components of information systems that we rely on to operate our business. For example, Enterprise Rent-A-Car Company, or "Enterprise," has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied. One of the patent applications has received a notice of allowance and we expect that Enterprise will be issued a patent pursuant to that application in the near future.

        Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. If a court determines that one or more of the software products or other components of information systems we use infringe on intellectual property owned by others or we agree to settle such a dispute, we may be liable for money damages. In addition, we may be required to cease using those products and components unless we obtain licenses from the owners of the intellectual property, redesign those products and components in such a way as to avoid infringement or cease altogether the use of those products and components. Each of these alternatives could increase our expenses materially or impact the marketability of our services. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business. In addition, a third-party intellectual property owner might not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially affect our competitive position and our results of operations. For example, if Enterprise obtains the patent referred to above and after that were to pursue and prevail on claims of infringement similar to those it has previously asserted, it could have a material adverse effect on our insurance replacement business and, in turn, our off-airport business. We have already commenced litigation against Enterprise with respect to claims it has made to third parties regarding the patent rights referred to above. See "Business—Legal Proceedings."

The misuse or theft of information we possess could harm our reputation or competitive position, adversely affect the price at which shares of our common stock trade or give rise to material liabilities.

        We possess non-public information with respect to millions of individuals, including our customers and our current and former employees, and thousands of businesses, as well as non-public information with respect to our own affairs. The misuse or theft of that information by either our employees or third parties (such as the previously reported incident occurring in October 2006, when we were advised that personal information relating to a large number of our employees had been found on the home computer of one of our former employees) could result in material damage to our brand, reputation or competitive position or materially affect the price at which shares of our common stock trade. In addition, depending on the type of information involved, the nature of our relationship with the person or entity to which the information relates, the cause and the jurisdiction whose laws are applicable, that misuse or theft of information could result in governmental investigations or material civil or criminal liability. The laws that would be applicable to such a failure are rapidly evolving and becoming more burdensome. See "—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

        We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions which may be significant. Any future acquisition would involve numerous risks including, without limitation:

  •
  potential disruption of our ongoing business and distraction of management;

  •
  difficulty integrating the acquired business; and

  •
  exposure to unknown liabilities, including litigation against the companies we may acquire.

        If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

We face risks related to changes in our ownership.

        A substantial number of our airport concession agreements, as well as certain of our other agreements with third parties, require the consent of the airports' operators or other parties in connection with any change in ownership of us. Changes in ownership of us could also require the approval of other governmental authorities (including insurance regulators, regulators of our retail used car sales activities and antitrust regulators), and we cannot offer assurance that those approvals would be obtained on terms acceptable to us. If our owners were to proceed to change their ownership of us without obtaining necessary approvals, or if significant conditions on our operations were imposed in connection with obtaining such approvals, our ability to conduct our business could be impaired, resulting in a material adverse effect on our results of operations and financial condition.

We face risks related to liabilities and insurance.

        Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the cars and equipment rented or sold by us and for workers' compensation claims and other employment-related claims by our employees. Currently, we generally self-insure up to $10 million per occurrence in the United States and Europe for vehicle and general liability exposures and maintain insurance with unaffiliated carriers in excess of such levels up to $100 million per occurrence, or in the case of equipment rental in Europe and international operations outside of Europe, in such lower amounts as we deem adequate given the risks. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of our historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all. See "Business—Risk Management" and "Business—Legal Proceedings."

We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate.

        We participate in various "multiemployer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one or more of these plans, then applicable law could require us to make an additional lump-sum contribution to those plans, and we would have to reflect that on our balance sheet and statement of operations. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multiemployer plans, including ones in which we participate, are reported to have significantly underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

We have received an informal request from the SEC to provide information about car rental services that we provide to our independent registered public accounting firm in the ordinary course of business.

        In July 2005, the Division of Enforcement of the SEC informed us that it was conducting an informal inquiry and asked Hertz to voluntarily provide documents and information related to car rental services that we provide to our independent registered public accounting firm PricewaterhouseCoopers LLP, or "PwC." The SEC noted in its letter that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as a reflection upon any person, entity or security. We cooperated with the SEC by providing it with certain requested information in July and September 2005. Since then, we have received no further requests from the SEC with respect to this informal inquiry, but neither have we been advised that it has been closed.

        After learning of this informal inquiry, our audit committee and representatives of PwC discussed PwC's independence with respect to us. PwC reconfirmed that it has been and remains independent with respect to us. In making this determination, PwC considered, among other things, its belief that PwC's arrangements with us represent arm's-length transactions that were negotiated in the normal course of business, and, therefore, that the commercial relationship does not impair PwC's independence with respect to us. If the SEC were to take a different view and it were ultimately determined that PwC was not independent with respect to us for certain periods, our filings with the SEC which contain our consolidated financial statements for such periods would be non-compliant with applicable securities laws. A determination that PwC was not independent with respect to us could, among other things, cause us to be in violation of, or in default under, the instruments governing our indebtedness and airport concession agreements, limit our access to capital markets and result in regulatory sanctions. Also, in the event of such a determination, we may be required to have independent audits conducted on our previously audited financial statements by another independent registered public accounting firm for the affected periods. The time involved to conduct such independent audits may make it more difficult to obtain capital on favorable terms, or at all, pending the completion of such audits. Any of the foregoing could have a material adverse effect on our results of operations, liquidity and financial condition, the trading prices of our securities and the continued eligibility for listing of our common stock on The New York Stock Exchange, or "NYSE."

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could adversely affect our financial position, results of operations or cash flows.

        We are regulated by federal, state, local and foreign environmental laws and regulations in connection with our operations, including, among other things, with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We have established a compliance program for our tanks that is intended to ensure that the tanks are properly registered with the state or other jurisdiction in which the tanks are located and have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements. However, we cannot assure you that these tank systems will at all times remain free from undetected leaks or that the use of these tanks will not result in significant spills.

        We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the cleanup of contamination at or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. We cannot assure you that compliance with existing or future environmental legislation and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows. See "Business—Governmental Regulation and Environmental Matters" and "Business—Legal Proceedings."

Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations.

        We are subject to a wide variety of laws and regulations in the United States and the other countries and jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect, which is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances.

        The optional liability insurance policies and products providing insurance coverage in our domestic car rental operations are conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of optional products providing insurance coverage historically has not been regulated. Any changes in the law in the United States or internationally that change our operating requirements with respect to insurance could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenues. For instance, in the countries of the European Union, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering such coverage without substantial changes in our offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have discontinued sales of insurance products there. See "Business—Risk Management" for further discussion regarding how changes in the regulation of insurance intermediaries may affect us internationally.

        Laws in many countries and jurisdictions limit the types of information we may collect about individuals with whom we deal or propose to deal, as well as how we collect, retain and use the information that we are permitted to collect. In addition, the centralized nature of our information systems requires the routine flow of information about customers and potential customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our customers could be seriously impaired for an extended period of time. Other changes in the regulation of customer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to accommodate, is frequently proposed and occasionally adopted. Thus, changes in the worldwide legal and regulatory environment in the areas of customer privacy, data security and cross border data flows could have a material adverse effect on our business, primarily through the impairment of our marketing and transaction processing activities.

        Further, the substantive regulation of the rates we charge car renters, either through direct price regulation or a requirement that we disregard a customer's source market (location or place of residence) for rate purposes, could reduce our revenues or increase our expenses. We set rates based on a variety of factors including the sources of rental reservations geographically and the means through which the reservations were made, all of which are in response to various market factors and costs. The European Commission is considering a directive that could restrict our ability to take into account the country of residence of European Union residents for rate purposes, and bills have been introduced into the New York State legislature that would seek to prohibit us from charging higher rates to renters residing in certain boroughs of New York City. The adoption of any such measures could have a material adverse impact on our revenues and results of operations.

        In most places where we operate, we pass through various expenses, including the recovery of vehicle licensing costs and airport concession fees, to our rental customers as separate charges. The Attorneys General of Massachusetts, Virginia, Montana and Alaska have in the past two years taken positions that car rental companies may not pass through to customers, by means of separate charges, certain of their expenses, such as vehicle licensing costs and airport concession fees, or that car rental companies' ability to pass through such expenses is limited. In addition, we are currently a defendant in an action challenging the propriety of certain expense pass through charges in Nevada. We believe our expense pass-through charges, where imposed, are lawful, and expense pass-throughs have, when challenged, been upheld in courts of other states. The position of the Attorney General of Virginia was reversed by subsequent legislation, while the concerns of the Attorney General of Montana, which related primarily to our licensees' passing through of vehicle licensing costs, were resolved by assurances of voluntary compliance by our licensees (which permitted passing through of such costs subject to certain limitations of small operational significance). Nonetheless, we cannot offer assurance that the Attorney General of Massachusetts or Alaska, or of another state, will not take enforcement action against us with respect to our car rental expense pass-throughs. If such action were taken and an Attorney General were to prevail, it could have a material adverse impact on our revenues and results of operations. In the United States, our revenues from car rental expense pass-throughs for the year ended December 31, 2006 and the three months ended March 31, 2007, were approximately $311.5 million and $85.1 million, respectively.

The Sponsors control us and may have conflicts of interest with us in the future

        Clayton, Dubilier & Rice Fund VII, L.P. and related funds, Carlyle Partners IV, L.P. and related funds and ML Global Private Equity Fund, L.P. and related funds (together with certain of their affiliates) currently beneficially own approximately 24.2%, 23.9% and 23.6%, respectively, of the outstanding shares of the common stock of Hertz Holdings. Upon completion of this offering, those funds will continue to beneficially own over 50% of our outstanding common stock. These funds and

Hertz Holdings are parties to a Stockholders Agreement, pursuant to which the funds have agreed to vote in favor of nominees to our board of directors nominated by the other funds. As a result, the Sponsors will continue to exercise control over matters requiring stockholder approval and our policy and affairs, for example, by being able to direct the use of proceeds received from future securities offerings. See "Certain Relationships and Related Transactions."

        Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by the Sponsors continue to indirectly own a significant amount of the outstanding shares of our common stock, even if that amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions. While we have adopted a code of ethics and business conduct that applies to all our directors, it does not preclude the Sponsors from becoming engaged in businesses that compete with us or preclude our directors from taking advantage of business opportunities other than those made available to them through the use of their position as directors or the use of our property.

The Sponsors or their affiliates may compete directly against us.

        Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to one or more of the Sponsors, including through potential acquisitions by one or more Sponsors or their affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of one or more of the Sponsors were to enter into or acquire a business similar to our car rental or equipment rental operations. Given that we are not wholly owned by any one of the three Sponsors, the Sponsors may be inclined to direct relevant corporate opportunities to entities which they control individually rather than to us. In addition, our amended and restated certificate of incorporation provides that the Sponsors are under no obligation to communicate or offer any corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries. See "Description of Capital Stock" and "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Risks Relating to Our Substantial Indebtedness

        We have substantial debt and may incur substantial additional debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business.

        As of March 31, 2007, we had an aggregate principal amount of debt outstanding of $11,823.7 million and a debt to equity ratio, calculated using the total amount of our outstanding debt net of unamortized discounts, of 4.8 to 1.

        Our substantial debt could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities and to the lenders under our senior credit facilities and the U.S. and international fleet debt financings entered into as part of the Transactions, resulting in possible defaults on and acceleration of such indebtedness;

  •
  require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the agreements governing our U.S. and international fleet debt financings entered into as part of the Transactions and our senior credit facilities, is at variable rates of interest;

  •
  place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

  •
  limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

  •
  limit our flexibility in planning for, or reacting to, changing conditions in our business and industry; and

  •
  limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins.

        Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit us or our subsidiaries from doing so. As of March 31, 2007, our senior credit facilities provided us commitments for additional aggregate borrowings (subject to borrowing base limitations) of approximately $1,490.4 million, and permitted additional borrowings beyond those commitments under certain circumstances. As of March 31, 2007, our U.S. fleet debt facilities, international fleet debt facilities, our fleet financing facility for our fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands and our temporary lending facility entered into by Hertz Belgium BVBA and Hertz Luxembourg SA provided us commitments for additional aggregate borrowings of approximately $1,355.0 million, the foreign currency equivalent of $1,512.6 million, $98.0 million and $2.1 million, respectively, subject to borrowing base limitations. If new debt is added to our current debt levels, the related risks that we now face would increase. In addition, the instruments governing our indebtedness do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. On June 30, 2006, Hertz Holdings entered into a $1.0 billion loan facility in order to finance the payment of a special cash dividend of $4.32 per share to its stockholders on June 30, 2006. Although this facility was repaid in full with the proceeds from our initial public offering, we cannot assure you that Hertz Holdings will not enter into similar transactions in the future.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

        Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements, will depend on the financial and operating performance of us and our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors, many of which may be beyond our control, as described under "—Risks Related to Our Business" above.

        We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness restrict our ability to dispose of assets and restrict the use of proceeds from any such dispositions. We cannot assure you we will be able to consummate those sales, or, if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

A significant portion of our outstanding indebtedness is secured by substantially all of our consolidated assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

        Indebtedness under our senior credit facilities is secured by a lien on substantially all our assets (other than assets of foreign subsidiaries), including pledges of all or a portion of the capital stock of certain of our subsidiaries. Our senior notes and senior subordinated notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under our senior credit facilities, the senior secured lenders under such facilities would have a prior right to our assets, to the exclusion of our general creditors, including the holders of our senior notes and senior subordinated notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our senior credit facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness. Furthermore, many of the subsidiaries that hold our U.S. and international car rental fleets in connection with our asset-backed financing programs are intended to be bankruptcy remote and the assets held by them may not be available to our general creditors in a bankruptcy unless and until they are transferred to a non-bankruptcy remote entity. As of March 31, 2007, substantially all of our consolidated assets, including our car and equipment rental fleets, have been pledged for the benefit of the lenders under our senior credit facilities or are subject to securitization facilities in connection with our U.S. and international fleet debt facilities. As a result, the lenders under these facilities would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness may receive less, ratably, than the holders of our senior debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. In that event, holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom. See "Description of Certain Indebtedness—Senior Credit Facilities—Senior Term Facility—Guarantees; Security" and "—Senior ABL Facility—Guarantees; Security." As discussed below, the pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

Restrictive covenants in certain of the agreements and instruments governing our indebtedness may adversely affect our financial flexibility.

        Our senior credit facilities and the indentures governing our senior notes and senior subordinated notes contain covenants that, among other things, restrict Hertz's and its subsidiaries' ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness;

  •
  incur guarantee obligations;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us; and

  •
  engage in certain transactions with affiliates.

        In addition, under our senior credit facilities, we are required to comply with financial covenants. If we fail to maintain a specified minimum level of borrowing capacity under our senior asset-based loan facility, we will then be subject to financial covenants under that facility, including covenants that will obligate us to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to fixed charges coverage ratio. The financial covenants in our senior term facility include obligations to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to interest expense coverage ratio for specified periods. Both our senior asset-based loan facility and our senior term facility also impose limitations on the amount of our capital expenditures. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy. Our ability to comply with the covenants and restrictions contained in our senior credit facilities and the indentures for our senior notes and senior subordinated notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either our senior credit facilities or the indentures that would permit the applicable lenders or holders of the senior notes and senior subordinated notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under the senior credit facilities and may not be able to repay the amounts due under the senior credit facilities and the senior notes and senior subordinated notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

        We are also subject to operational limitations under the terms of our ABS Program. For example, there are contractual limitations with respect to the cars that secure our ABS Program. These limitations are based on the identity or credit ratings of the cars' manufacturers, the existence of satisfactory repurchase or guaranteed depreciation arrangements for the cars or the physical characteristics of the cars. As a result, we may be required to limit the percentage of cars from any one manufacturer or increase the credit enhancement related to the program and may not be able to take advantage of certain cost savings that might otherwise be available through manufacturers. If these limitations prevented us from purchasing, or retaining in our fleet, cars on terms that we would otherwise find advantageous, our results of operations could be adversely affected.

        Further, the facilities relating to our international fleet financing contain a number of covenants, including a covenant that restricts the ability of Hertz International, Ltd., a subsidiary of ours that is the direct or indirect holding company of substantially all of our non-U.S. operating subsidiaries, to make dividends and other restricted payments (which may include payments of intercompany indebtedness), in an amount greater than €100 million plus a specified excess cash flow amount, calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the facilities on the Closing Date have been replaced by permanent take-out international asset-based facilities (which has not yet occurred), the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of excess cash flow based on the percentage of facilities relating to our international fleet debt at the closing of the Acquisition that have been replaced by permanent take-out international asset-based facilities. These restrictions will limit the availability of funds from Hertz International, Ltd. and its subsidiaries to help us make payments on our indebtedness. Certain of these permanent take-out international asset-based facilities are expected to be novel and complicated structures. We cannot assure you that we will be able to complete such permanent take-out financings on terms acceptable to us or on a timely basis, if at all; if we are unable to do so, our liquidity and interest costs may be adversely affected. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

        Certain of our Canadian subsidiaries are parties to our senior asset-based loan facility and are not subject to these international fleet debt restrictions. Our non-U.S. subsidiaries, including the operations of these Canadian subsidiaries, accounted for approximately 30% of our total revenues and 24% of our Corporate EBITDA for the year ended December 31, 2006. See Note 10 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

The instruments governing our debt contain cross default or cross acceleration provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our senior notes and senior subordinated notes and the agreements governing our senior credit facilities contain numerous covenants and require us to meet certain financial ratios and tests which utilize Corporate EBITDA. Our failure to comply with the obligations contained in these agreements or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt, including borrowings under our senior credit facilities, international fleet debt and certain of our other outstanding debt securities, bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability, including, in the case of the asset-backed securities backed by our U.S. car rental fleet and the international fleet debt, our Corporate EBITDA. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt. For a discussion of how we manage our exposure to changes in interest rates through the use of interest rate swap agreements on certain portions of our outstanding debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risks—Interest Rate Risk."

Risks Relating to Our Common Stock and This Offering

        We may have a contingent liability arising out of electronic communications sent to institutional accounts by a previously named underwriter that did not participate as an underwriter in the initial public offering of our common stock.

        We understand that, during the week of October 23, 2006, several e-mails authored by an employee of a previously named underwriter for the initial public offering of our common stock were ultimately forwarded by employees of that underwriter to approximately 175 institutional accounts. We were not involved in any way in the preparation or distribution of the e-mail messages by the employees of this previously named underwriter, and we had no knowledge of them until after they were sent. We requested that the previously named underwriter notify the institutional accounts who received these e-mail messages from its employees that the e-mail messages were distributed in error and should be disregarded. In addition, this previously named underwriter did not participate as an underwriter in the initial public offering of our common stock.

        The e-mail messages may constitute a prospectus or prospectuses not meeting the requirements of the Securities Act of 1933, as amended, or the "Securities Act." We, the Sponsors and the other underwriters that participated in the initial public offering of our common stock disclaim all responsibility for the contents of these e-mail messages.

        We do not believe that the e-mail messages constitute a violation by us of the Securities Act. However, if any or all of these communications were to be held by a court to be a violation by us of the Securities Act, the recipients of the e-mails, if any, who purchased shares of our common stock in the initial public offering of our common stock might have the right, under certain circumstances, to require us to repurchase those shares. Consequently, we could have a contingent liability arising out of these possible violations of the Securities Act. The magnitude of this liability, if any, is presently impossible to quantify, and would depend, in part, upon the number of shares purchased by the recipients of the e-mails and the trading price of our common stock. If any liability is asserted, we intend to contest the matter vigorously.

Hertz Holdings is a holding company with no operations of its own that depends on its subsidiaries for cash.

        The operations of Hertz Holdings are conducted almost entirely through its subsidiaries and its ability to generate cash to meet its debt service obligations, if any, or to pay dividends is highly dependent on the earnings and the receipt of funds from its subsidiaries via dividends or intercompany loans. However, none of the subsidiaries of Hertz Holdings are obligated to make funds available to Hertz Holdings for the payment of dividends. In addition, payments of dividends and interest among the companies in our group may be subject to withholding taxes. Further, the terms of the indentures governing Hertz's senior notes and senior subordinated notes and the agreements governing Hertz's senior credit facilities and Hertz's fleet debt facilities significantly restrict the ability of the subsidiaries of Hertz to pay dividends or otherwise transfer assets to Hertz Holdings. Furthermore, the subsidiaries of Hertz are permitted under the terms of Hertz's senior credit facilities and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Hertz Holdings. See "Risk Factors—Risks Relating to Our Substantial Indebtedness—Restrictive covenants in certain of the agreements governing our indebtedness may adversely affect our financial flexibility." In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

The price of our common stock may fluctuate and you could lose all or a significant part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

  •
  the failure of securities analysts to cover our common stock changes in financial estimates by analysts or a downgrade of our stock or our sector by analysts;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  variations in quarterly operating results;

  •
  loss of a large customer or supplier;

  •
  general economic conditions;

  •
  war, terrorist acts and epidemic disease;

  •
  future sales of our common stock; and

  •
  investor perceptions of us and the car and equipment rental industries.

        As a result of these factors, investors in our common stock may not be able to resell their shares at or above the price they paid for their shares. In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

If the ownership of our common stock continues to be highly concentrated, it will prevent you and other stockholders from influencing significant corporate decisions.

        Following the completion of this offering, Clayton, Dubilier & Rice Fund VII, L.P. and related funds, Carlyle Partners IV, L.P. and related funds and ML Global Private Equity Fund, L.P. and related funds (together with certain of their affiliates) will beneficially own approximately 19.4%, 19.2% and 18.9%, respectively, of the outstanding shares of our common stock assuming that the underwriters do not exercise their option to purchase additional shares. These funds and Hertz Holdings are parties to a Stockholders Agreement, pursuant to which the funds have agreed to vote in favor of nominees to our board of directors nominated by the other funds. As a result, the Sponsors will continue to exercise control over matters requiring stockholder approval and our policy and affairs, for example, by being able to direct the use of proceeds received from future security offerings. See "Certain Relationships and Related Party Transactions." In addition, we are a "controlled company" within the meaning of the New York Stock Exchange rules and, as a result, currently rely on exemptions from certain corporate governance requirements.

        The concentrated holdings of the funds associated with the Sponsors, certain provisions of the Stockholders' Agreement among the funds and us and the presence of these funds' nominees on our board of directors may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock. The interests of the Sponsors may conflict with the interests of our other stockholders. Our board of directors has adopted corporate governance guidelines that, among other things, address potential conflicts between a director's interests and our interests. In addition, we have adopted a code of business conduct that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or the interests of Hertz Holdings, and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. These corporate governance guidelines and code of business ethics will not, by themselves, prohibit transactions with our principal stockholders.

This offering will result in a substantial amount of previously unregistered shares of our common stock being registered, which may depress the market price of our common stock.

        The shares of common stock that were sold in our initial public offering are freely tradable on the NYSE without restriction or further registration under the Securities Act of 1933, as amended, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The sale by the selling stockholders of the shares of common stock in this offering could depress the market price of our common stock.

Because affiliates of a lead underwriter for this offering are selling stockholders in this offering, that lead underwriter may have interests that conflict with yours as an investor in our common stock.

        Affiliates of Merrill Lynch & Co. will be selling stockholders in this offering. As a result, Merrill Lynch & Co. has interests that may conflict with yours as an investor in our common stock with respect to this offering because it has interests in the successful completion of this offering beyond the underwriting discount and commissions it will receive in the offering, such as the potential return on its equity investment in us.

        Because affiliates of Merrill Lynch & Co. may receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. or "NASD." In addition, because affiliates of Merrill Lynch & Co. own more than 10% of our outstanding common stock, Merrill Lynch & Co. is deemed to be an affiliate of Hertz Holdings under Rule 2720(b)(1) of the NASD Conduct Rules and, therefore, the underwriters may also be deemed to have a conflict of interest under Rule 2720 of the NASD Conduct Rules. Accordingly, this offering will be made in compliance with the applicable NASD Conduct Rules, which require that the offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. is serving in that capacity. We cannot assure you that the use of a qualified independent underwriter will be sufficient to eliminate any actual or potential conflicts of interest. For more information regarding the role of the qualified independent underwriter in this offering and other relationships we and our affiliates have with the underwriters, we refer you to the disclosure under the heading "Underwriting."

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.

        As of May 17, 2007, there were 320,645,006 shares of our common stock outstanding after giving effect to the issuance on that date of 1,911 shares and 1,175 phantom shares to our non-employee directors under our Director Stock Incentive Plan. Of these shares, the 88,235,000 shares of common stock sold in our initial public offering are, and the 45,000,000 shares of common stock to be sold in this offering will be, freely transferable without restriction or further registration under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 187,410,006 shares of common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act. In November 2006, we filed a registration statement under the Securities Act to register the shares of common stock to be issued under our stock incentive plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 28.5 million shares of common stock are reserved for issuance under our stock incentive plans.

        We, each of the funds associated with or designated by the Sponsors that currently own shares of our common stock, our executive officers and directors have agreed to a "lock-up," meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of the representatives of the underwriters before            , 2007. Following the expiration of this 90-day lock-up period, 187,410,006 of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our existing stockholders have the right under certain circumstances to require that we register their shares for resale. As of May 17, 2007 these registration rights apply to the 184,511,542 shares of our outstanding common stock owned by the investment funds affiliated with or designated by the Sponsors that are not being sold in this offering. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" for a description of the shares of common stock that may be sold into the public market in the future.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        A number of provisions in our certificate of incorporation and by-laws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Hertz Holdings that our stockholders might consider in their best interests. These provisions include:

  •
  establishment of a classified board of directors, with staggered terms;

  •
  granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  limitations on the ability of stockholders to remove directors;

  •
  the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

  •
  prohibition on stockholders from calling special meetings of stockholders;

  •
  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

  •
  prohibiting our stockholders from acting by written consent if investment funds affiliated with or designated by the Sponsors cease to collectively hold a majority of our outstanding common stock.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

        See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus under "Business," "Business—Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management—Directors and Executive Officers" and "Management—Executive Compensation" include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

  •
  our operations;

  •
  economic performance;

  •
  financial condition;

  •
  management forecasts;

  •
  efficiencies,

  •
  cost savings and opportunities to increase productivity and profitability;

  •
  income and margins;

  •
  liquidity;

  •
  anticipated growth;

  •
  economies of scale;

  •
  the economy;

  •
  future economic performance;

  •
  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

  •
  future acquisitions and dispositions;

  •
  litigation;

  •
  potential and contingent liabilities;

  •
  management's plans;

  •
  taxes; and

  •
  refinancing of existing debt.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

        Information in this prospectus about the car and equipment rental industries, including our general expectations concerning the industries and our market position and market share, are based in part on industry data and forecasts obtained from industry publications and surveys and internal company surveys. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the car and equipment rental industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

CORPORATE HISTORY

The Transactions

        On the Closing Date, we entered into a series of financing and refinancing transactions in connection with the Acquisition. To finance the cash consideration for the Acquisition, to refinance certain of Hertz's existing indebtedness and to pay related transaction fees and expenses, the following funds were used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation, a wholly-owned subsidiary of Hertz Holdings, of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. CCMG Acquisition Corporation had no operations prior to the Acquisition. We refer to the Senior Dollar Notes and the Senior Euro Notes together in this prospectus as the "Senior Notes;"

  •
  aggregate borrowings of approximately $1,707 million by Hertz under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million (which was decreased in February 2007 to $1,400 million), which included a delayed draw facility of $293 million (which was utilized during 2006) and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million. On May 15, 2006, Hertz borrowed approximately $84.9 million under the delayed draw term loan of the Senior Term Facility, or the "Delayed Draw Term Loan," and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the asset based revolving loan facility described below;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset based revolving loan facility, or the "Senior ABL Facility," with a maximum borrowing capacity of $1,600 million (which was increased in February 2007 to $1,800 million). We refer to the Senior Term Facility and the Senior ABL Facility together in this prospectus as the "Senior Credit Facilities;"

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by Hertz of asset backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which were issued under our existing asset backed notes program, or the "ABS Program," under which an additional $600 million of pre-Acquisition asset-backed securities having maturities from 2007 to 2009, or the "pre-Acquisition ABS Notes" remain outstanding, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the Closing Date;

  •
  aggregate borrowings of the foreign currency equivalent of approximately $1,781 million by certain of Hertz's foreign subsidiaries under asset based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case at December 31, 2005), subject to borrowing bases comprised of rental vehicles, rental equipment, and related assets of certain of Hertz's foreign subsidiaries, (substantially all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and, rental equipment and related assets of certain of Hertz's subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities

    (together with certain capital lease obligations) are referred to collectively in this prospectus as the "International Fleet Debt;" and

  •
  Hertz's cash on hand in an aggregate amount of approximately $6.1 million.

In connection with the Transactions, Hertz also refinanced existing indebtedness in an aggregate principal amount of $8,346 million, through the following transactions, which was repaid as follows:

  •
  the repurchase of approximately $3,700 million in aggregate principal amount of existing senior notes having maturities from May 2006 to January 2028, of which additional notes in the aggregate principal amount of approximately $803.3 million remained outstanding following the Transactions;

  •
  the repurchase of approximately €192.4 million (or approximately $230.0 million, calculated as of December 31, 2005) in aggregate principal amount of existing Euro-denominated medium term notes with a maturity of July 2007, of which additional medium term notes in the aggregate principal amount of approximately €7.6 million, or the "Euro Medium Term Notes," remained outstanding following the Transactions;

  •
  the repayment of a $1,185 million intercompany note issued by Hertz to Ford Holdings on June 10, 2005 that would have matured in June 2010;

  •
  the repayment of approximately $1,935 million under an interim credit facility that would have matured on February 28, 2006;

  •
  the repayment of commercial paper, notes payable and other bank debt of approximately $1,212 million; and

  •
  the settlement of all accrued interest and unamortized debt discounts relating to the above existing indebtedness.

Initial Public Offering; Hertz Holdings Dividends and Related Financing

        In June 2006, Hertz Holdings entered into the Hertz Holdings Loan Facility (as defined below). We primarily used the proceeds from the borrowings under the Hertz Holdings Loan Facility plus cash on hand to pay a special cash dividend of $4.32 per share to our common stockholders on June 30, 2006.

        In November 2006, we completed the initial public offering of our common stock at a per share price of $15.00, with proceeds to us, before underwriting discounts and offering expenses, of approximately $1.3 billion.

        We used the proceeds of that offering to repay in full the Hertz Holdings Loan Facility. We used the remainder of the proceeds of our initial public offering to pay a special cash dividend of $1.12 per share, or $260.3 million in the aggregate, to our common stockholders.

USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares. The selling stockholders include affiliates of Merrill Lynch & Co., an underwriter in this offering. See "Underwriting—Affiliates of Certain of the Underwriters."

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the NYSE under the symbol "HTZ."

        On May 17, 2007, the last quoted price per share of our common stock on the NYSE was $21.97. As of May 17, 2007 there were approximately 399 registered holders of our common stock.

        The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE:

	High	Low
2006
Fourth Quarter (beginning November 16, 2006)	$17.39	$14.75
2007
First Quarter	23.70	16.69
Second Quarter (through May 17, 2007)	24.19	19.90

DIVIDEND POLICY

        We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. Our ability to pay dividends to holders of our common stock is limited as a practical matter by Hertz's Senior Credit Facilities, Hertz's Fleet Debt Facilities and the indentures governing Hertz's Senior Notes and Senior Subordinated Notes, insofar as we may seek to pay dividends out of funds made available to us by Hertz and or its subsidiaries, because Hertz's debt facilities directly or indirectly restrict Hertz's ability to pay dividends or make loans to us. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions that may be imposed by applicable law and our contracts, and other factors deemed relevant by our board of directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing."

        Prior to our initial public offering, on June 30, 2006, we paid a special dividend of $4.32 per share to the holders of our common stock, totaling approximately $999.2 million. On November 21, 2006, we paid a special cash dividend to holders of record of our common stock immediately prior to our initial public offering in an amount of $1.12 per share, or approximately $260.3 million in the aggregate, over 99% of which was paid to the investment funds associated with or designated by the Sponsors. We do not currently intend to declare or pay any similar special dividends in the future.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007, on a consolidated basis.

        You should read the following table in conjunction with the information in this prospectus under the captions "Unaudited Condensed Consolidated Financial Statements," "Selected Historical Consolidated Financial Data," "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the audited annual consolidated and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. For a description of the debt facilities and instruments referred to below, see "Corporate History—The Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

As of March 31, 2007
(Dollars in millions)
Cash and equivalents	$476.9

Total debt:
Fleet debt(1)	$6,750.3
Corporate debt(2)	5,006.6

Total debt (including current portion)	11,756.9

Stockholders' equity
Common stock, par value $0.01 per share, 2,000,000,000 shares authorized; 320,621,080 shares outstanding	3.2
Additional capital paid-in	2,434.4
Accumulated deficit	(56.7)
Accumulated other comprehensive income	101.9

Total stockholders' equity	2,482.8

Total capitalization	$14,239.7

(1)
Fleet debt consists of our U.S. Fleet Debt, obligations incurred under our International Fleet Debt Facilities, capital lease financings relating to revenue earning equipment that are outside the International Fleet Debt Facilities, the Fleet Financing Facility, the Other International Facility and the pre-Acquisition ABS Notes. For a description of these facilities see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing—Fleet Financing."

(2)
Corporate debt consists of senior notes and Euro medium term notes issued prior to the Acquisition; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; and certain other indebtedness of our domestic and foreign subsidiaries. For a description of these facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing—Senior Credit Facilities" and "—Senior Notes and Senior Subordinated Notes."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial information and other data for our business. The selected consolidated statement of operations data for the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 and the selected consolidated balance sheet data as of December 31, 2006 and 2005 presented below were derived from our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, and the unaudited selected condensed consolidated statement of operations data for the three-month periods ended March 31, 2007 and 2006 and the unaudited condensed consolidated balance sheet data as of March 31, 2007 were derived from our unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2002 and December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2002, 2003 and 2004 presented below were derived from our audited annual consolidated financial statements and related notes thereto, which are not included in this prospectus.

        You should read the following information in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited annual consolidated financial statements and related notes thereto and our unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor				Predecessor
				For the Periods From
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
	(In millions of dollars, except per share data)
Statement of Operations Data
Revenues:
Car rental	$1,505.1	$1,399.6	$6,273.6	$129.4	$5,820.5	$5,430.8	$4,819.3	$4,537.6
Equipment rental	389.8	363.1	1,672.1	22.5	1,392.4	1,162.0	1,037.8	1,018.7
Other(a)	26.6	23.9	112.7	2.6	101.8	83.2	76.6	82.1

Total revenues	1,921.5	1,786.6	8,058.4	154.5	7,314.7	6,676.0	5,933.7	5,638.4

Expenses:
Direct operating	1,114.3	1,070.1	4,476.0	103.0	4,086.3	3,734.4	3,316.1	3,093.0
Depreciation of revenue earning equipment(b)	467.8	407.3	1,757.2	43.8	1,555.9	1,463.3	1,523.4	1,499.5
Selling, general and administrative	200.4	162.2	723.9	15.1	623.4	591.3	501.7	463.1
Interest, net of interest income(c)	229.6	210.3	900.7	25.8	474.2	384.4	355.0	366.4

Total expenses	2,012.1	1,849.9	7,857.8	187.7	6,739.8	6,173.4	5,696.2	5,422.0

(Loss) income before income taxes and minority interest	(90.6)	(63.3)	200.6	(33.2)	574.9	502.6	237.5	216.4
Benefit (provision) for taxes on income(d)	32.1	17.3	(68.0)	12.2	(191.3)	(133.9)	(78.9)	(72.4)
Minority interest	(4.1)	(3.2)	(16.7)	(0.3)	(12.3)	(3.2)	—	—

(Loss) income before cumulative effect of change in accounting principle	(62.6)	(49.2)	115.9	(21.3)	371.3	365.5	158.6	144.0
Cumulative effect of change in accounting principle(e)	—	—	—	—	—	—	—	(294.0)

Net (loss) income	$(62.6)	$(49.2)	$115.9	$(21.3)	$371.3	$365.5	$158.6	$(150.0)

Weighted average shares outstanding (in millions)(f)
Basic	320.6	229.5	242.5	229.5	229.5	229.5	229.5	229.5
Diluted	320.6	229.5	243.4	229.5	229.5	229.5	229.5	229.5
(Loss) earnings per share(f)
Basic	$(0.20)	$(0.21)	$0.48	$(0.09)	$1.62	$1.59	$0.69	$(0.65)
Diluted	$(0.20)	$(0.21)	$0.48	$(0.09)	$1.62	$1.59	$0.69	$(0.65)
Other Financial Data
Net non-fleet capital expenditures	$28.2	$44.9	$159.8	$7.3	$261.9	$227.1	$172.1	$189.2

	Successor			Predecessor
		As of December 31,
	As of March 31, 2007
		2006	2005	2004	2003	2002
Balance Sheet Data
Cash and equivalents and short-term investments	$476.9	$674.5	$843.9	$1,235.0	$1,110.1	$601.3
Total assets(g)	18,526.8	18,677.4	18,580.9	14,096.4	12,579.0	11,128.9
Total debt	11,756.9	12,276.2	12,515.0	8,428.0	7,627.9	7,043.2
Stockholders' equity(h)	2,482.8	2,534.6	2,266.2	2,670.2	2,225.4	1,921.9

(a)
Includes fees and certain cost reimbursements from our licensees and revenues from our car leasing operations and third party claim management services.

(b)
For the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005, depreciation of revenue earning equipment was increased by $3.2 million and reduced by $8.7 million, $13.1 million, $1.2 million and $33.8 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment. For the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005, and the years ended December 31, 2004, 2003 and 2002, depreciation of revenue earning equipment includes a net loss of $5.1 million, net gains of $17.0 million, $35.9 million, $2.1 million, $68.3 million, $57.2 million, a net loss of $0.8 million and a net gain of $10.8 million, respectively, from the disposal of revenue earning equipment.

(c)
For the three months ended March 31, 2007 and 2006, the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005, and the years ended December 31, 2004, 2003 and 2002, interest income was $12.1 million, $7.7 million, $42.6 million, $1.1 million, $36.1 million, $23.7 million, $17.9 million and $10.3 million, respectively.

(d)
For the three months ended March 31, 2007, includes a $12.5 million tax benefit relating to restructuring charges incurred. For the year ended December 31, 2006, we established valuation allowances of $9.8 million relating to the realization of deferred tax assets attributable to net operating losses and other temporary differences in certain European countries. Additionally, certain tax reserves were recorded for certain federal and state contingencies. The Predecessor period ended December 20, 2005 includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million (established in 2004) and favorable foreign tax adjustments of $5.3 million relating to periods prior to 2005, partly offset by a $31.3 million provision relating to the repatriation of foreign earnings. The year ended December 31, 2004 includes benefits of $46.6 million relating to net adjustments to federal and foreign tax accruals.

(e)
Cumulative effect of change in accounting principle represents a non-cash charge for the year ended December 31, 2002, related to impairment of goodwill in our equipment rental business, recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

(f)
Amounts for the three months ended March 31, 2006, the Successor period ended December 31, 2005 and the Predecessor periods are computed based upon 229,500,000 shares of common stock outstanding immediately after the Acquisition applied to our historical net income (loss) amounts. Amounts for the three months ended March 31, 2007 and the year ended December 31, 2006 are computed based on the weighted average shares outstanding during the period applied to our historical net income (loss) amount.

(g)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders under our Senior ABL Facility, our ABS program our International Fleet Debt Facilities, the fleet financing facility relating to our car rental fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands or our temporary lending facility entered into by Hertz Belgium BVBA and Hertz Luxembourg SA. Substantially all our other assets in the United States are also subject to liens in favor of our lenders under our Senior Credit Facilities, and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders under our International Fleet Debt Facilities or (in the case of our Canadian HERC business) our Senior ABL Facility. None of such assets are available to satisfy the claims of our general creditors. For a description of those facilities, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources."

(h)
Includes equity contributions totaling $2,295 million to Hertz Holdings from investment funds associated with or designated by the Sponsors on or prior to December 21, 2005, net proceeds from the sale of stock to employees and the initial public offering of approximately $1,284.5 million and the payment of special cash dividends to our stockholders of approximately $999.2 million on June 30, 2006 and approximately $260.3 million on November 21, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our results of operations and financial condition includes a discussion of periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods prior to December 21, 2005 does not reflect the significant impact that the Transactions had on us, including significantly increased leverage and liquidity requirements. The statements in this discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." The following discussion and analysis provides information that we believe to be relevant to an understanding of our consolidated financial condition and results of operation. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements," "Selected Historical Consolidated Financial Data" and our audited annual consolidated financial statements and related notes thereto and our unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Overview

        We are engaged principally in the business of renting cars and renting equipment.

        Our revenues primarily are derived from rental and related charges and consist of:

  •
  Car rental revenues (revenues from all company-operated car rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and the sale of loss or collision damage waivers, liability insurance coverage and other products);

  •
  Equipment rental revenues (revenues from all company-operated equipment rental operations, including amounts charged to customers for the fueling and delivery of equipment and sale of loss damage waivers); and

  •
  Other revenues (fees and certain cost reimbursements from our licensees and revenues from our car leasing operations and our third-party claim management services).

        Our equipment rental business also derives revenues from the sale of new equipment and consumables.

        Our expenses primarily consist of:

  •
  Direct operating expenses (primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservations costs; the cost of new equipment and consumables purchased for resale; and other costs relating to the operation and rental of revenue earning equipment, such as damage, maintenance and fuel costs);

  •
  Depreciation expense relating to revenue earning equipment (including net gains or losses on the disposal of such equipment). Revenue earning equipment includes cars and equipment;

  •
  Selling, general and administrative expenses (including advertising); and

  •
  Interest expense, net of interest income.

        The car and equipment rental industries are significantly influenced by general economic conditions. The car rental industry is also significantly influenced by developments in the travel industry, and, particularly, in airline passenger traffic. Our profitability is primarily a function of the volume and pricing of rental transactions and the utilization of cars and equipment. Significant changes in the purchase price of cars and equipment or interest rates can also have a significant effect on our profitability depending on our ability to adjust pricing for these changes. In the United States, increases of approximately 17% in monthly per-car depreciation costs for 2006 model year program cars began to adversely affect our results of operations in the fourth quarter of 2005, as those cars began to enter our fleet. On a comparable basis, we expect 2007 model year program vehicle depreciation costs to rise approximately 20% and per-car depreciation costs for 2007 model year U.S. risk cars to decline slightly. As a consequence of those changes in per-car costs, as well as the larger proportion of our U.S. fleet we expect to purchase as risk cars and other actions we expect to take to mitigate program car cost increases, we expect our net per-car depreciation costs for 2007 model year cars in the United States will increase by approximately 4% from our net per-car depreciation costs for 2006 model year U.S. cars. We began to experience the impact of those cost changes and mitigation actions in the fourth quarter of 2006, as substantial numbers of 2007 model year cars began to enter our U.S. rental fleet. Our business requires significant expenditures for cars and equipment, and consequently we require substantial liquidity to finance such expenditures.

        Our car rental and equipment rental operations are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. We have the ability to dynamically manage fleet capacity, the most significant portion of our cost structure, to meet market demand. For instance, to accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. A number of our other major operating costs, including airport concession fees, commissions and vehicle liability expenses, are directly related to revenues or transaction volumes. In addition, our management expects to utilize enhanced process improvements, including efficiency initiatives and use of our information systems, to help manage our variable costs. Approximately two-thirds of our typical annual operating costs represent variable costs, while the remaining one-third are fixed or semi-fixed. We also maintain a flexible workforce, with a significant number of part time and seasonal workers. However, certain operating expenses, including minimum concession fees, rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand.

        As part of our effort to implement our strategy of reducing operating costs, we are evaluating our workforce and operations and making adjustments, including headcount reductions and process improvements to optimize work flow at rental locations and maintenance facilities as well as streamlining our back-office operations and evaluating outsourcing opportunities. When we make adjustments to our workforce and operations, we may incur incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increasing our operating efficiency and reducing the costs associated with the operation of our business are important to our long-term competitiveness.

        On January 5, 2007, we announced the first in a series of initiatives to further improve our competitiveness through targeted job reductions affecting approximately 200 employees primarily at our corporate headquarters in Park Ridge, New Jersey and our U.S. service center in Oklahoma City. These reductions are expected to result in annualized savings of up to $15.8 million.

        On February 28, 2007, we announced the second initiative to further improve our competitiveness and industry leadership through targeted job reductions affecting approximately 1,350 employees primarily in our U.S. car rental operations, with much smaller reductions occurring in our U.S. equipment rental operations, the corporate headquarters in Park Ridge, New Jersey, and the U.S. service center in Oklahoma City, as well as in Canada, Puerto Rico, Brazil, Australia and New Zealand. These reductions are expected to result in annualized savings of up to $125.0 million.

        We recognized $32.6 million of restructuring charges during the quarter ended March 31, 2007 relating to our restructuring initiatives discussed above. Further cost reduction initiatives are in process, including European head office restructuring and business process outsourcing. We currently anticipate incurring future charges to earnings in connection with those initiatives; however, we have not yet developed detailed estimates of these expenses.

        In the United States, industry revenues from airport rentals only in 2004 returned to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks. For the quarter ended March 31, 2007, based on publicly available information, we believe some U.S. car rental companies experienced pricing increases with varying transaction day growth compared to comparable prior periods. For the quarter ended March 31, 2007, we experienced higher worldwide car rental volumes, while pricing, which we measure through rental rate revenue per transaction day, or "RPD," for worldwide car rental was unchanged as a slight improvement in international pricing offset a slight decline in U.S. pricing.

        In the three years ended December 31, 2006, we increased the number of our off-airport rental locations in the United States by approximately 32% to approximately 1,380 locations. Revenues from our U.S. off-airport operations grew during the same period, representing $885.2 million, $843.7 million and $697.4 million of our total car rental revenues in the years ended December 31, 2006, 2005 and 2004, respectively. Our expanding U.S. off-airport operations represented $217.6 million and $207.2 million of our total car rental revenues in the quarters ended March 31, 2007 and 2006, respectively. In 2007 and subsequent years our strategy may include selected openings of new off-airport locations, the disciplined evaluation of existing locations and the pursuit of same-store sales growth. When we open a new off-airport location, we incur a number of costs, including those relating to site selection, lease negotiation, recruitment of employees, selection and development of managers, initial sales activities and integration of our systems with those of the companies who will reimburse the location's replacement renters for their rentals. A new off-airport location, once opened, takes time to generate its full potential revenues, and as a result revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation.

        From 2001 to 2003, the equipment rental industry experienced downward pricing, measured by the rental rates charged by rental companies. For the years ended December 31, 2004, 2005, 2006 and the first quarter of 2007, we believe industry pricing, measured in the same way, improved in the United States and Canada and only started to improve towards the end of 2005 in France and Spain. HERC also experienced higher equipment rental pricing and volumes worldwide for the year ended December 31, 2006 and the first quarter of 2007. HERC slightly contracted its network of equipment rental locations during the 2001 to 2003 downturn in construction activities. HERC added five new locations in the United States in 2004, six new locations in 2005 and ten new locations in the United States and two new locations in Canada in 2006. During the first quarter of 2007, HERC added four new locations and closed four locations in the United States. HERC expects to add approximately 10 to 15 additional new locations in the United States and two additional locations in Canada during the remainder of the year. In its U.S. expansion, we expect HERC will incur non-fleet start-up costs of approximately $0.6 million per location and additional fleet acquisition costs over an initial twelve-month period of approximately $5.4 million per location.

        Property damage and business interruption from the 2005 hurricanes in Florida and other Gulf Coast states did not have a material effect on our results of operations for the year ended December 31, 2005.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations are based upon our unaudited interim condensed consolidated and audited annual consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in our financial statements and accompanying notes.

        We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact our future results of operations and financial condition. For additional discussion of our accounting policies, see Note 1 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Revenue Earning Equipment

        Our principal assets are revenue earning equipment, which represented approximately 53% of our total assets as of December 31, 2006. Revenue earning equipment consists of vehicles utilized in our car rental operations and equipment utilized in our equipment rental operations. For the year ended December 31, 2006, 64% of the vehicles purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual repurchase and guaranteed depreciation programs, subject to certain manufacturers' car condition and mileage requirements, at a specific price during a specified time period. These programs limit our residual risk with respect to vehicles purchased under the programs. For all other vehicles, as well as equipment acquired by our equipment rental business, we use historical experience and monitor market conditions to set depreciation rates. When revenue earning equipment is acquired, we estimate the period that we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the revenue earning equipment. Depreciation rates are reviewed on an ongoing basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. Upon disposal of the revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining net book value. As market conditions change, we adjust our depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions. See Note 7 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Public Liability and Property Damage

        The obligation for public liability and property damage, on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations.

        In September 2006, the FASB issued Statement of Financial Accounting Standards, or "SFAS" No. 158, or "SFAS No. 158," "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." SFAS No. 158 requires employers to fully recognize the obligations associated with single employer defined benefit pension plans, retiree healthcare and other postretirement plans in their financial statements. The provisions of SFAS No. 158 were effective as of our fiscal year ending December 31, 2006. The effect of applying SFAS No. 158 as of December 31, 2006 was as follows (in thousands of dollars):

	Before application of SFAS No. 158	Adjustments Increase (Decrease)	After application of SFAS No. 158
Accrued salaries and other compensation	$474,777	$(11,311)	$463,466
Deferred taxes on income	1,796,200	4,873	1,801,073
Total liabilities	16,134,464	(6,438)	16,128,026
Accumulated other comprehensive income	88,090	6,438	94,528
Total stockholders' equity	2,528,124	6,438	2,534,562

        See Note 5 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Goodwill and Other Intangible Assets

        We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Our annual review is conducted in the second quarter of each year. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. In addition, SFAS No. 142 requires that goodwill be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. We estimate the fair value of our reporting units using a discounted cash flow methodology. A significant decline in the projected cash flows used to determine fair value could result in a goodwill impairment charge.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, as a result of the Acquisition, we have recognized significant intangible assets. In accordance with SFAS No. 142, we reevaluate the estimated useful lives of our intangible assets annually or as circumstances change. Those intangible assets considered to have indefinite useful lives are evaluated for impairment on an annual basis, by comparing the fair value of the intangible asset to its carrying value. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might not be recoverable, we will perform an impairment review. We estimate the fair value of our intangible assets using a discounted cash flow methodology. Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        Our estimates are based upon historical trends, management's knowledge and experience and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in an impairment charge to the carrying amount of our goodwill and our intangible assets.

        See Note 2 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

        During 2006, a third party was engaged to perform a comprehensive analysis of our deferred taxes in order to remediate a significant deficiency noted during the 2005 testing of internal controls over financial reporting related to income taxes. The domestic deferred tax analysis was finalized in the fourth quarter of 2006 and resulted in a $159.4 million decrease to our deferred tax liability and a $156.3 million decrease to our goodwill. We have determined that these adjustments were not material to our 2006 or previously issued consolidated financial statements.

        See Note 8 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We may be exposed to liabilities for tax contingencies of Ford arising from the period during which we were a consolidated subsidiary of Ford. While Ford has agreed to indemnify us for certain liabilities pursuant to the arrangements relating to our separation from Ford, we cannot offer assurance that any payments in respect of these indemnification arrangements will be made available.

        We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109," on January 1, 2007. Upon adoption, we recorded an $18.9 million increase to our liabilities for unrecognized tax benefits. The increase in liabilities was recorded as a charge of $3.6 million and an increase of $15.3 million to the January 1, 2007 retained earnings and goodwill balances, respectively. As of the adoption date, we had gross tax effected unrecognized tax benefits of $20.3 million, of which $5.1 million, if recognized, would favorably impact the effective tax rate in future periods.

Stock-Based Compensation

        In December 2004, the Financial Accounting Standards Board, or the "FASB," revised its SFAS, No. 123, with SFAS No. 123R, "Share-Based Payment." The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. We have accounted for our employee stock based compensation awards in accordance with SFAS No. 123R. As disclosed in Note 6 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus, we estimated the fair value of options issued at the date of grant using a Black Scholes option pricing model, which includes assumptions related to volatility, expected term, dividend yield, risk-free interest rate and forfeiture rate. The non-cash stock-based compensation expense associated with the Hertz Holdings Stock Incentive Plan is pushed down from Hertz Holdings and recorded on the books at the Hertz level.

        As described under "—Hertz Holdings Stock Incentive Plan," Hertz Holdings granted or modified options to purchase shares of its common stock and sold shares of its common stock to certain of its employees in May, June and August of 2006. Our management and the compensation committee of our

Board of Directors determined that the fair value per share of our common stock was $10.00 ($4.56 after giving effect to special cash dividends paid on June 30, 2006 and November 21, 2006) as of May 15, 2006, $12.00 per share ($6.56 after giving effect to special cash dividends paid on June 30, 2006 and November 21, 2006) as of June 30, 2006 and $7.68 as of August 15, 2006 ($6.56 after adjustment for the special cash dividend paid on November 21, 2006). Determining the fair value of our common stock as of each of these dates required making subjective judgments. Hertz engaged an independent valuation specialist to perform a valuation of the common stock of Hertz Holdings as of May 15, 2006, June 30, 2006 and August 15, 2006 to assist management and the compensation committee of our Board of Directors in connection with the determination of the fair market value of our common stock as of these dates.

        Several events that occurred over the period from late August through September 2006, as well as the proximity of the then-proposed initial public offering of our common stock, led us to reconsider the method used for estimating the fair value of our common stock under SFAS No. 123R as of August 15, 2006, and we have subsequently determined that the fair value of our common stock as of August 15, 2006 should be $16.37 per share, rather than $7.68 ($6.56 after adjustment for the special cash dividend paid on November 21, 2006) as had originally been determined at that time. In determining the fair value per share of our common stock as of the August 15, 2006 date, we placed significantly greater weight on these additional events than on the valuation report prepared by the independent valuation specialist as of August 15, 2006.

        The events that led us to reconsider the fair value of our common stock as of August 15, 2006, in addition to the proximity of the offering, include the emergence of an actively traded car rental industry participant comparable in size to us, Avis Budget Group, Inc. or "ABG," and the related increase in analyst coverage of the car rental industry, with the associated emergence of coverage that includes fully developed, forward looking income statement, balance sheet and revenue models and price targets and multiples for industry participants that utilize a more standardized valuation metric that utilizes measures similar to what Hertz Holdings refers to as "Corporate EBITDA." Before ABG's emergence as a stand alone public company and the industry research that has been associated with it, there was limited forward looking industry trend information or valuation information available to provide forward looking valuation benchmarks for companies in the car rental industry. This situation changed in August and September 2006 as analysts from major investment banking firms developed detailed projections models and provided their views of industry trends. Also in September 2006, analysts from two major investment banking firms each published their views with respect to trends in the car rental industry and of the appropriate valuation for ABG, including forward looking price targets for ABG's stock. Each of these factors was also considered important when determining the initial public offering price range for our common stock.

        We determined the fair value of our common stock as of August 15, 2006 for financial reporting purposes by applying a marketability discount, reflecting the likelihood and timing of the successful completion of the then-proposed initial public offering of our common stock as of August 15, 2006, to the assumed initial public offering price range of $16.00 or $18.00 per share.

        The options granted on August 15, 2006 were issued at strike prices of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006), $10.68 per share ($9.56 after adjustment for the special cash dividend paid on November 21, 2006) and $15.68 per share ($14.56 after adjustment for the special cash dividend paid on November 21, 2006), and we will record compensation expense totaling $19.0 million based on a fair value per share of $16.37 that will be amortized over the service period that began on the grant date. We also recognized compensation expense of $13.2 million associated with the difference between the price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006) paid for the stock issued on August 15, 2006 and the reassessed fair value per share of $16.37 in the third quarter of 2006.

        Because the shares sold in May 2006 were issued at a price at least equal to the fair market value of our common stock on the date of the issuances, we were not required to recognize compensation expense associated with these issuances. The compensation expense for the stock options we issued in May and June 2006 was initially determined to be $72.9 million, which we will recognize over the service period that began on the grant dates. As a result of a modification of these options made in June 2006 in connection with the special cash dividend paid on June 30, 2006, an additional $14.1 million of compensation expense will also be recognized over the remaining service period of the options. In June 2006 we sold shares to Craig R. Koch, our former Chief Executive Officer, for less than their fair value as determined as of the date of issuance, and recognized compensation expense of $0.2 million as a result. See "Management—Hertz Holdings Stock Incentive Plan."

        If the fair value of our common stock exceeded the May 2006 option strike price by $1.00, we would have had to record additional compensation expense of $10.8 million in the aggregate over the service period of those options beginning in the second quarter of 2006, as well as a charge of $1.8 million in the aggregate as compensation expense associated with the May 2006 stock sales, the full amount of which would have been required to be recorded in the second quarter of 2006. If the fair value of our common stock had been $1.00 higher at the time of the special cash dividend paid on June 30, 2006, we would have had to recognize additional expense, related to the modification of the exercise price of the options, of $1.5 million, to be amortized over the service period of those options.

        Prior to the consummation of the initial public offering of the common stock of Hertz Holdings on November 21, 2006, Hertz Holdings declared a special cash dividend, which was paid promptly following the completion of the offering. In connection with the special cash dividend, Hertz Holdings' outstanding stock options were adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. The Board of Directors of Hertz Holdings approved this modification on October 12, 2006. Beginning on that date, the cost of the modification was recognized ratably over the remainder of the requisite service period for each grant. Because the modification was effective before the amount of the dividend was known, the cost of the modification reflected the assumption that the dividend would be funded by the proceeds to Hertz Holdings from the sale of the common stock after deducting underwriting discounts and commissions and offering expenses. The assumed proceeds from the sale of the common stock were determined by assuming an offering price equivalent to the midpoint of the range set forth on the cover page of the initial public offering prospectus (or $17.00 per share) and resulted in an estimated dividend of $1.83 per share. The actual dividend declared was $1.12 per share. We will recognize incremental compensation cost of $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend paid on November 21, 2006 over the remainder of the five-year requisite service period. This charge is based on the estimated dividend, rather than the actual dividend paid.

Results of Operations

        In the following discussion, comparisons are made between the years ended December 31, 2006 and December 31, 2005 (combined) and December 31, 2005 (combined) and December 31, 2004, notwithstanding the presentation in our consolidated statements of operations for the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005. A split presentation of an annual period is required under GAAP when a change in accounting basis occurs. Consequently, the combined presentation for 2005 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. A resulting higher cost basis associated with the allocation of the purchase price impacts post-acquisition period results, which impacts period-to-period comparisons. We believe a discussion of the separate periods presented for the year ended December 31, 2005 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 11 day Successor period ended

December 31, 2005 does not materially affect the comparison of the annual periods and, accordingly, we have prepared the discussion of our results of operations by comparing the year ended December 31, 2005 (combined) with the years ended December 31, 2006 and 2004 without regard to the differentiation between Predecessor and Successor results of operations for the Predecessor period ended December 20, 2005 and the Successor period ended December 31, 2005.

	Successor			Combined	Successor	Predecessor	Predecessor
					For the Periods from
	Three Months Ended March 31,		Years Ended December 31,				Year Ended December 31
					December 21, 2005 to December 31, 2005
						January 1, 2005 to December 20, 2005
	2007	2006	2006	2005			2004
	(Dollars in thousands)
Revenues:
Car rental	$1,505,075	$1,399,622	$6,273,612	$5,949,921	$129,448	$5,820,473	$5,430,805
Equipment rental	389,843	363,048	1,672,093	1,414,891	22,430	1,392,461	1,161,955
Other	26,614	23,924	112,700	104,402	2,591	101,811	83,192

Total revenues	1,921,532	1,786,594	8,058,405	7,469,214	154,469	7,314,745	6,675,952

Expenses:
Direct operating	1,114,324	1,070,150	4,475,974	4,189,302	102,958	4,086,344	3,734,361
Depreciation of revenue earning equipment	467,817	407,254	1,757,202	1,599,689	43,827	1,555,862	1,463,258
Selling, general and administrative	200,377	162,177	723,921	638,553	15,167	623,386	591,317
Interest, net of interest income	229,587	210,313	900,657	499,982	25,735	474,247	384,464

Total expenses	2,012,105	1,849,894	7,857,754	6,927,526	187,687	6,739,839	6,173,400

(Loss) income before income taxes and minority interest	(90,573)	(63,300)	200,651	541,688	(33,218)	574,906	502,552
Benefit (provision) for taxes on income	32,117	17,323	(67,994)	(179,089)	12,243	(191,332)	(133,870)
Minority interest	(4,110)	(3,259)	(16,714)	(12,622)	(371)	(12,251)	(3,211)

Net (loss) income	$(62,566)	$(49,236)	$115,943	$349,977	$(21,346)	$371,323	$365,471

        The following table sets forth, for each of the periods indicated, the percentage of total revenues represented by various line items in our consolidated statements of operations:

	Successor			Combined	Successor	Predecessor	Predecessor
	Three Months Ended March 31,		Years Ended December 31,		For the Periods from		Year Ended December 31,
	2007	2006	2006	2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004
Revenues:
Car rental	78.3%	78.4%	77.9%	79.7%	83.8%	79.6%	81.3%
Equipment rental	20.3	20.3	20.7	18.9	14.5	19.0	17.4
Other	1.4	1.3	1.4	1.4	1.7	1.4	1.3

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Expenses:
Direct operating	58.0	59.9	55.5	56.1	66.6	55.9	55.9
Depreciation of revenue earning equipment	24.3	22.8	21.8	21.4	28.4	21.3	21.9
Selling, general and administrative	10.4	9.0	9.0	8.5	9.8	8.5	8.9
Interest, net of interest income	12.0	11.8	11.2	6.7	16.7	6.4	5.8

Total expenses	104.7	103.5	97.5	92.7	121.5	92.1	92.5

(Loss) income before income taxes and minority interest	(4.7)	(3.5)	2.5	7.3	(21.5)	7.9	7.5
Benefit (provision) for taxes on income	1.6	0.9	(0.9)	(2.4)	7.9	(2.6)	(2.0)
Minority interest	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	—

Net (loss) income	(3.3)%	(2.8)%	1.4%	4.7%	(13.8)%	5.1%	5.5%

Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

Revenues

        Total revenues in the quarter ended March 31, 2007 of $1,921.5 million increased by 7.6% from $1,786.6 million in the quarter ended March 31, 2006.

        Revenues from our car rental operations of $1,505.1 million in the quarter ended March 31, 2007 increased by $105.5 million, or 7.5%, from $1,399.6 million in the quarter ended March 31, 2006. The increase was primarily the result of a 4.2% increase in car rental volume worldwide, an increase in airport concession recovery fees and the effects of foreign currency translation of approximately $32.6 million.

        Pricing for worldwide car rental was unchanged from the quarter ended March 31, 2006, as a slight improvement in international pricing offset a slight decline in U.S. pricing. The change in U.S. pricing was primarily due to our accelerating growth rate in off-airport transaction days and a shift from transaction days booked through traditional non-online channels to those booked online. U.S. airport pricing increased 0.6%, impacted by a higher mix of online business at a relatively lower RPD. U.S. off-airport pricing declined 1.3% reflecting our strategy to increase our mix of insurance replacement business which has a lower cost profile and a relatively lower RPD. In the U.S., those customer subsets which book online that we have actively targeted, as well as off-airport business, have longer length profiles, which produce higher rental rate revenue per transaction and generally have lower fleet holding costs due to the use of less costly vehicles and lower overall costs than other types of rentals. Increasing our penetration in these relatively longer length but lower RPD sectors is consistent with our long term strategy to generate profitable growth and to benefit from improved pricing in the future.

        Revenues from our equipment rental operations of $389.8 million in the quarter ended March 31, 2007 increased by $26.8 million, or 7.4%, from $363.0 million in the quarter ended March 31, 2006. The increase was due to higher rental volume and improved pricing worldwide and the effects of foreign currency translation of $3.1 million.

        Revenues from all other sources of $26.6 million in the quarter ended March 31, 2007 increased by $2.7 million, or 11.2%, from $23.9 million in the quarter ended March 31, 2006, primarily due to the increase in car rental licensee revenue.

Expenses

        Total expenses of $2,012.1 million in the quarter ended March 31, 2007 increased by 8.8% from $1,849.9 million in the quarter ended March 31, 2006, and total expenses as a percentage of revenues increased to 104.7% in the quarter ended March 31, 2007 compared with 103.5% in the quarter ended March 31, 2006.

        Direct operating expenses of $1,114.3 million for the quarter ended March 31, 2007 increased by $44.2 million, or 4.1%, from $1,070.1 million for the quarter ended March 31, 2006. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

    Personnel related expenses increased $10.4 million, or 2.6%. The increase primarily related to an increase in wages and the effects of foreign currency translation of approximately $7.1 million.

    Fleet related expenses increased $5.6 million, or 2.3%. The majority of the increase primarily related to the increase in worldwide rental volume and the effects of foreign currency translation of approximately $7.4 million.

    Other direct operating expenses increased $28.2 million, or 6.5%. The majority of the increase related to the increase in worldwide rental volume and included restructuring charges of $12.9 million, increases in concession fees in our car rental operations of $9.9 million, commission fees of $4.8 million and facility expenses of $3.2 million and the effects of foreign currency translation of approximately $9.1 million.

        Depreciation of revenue earning equipment for our car rental operations of $395.9 million in the quarter ended March 31, 2007 increased by 14.6% from $345.6 million in the quarter ended March 31, 2006. The increase was primarily due to the higher cost of vehicles in the United States, lower net proceeds received in excess of book value on the disposal of used vehicles, a $5.5 million net increase in depreciation in our U.S. and Canadian car rental operations resulting from an increase in depreciation rates to reflect changes in the estimated residual value of vehicles and the effects of foreign currency translation. Depreciation of revenue earning equipment for our equipment rental operations of $71.9 million in the quarter ended March 31, 2007 increased by 16.5% from $61.7 million in the quarter ended March 31, 2006 primarily due to an increase in the quantity of equipment operated and lower net proceeds received in excess of book value on the disposal of used equipment.

        Selling, general and administrative expenses of $200.4 million in the quarter ended March 31, 2007 increased by 23.6% from $162.2 million in the quarter ended March 31, 2006. The increase was primarily due to increases in administrative and advertising expenses and the effects of foreign currency translation. The increase in administrative expenses was primarily due to restructuring charges of $19.7 million, stock-based employee compensation expense of $6.1 million and an increase in consulting fees of $3.9 million. Additionally, advertising expenses increased $4.2 million.

        Interest expense, net of interest income, of $229.6 million in the quarter ended March 31, 2007 increased by 9.2% from $210.3 million in the quarter ended March 31, 2006, primarily due to the write-off of $16.1 million of unamortized debt costs associated with certain debt modifications, the ineffectiveness of our HVF swaps (defined below) of $12.8 million in 2007 and an increase in the weighted average interest rate, partly offset by a decrease in the weighted average debt outstanding and an increase in interest income.

Adjusted Pre-Tax Income (Loss)

        Adjusted pre-tax income for our car rental segment of $36.9 million in the quarter ended March 31, 2007 increased by 110.9% from $17.5 million in the quarter ended March 31, 2006. The increase was primarily due to the transaction day improvement and lower total expenses as a percentage of revenues. Adjusted pre-tax income for our equipment rental segment of $65.6 million in the quarter ended March 31, 2007 increased by 23.1% from $53.3 million in the quarter ended March 31, 2006. The increase was primarily due to revenue improvements and lower total expenses as a percentage of revenues. Adjusted pre-tax loss for "Corporate and other" of $86.4 million increased by 4.9% from a loss of $82.4 million in the quarter ended March 31, 2006. The increase was primarily due to stock-based employee compensation expense.

Benefit for Taxes on Income and Minority Interest

        The benefit for taxes on income of $32.1 million in the quarter ended March 31, 2007 increased by 85.4% from $17.3 million in the quarter ended March 31, 2006, primarily due to the impact of the tax benefit attributable to the restructuring charges. The effective tax rate for the quarter ended March 31, 2007 increased to 35.5% from 27.4% in the quarter ended March 31, 2006 due to the tax benefit from the restructuring charges in 2007 and the impact of not providing a benefit for tax losses in certain countries in 2006.

        Minority interest of $4.1 million in the quarter ended March 31, 2007 increased $0.9 million from $3.2 million in the quarter ended March 31, 2006. The increase was primarily due to an increase in our majority-owned subsidiary Navigation Solutions LLC's net income in the quarter ended March 31, 2007 as compared to the quarter ended March 31, 2006.

Net Loss

        We had a net loss of $62.6 million in the quarter ended March 31, 2007, representing a $13.4 million increase in net loss from a net loss of $49.2 million in the quarter ended March 31, 2006. The increase in net loss was primarily due to the after-tax restructuring charges of $20.1 million, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on the net loss was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Effects of Acquisition

        The following table summarizes the purchase accounting effects of the Acquisition on our results of operations for the quarters ended March 31, 2007 and 2006 (in millions of dollars):

	Quarter ended March 31,
	2007	2006
Depreciation and amortization of tangible and intangible assets:
Other intangible assets	$15.3	$15.3
Revenue earning equipment	4.3	1.9
Property and equipment	2.1	3.5
Accretion of revalued liabilities:
Discount on debt	2.3	2.1
Workers' compensation and public liability and property damage	1.4	1.3

	$25.4	$24.1

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Revenues

        Total revenues of $8,058.4 million for the year ended December 31, 2006 increased by 7.9% from $7,469.2 million for the year ended December 31, 2005.

        Revenues from our car rental operations of $6,273.6 million for the year ended December 31, 2006 increased by $323.7 million, or 5.4%, from $5,949.9 million for the year ended December 31, 2005. The increase was primarily the result of a 1.1% increase in car rental volume worldwide, a 2.7% increase in pricing worldwide, increases in airport concession recovery and refueling fees, license and tax reimbursement fees and the effects of foreign currency translation of approximately $36.4 million.

        Revenues from our equipment rental operations of $1,672.1 million for the year ended December 31, 2006 increased by $257.2 million, or 18.2%, from $1,414.9 million for the year ended December 31, 2005. The increase was primarily due to higher rental volume and improved pricing in the United States and Canada and the effects of foreign currency translation of approximately $18.9 million.

        Revenues from all other sources of $112.7 million for the year ended December 31, 2006 increased by $8.3 million, or 7.9%, from $104.4 million for the year ended December 31, 2005, primarily due to the increase in car rental licensee revenue and the effects of foreign currency translation.

Expenses

        Total expenses of $7,857.8 million for the year ended December 31, 2006 increased by 13.4% from $6,927.5 million for the year ended December 31, 2005 and total expenses as a percentage of revenues increased to 97.5% for the year ended December 31, 2006 compared with 92.7% for the year ended December 31, 2005.

        Direct operating expenses of $4,476.0 million for the year ended December 31, 2006 increased by $286.7 million, or 6.8%, from $4,189.3 million for the year ended December 31, 2005. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

    Personnel related expenses increased $21.7 million, or 1.4%. The increase primarily related to an increase in wages and the effects of foreign currency translation of approximately $8.3 million, partly offset by a decrease in benefits due to a decrease in the number of employees.

    Fleet related expenses increased $69.2 million, or 7.1%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in gasoline costs of $28.9 million, which also reflects the higher price of gasoline, vehicle damage and maintenance expense of $25.1 million, vehicle excise tax of $5.4 million, self insurance expense of $4.1 million and the effects of foreign currency translation of approximately $8.7 million.

    Other direct operating expenses increased $195.8 million, or 12.0%. The majority of the increase related to the increase in worldwide rental volume and included increases in concession fees in our car rental operations of $35.2 million, commission fees of $21.7 million, facility expenses of $21.4 million, customer service costs of $11.5 million and guaranteed charge card fees of $10.7 million. Additionally, there were increases in the amortization of other intangible assets of $59.4 million, the cost of equipment and supplies sold of $24.7 million and the effects of foreign currency translation of approximately $13.1 million.

        Depreciation of revenue earning equipment for our car rental operations of $1,479.6 million for the year ended December 31, 2006 increased by 7.1% from $1,381.5 million for the year ended

December 31, 2005. The increase was primarily due to higher depreciation costs for 2006 and 2007 model year program cars, lower net proceeds received in excess of book value on the disposal of used cars in the United States and a $9.0 million increase in depreciation for our international car rental operations due to increases in depreciation rates made during 2006 to reflect changes in the estimated residual values of cars. This increase was partly offset by a $3.7 million net reduction in depreciation in our domestic car rental operations resulting from a decrease in depreciation rates effective January 1, 2006 to reflect changes in the estimated residual values of cars. Depreciation of revenue earning equipment for our equipment rental operations of $277.6 million for the year ended December 31, 2006 increased by 27.2% from $218.2 million for the year ended December 31, 2005 due to an increase in the quantity of equipment operated and lower net proceeds received in excess of book value on the disposal of used equipment in the United States. This increase was partly offset by a $15.3 million and $3.1 million net reduction in depreciation for our United States and Canadian operations combined and our French equipment rental operations, respectively, resulting from decreases in depreciation rates during 2006 to reflect changes in the estimated residual values of equipment.

        Selling, general and administrative expenses of $723.9 million for the year ended December 31, 2006 increased by 13.4% from $638.5 million for the year ended December 31, 2005. The increase was primarily due to increases in administrative and sales promotion expenses. The increase in administrative expenses was primarily the result of an increase in consulting and legal fees of $23.6 million, foreign currency transaction losses of $22.1 million associated with the Euro-denominated debt and non-cash stock purchase and stock option compensation charges of $16.7 million. The increase in sales promotion expenses was primarily the result of increased sales commissions, salaries and incentive compensation.

        Interest expense, net of interest income, of $900.7 million for the year ended December 31, 2006 increased by 80.1% from $500.0 million for the year ended December 31, 2005, primarily due to increases in the weighted average interest rate and the weighted average debt outstanding. The increase was partly offset by an increase in interest income.

        The provision for taxes on income of $68.0 million for the year ended December 31, 2006 decreased by 62.0% from $179.1 million for the year ended December 31, 2005, primarily due to a decrease in income before income taxes and minority interest for the year ended December 31, 2006 as compared to the year ended December 31, 2005 and a $31.3 million provision relating to the repatriation of foreign earnings for the year ended December 31, 2005. The decrease was partly offset by the establishment of valuation allowances of $9.8 million relating to the realization of deferred tax assets in certain European countries and the establishment of certain federal and state contingencies for the year ended December 31, 2006 and the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million and favorable foreign tax adjustments of $5.3 million for the year ended December 31, 2005. The effective tax rate for the year ended December 31, 2006 was 33.9% as compared to 33.1% for the year ended December 31, 2005. See Note 8 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        Minority interest of $16.7 million for the year ended December 31, 2006 increased $4.1 million from $12.6 million for the year ended December 31, 2005. The increase was due to an increase in our majority-owned subsidiary Navigation Solutions, L.L.C.'s, or "Navigation Solutions'," net income in the year ended December 31, 2006. See Note 4 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income

        We had net income of $115.9 million for the year ended December 31, 2006, representing a decrease of $234.1 million, or 66.9%, from $350.0 million for the year ended December 31, 2005. The decrease in net income was primarily due to the 80.1% increase in interest expense over the year ended

December 31, 2005, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Effects of Acquisition

        Increased interest expense resulting from our higher debt levels and increased depreciation and amortization expense resulting from the revaluation of our tangible assets and the recognition of certain identified intangible assets, all in connection with the Acquisition, had a significant adverse impact on full year 2006 income before income taxes and minority interest.

        The following table summarizes the purchase accounting effects of the Acquisition on our results of operations for the year ended December 31, 2006 (in millions of dollars):

Depreciation and amortization of tangible and intangible assets:
Other intangible assets	$61.2
Revenue earning equipment	13.8
Property and equipment	10.0
Accretion of revalued liabilities:
Discount on debt	8.8
Workers' compensation and public liability and property damage	5.4

$99.2

Year Ended December 31, 2005 (Combined) with Year Ended December 31, 2004

Revenues

        Total revenues of $7,469.2 million for the year ended December 31, 2005 increased by 11.9% from $6,676.0 million for the year ended December 31, 2004.

        Revenues from our car rental operations of $5,949.9 million for the year ended December 31, 2005 increased by $519.1 million, or 9.6%, from $5,430.8 million for the year ended December 31, 2004. The increase was primarily the result of a 4.1% increase in car rental volume worldwide, a 0.2% increase in pricing worldwide, an increase in airport concession recovery and refueling fees and the effects of foreign currency translation of approximately $23.1 million.

        Revenues from our equipment rental operations of $1,414.9 million for the year ended December 31, 2005 increased by $252.9 million, or 21.8%, from $1,162.0 million for the year ended December 31, 2004. The increase was primarily due to higher rental volume and improved pricing in the United States and Canada and the effects of foreign currency translation of approximately $12.3 million.

        Revenues from all other sources of $104.4 million for the year ended December 31, 2005 increased by $21.2 million, or 25.5%, from $83.2 million for the year ended December 31, 2004, primarily due to the increase in car rental licensee revenue and the effects of foreign currency translation.

Expenses

        Total expenses of $6,927.5 million for the year ended December 31, 2005 increased by 12.2% from $6,173.4 million for the year ended December 31, 2004, principally due to the increase in revenues. Total expenses as a percentage of revenues increased to 92.7% for the year ended December 31, 2005 compared with 92.5% for the year ended December 31, 2004.

        Direct operating expenses of $4,189.3 million for the year ended December 31, 2005 increased by $454.9 million (inclusive of $22.1 million related to the effects of foreign currency translation), or 12.2%, from $3,734.4 million for the year ended December 31, 2004. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

    Personnel related expenses increased $139.8 million, or 9.7%. The increase primarily related to an increase in the number of employees and higher health care costs.

    Fleet related expenses increased $94.9 million, or 10.8%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in gasoline costs of $49.3 million, which also reflects the higher price of gasoline, self-insurance of $16.4 million and vehicle damage and maintenance expense of $9.1 million.

    Other direct operating expenses increased $220.3 million, or 15.7%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in commission fees of $51.0 million, facility expenses of $49.1 million (which includes a gain in 2004 of $7.5 million from the condemnation of a car rental and support facility in Florida), concession fees in our car rental operations of $25.9 million, customer service costs of $17.5 million and guaranteed charge card fees of $10.9 million. Additionally, there were increases in the cost of equipment sold of $18.7 million, equipment rental cost of $10.0 million and the receipt in 2004 of $7.0 million for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

        Depreciation of revenue earning equipment for our car rental operations of $1,381.5 million for the year ended December 31, 2005 increased by 12.4% from $1,228.6 million for the year ended December 31, 2004. The increase was primarily due to the increase in the average number of vehicles worldwide, higher cost of vehicles in the U.S., lower net proceeds received in excess of book value on the disposal of vehicles and the effects of foreign currency translation. This increase was partly offset by a $21.8 million net reduction in depreciation for our domestic car rental operations resulting from a decrease in depreciation rates to reflect changes in the estimated residual values of vehicles. Depreciation of revenue earning equipment for our equipment rental operations of $218.2 million for the year ended December 31, 2005 decreased by 7.0% from $234.7 million for the year ended December 31, 2004 due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States, and a $13.2 million net reduction in depreciation resulting from the effects of changes in depreciation rates of equipment in the U.S. and Canada, partly offset by an increase in the quantity of equipment operated.

        Selling, general and administrative expenses of $638.5 million for the year ended December 31, 2005 increased by 8.0% from $591.3 million for the year ended December 31, 2004. The increase was primarily due to increases in administrative and sales promotion expenses and the effects of foreign currency translation. The increases in administrative and sales promotion expenses were primarily due to increases in salaries, commissions and benefits relating to the improvement in earnings for the year ended December 31, 2005.

        Interest expense, net of interest income, of $500.0 million for the year ended December 31, 2005 increased by 30.0% from $384.4 million for the year ended December 31, 2004, primarily due to increases in the weighted average debt outstanding, the weighted average interest rate and $35.6 million of interest expense on the $1,185.0 million Intercompany Note payable to Ford Holdings LLC relating to a dividend declared and paid to Ford Holdings LLC on June 10, 2005. The increase was partly offset by an increase in interest income.

        The provision for taxes on income of $179.1 million for the year ended December 31, 2005 increased by 33.8% from $133.9 million for the year ended December 31, 2004, primarily due to an increase in income before income taxes and minority interest and a $31.3 million provision relating to the repatriation of foreign earnings for the year ended December 31, 2005, and net favorable tax adjustments in 2004 totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The increase was partly offset by the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million and favorable foreign tax adjustments of $5.3 million. The effective tax rate for the year ended December 31, 2005 was 33.1% as compared to 26.6% for the year ended December 31, 2004. See Note 8 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        Minority interest of $12.6 million for the year ended December 31, 2005 increased $9.4 million from $3.2 million for the year ended December 31, 2004. The increase was due to only two quarters of earnings being included in 2004 as we increased our ownership interest in Navigation Solutions beginning in July 2004. See Note 4 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income

        We had net income of $350.0 million for the year ended December 31, 2005, representing a decrease of $15.5 million, or 4.2%, from $365.5 million for the year ended December 31, 2004. The decrease in net income was primarily due to the one-time $31.3 million tax provision relating to the repatriation of foreign earnings, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Effects of Acquisition

        The loss for the Successor period ended December 31, 2005 relates to lower rental demand due to the seasonality of the business and costs associated with the Transactions. Increased interest expense resulting from our higher debt levels and increased depreciation and amortization expense resulting from the revaluation of our assets and the recognition of certain identified intangible assets, all in connection with the Acquisition, had a significant adverse impact on full year 2006 income before income taxes and minority interest.

Quarterly Financial Data

        The following table presents unaudited consolidated income statement data for each of the nine fiscal quarters in the period ended March 31, 2007. The operating results for any quarter are not necessarily indicative of the results for any future period. These quarterly results were prepared in accordance with GAAP and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

	Successor
	First Quarter 2006		Second Quarter 2006		Third Quarter 2006		Fourth Quarter 2006		First Quarter 2007
	(Dollars in thousands, except per share data)
Revenues	$1,786,594		$2,040,633		$2,240,594		$1,990,584		$1,921,532
Operating income: pre-tax income before interest expense and minority interest	147,013	(1)(2)	269,883	(4)	413,685	(5)	270,727	(6)	139,014	(9)(10)
(Loss) income before income taxes and minority interest	(63,300	)(1)(2)(3)	57,273	(3)(4)	163,971	(3)(5)	42,707	(3)(6)(7)	(90,573	)(3)(11)
Net (loss) income	(49,236)		17,818		107,538		39,823	(8)	(62,566	)(12)
(Loss) earnings per share, basic	$(0.21)		$0.08		$0.46		$0.14		$(0.20)
(Loss) earnings per share, diluted	$(0.21)		$0.08		$0.46		$0.14		$(0.20)
	Predecessor							Successor
						For the periods from
	First Quarter 2005	Second Quarter 2005		Third Quarter 2005		October 1, 2005 to December 20, 2005		December 21, 2005 to December 31, 2005
Revenues	$1,640,573	$1,862,329		$2,123,630		$1,688,213		$154,469
Operating income (loss): pre-tax income (loss) before interest expense and minority interest	134,691	267,386	(13)	405,460	(14)	241,616	(17)	(7,483	)(17)
Income (loss) before income taxes and minority interest	35,479	154,554	(13)	264,296	(14)(15)	120,577	(17)(18)	(33,218	)(17)
Net income (loss)	20,875	99,200		205,221	(16)	46,027	(19)	(21,346)
Earnings (Loss) per share, basic	$0.09	$0.43		$0.89		$0.20		$(0.09)
Earnings (Loss) per share, diluted	$0.09	$0.43		$0.89		$0.20		$(0.09)

(1)
Includes a $3.6 million and a $5.1 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations, respectively.

(2)
Includes a gain of $6.6 million related to the assignment of certain interest rate swaps. See note (7).

(3)
Includes $76.5 million $78.2 million, $93.4 million, $88.4 million and $89.2 million of net interest expense on corporate debt for the first quarter 2006, second quarter 2006, third quarter 2006, fourth quarter 2006 and the first quarter of 2007, respectively.

(4)
Includes a $5.4 million and $1.1 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our combined U.S. and Canadian and our French equipment rental operations, respectively, and a $1.0 million increase in depreciation expense related to a change in revenue earning equipment depreciation rates in our international car rental operations.

(5)
Includes a $0.5 million, $2.7 million and a $1.0 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations, our combined U.S. and Canadian and our French equipment rental operations, respectively, and a $3.0 million increase in depreciation expense related to a change in revenue earning equipment depreciation rates in our international car rental operations.

(6)
Includes a $2.1 million and $1.0 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our combined U.S. and Canadian and our French equipment rental operations, respectively, and a $4.9 million increase in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic and international car rental operations.

(7)
Includes an adjustment of $5.6 million to correct the original gain amount of $6.6 million disclosed in the first quarter of 2006 which did not take into account the relinquishment of a counterparty receivable in the amount of $5.6 million—see note (2). This adjustment had a negative impact on the quarter of $0.02 per share on a fully diluted basis and had no effect on Corporate EBITDA.

(8)
Included favorable net tax adjustments of $2.9 million related to prior periods, which had the impact of $0.01 per share in the quarter on a fully diluted basis and no effect on Corporate EBITDA.

(9)
Includes a $5.5 million increase and a $0.4 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our combined U.S. and Canadian and our international car rental operations, respectively, and a $1.9 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our French equipment rental operations.

(10)
Includes a $32.6 million restructuring charge. See Note 12 to the notes to our unaudited condensed consolidated financial statements.

(11)
Includes the write-off of $16.1 million of unamortized debt costs associated with certain debt modifications and $12.8 million of ineffectiveness on our interest rate swaps.

(12)
Includes a $12.5 million tax benefit related to the restructuring charge.

(13)
Includes a $14.9 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations.

(14)
Includes a $9.8 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations.

(15)
Includes interest expense of $16.3 million on the intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid on June 10, 2005).

(16)
Includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million.

(17)
The total combined fourth quarter of 2005 includes a $10.3 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations.

(18)
Includes interest expense of $15.6 million on the intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid on June 10, 2005) for the Predecessor period from October 1, 2005 to December 20, 2005. The note was repaid on December 21, 2005.

(19)
Includes a $31.3 million provision relating to the repatriation of foreign earnings and favorable foreign tax adjustments of $5.3 million relating to years prior to 2005.

Liquidity and Capital Resources

        As of March 31, 2007, we had cash and equivalents of $476.9 million, a decrease of $197.7 million from December 31, 2006. As of March 31, 2007, we had $191.8 million of restricted cash to be used for the purchase of revenue earning vehicles and equipment under our like-kind exchange programs, the repayment of outstanding indebtedness primarily under our ABS Program and to satisfy certain of our self-insurance reserve requirements.

        Our domestic and foreign operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the United States, Europe, Puerto Rico, Australia, New Zealand, Canada and Brazil. Net cash provided by operating activities during the quarter ended March 31, 2007 was $1,124.8 million, a decrease of $80.2 million from the quarter ended March 31, 2006. The decrease was primarily due to decreases in our receivables and accrued liabilities, partly offset by an increase in accounts payable and depreciation of revenue earning equipment.

        Our primary use of cash in investing activities is for the acquisition of revenue earning equipment, which consists of cars and equipment. Net cash used in investing activities during the quarter ended March 31, 2007 was $756.9 million, a decrease of $517.8 million from the quarter ended March 31, 2006. The decrease is primarily due to a decrease in revenue earning equipment expenditures and a decrease in restricted cash, partly offset by proceeds from the disposal of revenue earning equipment, which were lower than in the first quarter of 2006. For the quarter ended March 31, 2007, our expenditures for revenue earning equipment were $3,333.2 million, partially offset by proceeds from the disposal of such equipment of $2,243.2 million. These assets are purchased by us in accordance with the terms of programs negotiated with car and equipment manufacturers.

        For the quarter ended March 31, 2007, our capital expenditures for property and non-revenue earning equipment were $37.6 million. For the quarter ended March 31, 2007, we experienced a decreased level of net expenditures for revenue earning equipment and property and equipment compared to the quarter ended March 31, 2006. This decrease was primarily due to the change in fleet mix, a decrease in the percentage of program cars purchased and an increase in the percentage of lower cost non-program cars purchased for the quarter ended March 31, 2007. For 2007, we expect the level of net expenditures for revenue earning equipment to be lower than 2006 and the level of expenditures for property and non-revenue earning equipment to be similar to that of 2006. See "—Capital Expenditures" below.

        Our car rental and equipment rental operations are seasonal businesses with decreased levels of business in the winter months and heightened activity during the spring and summer. This is particularly true of our airport car rental operations and our equipment rental operations. To accommodate increased demand, we maintain a larger fleet by holding vehicles and equipment and purchasing additional fleet which increases our financing requirements in the second and third quarters of the year. These seasonal financing needs are funded by increasing the utilization of our bank credit facilities and the variable funding notes portion of our U.S. Fleet Debt Facilities and, in past years, our commercial paper program. As business demand moderates during the winter, we reduce our fleet accordingly and dispose of vehicles and equipment. The disposal proceeds are used to reduce debt.

        We are highly leveraged and a substantial portion of our liquidity needs arise from debt service on indebtedness incurred in connection with the Transactions and from the funding of our costs of operations, working capital and capital expenditures.

        As of March 31, 2007, we had approximately $11,756.9 million of total indebtedness outstanding. Cash paid for interest during the quarter ended March 31, 2007, was $260.0 million, net of amounts capitalized.

        We rely significantly on asset-backed financing to purchase cars for our domestic and international car rental fleets. For further information concerning our asset-backed financing programs, see "Description of Certain Indebtedness—ABS Program—U.S. Fleet Debt" and "Description of Certain Indebtedness—ABS Program—International Fleet Debt" below. For a discussion of risks related to our reliance on asset-backed financing to purchase cars, see "Risk Factors—Risks Related to Our Business—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

        Also, substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are subject to liens in favor of the lenders under the Senior ABL Facility, the ABS Program, the International Fleet Debt Facilities or the fleet financing facility relating to our car rental fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands or our temporary lending facility entered into by Hertz Belgium BVBA and Hertz Luxembourg S.A., all as described in more detail below. Substantially all of our other assets in the United States are also subject to liens in favor of our lenders under the Senior Credit Facilities, and substantially all of our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders under the International Fleet Debt Facilities or (in the case of our Canadian HERC business) the Senior ABL Facility. None of these assets will be available to satisfy the claims of our general creditors.

        We believe that cash generated from operations, together with amounts available under the Senior Credit Facilities, asset-backed financing and other available financing arrangements will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs and capital expenditure requirements for the foreseeable future. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Financing

Senior Credit Facilities

        Senior Term Facility.    In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consisted of a $2,000.0 million secured term loan facility (which was decreased in February 2007 to $1,400.0 million) providing for loans denominated in U.S. dollars, which included a delayed draw facility of $293.0 million (which was utilized in 2006). In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility and $182.2 million in letters of credit. As of March 31, 2007, we had $1,373.1 million in borrowings outstanding under this facility, which is net of a discount of $26.9 million, and had issued $241.4 million in letters of credit. The term loan facility and the synthetic letter of credit facility will mature on December 21, 2012.

        Senior ABL Facility.    Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provided (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million (which was increased in February 2007 to $1,800.0 million) under a revolving loan facility providing for loans denominated in U.S. dollars, Canadian dollars, Euros and Pounds Sterling. Up to $200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At March 31, 2007, net of a discount of $21.2 million, Hertz and Matthews Equipment Limited collectively had $278.8 million in borrowings outstanding under this facility and had issued $18.1 million in letters of credit. The Senior ABL Facility will mature on December 21, 2010 (which was extended in February 2007 to February 15, 2012).

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by Hertz Investors, Inc., its immediate parent and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings). HERC and Hertz are co-borrowers with joint and several obligations under the Senior ABL Facility. In addition, the obligations of the Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing.) Consequently, these assets will not be available to satisfy the claims of our general creditors.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrowers are subject to financial covenants, including a requirement to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to interest expense coverage ratio for specified periods (the requirements for both of these ratios vary throughout the term of the loan.) Also, under the Senior ABL Facility, if the borrowers fail to maintain a specified minimum level of borrowing capacity, they will then be subject to financial covenants under such facility, including a specified debt to Corporate EBITDA leverage ratio

(the ratio varies throughout the term of the loan) and a specified Corporate EBITDA to fixed charges coverage ratio of one to one. Failure to comply with the financial covenants under the Senior Credit Facilities would result in a default under the credit agreements governing our Senior Credit Facilities and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the Senior Credit Facilities. As of March 31, 2007, we performed the calculations associated with the above noted financial covenants and determined that we were in compliance with such financial covenants. The Senior Credit Facilities are subject to certain mandatory prepayment requirements and provide for customary events of default.

        On June 30, 2006, we entered into amendments to each of our Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under the covenants in these credit facilities to enter into certain sale and leaseback transactions, to pay dividends and, in the case of the amendment to the Senior Term Facility, to make investments. These amendments also had the effect of reducing the restrictions in the Senior Credit Facilities on Hertz's ability to provide cash to Hertz Holdings (whether in the form of a loan or a dividend) that would enable Hertz Holdings to service indebtedness that it may incur. The amendment to the Senior Term Facility also permits us to use proceeds of the unused portion of the $293.0 million delayed draw facility to repay borrowings outstanding under the Senior ABL Facility, in addition to repaying certain of our other outstanding indebtedness. As previously noted, on July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings outstanding under the Senior ABL Facility.

        On February 9, 2007, Hertz entered into an amendment to its Senior Term Facility. The amendment was entered into for the purpose of (i) lowering the interest rates payable on the Senior Term Facility by up to 50 basis points from the interest rates previously payable thereunder, and revising financial ratio requirements for specific interest rate levels; (ii) eliminating certain mandatory prepayment requirements; (iii) increasing the amounts of certain other types of indebtedness that Hertz and its subsidiaries may incur outside of the Senior Term Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior Term Facility. Additionally, in February 2007, we repaid a portion of the Senior Term Facility, bringing the maximum commitments thereunder down from $2,000 million to $1,400 million.

        On February 15, 2007, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries entered into an amendment to their Senior ABL Facility. The amendment was entered into for the purpose of (i) lowering the interest rates payable on the Senior ABL Facility by up to 25 basis points from the interest rates previously payable thereunder, and revising financial ratio requirements for specific interest rate levels; (ii) increasing the availability under the Senior ABL Facility from $1,600 million to $1,800 million; (iii) extending the term of the commitments under the Senior ABL Facility to February 15, 2012; (iv) increasing the amounts of certain other types of indebtedness that the borrowers and their subsidiaries may incur outside of the Senior ABL Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior ABL Facility.

        For further information regarding the Senior Credit Facilities, see "Description of Certain Indebtedness—Senior Credit Facilities."

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated as of the Closing Date, pursuant to which Hertz assumed the obligations of CCMG

Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz as the surviving entity.

        As of March 31, 2007, $2,100.6 million and $600.0 million in borrowings were outstanding under the Senior Notes and Senior Subordinated Notes, respectively. Prior to October 1, 2006, our Senior Euro Notes were not designated as a net investment hedge of our Euro-denominated net investments in our foreign operations. For the nine months ended September 30, 2006, we incurred unrealized exchange transaction losses of $19.2 million resulting from the translation of these Euro-denominated notes into the U.S. dollar, which are recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. On October 1, 2006, we designated our Senior Euro Notes as an effective net investment hedge of our Euro-denominated net investment in our foreign operations. As a result of this net investment hedge designation, as of March 31, 2007, $9.2 million of losses, which is net of tax of $6.0 million, attributable to the translation of our Senior Euro Notes into the U.S. dollar, are recorded in our consolidated balance sheet in "Accumulated other comprehensive income (loss)." The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Credit Facilities.

        Both the indenture for the Senior Notes and the indenture for the Senior Subordinated Notes contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to incur more debt, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with Hertz's affiliates. The indenture for the Senior Subordinated Notes also contains subordination provisions and limitations on the types of senior subordinated debt that may be incurred. The indentures also contain certain mandatory and optional prepayment or redemption provisions and provide for customary events of default. For further information regarding the Senior Notes and Senior Subordinated Notes, see "Description of Certain Indebtedness—Senior Notes and Senior Subordinated Notes."

        On January 12, 2007, Hertz completed exchange offers for the outstanding Senior Notes and Senior Subordinated Notes whereby over 99% of the outstanding notes were exchanged for a like principal amount of new notes with identical terms that were registered under the Securities Act of 1933 pursuant to a registration statement on Form S-4.

Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly owned by Hertz, entered into an amended and restated base indenture, or the "ABS Indenture," dated as of the Closing Date, with BNY Midwest Trust Company as trustee, and a number of related supplements to the ABS Indenture, each dated as of the Closing Date, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300.0 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement. HVF also issued approximately $1,500.0 million of variable funding notes in two series, none of which were funded at closing. As of March 31, 2007, $4,299.9 million (net of a $0.1 million discount) and $145.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from the Closing Date. The variable funding notes will be funded through the bank multi seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt and Pre-Acquisition ABS Notes. Consequently, these assets will not be available to satisfy the claims of our general creditors.

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into seven interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133 "Accounting for Derivative Instruments and Hedging Activities." These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. For the three months ended March 31, 2007, we recorded an expense of $12.8 million in our consolidated statement of operations, in "Interest, net of interest income," associated with the ineffectiveness of the HVF Swaps, as these swaps were entered into at off-market rates. HVF paid $44.8 million to reduce the fixed rate leg of the swap from prevailing market rates to 4.5%. As of March 31, 2007 and December 31, 2006, the fair value of the HVF Swaps were $33.0 million and $50.6 million, respectively, which are reflected in our consolidated balance sheet in "Prepaid expenses and other assets."

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        International Fleet Debt.    In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies, up to an aggregate foreign currency equivalent of approximately $3,205.3 million (calculated as of March 31, 2007), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of March 31, 2007, the foreign currency equivalent of $1,661.7 million in borrowings was outstanding under these facilities, net of a $2.8 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities as of the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-

based facilities. As of March 31, 2007, the excess cash flow amount was zero. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz as of March 31, 2007, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets. For further information regarding the U.S. Fleet Debt Facilities and International Fleet Debt Facilities, see "Description of Certain Indebtedness—ABS Program."

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings relating to revenue earning equipment outside the International Fleet Debt Facilities. As of March 31, 2007, there were $31.0 million of capital lease financings outstanding. These capital lease financings are included in the International Fleet Debt Facilities total.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. As of March 31, 2007, the fair value of the swaptions was €2.9 million (or $3.9 million), which is reflected in our consolidated balance sheet in "Prepaid expenses and other assets." During the three months ended March 31, 2007, the fair value adjustment related to these swaps was a loss of $0.3 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. The swaptions were renewed in 2007 prior to their scheduled expiration date of March 15, 2007 at a cost of €1.8 million, and now expire on September 5, 2007. See Note 16 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        On March 21, 2007, certain amendments to the International Fleet Debt Facilities were entered into for the purpose of, among other things, extending the dates when margins on the affected facilities are scheduled to step up. See "Description of Certain Indebtedness—Amendments to International Debt Facilities."

        On April 4, 2007, our Brazilian subsidiary entered into an agreement amending and restating its credit facility to, among other things, increase the facility to R$130 million (or $63.1 million) consisting of an R$70 million (or $34.0 million) term loan facility and an R$60 million (or $29.1 million) revolving credit facility. Hertz has guaranteed the obligations of the Brazilian subsidiary under its loan agreement, as amended and restated as of April 4, 2007, up to an aggregate principal amount of $63.5 million. This guarantee is secured equally and ratably with borrowings under the Senior Term Facility. This facility will mature on December 21, 2010. As of March 31, 2007, indebtedness associated with our Brazilian subsidiary was included under the International Fleet Debt Facilities.

        Fleet Financing Facility.    On September 29, 2006, Hertz and Puerto Ricancars, Inc., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, Gelco Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275.0 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124.0 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent. As of March 31, 2007, Hertz and PR Cars had

$156.0 million (net of a $2.0 million discount) and $17.0 million, respectively, of borrowings outstanding under the Fleet Financing Facility.

        The Fleet Financing Facility will mature on December 21, 2011, but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands and by certain assets related thereto.

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of March 31, 2007, the average interest rate was 6.6% (LIBOR based).

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business. See "Description of Certain Indebtedness—Hertz's and Puerto Rican Cars, Inc.'s Fleet Financing Facility."

        During the fourth quarter of 2006, certain of the documents relating to the Fleet Financing Facility were amended to make certain technical and administrative changes.

        Other International Facility.    Hertz Belgium BVBA and Hertz Luxembourg SA are in the process of negotiating a four year secured lending facility. Pending the finalization of the facility documentation, a temporary €20.0 million (or $26.7 million) facility has been provided until May 31, 2007. The obligations of Hertz Belgium BVBA and Hertz Luxembourg SA under this facility are guaranteed by HIL. At March 31, 2007, Hertz Belgium BVBA had drawn €18.4 million (or $24.6 million) under this temporary facility.

Hertz Holdings Loan Facility

        On June 30, 2006, Hertz Holdings entered into the Hertz Holdings Loan Facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion for the purpose of paying a special cash dividend to the holders of its common stock and paying fees and expenses related to the facility. The Hertz Holdings Loan Facility was repaid in full with the proceeds of our initial public offering, and the restrictive covenants contained therein were terminated.

Pre-Acquisition Financing

        As of March 31, 2007, we had approximately $633.5 million (net of a $5.6 million discount) outstanding in pre-Acquisition promissory notes issued under three separate indentures at an average interest rate of 7.2%. These pre-Acquisition promissory notes have maturities ranging from 2007 to 2028.

        As of March 31, 2007, we had approximately €7.6 million (or $10.2 million) outstanding in pre-Acquisition Euro-denominated medium term notes, in connection with which we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro-denominated medium term notes. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro-denominated medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

        We also had outstanding as of March 31, 2007 approximately $415.1 million in borrowings, net of a $8.2 million discount, consisting of pre-Acquisition ABS Notes with an average interest rate of 3.1%. These pre-Acquisition ABS Notes have maturities ranging from 2007 to 2009. See "U.S. Fleet Debt" for a discussion of the collateralization of the pre-Acquisition ABS Notes.

Credit Facilities

        As of March 31, 2007, the following credit facilities were available for the use of Hertz and its subsidiaries:

  •
  The Senior Term Facility had $8.6 million available under the letter of credit facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $1,481.8 million of remaining capacity, all of which was available under the borrowing base limitation and $181.9 million of which was available under the letter of credit facility sublimit.

  •
  The U.S. Fleet Debt had approximately $1,355.0 million of remaining capacity and $22.0 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

  •
  The International Fleet Debt Facilities had the foreign currency equivalent of approximately $1,512.6 million of remaining capacity and $275.1 million available under the borrowing base limitation.

  •
  The Fleet Financing Facility had approximately $98.0 million of remaining capacity and $14.5 million available under the borrowing base limitation.

  •
  The Other International Facility had the foreign currency equivalent of approximately $2.1 million of remaining capacity and $2.1 million available under the borrowing base limitation.

        As of March 31, 2007, substantially all of our assets are pledged under one or more of the facilities noted above. We are currently in compliance with all of the covenants contained in the various facilities noted above that are currently applicable to us.

        For further information regarding these credit facilities, see "Description of Certain Indebtedness."

Contractual Obligations

        The following table details the contractual cash obligations for debt and related interest payable, operating leases and concession agreements and other purchase obligations as of December 31, 2006 (in millions of dollars):

		Payments Due by Period
	Total	2007	2008 to 2009	2010 to 2011	After 2011
Debt (1)	$12,359.4	$2,543.2	$1,863.2	$3,045.0	$4,908.0
Interest on debt (2)	3,504.6	737.2	1,149.7	850.1	767.6
Operating leases and concession agreements (3)	1,740.2	385.2	502.2	269.9	582.9
Purchase obligations (4)	5,699.8	5,595.1	104.1	0.6	—

Total	$23,304.0	$9,260.7	$3,619.2	$4,165.6	$6,258.5

(1)
Amounts represent aggregate debt obligations included in "Debt" in our consolidated balance sheet and include $2,162.6 million of commercial paper and other short-term borrowings. These amounts exclude estimated payments under interest rate swap agreements. See Note 3 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(2)
Amounts represent the estimated interest payments based on the principal amounts, minimum non cancelable maturity dates and applicable interest rates on the debt at December 31, 2006. The minimum non cancelable obligations under the International Fleet Debt, Senior ABL Facility and the Fleet Financing Facility matured between January and March 2007. While there was no requirement to do so, these obligations were subsequently renewed.

(3)
Includes obligations under various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and lease agreements for real estate, revenue earning equipment and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See Note 9 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus."

(4)
Purchase obligations represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts, which state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Of the total purchase obligations as of December 31, 2006, $5,499.0 million represent fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements. We do not regard our employment relationships with our employees as "agreements to purchase services" for these purposes.

Other Factors

Goodwill and Other Intangible Assets Following the Acquisition

        We have recognized a significant amount of goodwill and other intangible assets in connection with the Acquisition. We perform an impairment analysis with respect to our goodwill and indefinite-lived intangible assets at least annually, or more frequently if changes in circumstances indicate that the carrying amount of the goodwill or other intangible assets may not be recoverable. If we identify an impairment in goodwill or other intangible assets we may be required to take a charge that could negatively impact our future earnings.

Foreign Currency

        Provisions are not made for U.S. income taxes on undistributed earnings of foreign subsidiaries that are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes. Foreign operations have been financed to a substantial extent through loans from local lending sources in the currency of the countries in which such operations are conducted. Car rental operations in foreign countries are, from time to time, subject to governmental regulations imposing varying degrees of currency restrictions. Currency restrictions and other regulations historically have not had a material impact on our operations as a whole.

Capital Expenditures

        The table below shows revenue earning equipment and property and equipment capital expenditures and related disposal proceeds received by quarter for 2007, 2006, 2005 and 2004 (in millions of dollars).

	Revenue Earning Equipment			Property and Equipment
	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures (Proceeds)	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures
2007
Successor
First Quarter	$3,333.2	$(2,243.2)	$1,090.0	$37.6	$(9.4)	$28.2

2006
Successor
First Quarter	$3,862.1	$(2,591.3)	$1,270.8	$64.7	$(19.8)	$44.9
Second Quarter	3,678.2	(2,308.2)	1,370.0	65.9	(8.7)	57.2
Third Quarter	1,814.5	(2,099.0)	(284.5)	50.5	(19.3)	31.2
Fourth Quarter	2,066.1	(2,556.5)	(490.4)	42.8	(16.3)	26.5

Total Year	$11,420.9	$(9,555.0)	$1,865.9	$223.9	$(64.1)	$159.8

2005
Predecessor
First Quarter	$3,600.2	$(2,307.4)	$1,292.8	$81.3	$(9.0)	$72.3
Second Quarter	4,040.4	(2,304.3)	1,736.1	105.5	(21.3)	84.2
Third Quarter	2,377.5	(2,579.5)	(202.0)	92.9	(19.0)	73.9
Fourth Quarter (Oct. 1-Dec. 20, 2005)	2,168.1	(2,915.1)	(747.0)	54.8	(23.3)	31.5
Successor
Fourth Quarter (Dec. 21-Dec. 31, 2005)	234.8	(199.7)	35.1	8.5	(1.2)	7.3

Total Year	$12,421.0	$(10,306.0)	$2,115.0	$343.0	$(73.8)	$269.2

2004
Predecessor
First Quarter	$2,916.1	$(1,860.7)	$1,055.4	$61.2	$(11.7)	$49.5
Second Quarter	3,804.1	(1,921.2)	1,882.9	82.8	(20.9)	61.9
Third Quarter	2,179.0	(2,321.8)	(142.8)	74.6	(19.4)	55.2
Fourth Quarter	2,410.9	(2,637.2)	(226.3)	67.8	(7.3)	60.5

Total Year	$11,310.1	$(8,740.9)	$2,569.2	$286.4	$(59.3)	$227.1

        Revenue earning equipment expenditures in our car rental operations were $10,545.7 million, $11,493.9 million and $10,665.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Revenue earning equipment expenditures in our equipment rental operations were $875.2 million, $927.1 million and $644.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Revenue earning equipment expenditures in our car rental operations were $3,224.1 million and $3,651.9 million for the quarters ended March 31, 2007 and 2006, respectively. Revenue earning equipment expenditures in our equipment rental operations were $109.1 million and $210.2 million for the quarters ended March 31, 2007 and 2006, respectively.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the year ended December 31, 2006 decreased by 8.2% and 5.6%, respectively, compared to the year ended December 31, 2005. The decrease in our car rental operations revenue earning equipment expenditures is due to the change in the mix of purchases made during the year ended December 31, 2006 as compared to the year ended December 31, 2005. Revenue earning equipment expenditures in our car rental and equipment rental operations for the year ended December 31, 2005 increased by 7.8% and 43.8%, respectively, compared to the year ended December 31, 2004. The increase in equipment rental operations revenue earning equipment expenditures is primarily the result of higher rental volume.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the quarter ended March 31, 2007 decreased by 11.7% and 48.1%, respectively, compared to the quarter ended March 31, 2006. The decrease in our car rental operations revenue earning equipment expenditures is due to the change in the mix of purchases made during the quarter ended March 31, 2007 as compared to the quarter ended March 31, 2006. The decrease in our equipment rental operations revenue earning equipment expenditures is due to slowing non-residential construction growth during the quarter ended March 31, 2007 as compared to the quarter ended March 31, 2006.

        Property and equipment expenditures in our car rental operations were $166.4 million, $271.1 million and $220.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. Property and equipment expenditures in our equipment rental operations were $54.4 million $69.0 million and $63.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. Property and equipment expenditures in our "corporate and other" activities were $3.1 million, $2.9 million and $3.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Property and equipment expenditures in our car rental operations were $29.1 million and $53.8 million for the quarters ended March 31, 2007 and 2006, respectively. Property and equipment expenditures in our equipment rental operations were $8.2 million and $10.6 million for the quarters ended March 31, 2007 and 2006, respectively. Property and equipment expenditures in our "corporate and other" activities were $0.3 million for the quarters ended March 31, 2007 and 2006.

        Property and equipment expenditures in our car rental, equipment rental and "corporate and other" operations for the year ended December 31, 2006 decreased by 38.6%, 21.2% and increased by 6.9%, respectively, compared to the year ended December 31, 2005. Property and equipment expenditures in our car rental, equipment rental and "corporate and other" operations for the year ended December 31, 2005 increased by 23.0%, 9.4% and decreased by 3.3%, respectively, compared to the year ended December 31, 2004.

        Property and equipment expenditures in our car rental and equipment rental operations for the quarter ended March 31, 2007 decreased by 45.9% and 22.6%, respectively, and remained the same in "corporate and other" compared to the quarter ended March 31, 2006.

        For the year ended December 31, 2006, we experienced a level of net expenditures for revenue earning equipment and property and equipment slightly lower than our net expenditures in 2005. This decrease was due to a decrease in the percentage of program cars purchased and an increase in the percentage of lower cost non-program cars purchased for the year ended December 31, 2006.

        For the year ended December 31, 2005, we experienced a level of net expenditures for revenue earning equipment and property and equipment slightly lower than our net expenditures in 2004. The net capital expenditures decrease was due to increased disposals partly offset by increases in the prices of 2006 model year vehicles acquired beginning in the fourth quarter of 2005, together with capital expenditures relating to the expansion of our off-airport locations.

        For the three months ended March 31, 2007, we experienced a level of net expenditures for revenue earning equipment and property and equipment lower than our net expenditures in the three months ended March 31, 2006. This decrease was due to a decrease in the percentage of program cars purchased and an increase in the percentage of lower cost non-program cars purchased for the three months ended March 31, 2007.

Off-Balance Sheet Commitments

        As of March 31, 2007, December 31, 2006 and 2005, the following guarantees (including indemnification commitments) were issued and outstanding:

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsors; Directors

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us. We also entered into indemnification agreements with each of our directors in connection with the initial public offering of our common stock in November 2006. See "Description of Capital Stock—Limitation of Liability of Directors; Indemnification of Directors."

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of March 31, 2007, December 31, 2006 and December 31, 2005, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our consolidated balance sheet in "Other accrued liabilities" were $3.5 million, $3.7 million and $3.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Risk Management

        For a discussion of additional risks arising from our operations, including vehicle liability, general liability and property damage insurable risks, see "Business—Risk Management."

Market Risks

        We are exposed to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and historically have not been used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. For more information on these exposures, see Note 13 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

        From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% notes due June 15, 2010. Under these agreements, we paid interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the derivatives were recognized in the statement of operations. Between December 21, 2005 (the date the hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these interest rate swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. During January 2006, we assigned these interest rate swaps to a third party in return for cash. As a result of the assignment of these interest rate swaps, we recorded a gain of

$1.0 million which is reflected in our audited annual consolidated statement of operations in "Selling, general and administrative" expenses.

        In connection with the Acquisition and the issuance of the $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations.

        In connection with the remaining €7.6 million untendered balance of our Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006, and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro Medium Term Notes.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions gave HIL the right, but not the obligation, to enter into three year interest rate swaps based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions were renewed in 2007 prior to their scheduled expiration date of March 15, 2007 and now expire on September 5, 2007.

        See Note 7 to the notes to our unaudited interim condensed consolidated financial statements and Notes 3, 13 and 16 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We have a significant amount of debt (including under our U.S. and International Fleet Debt, the Senior ABL Facility and Senior Term Facility) with variable rates of interest based generally on LIBOR, EURIBOR or their equivalents for local currencies plus an applicable margin. Increases in interest rates could therefore significantly increase the associated interest payments that we are required to make on this debt.

        We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on our debt portfolio as of March 31, 2007, our net interest expense would increase by an estimated $8.2 million over a twelve-month period.

        Consistent with the terms of the agreements governing the respective debt obligations, we may hedge a portion of the floating rate interest exposure under the Senior Credit Facilities and the U.S. and International Fleet Debt to provide protection in respect of such exposure.

Foreign Currency Risk

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to currency option contracts are limited to the premium paid for the right to exercise the option and the future performance of the option's counterparty. Premiums paid for options outstanding as of March 31, 2007, were approximately $0.3 million and we limit counterparties to financial institutions that have strong credit ratings.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts at the time of the loans.

The forward rate is reflected in the intercompany loan rate to the subsidiaries, and as a result, the forward contracts have no material impact on our results of operations.

        In connection with the Transactions, we issued €225 million of unhedged Senior Euro Notes. Prior to October 1, 2006, our Senior Euro Notes were not designated as a net investment hedge of our Euro-denominated net investments in our foreign operations. For the quarter ended March 31, 2006, we incurred unrealized exchange transaction losses of $6.5 million resulting from the translation of these Euro-denominated notes into the U.S. dollar, which are recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. On October 1, 2006, we designated our Senior Euro Notes as an effective net investment hedge of our Euro-denominated net investment in our foreign operations. As a result of this net investment hedge designation, as of March 31, 2007, $9.2 million of losses, which is net of tax of $6.0 million, attributable to the translation of our Senior Euro Notes into the U.S. dollar, are recorded in our condensed consolidated balance sheet in "Accumulated other comprehensive income."

Inflation

        The increased acquisition cost of vehicles is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation, including health care costs. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.

Like-Kind Exchange Program

        In January 2006, we implemented a like-kind exchange program for our U.S. car rental business. Pursuant to the program, we dispose of vehicles and acquire replacement vehicles in a form intended to allow such dispositions and replacements to qualify as tax-deferred "like-kind exchanges" pursuant to section 1031 of the Internal Revenue Code. The program has resulted in a material deferral of federal and state income taxes for fiscal 2006 and for the quarter ended March 31, 2007. A like-kind exchange program for HERC has been in place for several years. We cannot, however, offer assurance that the expected tax deferral will be achieved or that the relevant law concerning the programs will remain in its current form. In addition, the benefit of deferral is subject to recapture, if, for example, there were a material downsizing of our fleet.

Employee Retirement Benefits

Pension

        We sponsor defined benefit pension plans worldwide. Pension obligations give rise to significant expenses that are dependent on assumptions discussed in Note 5 of the notes to our audited annual consolidated financial statements included elsewhere in this prospectus. Our 2006 worldwide pre-tax pension expense was approximately $35.6 million, which is a decrease of $1.9 million from 2005 primarily attributable to the elimination of the amortization of net loss component of 2006 net periodic pension cost because of the purchase accounting charges that were recognized in 2005. As of the Acquisition date, a liability was recorded for the projected benefit obligation in excess of plan assets, which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost. Based on present assumptions, 2007 worldwide pre-tax pension expense is expected to be approximately $42.2 million, which is an increase of $6.6 million from 2006. The increase in pension expense from 2006 is mainly due to settlement charges of $4.6 million recognized in the first quarter resulting from certain executive pension payments. To the extent that there are layoffs affecting a significant number of employees covered by any pension plan worldwide, 2007 expense could vary significantly because of further settlement charges.

        The funded status (i.e., the dollar amount by which the present value of projected benefit obligations exceeded the market value of pension plan assets) of our U.S. qualified plan, in which most domestic employees participate, declined as of December 31, 2006, compared with December 31, 2005. The ratio of assets to the projected benefit obligation was consistent from December 31, 2005 to December 31, 2006. The primary reason for the decline in dollar terms is that no contributions were made in 2006.

        We review our pension assumptions regularly and from time to time make contributions beyond those legally required. For example, no discretionary contributions were made to our U.S. qualified plan in the year ended December 31, 2006 and $28.0 million and $48.0 million in discretionary contributions were made to our U.S. qualified plan for the years ended December 31, 2005 and 2004, respectively. After giving effect to these contributions, based on current interest rates and on our return assumptions and assuming no additional contributions, we do not expect to be required to pay any variable-rate premiums to the Pension Benefit Guaranty Corporation before 2010. For the year ended December 31, 2006, we contributed $28.8 million to our worldwide pension plans, including a discretionary contribution of $15.6 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans. For the three months ended March 31, 2007, we contributed $12.2 million to our worldwide pension plans, including a discretionary contribution of $1.2 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans.

        We participate in various "multiemployer" pension plans administrated by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our consolidated statement of operations and as a liability on our condensed consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any material withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Other Postretirement Benefits

        We provide limited postretirement health care and life insurance for employees of our domestic operations with hire dates prior to January 1, 1990. There are no plan assets associated with this plan. We provide for these postretirement costs through monthly accruals. The net periodic postretirement benefit cost for the year ended December 31, 2006 was $1.1 million and the accumulated benefit obligation as of December 31, 2006 was $16.6 million compared to a net periodic postretirement benefit cost of $1.6 million for the year ended December 31, 2005 and an accumulated benefit obligation of $18.2 million as of December 31, 2005. The decrease in the accumulated benefit obligation was primarily attributable to the increase in the discount rate from 5.5% as of December 31, 2005 to 5.7% as of December 31, 2006.

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, our Board of Directors and that of Hertz jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of stock of Hertz Holdings to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals.

        During the second quarter of 2006, we made an equity offering to approximately 350 of Hertz's executives and key employees (not including Craig R. Koch, our former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, we sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($4.56 after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006). In addition, on May 18, 2006, we granted Hertz's key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of our common stock at $10.00 per share ($4.56 after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006), 800,000 shares at $15.00 per share ($9.56 after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006) and 800,000 shares at $20.00 per share ($14.56 after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006). These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares of the common stock of Hertz Holdings at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 after adjustment for the special cash dividend paid on June 30, 2006). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued options to purchase 112,000 shares of common stock of Hertz Holdings at an exercise price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006). Hertz Holdings made a payment to Mr. Koch in connection with his share purchase equal to $80,000.

        On August 15, 2006, certain newly hired employees purchased an aggregate of 20,000 shares at a purchase price of $7.68 per share and were granted options to purchase 220,000 shares of Hertz Holdings stock at an exercise price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006). Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of the common stock of Hertz Holdings at a price of $5.68 per share and was granted options to purchase 800,000 shares of common stock of Hertz Holdings at an exercise price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006), 400,000 options at an exercise price of $10.68 per share ($9.56 after adjustment for the special cash dividend paid on November 21, 2006) and 400,000 options at an exercise price of $15.68 per share ($14.56 after adjustment for the special cash dividend paid on November 21, 2006). All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

        During September 2006, we determined that the fair value of our common stock as of August 15, 2006 was $16.37 per share, rather than the $7.68 that had originally been determined at that time and which we use for purposes of the Stock Incentive Plan and federal income tax purposes. Consequently, we recognized compensation expense of approximately $13.0 million, including amounts for a tax gross up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the quarter ended September 30, 2006.

        In order to assist management and the Compensation Committee of the Board of Directors in their determination of the value of the common stock of Hertz Holdings, Hertz engaged an independent valuation specialist to perform a valuation of the common stock of Hertz Holdings at May 15, 2006 and June 30, 2006. The May 15th date is close to the initial stock purchase and option grant date of May 5, 2006 and the second option grant date of May 18, 2006. The June 30th date coincides with the payment of the special cash dividend of $4.32 per share.

        The independent valuation specialist weighted each of the income, market transaction and market comparable valuation approaches equally. Management and the Compensation Committee of the Board of Directors believe that the valuation approaches employed are appropriate for an enterprise such as Hertz Holdings, which has an established financial history of profitable operations and generation of positive cash flows. The results of the approaches were not significantly different from one another.

        In connection with the authorization of the special cash dividend of $4.32 per share paid on June 30, 2006, the Board of Hertz Holdings authorized the modification of the option exercise prices downward by an amount equal to the per share amount of the special cash dividend paid on June 30, 2006, thereby preserving the intrinsic value of the options, consistent with applicable tax law. In order to assist management and the Compensation Committee of the Board of Directors in their determination of the value of the common stock of Hertz Holdings, an independent valuation was performed as of immediately before and after the modification. We will recognize incremental compensation cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend over the remainder of the five year requisite vesting period that began on the grant date.

        Prior to the consummation of the initial public offering of the common stock of Hertz Holdings on November 21, 2006, Hertz Holdings declared a special cash dividend, to be paid promptly following the completion of the offering. In connection with the special cash dividend, Hertz Holdings' outstanding stock options were adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. The Board approved this modification on October 12, 2006. Beginning on that date, the cost of the modification was recognized ratably over the remainder of the requisite service period for each grant. Because the modification was effective before the amount of the dividend was known, the cost of the modification reflected the assumption that the dividend would be funded by the proceeds to Hertz Holdings from the sale of the common stock after deducting underwriting discounts and commissions and offering expenses. The assumed proceeds from the sale of the common stock were determined by assuming an offering price equivalent to the midpoint of the range set forth on the cover page of the initial public offering prospectus (or $17.00 per share) and resulted in an estimated dividend of $1.83 per share. The actual dividend declared was $1.12 per share. We will recognize incremental compensation cost of $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend paid on November 21, 2006 over the remainder of the five-year requisite service period. This charge was based on the estimated dividend, rather than the actual dividend paid.

Share Purchase by Our Chief Executive Officer

        On July 10, 2006, Mark P. Frissora accepted an offer of employment to serve as our Chief Executive Officer. On August 15, 2006, Mr. Frissora purchased 1,056,338 shares of our common stock at a price of $5.68 per share, which was $2.00 below the fair market value of $7.68 on that date. As discussed under "—Critical Accounting Policies and Estimates—Stock-Based Compensation," we subsequently determined that the fair value of our common stock as of August 15, 2006 should be $16.37 per share, rather than $7.68 as had originally been determined at that time. Consequently, we recognized compensation expense of approximately $13.0 million, including amounts for a tax gross-up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the third quarter of 2006.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, or "SFAS No. 157," "Fair Value Measurements," SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning after November 15, 2007. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, or "SFAS No. 159," "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 are effective as of January 1, 2008. We are currently reviewing SFAS 159 to determine its impact, if any, on our financial position or results of operations.

BUSINESS

Our Company

        We own what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in the United States and Canada combined, both based on revenues. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. In our car rental business segment, we and our independent licensees and associates accept reservations for car rentals at approximately 7,700 locations in approximately 145 countries. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 360 branches in the United States, Canada, France and Spain, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. This has helped us to earn a pre-tax profit in each year since our incorporation in 1967. Our revenues have grown at a compound annual growth rate of 7.7% over the last 20 years, with year-over-year growth in 18 of those 20 years.

Corporate History

        Hertz Holdings was incorporated by the Sponsors in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by the Sponsors, through an indirect, wholly owned subsidiary of Hertz Holdings, acquired all of Hertz's common stock from Ford Holdings in the Acquisition. In connection with the Acquisition, Hertz entered into a series of financing and refinancing transactions. For a description of the Transactions, see "Corporate History—The Transactions."

        In November 2006, we completed the initial public offering of our common stock at a per share price of $15.00, with proceeds to us, before underwriting discounts and offering expenses, of approximately $1.3 billion.

Our Strengths

  Premier Global Brand and Service Offerings

        We believe that our premier brand and service offerings have allowed us to create and maintain a loyal customer base and command premium pricing across our businesses.

        Car Rental.    The Hertz brand is one of the most recognized brands in the world. It has been the only travel company brand to be listed in Business Week's "100 Most Valuable Global Brands," and has

been included in this list during each year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and as a result, Hertz was not eligible for inclusion in 2006. Our customer surveys indicate that, in the United States, Hertz is the car rental brand most associated with the highest quality service, which is consistent with numerous published best-in-class car rental awards that we have won over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our global expedited rental program, Hertz #1 Club Gold, which accounted for approximately 41% of our car rental transactions worldwide for the twelve months ended March 31, 2007.

        Equipment Rental.    HERC, which is operated under the Hertz Equipment Rental brand, has long been a leader in equipment rental in the United States. We believe HERC was the first equipment rental company to develop an extensive national account program, which continues to be the source of substantial revenues. HERC's leadership position has recently been enhanced through a substantial investment in sales force automation and the operation of a high quality and diverse fleet. From January 1, 2004 through March 31, 2007, we invested $1.5 billion, net of dispositions, in HERC's U.S. fleet, thereby reducing its average age to 27 months as of March 31, 2007, which we believe is one of the youngest fleets in the industry.

  Clear and Sustained Market Leadership Position in Car Rental

        We believe that Hertz is the leading worldwide general use car rental system, based on revenues. In the United States, we maintain the overall leading market share of airport car rentals among both business and leisure customers. Based on reported industry revenues for the year ended December 31, 2006, our market share at the 180 largest U.S. airports where we operate was over 28%, and we had a margin of approximately nine percentage points over the closest competing brand. We have maintained a leadership position for more than 30 years. We also believe that we had the largest airport car rental brand market share, by reported revenues on a collective basis in 2006, at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity was available.

  Global, Diversified Business Mix

        We believe that our mix of businesses, customer types, end-markets, distribution channels and geographies provides us with a diverse revenue stream that positions us to capitalize on growth opportunities throughout our markets and makes us less vulnerable to economic cycles and events that might negatively affect either of our industries or any specific geography. Within our car rental business, we maintain a relatively balanced mix of leisure and business rentals (representing 53% and 47%, respectively, of our car rental revenues for the year ended December 31, 2006 and 50% and 50%, respectively, of our car rental revenues for the three months ended March 31, 2007), and utilize a broad range of distribution channels and partnerships. Within our equipment rental business, we serve a wide variety of industries and have a broad mix of end customers from local contractors to large national industrial accounts. During the year ended December 31, 2006, no single customer or location generated more than 1.3% or 1.8%, respectively, of our total revenues.

  Affiliated Customer Strategy Drives Premium Pricing and Customer Loyalty

        Over 80% of our car rental revenues are derived from affiliated customer channels, such as corporate accounts, associations, travel industry partnerships and insurance companies. We believe that we are one of only two car rental brands that have the service offerings and market presence to consistently serve these affiliated customer channels on a global basis. Our corporate accounts, which account for approximately 40% of our total car rental revenues, represent a predictable source of revenues and a customer base that values our premium customer service. We have a leading position with this type of customer and provide our car rental services to most Fortune 500 companies. Our distribution partnerships include over 60 airlines, railroads and hotel chains worldwide, as well as leading traditional and online travel agencies and affiliations with non-travel organizations and associations.

  Best-in-Class Fleet and Fleet Management

        Car Rental.    Our worldwide car rental fleet includes cars from over 30 manufacturers, and we believe our U.S. fleet mix is significantly more diversified than those of most of our major competitors. In the twelve months ended March 31, 2007, six manufacturers each supplied more than 5% of our U.S. fleet, while eight manufacturers each supplied more than 5% of our international fleet. We have longstanding relationships with leading American, European, Japanese and Korean automakers, enabling us to provide a wide variety of car models and brands to our customers. The diversity of our car fleet enables us to design innovative rental offerings, such as the Prestige, Fun and Green Collections, that help us maintain a competitive advantage over our competitors. In addition, we have substantial experience in the complex process of managing the mix of cars in our fleet. We maintain an extensive infrastructure that supports the efficient disposition of risk cars and enables us to be opportunistic when evaluating the relative merits of purchasing program and risk cars.

        Equipment Rental.    We believe that our U.S. equipment rental fleet is one of the youngest in the industry, offering a value proposition to our customers in terms of productivity, safety and operator use enhancements while simultaneously reducing HERC's maintenance costs and fleet downtime. Our diverse U.S. equipment rental fleet enables us to meet the rental equipment needs of many customers; moreover, we are further diversifying our fleet through the addition of general rental and specialty equipment at many locations. Our over 40 years of experience in the procurement and disposition of equipment allows us to adjust our fleet size efficiently in light of market trends.

  Proprietary Strategic Information Systems

        We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations and sales and marketing, as well as aspects of billing, finance, accounting and other reporting systems. Since January 1, 2001, we have invested more than $380 million in our proprietary information systems and computer equipment to permit us to conduct our business more efficiently and enhance our ability to offer innovative services. Our information systems, which we believe are unique in the car and equipment rental industries, permit us to provide superior end-to-end service to customers, maintain effective pricing structures in a rapidly changing environment, utilize our fleets efficiently and maintain a high level of control over our geographically dispersed operations.

Our Strategy

  Further Enhance Our Premier Car Rental Brand, Differentiated Service Offering and Affiliated Customer Base

        The Hertz brand is recognized for superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation. We believe that consistent investments in our core business activities, particularly in the areas of brand, facilities, technology, training and customer loyalty initiatives, will improve customer satisfaction and further enhance our premium brand position and product offerings.

Continuing to strengthen these attributes will allow us to build our affiliated customer base and increase our share of profitable business.

  Pursue Profitable Growth within Our Car Rental Business

        We believe that we have significant opportunities for growth within our global car rental business that will allow us to sustain growth rates in this business consistent with historical levels.

        U.S. Airport Market.    We intend to maintain or expand our leading brand market share in the U.S. airport rental business and to continue to build upon our brand positioning and service differentiation, allowing us to capitalize on opportunities in the business and leisure travel markets and further strengthen the advantages arising from our leading market share position.

        U.S. Off-Airport Market Opportunities.    We intend to leverage our significant recent investment in our U.S. off-airport network and to expand the network to enable us to further penetrate the large and growing insurance replacement rental market, as well as to increase our share of other off-airport business and leisure rentals. In the three years ended December 31, 2006, we increased the number of our off-airport rental locations in the United States by approximately 32% to approximately 1,380 locations. Through this investment, we believe we have achieved critical scale in the off-airport market and will continue to grow our revenue by increasing penetration in the insurance rental replacement market through new and existing insurance company customers as well as with our traditional business and leisure customers as evidenced by our off-airport revenue growth of approximately 27% over the three years ended December 31, 2006. We believe our off-airport platform has significant future growth potential.

        European Markets.    We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the presence of high volume, low cost air carriers and increasing use of the Internet throughout the continent. We intend to continue to build on our affiliated relationships with travel providers and other associations in Europe to increase our penetration of the European market. We also intend to increase our participation in the off-airport portion of the car rental market in Europe, especially in leisure, replacement and light trucks.

  Increase Share of the Fragmented U.S. and International Equipment Rental Markets

        We believe that our emphasis on customer service, large national account base, prominent brand name and diverse and comparatively young rental fleet will position HERC to continue to gain market share in the highly fragmented U.S. equipment rental market. HERC is pursuing this growth through an expansion in a number of mid- to large-sized metropolitan areas, many of which will be in markets with high growth potential for HERC and adjacent to current operations, which will allow us to leverage existing infrastructure and customer relationships. We also plan to further increase our presence in the U.S. general rental, industrial and specialty equipment markets, many of which can be served from HERC's existing locations and provide incremental opportunities to increase revenues, margins and return on investment. Internationally, we plan to enhance our product offerings in countries where we currently operate and to expand into additional countries with good growth potential, either through acquisitions or new branch openings.

  Further Improve Profitability, Cash Flow and Return on Capital

        We believe that there are opportunities to further increase the productivity of our operations, thereby improving our profit margins and capital efficiency, as the profit margins that we have achieved in our car rental business during the twelve months ended March 31, 2007 are below our peak levels of profitability achieved in 2000. In the three months ended March 31, 2007, we began implementation of cost savings initiatives, which include headcount reductions, that are expected to yield up to approximately $141 million in annualized savings. We believe there are further cost savings opportunities available to us through process improvements, business process outsourcing and other reductions in operating costs, and we expect to announce further updates to our plan for implementing these cost savings initiatives over the course of 2007. We also believe that we can improve our profitability by leveraging the investments we have made in building our off-airport business, in upgrading our airport facilities, and through the use of our enhanced information systems to optimize our pricing, yield management and fleet utilization generally. In addition, we believe, based on our current business plans, capital structure, and the like-kind exchange programs implemented in connection with our car rental and equipment rental fleets, we will not be required to pay material U.S. federal income taxes through 2010.

  Pursue Growth Through Opportunistic Acquisitions

        From time to time, we may pursue profitable growth of our global car and equipment rental businesses through opportunistic acquisitions, some of which may be significant. We may also seek to grow by acquiring businesses that complement our existing businesses. We believe our industry expertise, demonstrated ability to reduce costs and scale will enable us to improve the performance of businesses that we may acquire.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry, primarily in the United States.

  Worldwide Car Rental

        We believe that the global car rental industry exceeds $30 billion in annual revenues. According to a 2007 report appearing in Auto Rental News, car rental revenues in the United States totaled approximately $20 billion in 2006 and have grown at a 5.0% compound annual growth rate since 1990, including 6.2% growth in 2006. According to Euromonitor International, car rental revenues in Western Europe account for over $12.5 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are Germany, the United Kingdom and France. Based on data from Euromonitor International, we believe total rental revenues for the car rental industry in Europe in 2005 were over $10.5 billion in the nine countries—France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and over $2 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that airport rentals account for approximately one-half of the total market in the United States. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or enplanements. According to the FAA, enplanements in the United States only completed their recovery and surpassed their pre-2001 levels in 2005. The FAA projected in the first half of 2006 that domestic enplanements will grow at a compound annual rate of 3.2% from 2006 to 2017, consistent with long-term historical trends. The IATA projected in September 2006 that annual international enplanements would grow at a compound annual rate of 4.8% from 2006 to 2010.

        The off-airport part of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

  Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, to be approximately $38 billion in annual revenues for 2007, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 10.4% compound annual growth rate between 1991 and 2006. Other market data indicates that the equipment rental industries in France and Spain generate roughly $4 billion and $2 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. The industry is undergoing a strong recovery following the industrial recession and downturn in non-residential construction spending between 2001 and 2003. According to data from F.W. Dodge received in the first quarter of 2007, U.S. non-residential construction spending grew at an annual rate of 14% in 2006 and is projected to grow at an annual rate of 4% in 2007. We also believe, based on an article in Rental Equipment Register published on February 1, 2006, that rental equipment accounted for approximately 30% to 40% of all equipment sold into the U.S. construction industry in 2005, up from approximately 5% to 10% in 1991. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment within the next ten years.

Our Business Segments

        Our business consists of two segments, car rental and equipment rental. In addition, "corporate and other" includes general corporate expenses, as well as other business activities, such as third-party claim management services.

        Car Rental:    Our "company-operated" rental locations are those through which we, or an agent of ours, rent cars that we own or lease. We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. For the year ended December 31, 2006, we derived approximately 72% of our worldwide car rental revenues from airport locations. Our licensees and associates also operate rental locations in over 140 countries and jurisdictions, including most of the countries in which we have company-operated rental locations.

        Equipment Rental:    On the basis of total revenues, we believe HERC is the second largest equipment rental company in the United States and Canada combined and one of the largest equipment rental companies in France and Spain. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenues from the sale of new equipment and consumables.

        Set forth below are charts showing revenues and operating income (loss), by segment, and revenues by geographic area, all for the year ended December 31, 2006 and revenue earning equipment at net book value, as of March 31, 2007 (the majority of our international operations are in Europe). See Note 10 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Revenues by Segment for Year Ended December 31, 2006(1) $8.1 billion	Operating Income by Segment for Year Ended December 31, 2006(2) $1.2 billion

Revenues by Geographic Area for Year Ended December 31, 2006 $8.1 billion	Revenues Earning Equipment, net book value as of March 31, 2007 $10.5 billion

(1)
Car rental and equipment rental segment revenue includes fees and certain cost reimbursements from licensees. See Note 10 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(2)
Operating income represents pre-tax income before interest expense and minority interest. The above chart excludes an operating loss of $105.8 million attributable to our Corporate and Other activities.

        For further information on our business segments, including financial information for the three months ended March 31, 2007, the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, see Note 9 to the notes to our unaudited interim condensed consolidated financial statements and Note 10 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Worldwide Car Rental

  Operations

        We rent a wide variety of makes and models of cars, nearly all of which are the current or previous year's models. We generally accept reservations only for a class of vehicles, although we accept reservations for specific makes and models of vehicles in our Prestige Collection luxury rental program, our Fun Collection experiential rental program, our Green Collection environmentally friendly rental program and a limited number of models in high-volume, leisure-oriented destinations. We rent cars on a daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary at different locations depending on local market conditions and other competitive and cost factors. While cars are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to car rentals and licensee fees, we generate revenues from reimbursements by customers of airport concession fees and vehicle licensing costs, fueling charges, and charges for ancillary customer products and services such as supplemental equipment (child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, Hertz NeverLost navigation systems and satellite radio services.

        We have company-operated rental locations both in the United States and internationally. The international car rental operations that generated the highest volumes of business from our company-operated locations for the three months ended March 31, 2007 were, in descending order of revenues, those conducted in France, Germany, Australia, the United Kingdom, Italy, Spain and Canada. We also have company-operated rental locations in the Netherlands, Switzerland, Belgium, Luxembourg, New Zealand, Puerto Rico, Brazil and the U.S. Virgin Islands.

        As of March 31, 2007, we had approximately 1,700 staffed rental locations in the United States, of which approximately one-third were airport locations and two-thirds were off-airport locations, and we regularly rent cars from over 1,000 other locations that are not staffed. As of March 31, 2007, we had approximately 1,100 staffed rental locations internationally, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rent cars from approximately 70 other locations that are not staffed. We believe that our extensive U.S. and international network of company-operated locations contributes to the consistency of our service, cost control, fleet utilization, yield management, competitive pricing and ability to offer one-way rentals.

        In order to operate airport rental locations, we have obtained concessions or similar leasing, licensing or permitting agreements or arrangements, or "concessions," granting us the right to conduct a car rental business at all major, and many other, airports with regularly scheduled passenger service in each country where we have company-operated rental locations, except for airports where our licensees operate rental locations and Orlando International Airport in Orlando, Florida. Our concessions were obtained from the airports' operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a car rental business there. The terms of an airport concession typically require us to pay the airport's operator concession fees based upon a specified percentage of the revenues we generate at the airport, subject to a minimum annual guarantee. Under most concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Most concessions are for a fixed length of time, while others create operating rights and payment obligations that are terminable at any time.

        The terms of our concessions typically do not forbid, and in a few instances actually require, us to seek reimbursement from customers of concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but, except at small, regional airports, it is rarely less than four. At Orlando International Airport, where we do not have a car rental concession, we operate an airport rental location at a facility located near the airport's premises and pick up and drop off our customers at the airport under a permit from the airport's operator. Certain of our concession agreements require the consent of the airport's operator in connection with changes in ownership of us. We sought those consents that were required in connection with our initial public offering of our common stock, except where not obtaining them would not, in our view, have had a material adverse effect on our consolidated financial position or results of operations. See "Risk Factors—Risks Related to Our Business—We face risks related to changes in our ownership."

        The Hertz brand is one of the most recognized brands in the world. It has been listed in Business Week's "100 Most Valuable Global Brands" in 2005 and every year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and as a result, Hertz was not eligible for inclusion in 2006. The Hertz brand has been the only travel company brand to appear in the study. Moreover, our customer surveys indicate that in the United States, Hertz is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in class car rental awards that we have won, both in the United States and internationally, over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection), our national-scale experiential rental program (Hertz Fun Collection), our environmentally friendly rental program (Green Collection) and our in-car navigational services (Hertz NeverLost). We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation.

        In the United States, the Hertz brand had the highest market share, by revenues, in 2005 and 2006 at the 180 largest airports where we operated. Out of the approximately 160 major European airports at which we have company-operated rental locations, data regarding car rental concessionaire activity for the year ended December 31, 2006 was available at 69 of these airports. Based upon this data, we believe that we were the largest airport car rental brand, measured by aggregate airport rental revenues during that period, at those 69 airports taken together. In the United States, we intend to maintain or expand our market share in the airport rental business. For a further description of our competitors, market share and competitive position see "—Competition" below.

        At our major airport rental locations, as well as at some smaller airport and off-airport locations, customers participating in our Hertz #1 Club Gold program are able to rent vehicles in an expedited manner. In the United States, participants in Hertz #1 Club Gold often bypass the rental counter entirely and proceed directly to their vehicles upon arrival at our facility. For the twelve months ended March 31, 2007, rentals by Hertz #1 Club Gold members accounted for approximately 41% of our worldwide rental transactions. We believe the Hertz #1 Club Gold program provides a significant competitive advantage to us, particularly among frequent travelers, and we have, through travel industry relationships, targeted such travelers for participation in the program.

        In addition to our airport locations, we operate off-airport locations offering car rental services to a variety of customers. Our off-airport rental customers include people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. Our off-airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their cars were damaged, those expecting to lease cars that are not yet available from their leasing companies and those needing cars while theirs are being repaired or are temporarily unavailable for other reasons; we call these customers "replacement renters." At many of our off-airport locations we will provide pick-up and delivery services in connection with rentals.

        When compared to our airport rental locations, an off-airport rental location typically services more types of customers, uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and deals with replacement renters using specialized systems and processes. In addition, on average, off-airport locations generate fewer transactions per period than airport locations. At the same time, though, our airport and off-airport rental locations employ common car fleets, are supervised by common country, regional and local area management, use many common systems and rely on common maintenance and administrative centers. Moreover, airport and off-airport locations, outside the area of replacement rentals, are supported by a common commercial sales force, benefit from many common marketing activities and have many of the same customers. As a consequence, we regard both types of locations as aspects of a single, unitary, car rental business.

        We believe that the off-airport portion of the car rental market offers opportunities for us on several levels. First, presence in the off-airport market can provide customers a more convenient and geographically extensive network of rental locations, thereby creating revenue opportunities from replacement renters, non-airline travel renters and airline travelers with local rental needs. Second, it can give us a more balanced revenue mix by reducing our reliance on airport travel and therefore limiting our risk exposure to external events that may disrupt airline travel trends. Third, it can produce higher fleet utilization as a result of the longer average rental periods associated with off-airport business, compared to those of airport rentals. Fourth, replacement rental volume is far less seasonal than that of other business and leisure rentals, which permits efficiencies in both fleet and labor planning. Finally, cross-selling opportunities exist for us to promote off-airport rentals among frequent airport Hertz #1 Club renters and, conversely, to promote airport rentals to off-airport renters. In view of those benefits, along with our belief that our market share for off-airport rentals is generally smaller than our market share for airport rentals, we intend to seek profitable growth in the off-airport rental market, both in the United States and internationally.

        In the three years ended December 31, 2006, we increased the number of our off-airport rental locations in the United States by approximately 32% to approximately 1,380 locations. In 2007 and subsequent years, our strategy may include selected openings of new off-airport locations, the disciplined evaluation of existing locations and pursuit of same-store sales growth. We anticipate that same-store sales growth would be driven by our traditional leisure and business traveler customers and by increasing penetration of the insurance replacement market, of which we currently have a low market share. In the United States during the year ended December 31, 2006, approximately one-third of our rental revenues at off-airport locations were related to insurance replacement rentals. We believe that if we successfully pursue our strategy of profitable off-airport growth, the proportion of replacement rental revenues will increase. As we move forward, our determination of whether to expand our U.S. off-airport network will be based upon a combination of factors, including the concentration of target insurance company policy holders, car dealerships, auto body shops and other clusters of retail, commercial activity and potential profitability. We also intend to increase the number of our staffed off-airport rental locations internationally on the basis of similar criteria.

        In addition to renting cars, in Germany we also rent trucks of eight tons and over, including truck tractors. This truck rental fleet consists of approximately 3,400 vehicles, which have either been acquired under repurchase programs similar to those under which we purchase program cars or are under operating leases. We believe we are a market leader in heavy truck rental in Germany. Also, we are engaged in a car leasing business in Brazil. Our truck rental activities in Germany and our car leasing activities in Brazil are treated as part of our international car rental business in our consolidated financial statements.

        Our worldwide car rental operations generated $1,529.7 million in revenues, $16.8 million in loss before income taxes and minority interest and $36.9 million in adjusted pre-tax income during the three months ended March 31, 2007, and $6,378.0 million in revenues and $373.5 million in income before income taxes and minority interest during the year ended December 31, 2006.

Customers and Business Mix

        We categorize our car rental business based on two primary criteria—the purpose for which customers rent from us (business or leisure) and the type of location from which they rent (airport or off-airport). The table below sets forth, for the three months ended March 31, 2007 and the year ended December 31, 2006, the percentages of rental revenues and rental transactions in our U.S. and international operations derived from business and leisure rentals and from airport and off-airport rentals.

	Three Months Ended March 31, 2007				Year Ended December 31, 2006
	U.S.		International		U.S.		International
	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions
Type of Car Rental
By Customer:
Business	48%	52%	54%	55%	47%	51%	48%	52%
Leisure	52	48	46	45	53	49	52	48

	100%	100%	100%	100%	100%	100%	100%	100%

By Location:
Airport	80%	80%	53%	57%	79%	80%	54%	57%
Off-airport	20	20	47	43	21	20	46	43

	100%	100%	100%	100%	100%	100%	100%	100%

        Customers who rent from us for "business" purposes include those who require cars in connection with commercial activities, the activities of governments and other organizations or for temporary vehicle replacement purposes. Most business customers rent cars from us on terms that we have negotiated with their employers or other entities with which they are associated, and those terms can differ substantially from the terms on which we rent cars to the general public. We have negotiated arrangements relating to car rental with many large businesses, governments and other organizations, including most Fortune 500 companies.

        Customers who rent from us for "leisure" purposes include not only individual travelers booking vacation travel rentals with us but also people renting to meet other personal needs. Leisure rentals, taken as a whole, are longer in duration and generate more revenue per transaction than do business rentals, although some types of business rentals, such as rentals to replace temporarily unavailable cars, have a long average duration. Business rentals and leisure rentals have different characteristics and place different types of demands on our operations. We believe that maintaining an appropriate balance between business and leisure rentals is important to the profitability of our business and the consistency of our operations.

        Our business and leisure customers rent from both our airport and off-airport locations. Demand for airport rentals is correlated with airline travel patterns, and transaction volumes generally follow enplanement trends on a global basis. Customers often make reservations for airport rentals when they book their flight plans, which makes our strong relationships with travel agents, associations and other partners (e.g., airlines) a key competitive advantage in generating consistent and recurring revenue streams.

        Off-airport rentals typically involve people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. This category also includes people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies because their cars have been damaged. In order to attract these renters, we must establish agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. While we estimate our share of the insurance replacement rental market was approximately 7% of the estimated rental revenue volume for the twelve months ended March 31, 2007, we have identified approximately 155 insurance companies, ranging from local or regional carriers to large, national companies, as our target insurance replacement market. We are now an approved supplier of approximately 100 of the 155 insurance companies. Although Enterprise currently has the largest share of the insurance replacement market, we believe that many of these companies are receptive to our replacement rental offerings and prefer to have at least two national rental car suppliers. Enterprise has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it expects to obtain. See "Risk Factors—Risks Related to Our Business—Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations."

        We conduct active sales and marketing programs to attract and retain customers. Our commercial and travel industry sales force calls on companies and other organizations whose employees and associates need to rent cars for business purposes, as well as on membership associations, tour operators, travel companies and other groups whose members, participants and customers rent cars for either business or leisure purposes. A specialized sales force calls on companies with replacement rental needs, including insurance and leasing companies and car dealers. We also advertise our car rental offerings through a variety of traditional media, such as television and newspapers, direct mail and the Internet. In addition to advertising, we also conduct a variety of other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities.

        In almost all cases, when we rent a car, we rent it directly to an individual who is identified in a written rental agreement that we prepare. Except when we are accommodating someone who cannot drive, the individual to whom we rent a car is required to have a valid driver's license and meet other rental criteria (including minimum age and creditworthiness requirements) that vary on the basis of location and type of rental. Our rental agreements permit only the individual renting the car, people signing additional authorized operator forms and certain defined categories of other individuals (such as fellow employees, parking attendants and in some cases spouses or domestic partners) to operate the car.

        With rare exceptions, individuals renting cars from us are personally obligated to pay all amounts due under their rental agreements. They typically pay us with a charge, credit or debit card issued by a third party, although certain customers use a Hertz charge account that we have established for them, usually as part of an agreement between us and their employer. For the year ended December 31, 2006 and the three months ended March 31, 2007, all amounts charged to Hertz charge accounts established in the United States, and approximately 99% of amounts charged to Hertz charge accounts established by our international subsidiaries, are billed directly to a company or other organization or are guaranteed by a company. The remainder of the amounts charged to Hertz charge accounts established by our international subsidiaries are billed to individual account holders whose obligations are not guaranteed by the holder's employer or any other organization associated with the account holder. We also issue rental vouchers and certificates that may be used to pay rental charges, mostly for prepaid and tour-related rentals. In addition, where the law requires us to do so, we rent cars on a cash basis.

        In the United States for the year ended December 31, 2006 and the three months ended March 31, 2007, 86% and 86%, respectively of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 8% and 8%, respectively came from customers using Hertz charge accounts, 4% and 4%, respectively came from customers using rental vouchers or another method of payment and 2% and 2%, respectively came from cash transactions. In our international operations for the year ended December 31, 2006 and the three months ended March 31, 2007, 53% and 53%, respectively of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 27% and 31%, respectively came from customers using Hertz charge accounts, 18% and 15%, respectively came from customers using rental vouchers or another method of payment and 2% and 1%, respectively came from cash transactions. For the year ended December 31, 2006 and the three months ended March 31, 2007, we had bad debt expense ratios of 0.2% and 0.1%, respectively of car rental revenues for our U.S. operations and 0.4% and 0.4%, respectively of car rental revenues for our international operations.

Reservations

        When customers reserve cars for rental from us and our licensees, they may seek to do so through travel agents or third-party travel websites. In many of those cases, the travel agent or website will utilize a third-party operated computerized reservation system, also known as a global distribution system, or "GDS," to contact us and make the reservation. There are currently four principal GDSs, and we have contracts with all of them providing that we will process reservation requests made through the GDSs. Historically, GDSs were owned and operated by airlines and were subject to extensive regulation along with their airline owners. In recent years, however, airlines have greatly reduced their ownership interests in GDSs and the level of regulation to which GDSs are subject has substantially decreased. The owner of one of the four GDSs, Galileo, has recently entered into an agreement to acquire another GDS, Worldspan, which would result in further concentration in that industry.

        In major countries, including the United States and all other countries with company-operated locations, customers may also reserve cars for rental from us and our licensees worldwide through local, national or toll-free telephone calls to our reservations centers, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry. Additionally, we accept reservations for rentals from us and our licensees worldwide through our websites. Our websites, which also allow customers to enroll in loyalty programs, obtain copies of bills for past transactions and obtain information about our rental offerings, have grown significantly in importance as a reservations channel in recent years. Third-party travel websites have also grown in importance to us as a reservations channel.

        For the twelve months ended March 31, 2007, approximately 34% of the worldwide reservations we accepted came through travel agents using GDSs, while 29% came through phone calls to our reservations centers, 25% through our websites, 7% through third-party websites and 5% through local booking sources.

Fleet

        We believe we are one of the largest private sector purchasers of new cars in the world. During the twelve months ended March 31, 2007, we also purchased approximately 8,800 used cars that were similar to other cars in our rental fleet. During the twelve months ended March 31, 2007, we operated a peak rental fleet in the United States of approximately 326,000 cars and a combined peak rental fleet in our international operations of approximately 168,000 cars, in each case exclusive of our licensees' fleet. During the twelve months ended March 31, 2007, our approximate average holding period for a rental car was ten months in the United States and nine months in our international operations.

        Over the five years ended December 31, 2006, we have acquired, subject to availability, over 70% of our cars pursuant to various fleet repurchase or guaranteed depreciation programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during established repurchase or auction periods, subject to, among other things, certain car condition, mileage and holding period requirements. Repurchase prices under repurchase programs are based on either a predetermined percentage of original car cost and the month in which the car is returned or the original capitalized cost less a set daily depreciation amount. Guaranteed depreciation programs guarantee on an aggregate basis the residual value of the cars covered by the programs upon sale according to certain parameters which include the holding period, mileage and condition of the cars. These repurchase and guaranteed depreciation programs limit our residual risk with respect to cars purchased under the programs and allow us to determine depreciation expense in advance. For the twelve months ended March 31, 2007, program cars as a percentage of all cars purchased by our U.S. operations were 52% and as a percentage of all cars purchased by our international operations were approximately 69%, or 57% when calculated on an aggregate worldwide basis.

        We expect the percentage of our car rental fleet subject to repurchase or guaranteed depreciation programs to decrease substantially due primarily to changes in the terms offered by automobile manufacturers under repurchase programs. Accordingly, we expect to bear increased risk relating to the residual market value and the related depreciation on our car rental fleet and to use different rotational techniques to accommodate our seasonal peak demand for cars.

        Over the five years ended December 31, 2006, approximately 47% of the cars acquired by us for our U.S. car rental fleet, and approximately 32% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During the twelve months ended March 31, 2007, approximately 33% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 29% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer during that period. The percentage of the fleet which we purchase from Ford may decline as a result of recent changes to the vehicle supply arrangements between Ford and us. See "—Relationship with Ford" and Note 14 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus. Historically, we have also purchased a significant percentage of our car rental fleet from General Motors. Over the five years ended December 31, 2006, approximately 19% of the cars acquired by us for our U.S. car rental fleet, and approximately 15% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the twelve months ended March 31, 2007, approximately 20% of the cars acquired by our U.S. car rental fleet, and approximately 14% of the cars acquired by us for our international fleet, were manufactured by General Motors.

        Purchases of cars are financed through funds provided from operations and by active and ongoing global borrowing programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We maintain automobile maintenance centers at certain airports and in certain urban and off-airport areas, providing maintenance facilities for our car rental fleet. Many of these facilities, which include sophisticated car diagnostic and repair equipment, are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.

        We dispose of risk cars, as well as program cars that have for any reason become ineligible for manufacturer repurchase or guaranteed depreciation programs, through a variety of disposition channels, including auctions, brokered sales, sales to wholesalers and, to a lesser extent and primarily in the United States, sales at retail through a network of eight company-operated car sales locations dedicated exclusively to the sale of used cars from our rental fleet. During the twelve months ended March 31, 2007, of the cars that were not repurchased by manufacturers, we sold approximately 87% at auction or on a wholesale basis, while 6% were sold at retail and 7% through other channels. We closed 24 retail car sales locations in the United States in the year ended December 31, 2006. These closures did not have a significant impact on our results of operations for the year ended December 31, 2006.

  Ford Supply and Advertising Arrangements

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years.

        The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to Ford, Lincoln or Mercury brand vehicles, or "Ford Vehicles." Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. Ford has also agreed in the Master Supply and Advertising Agreement to pay us a contribution toward the cost of our advertising of Ford Vehicles equal to one-half of our total expenditure on such advertising, up to a specified maximum amount. To be eligible for advertising cost contribution under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired by us in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford. To the extent we acquire less than a specified minimum number of Ford Vehicles in any model year, we have agreed to pay Ford a specified amount per vehicle below the minimum.

        The advertising contributions paid by Ford for the 2006 vehicle model year were slightly higher than the advertising contributions we received from Ford for the 2005 model year due to an increase in the number of Ford Vehicles acquired and an increase in the per car contribution. We expect that contributions in future years will be below levels for the 2006 model year based upon anticipated reductions in the number of Ford Vehicles to be acquired. We do not expect that the reductions in Ford's advertising contributions will have a material adverse effect on our results of operations.

        Under the terms of the Master Supply and Advertising Agreement, we are able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we are exploring those opportunities. However, we cannot offer assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate reductions in Ford's advertising contributions.

        Ford subsidiaries and affiliates also supply other brands of cars, including Jaguar, Volvo, Mazda and Land Rover cars, to us in the United States under arrangements separate from the Master Supply and Advertising Agreement. In addition, Ford and its subsidiaries and affiliates are significant suppliers of cars to our international operations.

Licensees

        We believe that our extensive worldwide ownership of car rental operations contributes to the consistency of our high-quality service, cost control, fleet utilization, yield management, competitive pricing and our ability to offer one-way rentals. However, in certain predominantly smaller U.S. and international markets, we have found it more efficient to utilize independent licensees, which rent cars that they own. Our licensees operate locations in over 140 countries, including most of the countries where we have company-operated locations. As of March 31, 2007, we owned 96% of all the cars in the combined company-owned and licensee-owned fleets in the United States.

        We believe that our licensee arrangements are important to our business because they enable us to offer expanded national and international service and a broader one-way rental program. Licenses are issued principally by our wholly owned subsidiaries, Hertz System, Inc., or "System," and HIL under franchise arrangements to independent licensees and affiliates who are engaged in the car rental business in the United States and in many foreign countries.

        Licensees generally pay fees based on a percentage of their revenues or the number of cars they operate. The operations of all licensees, including the purchase and ownership of vehicles, are financed independently by the licensees, and we do not have any investment interest in the licensees or their fleets. System licensees share in the cost of our U.S. advertising program, reservations system, sales force and certain other services. Our European and other international licensees also share in the cost of our reservations system, sales force and certain other services. In return, licensees are provided the use of the Hertz brand name, management and administrative assistance and training, reservations through our reservations channels, the Hertz #1 Club and #1 Club Gold programs, our one-way rental program and other services. In addition to car rental, certain licensees outside the United States engage in car leasing, chauffeur-driven rentals and renting camper vans under the Hertz name.

        System licensees ordinarily are limited as to transferability without our consent and are terminable by us only for cause or after a fixed term. Licensees in the United States may generally terminate for any reason on 90 days' notice. In Europe and certain other international jurisdictions, licensees typically do not have early termination rights. Initial license fees or the price for the sale to a licensee of a company-owned location may be payable over a term of several years. We continue to issue new licenses and, from time to time, purchase licensee businesses.

Competition

        In the United States, our principal car rental industry competitors are ABG, which currently operates the Avis and Budget brands, Vanguard Car Rental USA Group, or "Vanguard," which operates the National Car Rental and Alamo brands, Dollar Thrifty Automotive Group, Inc., or "DTG," which operates the Dollar and Thrifty brands, and Enterprise, which operates the Enterprise brand. On March 31, 2007, Enterprise announced that it had entered into an agreement to acquire Vanguard. This transaction is subject to regulatory approval and, if approved, is expected to close in the third or fourth quarter of 2007.

        The following table lists our estimated market share, and the estimated market shares of our principal competitors and their licensees, at the 180 largest U.S. airports at which we have company-operated locations, determined on the basis of revenues reported to the airports' operators on which concession or off-airport permit fees are determined for the indicated periods. Complete market share data is not available for any period later than for the year ended December 31, 2006.

	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Brand Name
Hertz	28.5%	29.2%	29.6%	29.0%	29.2%	29.5%
Avis	19.8	20.2	20.2	21.2	22.3	21.6
Budget	10.3	10.5	10.2	10.4	10.8	11.8

ABG Brands(1)	30.1	30.7	30.4	31.6	33.1	33.4
National/Alamo (Vanguard Brands)(2)	19.7	19.4	19.8	20.8	21.8	25.4
Dollar	7.1	7.1	7.7	7.4	7.2	7.1
Thrifty	4.4	4.3	4.5	4.4	3.2	1.8

DTG Brands	11.5	11.4	12.2	11.8	10.4	8.9
Enterprise	7.7	7.0	6.0	5.0	3.9	2.0
Other	2.5	2.3	2.0	1.8	1.6	0.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
ABG acquired all of the outstanding shares of Avis Group Holdings, Inc. on March 1, 2001 and acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc. on November 22, 2002.

(2)
National and Alamo have been owned by Vanguard since October 2003.

        The U.S. off-airport rental market has historically been dominated by Enterprise. We now have a significant presence in the off-airport market, and ABG's brands also are present. Many smaller companies also operate in the airport and off-airport rental markets.

        In Europe, in addition to us, the principal pan-European participants in the car rental industry are Avis Europe plc (which is not an affiliate of ABG but is operating under a license from ABG), which operates the Avis and Budget brands, and Europcar, which was acquired from Volkswagen AG by Eurazeo in 2006. Europcar also operates the National Car Rental and Alamo brands in the United Kingdom and Germany, and through franchises in Spain, Italy and France. In certain European countries, there are also other companies and brands with substantial market shares, including Sixt AG (operating the Sixt brand), and Enterprise (operating the Enterprise brand) in the United Kingdom, Ireland and Germany. Europcar has acquired Vanguard's European business and has entered into an agreement relating to a trans-Atlantic alliance with Vanguard. In every European country, there are also national, regional or other, smaller companies operating in the airport and off-airport rentals markets. Apart from Enterprise-branded operations, all of which Enterprise owns, the other major car rental brands are present in European car rental markets through a combination of company-operated and franchisee- or licensee-operated locations.

        Competition among car rental industry participants is intense and frequently takes the form of price competition. Our competitors, some of which may have access to substantial capital or which may benefit from lower operating costs, may seek to compete aggressively on the basis of pricing. To the extent that we match downward competitor pricing without reducing our operating costs, it could have an adverse impact on our results of operations. To the extent that we are not willing to match or remain within a reasonable competitive margin of our competitors' pricing, it could also have an adverse impact on our results of operations, as we may lose market share. As a result of increased use of the Internet as a travel distribution channel, pricing transparency has increased. See "Risk Factors—Risks Related to Our Business—We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations." We believe, however, that the prominence and service reputation of the Hertz brand and our extensive worldwide ownership of car rental operations provide us with a competitive advantage.

Equipment Rental

Operations

        We, through HERC, operate an equipment rental business in the United States, Canada, France and Spain. On the basis of total revenues, we believe HERC is the second largest equipment rental company in the United States and Canada combined and one of the largest general equipment rental companies in France and Spain. HERC has operated in the United States since 1965.

        HERC's principal business is the rental of equipment. HERC offers a broad range of equipment for rental; major categories include earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, generators, small tools, compaction equipment and construction-related trucks.

        HERC's comprehensive line of equipment enables it to supply equipment to a wide variety of customers from local contractors to large industrial plants. The fact that many larger companies, particularly those with industrial plant operations, now require single source vendors, not only for equipment rental, but also for management of their total equipment needs fits well with HERC's core competencies. Arrangements with such companies may include maintenance of the tools and equipment they own, supplies and rental tools for their labor force and custom management reports. HERC supports this through its dedicated in-plant operations, tool trailers and plant management systems.

        As of March 31, 2007, HERC operated 362 equipment rental branches, of which 242 were in 40 states within the United States, 33 were in Canada, 79 were in France and 8 were in Spain. HERC generated same-store, year-over-year revenue growth for each of the last fourteen quarters. HERC's rental locations generally are situated in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location is approximately three acres in size, though smaller in Europe, and includes a customer service center, an equipment service area and storage facilities for equipment. The branches are built or conform to the specifications of the HERC prototype branch, which stresses efficiency, safety and environmental compliance. Most branches have stand-alone maintenance and fueling facilities and showrooms.

        HERC slightly contracted its network of equipment rental locations during the 2001 to 2003 downturn in construction activities. HERC added five new locations in the United States during 2004, six during 2005 and ten new locations in the United States and two new locations in Canada in 2006. During the three months ended March 31, 2007, HERC added four U.S. locations and closed four U.S. locations. HERC expects to add approximately 10 to 15 additional locations in the United States and approximately two additional locations in Canada during the remainder of the year. In connection with its U.S. expansion, we expect HERC will incur non-fleet start-up costs of approximately $600,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $5.4 million per location.

        Starting in 2004, HERC began to broaden its equipment line in the United States and Canada to include more equipment with an acquisition cost of under $10,000 per unit, ranging from air compressors and generators to small tools and accessories, in order to supply customers who are local contractors with a greater proportion of their overall equipment rental needs. As of March 31, 2007, these activities, referred to as "general rental activities," were conducted at approximately 42% of HERC's U.S. and Canadian rental locations. Before it begins to conduct general rental activities at a location, HERC typically renovates the location to make it more appealing to walk-in customers and adds staff and equipment in anticipation of subsequent demand.

        HERC's operations generated $389.9 million in revenues, $46.0 million in income before income taxes and minority interest and $65.6 million in adjusted pre-tax income during the three months ended March 31, 2007, and $1,672.6 million in revenues and $269.5 million in income before income taxes and minority interest during the year ended December 31, 2006.

Customers

        HERC's customers consist predominantly of commercial accounts and represent a wide variety of industries, such as construction, petrochemical, automobile manufacturing, railroad, power generation and shipbuilding. Serving a number of different industries enables HERC to reduce its dependence on a single or limited number of customers in the same business and somewhat reduces the seasonality of HERC's revenues and its dependence on construction cycles. HERC primarily targets customers in medium to large metropolitan markets. For the year ended December 31, 2006 and the three months ended March 31, 2007, no customer of HERC accounted for more than 1.0% and 1.5%, respectively of HERC's rental revenues. Of HERC's combined U.S. and Canadian rental revenues for the year ended December 31, 2006 and the three months ended March 31, 2007, roughly half were derived from customers operating in the construction industry (the majority of which was in the non-residential sector), while the remaining revenues were derived from rentals to industrial, governmental and other types of customers.

        Unlike in our car rental business, where we enter into rental agreements with the people who will operate the cars being rented, HERC ordinarily enters into a rental agreement with the legal entity—typically a company, governmental body or other organization—seeking to rent HERC's equipment. Moreover, unlike in our car rental business, where our cars are normally picked up and dropped off by customers at our rental locations, HERC delivers much of its rental equipment to its customers' job sites and retrieves the equipment from the job sites when the rentals conclude. Finally, unlike in our car rental business, HERC extends credit terms to many of its customers to pay for rentals. Thus, for the year ended December 31, 2006 and the three months ended March 31, 2007, 95% and 95%, respectively of HERC's revenues came from customers who were invoiced by HERC for rental charges, while 4% and 4%, respectively came from customers paying with third-party charge, credit or debit cards and 1% and 1%, respectively came from customers who paid with cash or used another method of payment. For the year ended December 31, 2006 and the three months ended March 31, 2007, HERC had a bad debt expense ratio of 0.3% and 0.3%, respectively of its revenues.

Fleet

        HERC acquires its equipment from a variety of manufacturers. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The per-unit acquisition cost of units of rental equipment in HERC's fleet vary from over $200,000 to under $100. As of March 31, 2007, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for HERC's fleet in the United States was approximately $35,000. As of March 31, 2007, the average age of HERC's rental fleet in the United States was 27 months. We believe that this fleet is one of the youngest fleets in the industry. Having a younger fleet reduces maintenance expenses, which generally escalate as equipment ages. As of March 31, 2007, the average age of HERC's international rental fleet was 33 months in Canada and 33 months in France and Spain, which we believe is roughly comparable to or younger than the average ages of the fleets of HERC's principal competitors in those countries.

        HERC disposes of its used equipment through a variety of channels, including private sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Ancillary to its rental business, HERC is also a dealer of certain brands of new equipment in the United States and Canada, and sells consumables such as gloves and hardhats at many of its rental locations.

Licensees

        HERC licenses the Hertz name to equipment rental businesses in eight countries in Europe and the Middle East. The terms of those licenses are broadly similar to those we grant to our international car rental licensees.

Competition

        HERC's competitors in the equipment rental industry range from other large national companies to small regional and local businesses. In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. HERC's operations in the United States represented approximately 75% of our worldwide equipment rental revenues during the year ended December 31, 2006 and the three months ended March 31, 2007. In the United States and Canada, the other top five national-scale industry participants are United Rentals, Inc., or "URI," RSC Equipment Rental, Sunbelt Rentals, Home Depot Rentals and NES Rentals. A number of individual Caterpillar dealers also participate in the equipment rental market in the United States, Canada, France and Spain. In France, the other principal national-scale industry participants are Loxam, Kiloutou and Laho, while in Spain, the other principal national-scale industry participants are GAM and Euroloc.

        Competition in the equipment rental industry is intense, and it often takes the form of price competition. HERC's competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that HERC matches downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that HERC is not willing to match competitor pricing, it could also have an adverse impact on our results of operations due to lower rental volume. We believe that HERC's competitive success has been primarily the product of its 40 years of experience in the equipment rental industry, its systems and procedures for monitoring, controlling and developing its branch network, its capacity to maintain a comprehensive rental fleet, the quality of its sales force and its established national accounts program.

Other Operations

        Our wholly owned subsidiary, Hertz Claim Management Corporation, or "HCM," provides claim administration services to us and, to a lesser extent, to third parties. These services include investigating, evaluating, negotiating and disposing of a wide variety of claims, including third-party, first-party, bodily injury, property damage, general liability and product liability, but not the underwriting of risks. HCM conducts business at nine regional offices in the United States. Separate subsidiaries of ours conduct similar operations in nine countries in Europe.

Seasonality

        Car rental and equipment rental are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. See "Risk Factors—Risks Related to Our Business—Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations." The following tables set forth this seasonal effect by providing quarterly revenues and operating income for each of the quarters since the beginning of 2006:

Employees

        As of March 31, 2007, we employed approximately 30,000 persons, consisting of 20,800 persons in our U.S. operations and 9,200 persons in our international operations. Employee benefits in effect include group life insurance, hospitalization and surgical insurance, pension plans and a defined contribution plan. International employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. Labor contracts covering the terms of employment of approximately 7,400 employees in the United States (including those in the U.S. territories) are presently in effect under 140 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists. Labor contracts covering approximately 2,200 of these employees will expire during 2007. We have had no material work stoppage as a result of labor problems during the last ten years, and we believe our labor relations to be good. Nonetheless, we may be unable to negotiate new labor contracts on terms advantageous to us, or without labor interruptions.

        In addition to the employees referred to above, we employ a substantial number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of rental cars and equipment between rental locations and the movement of rental equipment to and from customers' job sites.

        As part of our effort to implement our strategy of reducing operating costs, we are evaluating our workforce and operations and making adjustments, including headcount reductions and process improvements to optimize work flow at rental locations and maintenance facilities as well as streamlining our back-office operations and evaluating outsourcing opportunities.

        On January 5, 2007 and February 28, 2007, we announced job reductions affecting a total of approximately 1,550 employees primarily in our U.S. car rental operations, with much smaller reductions occurring in U.S. equipment rental operations, the corporate headquarters in Park Ridge, New Jersey, and the U.S. service center in Oklahoma City, as well as in Canada, Puerto Rico, Brazil, Australia and New Zealand.

Risk Management

        Three types of generally insurable risks arise in our operations:

  •
  legal liability arising from the operation of our cars and on-road equipment (vehicle liability);

  •
  legal liability to members of the public and employees from other causes (general liability/workers' compensation); and

  •
  risk of property damage and/or business interruption and/or increased cost of working as a consequence of property damage.

        In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contracts.

        In many cases we self-insure our risks or reinsure risks through wholly owned insurance subsidiaries. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles and caps, through unaffiliated carriers with respect to our domestic operations and our car rental operations in Europe. For our international operations outside Europe and for HERC's operations in Europe, we maintain some liability insurance coverage with unaffiliated carriers. We also maintain property insurance through our captive insurer, Probus Insurance Company Europe Limited, or "Probus" (with the risk reinsured with unaffiliated insurance carriers) domestically and in Europe, subject to deductibles.

Third-Party Liability

        In our domestic operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury (including death) or property damage to third parties arising from the operation of our cars and on-road equipment, sometimes called "vehicle liability," in stipulated amounts. In most places, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining places, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. As a result of such arrangements, we bear economic responsibility for domestic vehicle liability, except to the extent we successfully transfer such liability to others through insurance or contractual arrangements.

        For our car rental operations in Europe, we have established two wholly owned insurance subsidiaries, Probus, a direct writer of insurance domiciled in Ireland, and Hertz International RE Limited, or "HIRE," a reinsurer organized in Ireland. In European countries with company-operated locations, we purchase from Probus the vehicle liability insurance required by law, and Probus reinsures the risks under such insurance with HIRE. Effective January 1, 2007 reinsurance is provided by another subsidiary of ours. Thus, as with our domestic operations, we bear economic responsibility for vehicle liability in our European car rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside Europe and for HERC's operations in Europe, we maintain some form of vehicle liability insurance coverage. The nature of such coverage, and our economic responsibility for covered losses, varies considerably. In all cases, though, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.

        Both domestically and in our international operations, from time to time in the course of our business we become legally responsible to members of the public for bodily injury (including death) or property damage arising from causes other than the operation of our cars and on-road equipment, sometimes known as "general liability." As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements.

        To mitigate our exposure to large vehicle and general liability losses domestically and in our car rental operations in Europe, we maintain excess insurance coverage with unaffiliated insurance carriers against such losses to the extent they exceed $10 million per occurrence (for occurrences in Europe before December 15, 2003, to the extent such losses exceeded $5 million per occurrence). The coverage provided under such excess insurance policies is limited to $100 million for the current policy year, which began on December 21, 2006 and ends on December 21, 2007 (for occurrences between December 21, 2005 and December 21, 2006, the limit is $100 million; between December 15, 2005 and December 21, 2005, the limit is $235 million; between December 15, 2004 and December 14, 2005, $185 million; between December 15, 2003 and December 14, 2004, $150 million; and between December 15, 2002 and December 14, 2003, $675 million). For our international operations outside Europe and for HERC's operations in Europe, we also maintain liability insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective potential hazards, where such insurance is obtainable on commercially reasonable terms.

        Our domestic rental contracts, both for car rental and for equipment rental, typically provide that the renter will indemnify us for liability arising from the operation of the rented vehicle or equipment (for car rentals in certain places, though, only to the extent such liability exceeds the amount stipulated in the applicable financial responsibility law). In addition, many of HERC's domestic rental contracts require the renter to maintain liability insurance under which HERC is entitled to coverage. While such provisions are sometimes effective to transfer liability to renters, their value to us, particularly in cases of large losses, may be limited. The rental contracts used in our international operations sometimes contain provisions relating to insurance or indemnity, but they are typically more limited than those employed in our domestic operations.

        In our domestic car rental operations, we offer an optional liability insurance product, Liability Insurance Supplement, or "LIS," that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a subsidiary of ours. As a consequence of those reinsurance arrangements, rental customers' purchases of LIS do not reduce our economic exposure to vehicle liability. Instead, our exposure to vehicle liability is potentially increased when LIS is purchased, because insured renters and other operators may have vehicle liability imposed on them in circumstances and in amounts where the applicable rental agreement or applicable law would not, absent the arrangements just described, impose vehicle liability on us.

        In both our domestic car rental operations and our company-operated international car rental operations in many countries, we offer an optional product or products providing insurance coverage, or "PAI/PEC" coverage, to the renter and the renter's immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC coverage is provided under insurance policies issued by unaffiliated carriers or, in some parts of Europe, by Probus, and the risks under such policies either are reinsured with HIRE or another subsidiary of ours or are the subject of indemnification arrangements between us and the carriers. Rental customers' purchases of PAI/PEC coverage create additional risk exposures for us, since we would not typically be liable for the risks insured by PAI/PEC coverage if that coverage had not been purchased.

        Our offering of LIS and PAI/PEC coverage in our domestic car rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of PAI/PEC coverage historically has not been regulated; however, in the countries of the European Union, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering PAI/PEC coverage without substantial changes in its offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have discontinued the sales of insurance products there.

        Provisions on our books for self-insured vehicle liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. As of March 31, 2007, this liability was estimated at $328.8 million for our combined domestic and international operations.

Damage to Our Property

        We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.

        To mitigate our risk of large, single-site property damage losses domestically and in Europe, we maintain property insurance through our captive insurer, Probus (with the risk reinsured with unaffiliated insurance carriers), generally with a per-occurrence deductible of $3.0 million ($10 million effective April 30, 2006 in the United States) and $2.5 million in respect of vehicle damage, and $50,000 in respect of all other losses, in Europe. For our international operations outside Europe, we also maintain property insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.

        Our rental contracts typically provide that the renter is responsible for damage to or loss (including loss through theft) of rented vehicles or equipment. We generally offer an optional rental product, known in various countries as "loss damage waiver," "collision damage waiver," "theft protection" or "accident excess reduction," under which we waive or limit our right to make a claim for such damage or loss. This product is not regulated as insurance, but it is subject to specific laws in roughly half of the U.S. jurisdictions where we operate.

        Collision damage costs and the costs of stolen or unaccounted-for vehicles and equipment, along with other damage to our property, are charged to expense as incurred.

Other Risks

        To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker's compensation and employer's liability (for which we, through contracts with insurers domestically, bear the risk of the first $5 million of loss from any occurrence), commercial crime and fidelity, performance bonds and directors' and officers' liability insurance, from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms.

Governmental Regulation and Environmental Matters

        Throughout the world, we are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, charge card operations, insurance, environmental protection, used car sales and licensing.

Environmental

        The environmental requirements applicable to our operations generally pertain to (i) the operation and maintenance of cars, trucks and other vehicles, such as heavy equipment, buses and vans; (ii) the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and oil; and (iii) the generation, storage, transportation and disposal of waste materials, including oil, vehicle wash sludge and waste water. We have made, and will continue to make, expenditures to comply with applicable environmental laws and regulations.

        The use of cars and other vehicles is subject to various governmental requirements designed to limit environmental damage, including those caused by emissions and noise. Generally, these requirements are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. Measures are taken at certain locations in states that require the installation of Stage II Vapor Recovery equipment to reduce the loss of vapor during the fueling process.

        We utilize tanks worldwide, approximately 490 of which are underground and 1,750 of which are aboveground, to store petroleum products, and we believe our tanks are maintained in material compliance with environmental regulations, including federal and state financial responsibility requirements for corrective action and third-party claims due to releases. Our compliance program for our tanks is intended to ensure that (i) the tanks are properly registered with the state or other jurisdiction in which the tanks are located and (ii) the tanks have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements.

        We are also incurring and providing for expenses for the investigation and cleanup of contamination from the discharge of petroleum substances at, or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of March 31, 2007 and December 31, 2006, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheet in "Other accrued liabilities" were $3.5 million and $3.7 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the nature of the contamination, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

        With respect to cleanup expenditures for the discharge of petroleum substances at, or emanating from, currently and formerly owned or leased properties, we have received reimbursement, in whole or in part, from certain U.S. states that maintain underground storage tank petroleum cleanup reimbursement funds. Such funds have been established to assist tank owners in the payment of cleanup costs associated with releases from registered tanks. With respect to off-site U.S. locations at which our wastes have reportedly been identified, we have been and continue to be required to contribute to cleanup costs due to strict joint and several cleanup liability imposed by the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and comparable state superfund statutes.

        Environmental legislation and regulations and related administrative policies have changed rapidly in recent years, both in the United States and in other countries. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to legal proceedings brought by government agencies or private parties with respect to environmental matters. In addition, with respect to cleanup of contamination, additional locations at which wastes generated by us or substances used by us may have been released or disposed, and of which we are currently unaware, may in the future become the subject of cleanup for which we may be liable, in whole or part. Further, at airport-leased properties, we may be subject to environmental requirements imposed by airports that are more restrictive than those obligations imposed by environmental regulatory agencies. Accordingly, while we believe that we are in substantial compliance with applicable requirements of environmental laws, we cannot offer assurance that our future environmental liabilities will not be material to our consolidated financial position, results of operations or cash flows.

Dealings with Renters

        In the United States, car and equipment rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs "leases" of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. The subjects of state regulation include the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, New York, Nevada and Illinois) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See "—Risk Management" above for further discussion regarding the loss or damage waivers and optional insurance coverages that we offer renters. Internationally, regulatory regimes vary greatly by jurisdiction, but they do not generally prevent us from dealing with customers in a manner similar to that employed in the United States.

        Both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. In addition, we are generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.

Changes in Regulation

        Changes in government regulation of our business have the potential to alter our business practices, or our profitability, materially. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Several U.S. State Attorneys General have recently taken positions that car rental companies either may not pass through to customers, by means of separate charges, expenses such as vehicle licensing and concession fees or may do so only in certain limited circumstances. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy and data security and rate regulation, each as described under "Risk Factors—Risks Related to Our Business—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        In addition, our operations, as well as those of our competitors, also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the United States or internationally. Such a regime could, however, be quickly imposed if there were a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.

Properties

        We operate car rental locations at or near airports and in central business districts and suburban areas of major cities in North America (the United States, including Puerto Rico and the U.S. Virgin Islands, and Canada), Europe (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg), the Pacific (Australia and New Zealand) and Brazil, as well as retail used car sales locations in the United States and France. We operate equipment rental locations in North America (the United States and Canada) and Europe (France and Spain). We also operate headquarters, sales offices and service facilities in the foregoing countries in support of our car rental and equipment rental operations, as well as small car rental sales offices and service facilities in a select number of other countries in Europe and Asia.

        Of such locations, fewer than 10% are owned by us. The remaining locations are leased or operated under concessions from governmental authorities and private entities. Those leases and concession agreements typically require the payment of minimum rents or minimum concession fees and often also require us to pay or reimburse operating expenses; to pay additional rent, or concession fees above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises; or to do both. See Note 9 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We own four major facilities in the vicinity of Oklahoma City, Oklahoma at which reservations for our car rental operations are processed, global information systems are serviced and major domestic and international accounting functions are performed. We also have a long-term lease for a reservation and financial center near Dublin, Ireland, at which we have centralized our European car rental reservation and customer relations and accounting functions, and we lease a reservation center in Saraland (Mobile County), Alabama to supplement the capacity of our Oklahoma City car rental reservation center. We maintain our executive offices in an owned facility in Park Ridge, New Jersey, and lease a European headquarters office in Uxbridge, England.

Legal Proceedings

        On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge, or "FSC," by us or all Texas residents who were charged a FSC by us. The petition alleged that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In response to various motions by us, the plaintiff filed two amended petitions which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. The parties then engaged in more extensive discovery. In April 2006, the plaintiff further amended his petition by adding a cause of action for fraudulent misrepresentation and, at the plaintiff's request, a hearing on the plaintiff's motion for class certification was scheduled for August 2006. In May 2006, the plaintiff filed a fourth amended petition which deleted the cause of action for conversion and the plaintiff also filed a first amended motion for class certification in anticipation of the August 2006 hearing on class certification. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charged a FSC in Texas after February 6, 2000. In October 2006, the judge entered a class certification order which certified a class of all Texas residents who were charged an FSC in Texas after February 6, 2000. We are appealing the order.

        On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition. In October 2005, the court granted our motion to dismiss, but allowed the plaintiff to file a second amended complaint and we then answered the complaint. Discovery has now commenced.

        On January 10, 2007, Marlena Guerra, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was filed in the United States District Court for the District of Nevada. As with the Gomez and Kochner cases, Guerra purports to be a class action on behalf of all individuals and business entities who rented vehicles at Las Vegas McCarran International Airport and were charged a FSC. The complaint alleged that those customers who paid the FSC were fraudulently charged a surcharge required for fuel in violation of Nevada's Deceptive Trade Practices Act. The plaintiff also alleged the FSC violates the Nevada Uniform Commercial Code, or "UCC," since it is unconscionable and operates as an unlawful liquidated damages provision. Finally, the plaintiff claimed that we breached our own rental agreement—which the plaintiff claims to have been modified so as not to violate Nevada law—by charging the FSC, since such charges violate the UCC and/or the prohibition against fuel surcharges. The plaintiff seeks compensatory damages, including the return of all FSC paid or the difference between the FSC and its actual costs, plus prejudgment interest, attorneys' fees and costs. In March 2007, we filed a motion to dismiss.

        On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all others similarly situated, v. Hertz Equipment Rental Corporation, was filed in the United States District Court for the District of New Jersey. Davis Landscape, Ltd., purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver, or "LDW," charge. The complaint alleges that the LDW is deceptive and unconscionable as a matter of law under pertinent sections of New Jersey law, including the New Jersey Consumer Fraud Act and the New Jersey Uniform Commercial Code. The plaintiff seeks an unspecified amount of statutory damages under the New Jersey Consumer Fraud Act, an unspecified amount of compensatory damages with the return of all LDW charges paid, declaratory relief and an injunction prohibiting HERC from engaging in acts with respect to the LDW charge that violate the New Jersey Consumer Fraud Act. The complaint also asks for attorneys' fees and costs. In October 2006, we filed an answer to the complaint. In November 2006, the plaintiff filed an amended complaint adding an additional plaintiff, Miguel V. Pro, an individual residing in Texas, and new claims relating to HERC's charging of an "Environmental

Recovery Fee." Causes of action for breach of contract and breach of implied covenant of good faith and fair dealing were also added. In January 2007, we filed an answer to the amended complaint. Discovery has now commenced.

        On October 13, 2006, Janet Sobel, Daniel Dugan, and Lydia Lee, individually and on behalf of all others similarly situated v. The Hertz Corporation and Enterprise Rent-A-Car Company was filed in the United States District Court for the District of Nevada. Sobel purports to be a nationwide class action on behalf of all persons who rented cars from Hertz or Enterprise at airports in Nevada and whom Hertz or Enterprise charged airport concession recovery fees. The complaint alleged that the airport concession recovery fees violate certain provisions of Nevada law, including Nevada's Deceptive Trade Practices Act. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz and Enterprise from quoting or charging any of the fees prohibited by Nevada law. The complaint also asks for attorneys' fees and costs. In November 2006, the plaintiffs and Enterprise stipulated and agreed that claims against Enterprise would be dismissed without prejudice. In January 2007, we filed a motion to dismiss.

        On May 3, 2007, Fun Services of Kansas City, Inc., individually and as representative of a class of similarly situated persons v. Hertz Equipment Rental Corporation was commenced in the District Court of Wyandotte County, Kansas. Fun Services purports to be a class action on behalf of all persons in Kansas and throughout the United States who on or after four years prior to the filing of the action were sent facsimile messages of material advertising the availability of property, goods or services by HERC and who did not provide express permission for sending such faxes. The plaintiff asserts violations of the Telephone Consumer Protection Act, 47 U.S.C. Section 227, and common law conversion and the plaintiff is seeking damages and costs of suit.

        We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

        In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for public liability and property damage arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle public liability and property damage actions and claims or to pay judgments resulting from them. See "—Risk Management."

        On February 19, 2007, The Hertz Corporation and TSD Rental LLC v. Enterprise Rent-A-Car Company and The Crawford Group, Inc. was filed in the United States District Court for the District of Massachusetts. In this action, we and our co-plaintiff seek damages and injunctive relief based upon allegations that Enterprise and its corporate parent, The Crawford Group, Inc., unlawfully engaged in anticompetitive and unfair and deceptive business practices by claiming to customers of Hertz that once Enterprise obtains a patent that it has applied for relating to its insurance replacement reservation system, Hertz will be prevented from using the co-plaintiff's EDiCAR system, which Hertz currently uses in its insurance replacement business. The complaint alleges, among other things, that Enterprise's threats are improper because the Enterprise patent, once issued, should be invalid and unenforceable. In April 2007, Enterprise and Crawford filed a motion to dismiss and Hertz and TSD filed opposition papers in May 2007. See "Risk Factors—Risks Related to Our Business—Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations."

        In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows, but it could be material in the period in which it is recorded.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and number of years employed by us as of May 17, 2007 and positions of our executive officers and directors.

Name	Age	Number of Years Employed by Us	Position
Mark P. Frissora	51	—	Chief Executive Officer and Director and Chairman of the Board
Paul J. Siracusa	62	38	Executive Vice President and Chief Financial Officer
Joseph R. Nothwang	60	31	Executive Vice President and President, Vehicle Rental and Leasing, The Americas and Pacific
Brian J. Kennedy	65	23	Executive Vice President, Marketing & Sales
Gerald A. Plescia	51	27	Executive Vice President and President, HERC
Michel Taride	50	21	Executive Vice President and President, Hertz Europe Limited
Harold E. Rolfe	49	8	Senior Vice President, General Counsel & Secretary
Charles L. Shafer	63	41	Senior Vice President, Quality Assurance & Administration
LeighAnne G. Baker	48	—	Senior Vice President, Chief Human Resource Officer
Richard J. Foti	60	28	Controller
Elyse Douglas	51	—	Treasurer
George W. Tamke	60	—	Lead Director
Nathan K. Sleeper	33	—	Director
David H. Wasserman	40	—	Director
Brian A. Bernasek	34	—	Director
Gregory S. Ledford	50	—	Director
George A. Bitar	42	—	Director
Robert F. End	51	—	Director
Barry H. Beracha	65	—	Director
Carl T. Berquist	56	—	Director
Michael J. Durham	56	—	Director
Henry C. Wolf	64	—	Director

        Mr. Frissora has served as the Chief Executive Officer, or "CEO," and Chairman of the Board of Hertz and Hertz Holdings since January 1, 2007 and as CEO and a director of Hertz and Hertz Holdings since July 19, 2006. Prior to joining Hertz and Hertz Holdings, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He also served as the Chairman of Tenneco Inc. from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco Inc.'s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for ten years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its compensation committee.

        Mr. Siracusa has served as the Executive Vice President and Chief Financial Officer of Hertz Holdings since the Acquisition in December 2005. He has served as the Executive Vice President and Chief Financial Officer of Hertz since August 1997. From January 1996 to August 1997, he served as Vice President, Finance and Chief Financial Officer, Hertz International, Ltd., based in England. He served as Staff Vice President and Controller Worldwide Rent A Car for Hertz from August 1994 until December 1995 and has served in various other financial positions with us since 1969. Mr. Siracusa served as a director on Hertz's Board of Directors from January 2004 until December 2005.

        Mr. Nothwang has served as the Executive Vice President and President of Vehicle Rental and Leasing, The Americas and Pacific, for Hertz since January 2000 and as the Executive Vice President and President of Vehicle Rental and Leasing, The Americas and Pacific of Hertz Holdings since June 2006. From September 1995 until December 1999 he was Executive Vice President and General Manager, U.S. Car Rental Operations for Hertz. From August 1993 until August 1995 he was Vice President and General Manager U.S. Car Rental Operations for Hertz. Prior to that he was Division Vice President, Region Operations for Hertz since 1985. He served in various other operating positions with Hertz between 1976 and 1985.

        Mr. Kennedy has served as Hertz's Executive Vice President, Marketing & Sales since February 1988 and as the Executive Vice President, Sales & Marketing, of Hertz Holdings since June 2006. From May 1987 through January 1988, he served as Executive Vice President and General Manager of Hertz's Car Rental Division, prior to which, from October 1983, he served as Senior Vice President, Marketing for Hertz.

        Mr. Plescia has served as the Executive Vice President and President, HERC since July 1997 and as the Executive Vice President and President, HERC, of Hertz Holdings since June 2006. From September 1991 until June 1997, he served as Division Vice President, Field Operations, HERC and has served in various other operations and financial positions with us since 1979.

        Mr. Taride has served as the Executive Vice President and President, Hertz Europe Limited since January 2004 and as the Executive Vice President and President, Hertz Europe Limited, of Hertz Holdings since June 2006. From January 2003 until December 2003, he served as Vice President and President, Hertz Europe Limited. From April 2000 until December 2002, he served as Vice President and General Manager, Rent A Car, Hertz Europe Limited. From July 1998 to March 2000, he was General Manager, Rent A Car France and HERC Europe. Previously, he served in various other operating positions in Europe from 1980 to 1983 and from 1985 to 1998.

        Mr. Rolfe has served as the Senior Vice President, General Counsel and Secretary of Hertz Holdings since June 2006. He served as the General Counsel and Secretary of Hertz Holdings from December 2005 until June 2006 and as the Senior Vice President, General Counsel and Secretary of Hertz since May 1999. He served as the Senior Vice President and General Counsel of Hertz from

October 1998 to May 1999. Previously he served as Vice President and General Counsel, Corporate Property Investors, New York, New York from June 1991 until September 1998.

        Mr. Shafer has served as the Senior Vice President, Quality Assurance & Administration for Hertz since January 2003 and as the Senior Vice President, Quality Assurance & Administration of Hertz Holdings since June 2006. From February 1998 until December 2002, he had served as Vice President and President, Hertz Europe Limited. From January 1991 until January 1998, he was Division Vice President, Western Region Rent A Car Operations for Hertz. He served in various other operating positions with Hertz from 1966 to 1990.

        Ms. Baker has served as the Senior Vice President, Chief Human Resource Officer of Hertz Holdings and Hertz since April 2007. Prior to joining Hertz Holdings and Hertz, Ms. Baker served as Senior Vice President, Global Human Resources for The Reynolds & Reynolds Company. Prior to joining Reynolds & Reynolds in 2005, she served as Director of Human Resources, Global Automotive Business, and in various operational roles for The Timken Company.

        Mr. Foti has served as the Controller of Hertz Holdings since December 21, 2005 and as the Staff Vice President and Controller of Hertz since July 1997. Previously he served as Staff Vice President, Internal Audit for Hertz from February 1990 until June 1997. Previously he served in various other financial positions with us since 1978.

        Ms. Douglas has served as the Treasurer of Hertz Holdings and Hertz since July 2006. Prior to joining Hertz Holdings and Hertz, Ms. Douglas served as Treasurer of Coty Inc. from December 1999 until July 2006. Previously, Ms. Douglas served as an Assistant Treasurer of Nabisco from June 1995 until December 1999.

        Mr. Tamke has served as Lead Director of Hertz Holdings and Hertz since July 19, 2006. Mr. Tamke served as the Chairman of the Board of Directors of Hertz Holdings and Hertz from shortly after the Acquisition in December 2005 until July 19, 2006. Mr. Tamke is an operating principal with CD&R. Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director of Target Corporation since June 1999 and as Chairman of Culligan Ltd. since October 2004 and was previously Chairman and Chief Executive Officer of Kinko's, Inc.

        Mr. Sleeper has served as a director of Hertz Holdings from August to September 2005 and has served as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Mr. Sleeper is a financial principal of CD&R, which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004.

        Mr. Wasserman has served as a director of Hertz Holdings since August 2005 and of Hertz since shortly after the Acquisition in December 2005. Mr. Wasserman is a financial principal of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman serves on the Board of Directors of Culligan Ltd., Covansys Corporation and ICO Global Communications and formerly served as a director of Kinko's, Inc.

        Mr. Bernasek has served as a director of Hertz Holdings and Hertz since December 2006. Mr. Bernasek is a Principal of The Carlyle Group, which he joined in 2000. Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek serves on the Board of Directors of AxleTech International Holdings, Inc.

        Mr. Ledford has served as a director of Hertz Holdings since September 2005 and of Hertz since shortly after the Acquisition in December 2005. Mr. Ledford is a Managing Director of The Carlyle Group. Mr. Ledford joined Carlyle in 1988 and is currently head of the firm's Automotive and Transportation practice. He led the firm's investments in Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Boards of Directors of AxleTech International Holdings, Inc. and United Components Inc.

        Mr. Bitar has served as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Mr. Bitar is a Managing Director of MLGPE, where he serves as Co-Head of the U.S. Region, and a Managing Director of Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Prior to joining the Global Private Equity Division, Mr. Bitar was a Vice President in the High Yield Finance and Restructuring Group of Merrill Lynch, where he worked for four years. Mr. Bitar joined Merrill Lynch in 1991. He also sits on the Board of Directors of Hospital Corporation of America, Inc. and several private companies.

        Mr. End has served as a director of Hertz Holdings and Hertz since shortly after the Acquisition in December 2005. Since rejoining Merrill Lynch in 2004, Mr. End has been a Managing Director of MLGPE, where he serves as Co-Head of the U.S. Region, and a Managing Director of Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, the firm's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End is a director of NPC International, Inc. and several private companies.

        Mr. Beracha has served as a director of Hertz Holdings and Hertz since November 2006. He most recently served as Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and CEO of The Earthgrains Company, which was spun off from Anheuser Busch in 1996. In 1967, Mr. Beracha joined Anheuser Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of Earthgrains in March 1996, prior to which he held the title of Vice President and Group Executive of Anheuser Busch Companies. Mr. Beracha serves on the Board of Directors of Pepsi Bottling Group, where he is the Non Executive Chairman of the Board and is a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the Non Executive Chairman of the Board in March 2007. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. Since December 2005, he has served as Chairman of the Board of Trustees of St. Louis University.

        Mr. Berquist has served as a director of Hertz Holdings and Hertz since November 2006. Mr. Berquist joined Marriott International, Inc. in December 2002 as Executive Vice President, Financial Reporting and Enterprise Risk Management. He also serves as Chief Accounting Officer of Marriott International. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28 year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of Eberle Communications Group, a privately held fundraising company, and Avendra LLC, a privately held procurement company.

        Mr. Durham has served as a director of Hertz Holdings and Hertz since November 2006. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc., a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre, Inc.'s initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre's President. Prior to his joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March of 1995. Mr. Durham currently serves as non-executive Chairman of the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry, as a member of the audit committee and board member of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as a board member and member of the audit committee of Acxiom Corporation, a public company listed on the NASDAQ, and as a board member and a member of the audit committee of Bombardier, a Canadian company listed on the Toronto Exchange. Mr. Durham also serves as a member of either the Boards of Directors or the Advisory Boards of a number of privately held corporations.

        Mr. Wolf has served as a director of Hertz Holdings and Hertz since November 2006. Mr. Wolf has served as Chief Financial Officer for Norfolk Southern Corporation since 1993. Mr. Wolf has held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern since 1998. From 1993 until 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern's Vice President of Taxation from 1991 until 1993, Assistant Vice President of Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as the chairman of its audit committee. He is also a director of Shenandoah Life Insurance Company. In addition, Mr. Wolf serves as Vice Rector of the Board of Visitors of the College of William and Mary, and as a Member of the Board of Trustees of the Colonial Williamsburg Foundation.

Director Independence

        Investment funds associated with or designated by the Sponsors collectively own over 50% of our outstanding common stock. Because these stockholders are parties to a voting agreement, they are considered a "group" and we are therefore considered a "controlled company," within the meaning of NYSE rules. As a result, we rely on exemptions from the requirements of having a majority of independent directors, a fully independent nominating/corporate governance committee, a fully independent compensation committee, nominating/corporate governance and compensation committee charters and other requirements prescribed for such committees by the NYSE. Following the completion of this offering, we will remain a "controlled company" and will continue to rely on these exceptions. For a description of the Stockholders' Agreement to which these stockholders are a party, see "Certain Relationships and Related Party Transactions."

        Our Board has determined that each member of our Audit Committee, which consists of Messrs. Barry H. Beracha (Chair), Carl T. Berquist, Michael J. Durham and Henry C. Wolf, is "independent" as defined in the federal securities laws and NYSE rules. In view of our status as a controlled company under NYSE rules, our Board has not made a determination of independence with respect to any of our directors not serving on our Audit Committee. Prior to the initial public offering of our common stock in November 2006, our Audit committee consisted of Messrs. Nathan K. Sleeper, Gregory S. Ledford and George A. Bitar.

        In considering the independence of Messrs. Berquist and Wolf, our Board took into consideration certain relationships between their respective employers and us.

        Mr. Berquist is Executive Vice President, Financial Reporting and Enterprise Risk Management for Marriott International, Inc. Hertz and Marriott are parties to a Global Master Concession and Joint Marketing Agreement which provides, among other things, for (i) Marriott to grant Hertz concessions at certain of its hotels, (ii) Marriott Rewards participants to earn points from Hertz car rentals, (iii) Marriott customers are given the opportunity to be referred to Hertz to reserve rental cars in connection with telephone or Internet contacts made with Marriott, and (iv) Hertz customers are given the opportunity to be referred to Marriott to make hotel reservations in connection with Internet contacts made with Hertz. Payments by Hertz to Marriott under this agreement did not exceed 0.1% of Marriott's gross revenues in any of the last three fiscal years. Most of the payments to Marriott are passed through to third party owners of hotels which are managed or franchised by Marriott. Payments by Marriott to Hertz under this agreement were negligible. In addition, Marriott is a corporate customer of Hertz's car rental operations. Pursuant to this arrangement, Marriott employees rent cars from Hertz from time to time. Payments by Marriott to Hertz pursuant to this arrangement were less than 0.1% of Marriott's gross revenues for each of the last three fiscal years. Mr. Berquist reported that he does not have, and has never had, responsibility for any commercial relationships between Hertz and Marriott.

        Mr. Wolf is Vice Chairman and Chief Financial Officer of Norfolk Southern Corporation. HERC has an equipment rental relationship with Norfolk Southern through the Rail Market Place. Payments by Norfolk Southern to HERC under that program did not exceed 0.1% of Norfolk Southern's revenues in any of the last three fiscal years. Car rental revenues paid by Norfolk Southern to Hertz and its licenses which participate in Hertz's dividend program also did not exceed 0.1% of Norfolk Southern's revenues in any of the last three fiscal years. Mr. Wolf reported that he does not have, and has never had, responsibility for any commercial relationships between Norfolk Southern and Hertz or HERC.

Named Executive Officers

        We refer to the following individuals as our "named executive officers":

  •
  Craig R. Koch, who was our CEO, until July 19, 2006 and the Chairman of our Board of Directors from that date until December 31, 2006

  •
  Mark P. Frissora, who became our CEO on July 19, 2006 and became the Chairman of our Board of Directors on January 1, 2007

  •
  Paul J. Siracusa, who is our Chief Financial Officer, or "CFO," and one of our Executive Vice Presidents

  •
  Joseph R. Nothwang, who is our President, Vehicle Rental and Leasing, The Americas and Pacific and one of our Executive Vice Presidents

  •
  Michel Taride, who is our President, Hertz Europe Limited and one of our Executive Vice Presidents

  •
  Gerald Plescia, who is our President, Hertz Equipment Rental Corporation and one of our Executive Vice Presidents

        The named executive officers are the two individuals who served as our CEO in 2006, our CFO and our three other most highly compensated executive officers, as compensation is determined under the SEC's rules.

Summary Compensation Table

        The following table, or the "Summary Compensation Table," summarizes the compensation earned in 2006 by our named executive officers.

2006 Summary Compensation Table

Name and Principal Position	Salary		Bonus		Stock Awards	Option Awards(1)	Non-equity incentive plan compensation(2)	Change in pension value and non-qualified deferred compensation earnings	All other compensation		Total
	($)		($)		($)	($)	($)	($)	($)		($)
Craig R. Koch	975,000		3,375,000	(3)	—	675,000	—	2,549,100	291,845	(4)	7,865,945
Mark P. Frissora(5)	412,885		3,200,000	(6)	—	1,327,100	228,000	—	14,064,258	(7)	19,232,243
Paul J. Siracusa	545,673	(8)	—		—	666,973	827,700	639,100	12,119		2,691,565
Joseph R. Nothwang	565,385		—		—	666,973	903,160	932,200	14,471		3,082,189
Michel Taride(9)	529,345		—		—	572,964	740,606	452,961	152,837	(10)	2,448,713
Gerald Plescia	425,481	(11)	—		—	554,162	637,223	343,700	10,699		1,971,265

(1)
Represents the amount of expense recognized for financial accounting purposes pursuant to FAS 123(R).

(2)
Includes amounts earned and accrued in 2006 but paid in 2007.

(3)
Mr. Koch received a guaranteed bonus of $975,000 (100% of his annual base salary) and a payment of $2,400,000 in satisfaction of all outstanding awards under the LTIP (as described below).

(4)
Includes personal use of aircraft ($95,233); other perquisites described in "Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits"; difference ($100,000) between amount paid to purchase shares of our common stock and the fair value of those shares at the time of purchase; and full or partial tax gross-ups ($80,100) related to the foregoing and to his tax liability arising in connection with his purchase of shares of our common stock at less than fair value.

(5)
Mr. Frissora's employment began on July 19, 2006.

(6)
Includes a $2,000,000 payment as signing bonus and payment to compensate Mr. Frissora for certain compensation he would otherwise have been entitled to receive from his prior employer and a $950,000 guaranteed bonus, which were paid pursuant to Mr. Frissora's employment agreement. Also includes a special discretionary bonus of $250,000.

(7)
Includes relocation cost reimbursement ($422,477); personal use of aircraft ($146,034); other perquisites described in "Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits"; difference ($11,292,253) between amount paid to purchase shares of our common stock and the fair value of those shares at the time of purchase; and full or partial tax gross-ups ($2,137,962) related to the foregoing and to his tax liability arising in connection with his purchase of shares of our common stock at less than fair value.

(8)
Mr. Siracusa received a payment for unused vacation days of $30,288.

(9)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12 month average rate of 1.85735.

(10)
Mr. Taride's other compensation includes a housing arrangement described under "Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits" ($62,101); personal use of a car ($21,096); other perquisites described under "Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits"; and related tax gross-ups ($66,397).

(11)
Mr. Plescia received a payment for unused vacation days of $8,173.

        The following discussion explains and provides context for understanding the detailed numerical information presented in the foregoing table.

Compensation Discussion and Analysis

Overview

        We believe that a skilled and motivated team of senior executives is essential to building lasting shareholder value. As a market leader in the car and equipment rental industries, we also understand that our senior executives are highly sought after. Therefore, we have sought to provide our senior executives competitive levels of compensation necessary to retain their services and, in the case of Mr. Frissora in 2006, to enable us to recruit him from a prior employer, where he also served as chairman and chief executive officer. We believe that executive compensation packages provided by Hertz Holdings to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance measured against established goals and aligns executives' interests with those of the shareholders, with the ultimate objective of improving shareholder value. As discussed in more detail below, in 2006 several important events had a significant impact on the compensation programs for our named executive officers and other senior executives:

  •
  While still a privately held company, we established an incentive program involving significant equity investment in our common stock by our senior executives and we granted stock options, in many cases at premium exercise prices, to motivate and align the interests of our senior executives with our shareholders by permitting our senior executives to participate meaningfully in increases in shareholder value.

  •
  We recruited Mark P. Frissora to become our chairman and CEO from another public company that he had successfully led for six years.

  •
  Craig R. Koch, who had previously been our CEO, transitioned from that role to become our chairman, and has since retired.

  •
  We successfully completed the initial public offering of our shares.

Setting Executive Compensation

        Based on the objectives discussed above, we have structured our annual and long-term equity based executive compensation to motivate executives to achieve the business goals set by Hertz Holdings and reward the executives for achieving such goals.

        We typically review the overall compensation of our named executive officers and other senior executives, as well as the relative makeup of the various components of their compensation, every 12 months.

        For 2006, Hertz compared the compensation for its senior executives to that of comparable positions at a group of general industry companies of similar revenue size. In addition, Hertz also reviewed market data on competitive pay practices and trends. When making compensation decisions for its executives, Hertz management and our Compensation Committee considered this market data, as well as industry factors, general business developments and corporate performance. For 2007, our Compensation Committee independently retained Frederic W. Cook & Co., Inc., to provide consulting services related to the compensation and benefit programs for our senior executives.

        For our senior executive group as a whole, we have generally tried to set overall annual cash compensation—base salary and annual bonus—at the median of that paid for comparable positions at our peer group of companies. (By "median" we mean that roughly half of our peer companies pay the same or less, and roughly half pay more.)

        When we set a particular senior executive's base salary—which in turn affected his or her target bonus (which is set as a percentage of base salary)—we did, nonetheless, take into account our assessment of that person's individual performance and contributions. For our named executive officers, this assessment was made by our Compensation Committee, in close consultation with our Lead Director and our CEO (except as to his own compensation). As a result, where warranted, some individuals' base salary and annual bonus opportunity exceeded the median paid for comparable positions at our peer group of companies, while for others it may have been less. We believe that this is an important aspect of our compensation program to appropriately motivate and reward our executives.

        Annually, we also review all other components of our named executive officers' compensation, in light of both competitive market practice and our own business needs and objectives. As a result of this, for example, in 2006 we:

  •
  Established our equity incentive program, which involved an investment in our shares by our named executive officers and other senior executives, and a grant of options to them.

  •
  Replaced a cash-based long-term incentive compensation program that Hertz had put in place prior to its acquisition from Ford Motor Company with an enhanced annual cash incentive opportunity, because we believed that the targets we could establish under our annual bonus program would be better suited to our business objectives than the objectives that had previously been used under the long-term plan.

        These are discussed in more detail below under "—Long-Term Equity Incentives" and "—Annual Incentives," respectively.

Components of 2006 Executive Compensation

        For the year ended December 31, 2006, the principal components of compensation for the named executive officers were:

  •
  Base salary;

  •
  Annual incentives;

  •
  Long-term equity incentives;

  •
  Perquisites and other personal benefits; and

  •
  Retirement and savings benefits.

  Base Salary

        In our review of base salaries for executives, we primarily consider:

  •
  Market data provided by our outside consultants;

  •
  Internal review of the executive's compensation, both individually and relative to other officers; and

  •
  Individual performance of the executive.

        In 2006 and previous years, we typically considered changes in the base salaries of senior executives on a staggered 18 month cycle, based on the date each executive first held the executive's current responsibilities. We also considered base salaries upon promotion or other changes in job responsibility. In 2007, we will be making a transition to a senior executive base salary review cycle of 12 months, which will result in more frequent changes in this component of compensation. While we believe the 18 month cycle produced satisfactory results, a shortened cycle will, in our view, make it easier for us to maintain a proper level of base salary for our senior executives in light of the criteria we employ in setting salaries.

        As the result of our regular, cyclical review of annual base salaries in 2006, the annual base salaries for our named executive officers were revised as follows:

Mr. Siracusa	$475,000 to $525,000 (a 10.5% increase)
Mr. Nothwang	$550,000 to $590,000 (a 7.3% increase)
Mr. Plescia	$385,000 to $425,000 (a 10.4% increase)
Mr. Taride	£270,000 to £285,000 (a 5.6% increase)

        Mr. Koch's salary remained unchanged in 2006.

        Mr. Frissora's annual base salary of $950,000 was established through the negotiation process when he agreed to join us as our CEO. In setting this figure for base salary, we took into account his base salary at his prior employer, as well as information regarding comparable base salaries provided to us by the executive search firm we had retained in connection with our search for a new CEO.

  Annual Incentives

        Each year our Compensation Committee approves the performance criteria and performance targets that will be used to determine annual bonuses for our named executive officers under our Executive Incentive Compensation Program, or "EICP," and, if more than one performance criterion is selected, the relative weighting of those criteria and their related targets. Where an executive has responsibility for a particular business unit, the executive's performance criteria and targets relate to the performance of the business unit as well as to our overall performance. Where an executive, such as our CEO or CFO, has broader corporate responsibility, the performance criteria and targets are entirely based on our overall performance.

        Our Compensation Committee also establishes for each named executive officer the target annual bonus the executive will receive—typically expressed as a percentage of annual base salary—if the performance targets are met, and the extent to which the bonus may be increased or decreased if and to the extent the performance targets are exceeded or are not achieved. After the end of the year, our Compensation Committee determines how actual results compare with performance targets and approves the resulting bonus payments.

        The target annual bonus a named executive officer will be eligible to receive under the EICP is generally set so that the executive will earn total annual cash compensation (when taken together with base salary) at the median of annual cash compensation paid for comparable positions at the companies in our peer group (as discussed above). If we substantially exceed the EICP performance targets, the annual bonus under the EICP is typically structured so that it will be payable at the 75th percentile of the peer group—by which we mean 75% of the peer group pays that amount or less, while 25% pay more, in total annual cash compensation. Executive officers participating in the EICP receive no payment of an EICP award unless minimum performance levels are achieved, and receive 100% of their targeted bonuses for the achievement of the target levels.

        In 2006 we modified a cash-based long-term incentive plan that Hertz had established before it was acquired from Ford Motor Company, or the "LTIP," so that the LTIP would provide an enhanced annual bonus opportunity using the same performance criteria and performance targets employed for participants in the EICP in lieu of the performance criteria and targets that the LTIP previously employed. We did this because we believed that the performance criteria and targets we annually established under the EICP would create better incentives to meet our business objectives following our acquisition than those that had been established for a company with a very different capital structure under the LTIP. The modifications we made in the LTIP for 2006 will also apply for the LTIP's two remaining years, 2007 and 2008. Mr. Frissora does not participate in the LTIP.

        For our named executive officers, other than Mr. Koch, 2006 bonuses payable under the EICP and, where applicable, the LTIP were based upon three performance criteria—performance income, or "PI," revenues and return on total capital, or "ROTC." PI for us or any business unit is an adjusted pre-tax income statistic equal to our or the unit's income before non-fleet interest, non-cash interest items, income taxes, minority interest, amortization of Transaction-related items, significant one-time items and non-cash "mark-to-market" income and expense. ROTC for us or any business unit is a return on capital statistic equal to the ratio of our or the unit's performance income plus fleet interest to our or the unit's average assets minus average non-interest bearing liabilities, excluding goodwill, other intangibles and other purchase accounting related balances. The achievement of performance targets for these criteria accounted for 60%, 20% and 20%, respectively, of the weighted overall performance target. We selected these three performance criteria because achievement of objectives in these areas is critical for our continued growth and the delivery of shareholder value.

        PI and ROTC are operating statistics that measure results that are arguably within the partial control of executives and therefore are useful in determining their individual performance. However, these measures are not calculated in accordance with generally accepted accounting principles and, while they are useful in determining the performance of specific individuals for compensatory purposes, they do not take into account many aspects of our results that are highly relevant to investors and creditors but are outside the control of executives. Accordingly, you should not treat PI or ROTC as a performance measure or liquidity measure for us or any of our reporting segments.

        The 2006 EICP and, where applicable, LTIP performance targets applicable to executives who had responsibility for a particular business unit—Messrs. Nothwang, Taride and Plescia—were weighted 70% on the performance of their units and 30% on our overall performance, while those applicable to other named executive officers were weighted 100% on our overall corporate performance. In addition, for 2006, for each one percentage point that an executive's weighted actual results exceeded 100% of the executive's weighted performance targets, the executive's bonus payment under the EICP and, where applicable, the LTIP would be increased by four percentage points, so that, for example, achievement of 106% of an executive's weighted performance target would result in a payment of 124% of the executive's target annual bonus. Bonus payments under the LTIP were in all events limited to 200% of target payments, but no comparable limitation existed under the EICP.

        For 2006, our overall corporate performance targets for PI, revenues and ROTC were $759.0 million, $8,205.3 million and 10.55%, respectively; our actual corporate PI, revenues and ROTC were $821.6 million, $8,058.4 million and 11.16%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and, where applicable, the LTIP with respect to our overall corporate performance was 124%. For 2006, the performance targets for PI, revenues and ROTC for the units for which Mr. Nothwang was responsible were $362.4 million, $4,991.1 million and 8.43%, respectively; those units' actual PI, revenues and ROTC were $366.5 million, $4,719.5 million and 8.79%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and LTIP with respect to such units' performance was 100%. For 2006, the performance targets for PI, revenues and ROTC for the units for which Mr. Taride was responsible were $114.8 million, $1,628.5 million and 8.48%, respectively; those units' actual PI, revenues and ROTC were $124.7 million, $1,628.5 million and 9.18%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and LTIP with respect to such units' performance was 128%. For 2006, the performance targets for PI, revenues and ROTC for the units for which Mr. Plescia was responsible were $303.9 million, $1,548.1 million and 20.44%, respectively; those units' actual PI, revenues and ROTC were $343.1 million, $1,573.6 million and 18.87%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and LTIP with respect to such units' performance was 138%.

        In 2006, the target annual bonus for each named executive officer, other than Mr. Koch, under the EICP and under the LTIP were respectively the following percentages of their annual base salaries:

Mr. Frissora—100% and 0%; Mr. Siracusa—70% and 57%; Mr. Nothwang—75% and 68%; Mr. Taride—65% and 45%; and Mr. Plescia—65% and 47%. The actual bonuses paid to each of these named executive officers under the EICP and, where applicable, the LTIP, for 2006 were determined by applying the percentages of target bonuses payable, computed as described above and weighted between our overall performance and the performance of relevant business units as described above, to those target annual bonuses. The actual bonuses paid for 2006 under the EICP and LTIP are, in accordance with the SEC's rules, reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table, except that the portion of Mr. Frissora's bonus that was guaranteed under his employment agreement instead is reflected in the "Bonus" column of that table. For more information on Mr. Frissora's employment agreement, see "Compensation Discussion and Analysis—Employment and Change in Control Agreements."

        In connection with Mr. Koch's transition from CEO to Chairman and his subsequent retirement, we had agreed in 2005 that if Mr. Koch remained employed by us through the end of 2006 (as he did), his annual bonus would be 100% of his base salary, and he would receive a lump sum payment of $2.4 million to settle out all his remaining payments under the LTIP through the expiration of that plan. Because those payments were guaranteed by a contract with Mr. Koch, they are, in accordance with the SEC's rules, reflected in the "Bonus" column of the Summary Compensation Table.

        In accordance with an action of our Board in February 2007, we paid Mr. Frissora a special discretionary bonus of $250,000 in recognition of his efforts in connection with our initial public offering of common stock during 2006. This payment is reflected in the "Bonus" column of the Summary Compensation Table appearing above.

  Long-Term Equity Incentives

        In 2006, while still a private company, we established an equity investment and incentive program for our named executive officers and select other executives. Through this program we sought to instill in our named executive officers a true "ownership" culture, where they viewed themselves as equity stakeholders in our business, with a significant personal financial stake in the long-term increase in shareholder value. The main features of this program involved:

  •
  Each named executive officer making an investment in our shares of common stock in an amount that was, for him, a material personal investment.

  •
  The grant of a significant number of options to purchase shares of our common stock.

  •
  Vesting terms relating to the options under which they are generally earned over a five-year period through continued employment, which we believe will be an important tool to help retain the services of our executives. Vesting ceases upon termination of employment except in the case of death or disability. Upon termination of employment, unvested options expire, and employees have a limited period, the length of which is determined by the reason for termination, to exercise vested options. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

  •
  The grant of some options with an exercise price—i.e., the purchase price for the shares—of fair market value at the time of grant, and other options at premiums of 50% and 100% over that value, so that individuals would receive some value under the options only if the shares appreciated over the initial fair market value, but for the other options the share value would have to appreciate materially.

        The actual number of options that we granted to a particular named executive officer was determined based on several factors, including the amount of his investment in our shares and our judgment as to the appropriate level of gain that an individual (based on his position with the company and anticipated contribution to our success) should achieve if our share price increased to certain levels.

        In the case of Mr. Koch, given the special circumstances surrounding his transition from the role of CEO and his retirement, all of the options we granted had an exercise price equal to the then-current fair market value and would generally vest or become exercisable over three years. Shortly after we granted Mr. Koch's stock options, we determined that the fair market value of our shares was higher than the value used when the options were granted; therefore, we cancelled those stock options and replaced them with options with a fair market value exercise price but otherwise identical terms.

        We provided Messrs. Koch and Frissora the opportunity to invest in shares of our common stock at the same purchase price as that paid per share by our controlling shareholders when we were acquired from Ford Motor Company. We did this because we felt it was equitable in the light of the fact that all other named executive officers had purchased shares at that price only a few months earlier. In addition, in Mr. Koch's case, he had been employed by us continuously since the Acquisition, while in Mr. Frissora's case, such a purchase was part of the bargained-for consideration for his move to Hertz, in which he forfeited substantial equity incentive awards granted by his prior employer. When Messrs. Koch and Frissora purchased their shares, we determined that the fair market value per share was greater than that purchase price. Because the difference was taxable to them, we provided them with a payment equal to 80% of the difference between fair market value and their purchase price, to facilitate their payment of the related tax liability. This amount is reflected in the Summary Compensation Table under the column "All other compensation."

        On June 30, 2006, we entered into the Hertz Holdings Loan Facility. We primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to our common stockholders on June 30, 2006. In connection with the June 30 special cash dividend and the special cash dividend of approximately $1.12 per share of our common stock, or $260.3 million in the aggregate, that was paid upon the completion of our initial public offering to holders of record of our common stock on the dividend record date, our outstanding stock options (including options held by Messrs. Koch and Frissora) were adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. We had an unrecognized stock-based compensation cost of approximately $28.3 million related to the cost of modifying the exercise prices of the stock options for the special cash dividends. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

        All of the options issued to our named executive officers were issued under the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "SIP," and are governed by the terms of the SIP and written option agreements entered into with the officers. The SIP and the related option agreements establish the exercise price of the options; the schedule on which the options vest; the period in which vested options may be exercised; the effect of termination of employment on the options; and the effect of a change in control, as defined in the SIP, on the options. Details regarding the grant dates, exercise prices and vesting schedules for options granted to our named executive officers are described in the Grants of Plan-Based Awards and Outstanding Equity Awards at Year-End tables below.

        The options held by Mr. Koch are not affected by the termination of his employment (other than a termination for Cause, as defined in the SIP, or a termination of his employment prior to January 1, 2007), since they were granted in contemplation of his planned retirement on January 1, 2007. For the other named executive officers, except in the case of death or disability, the SIP and the related option agreements provide that upon termination of the officer's employment, all unvested options then held by the officer will immediately terminate, and all vested options may be exercised only for 60 days following termination (or 180 days if the termination is the result of retirement at "normal age").

        The SIP generally defines a "Change in Control" as the acquisition by any person of 50% or more of the combined voting power of Hertz Holdings, then outstanding voting securities, the merger of Hertz Holdings if its stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, a majority of Hertz Holdings' incumbent directors ceasing to be directors within a 24 month period or the sale of all or substantially all the assets of Hertz Holdings to non-affiliates.

        The SIP and the related option agreements for our named executive officers provide that upon a Change in Control, our Board may determine that their options will be honored or assumed, or new rights substituted for their options, so long as certain conditions are met; the honored or assumed options or other rights are referred to as an "Alternative Award." Those conditions are that the Alternative Award must provide rights and entitlements substantially equivalent to, or better than, those under the original options and also provide that if, within two years following the Change in Control, the holder's employment is involuntarily or constructively terminated other than for Cause, the Alternative Award will vest in full and the holder will either receive a cash payment equal to the excess of the fair market value of the stock subject to the Alternative Award on the date of surrender over the exercise price of the Alternative Award or have an immediate right to exercise the Alternative Award and receive publicly traded shares. To the extent that our Board does not make the determination to grant Alternative Awards, then the SIP and related option agreements for our named executive officers provide that their options, whether vested or unvested, will be cancelled in exchange for a payment equal to the excess of the per share consideration offered in the transaction giving rise to the Change in Control over the exercise price of the options.

        The SIP further provides that in connection with a Change in Control, the benefits flowing to a holder of options, including any of our named executive officers, from the Change in Control provisions just described may not exceed the amount that, when taken with all other payments the holder may receive under any other plan, program or arrangement, would cause the holder to receive an "excess parachute payment" as that term is defined in Section 280G of the Internal Revenue Code of 1986, or the "Code." This limitation could materially reduce the benefits a named executive officer would otherwise receive with respect to his options in the event of a Change in Control, particularly if his employment were then being terminated and he were receiving severance payments under his employment or change in control agreement. For more details regarding payments to be made to named executive officers in the event of the termination of their employment, see "Employment and Change in Control Agreements" below.

        The following table sets forth, for each named executive officer, the amount that would be payable to him under the SIP and his related option agreements if a Change in Control had occurred on December 31, 2006, our Board had not determined to grant Alternative Awards, the transaction giving rise to the Change in Control was a transaction subject to Section 280G of the Code and his employment was not terminated. (For the reasons discussed in the preceding paragraph, if the employment of a named executive officer was terminated on December 31, 2006, he might receive substantially less than the amount set forth below.)

Name	Amount Payable
Mr. Koch	$1,212,960
Mr. Frissora	12,928,000
Mr. Siracusa	8,547,000
Mr. Nothwang	8,547,000
Mr. Taride	7,264,000
Mr. Plescia	6,760,792

Grants of Plan-Based Awards

        The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2006; all grants of plan-based option awards in 2006; the exercise or base price of all such option awards; the grant date fair value of all such option awards; and the incremental fair value of all such awards.

									All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)			Grant Date Fair Value of Stock and Option Awards (1)(2) ($)
															Incre- mental Fair Value of Stock and Option Awards (1)(2) ($)
		Estimated possible payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan					Exercise or base price of option awards ($/Sh)
Name	Grant date	Thres- hold ($)	Target ($)	Maxi- mum ($)		Thres- hold ($)	Target ($)	Maxi- mum ($)
Craig R. Koch	October 19, 2005 August 15, 2006	3,375,000	3,375,000	3,375,000						112,000	6.56	(3)(a)	388,000	(4)	287,000	(4)
Mark P. Frissora	July 10, 2006 August 15, 2006 August 15, 2006 August 15, 2006	950,000	950,000	1,900,000	(5)					800,000 400,000 400,000	6.56 9.56 14.56	(3)(a) (3)(b) (3)(c)	9,600,000 4,020,000 3,328,000		672,000 324,000 236,000
Paul J. Siracusa	February 15, 2006 May 5, 2006 May 18, 2006 May 18, 2006 May 18, 2006	0	667,500	1,335,000	(5)					200,000 300,000 200,000 200,000	4.56 4.56 9.56 14.56	(6)(d) (6)(d) (6)(e) (6)(f)	1,126,000 1,689,000 764,000 606,000		412,000 618,000 308,000 210,000
Joseph R. Nothwang	February 15, 2006 May 5, 2006 May 18, 2006 May 18, 2006 May 18, 2006	0	842,500	1,685,000	(5)					200,000 300,000 200,000 200,000	4.56 4.56 9.56 14.56	(6)(d) (6)(d) (6)(e) (6)(f)	1,126,000 1,689,000 764,000 606,000		412,000 618,000 308,000 210,000
Michel Taride	February 15, 2006 May 5, 2006 May 18, 2006 May 18, 2006 May 18, 2006	0	584,100	1,168,200	(5)					100,000 300,000 200,000 200,000	4.56 4.56 9.56 14.56	(6)(d) (6)(d) (6)(e) (6)(f)	563,000 1,689,000 764,000 606,000		206,000 618,000 308,000 210,000
Gerald Plescia	February 15, 2006 May 5, 2006 May 18, 2006 May 18, 2006 May 18, 2006	0	476,250	952,500	(5)					80,000 300,000 200,000 200,000	4.56 4.56 9.56 14.56	(6)(d) (6)(d) (6)(e) (6)(f)	450,000 1,689,000 764,000 606,000		164,800 618,000 308,000 210,000

(1)
The full grant date fair value of each award excludes the cost of the modifications indicated in Notes 3 and 6 below. The incremental fair value of each award represents the cost of the modifications indicated in Notes 3 and 6 below.

(2)
The grant date fair value and the incremental fair value of stock option awards are calculated in accordance with FAS 123(R). The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of Hertz Holdings was not publicly traded at the time of these grants, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of Hertz Holdings' common stock price as an assumption in the valuation model. We measure the compensation cost related to employee stock options based on the calculated value instead of fair value of the options because we could not reasonably estimate the volatility of Hertz Holdings' common stock. We selected the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value).

The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.5 years, because that is the expected term of the options using the simplified approach allowed under SAB No. 107.

The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity of 6.5 years as of the grant date, which is the expected term of the options. The assumed dividend yield is zero. We assume that in each year 1% of the options that are outstanding but not vested will be forfeited because of employee attrition.

Assumption	2006 Grants
Expected volatility	50.2%
Expected dividends	0.0%
Expected term (years)	6.5
Risk-free rate	4.89%–5.07%
Forfeiture rate (per year)	1.0%
(3)
Grant date exercise prices shown in table have been adjusted for special dividend of $1.12 paid on November 21, 2006

(a)
Grant date exercise price $7.68

(b)
Grant date exercise price $10.68

(c)
Grant date exercise price $15.68

(4)
The entire value of Mr. Koch's grant and modification was expensed in 2006.

(5)
In accordance with the plan, any payment under the LTIP was capped at 200% of its target amount. The EICP did not place maximums on payments to participants; however, maximum payments under the EICP are reflected in the table, for illustrative purposes only, at 200% of their target amounts.

(6)
Grant date exercise prices shown in table have been adjusted for special dividends of $4.32 paid on June 30, 2006 and $1.12 paid on November 21, 2006

(d)
Grant date exercise price $10.00

(e)
Grant date exercise price $15.00

(f)
Grant date exercise price $20.00

Outstanding Equity Awards at Year-End

        The following table sets forth, for each named executive officer, details of all option and stock awards outstanding on December 31, 2006.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options	Number of securities underlying unexercised options	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
	(#) exercisable	(#) unexercisable	(#)	($)		(#)	($)	(#)	($)
Craig R. Koch		112,000(1)		6.56	37,333 expire June 12, 2009 37,333 expire June 12, 2010 37,334 expire June 12, 2011
Mark P. Frissora		800,000(2) 400,000(2) 400,000(2)		6.56 9.56 14.56	August 15, 2016 August 15, 2016 August 15, 2016
Paul J. Siracusa		200,000(3) 300,000(4) 200,000(4) 200,000(4)		4.56 4.56 9.56 14.56	May 5, 2016 May 18, 2016 May 18, 2016 May 18, 2016
Joseph R. Nothwang		200,000(3) 300,000(4) 200,000(4) 200,000(4)		4.56 4.56 9.56 14.56	May 5, 2016 May 18, 2016 May 18, 2016 May 18, 2016
Michel Taride		100,000(3) 300,000(4) 200,000(4) 200,000(4)		4.56 4.56 9.56 14.56	May 5, 2016 May 18, 2016 May 18, 2016 May 18, 2016
Gerald Plescia		80,000(3) 300,000(4) 200,000(4) 200,000(4)		4.56 4.56 9.56 14.56	May 5, 2016 May 18, 2016 May 18, 2016 May 18, 2016

(1)
The options will vest in three equal installments on June 12, 2007, June 12, 2008 and June 12, 2009.

(2)
The options will vest in five equal installments on July 19, 2007, July 19, 2008, July 19, 2009, July 19, 2010 and July 19, 2011.

(3)
The options will vest in five equal installments on May 5, 2007, May 5, 2008, May 5, 2009, May 5, 2010 and May 5, 2011.

(4)
The options will vest in five equal installments on May 18, 2007, May 18, 2008, May 18, 2009, May 18, 2010 and May 18, 2011.

Option Exercises and Stock Vested

        The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2006.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Craig R. Koch		N/A		N/A
Mark P. Frissora		N/A		N/A
Paul J. Siracusa		N/A		N/A
Joseph R. Nothwang		N/A		N/A
Michel Taride		N/A		N/A
Gerald Plescia		N/A		N/A

  Perquisites and Other Personal Benefits

        We provide perquisites and other personal benefits that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third party manufacturer-provided cars, financial planning assistance, free lunches, annual physicals and, in certain cases, country club memberships. In addition, our Chairman and CEO, for security purposes, uses corporate aircraft for personal and business related air travel within the one-stop range from the base for our corporate aircraft, and is provided with the services of a driver trained in evasive driving techniques employed by us. We also provide Mr. Taride with housing under an arrangement described below. Attributed costs of these personal benefits for the named executive officers for the fiscal year ending December 31, 2006 are included in the "All other compensation" column of the Summary Compensation Table.

        We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives, primarily our CEO, generally for travel in the United States and, less frequently, internationally. The pilots who fly our aircraft are our salaried employees. Under our security policy, our CEO uses our aircraft for travel within a one-stop range of the aircraft's base of operations. We believe that this policy provides several business benefits to us. Our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our company. In addition, our policy is intended to facilitate our CEO's availability and to maximize his time available for company business. The methodology that we use to value personal use of our aircraft as a perquisite, as reported in the Summary Compensation Table, calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes fixed costs which do not change based on usage, such as pilots' salaries, the purchase cost of the aircraft and fixed maintenance costs.

        In August 2006, Hertz Europe Limited ("Hertz Europe"), an indirect wholly owned subsidiary of Hertz that employs Mr. Taride, entered into an agreement with Mr. Taride regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe purchased a property in London for a purchase price of £2.3 million, made an estimated £100,000 in improvements to it and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the CEO of Hertz. The agreement also provides that Hertz Europe will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property. The agreement grants to Mr. Taride an option to purchase the property at any time through June 2011. In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe. In the event that Mr. Taride's employment is terminated by himself or by Hertz Europe, the agreement provides that he will vacate the property within one month. We believe this arrangement is appropriate in light of the circumstances of Mr. Taride's transfer from France to the United Kingdom in 2000, the living arrangements made for him at that time and the conditions of the residential property market in London.

        In accordance with an action of our Board in October 2006, we paid Mr. Frissora $75,000 (subject to gross-up in order to offset all applicable taxes) to partially compensate him for certain unanticipated costs associated with the relocation of his primary residence from Illinois to the New York metropolitan area that were not contemplated by his employment agreement. The payment is included in the "All other compensation" column of the Summary Compensation Table.

  Retirement and Savings Benefits

        We have adopted retirement, savings and post-retirement assigned car benefit plans. Benefits under some of those plans are broadly available to our employees, while others are restricted to executives. We feel these plans promote retention of our key executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate.

                Pension Benefits

        Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan, or the "Hertz Retirement Plan," was established on August 30, 1985. Previously, our employees participated in the retirement plan for the employees of RCA Corporation, when we were a wholly owned subsidiary of that corporation.

        The Hertz Retirement Plan is tax-qualified. Contributions were made by the employees and by us up to June 30, 1987. Effective July 1, 1987, we pay the entire cost.

        Under the Hertz Retirement Plan, full and part time employees who work more than 1,000 hours in a 12 month period, and who have completed one year of continuous employment with Hertz Holdings, including the named executives, with the exception of Mr. Taride, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55 and the completion of five years of vesting service. The benefit an employee receives is based on a combination of the following factors:

  •
  A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

  •
  Years of credited service up to July 1, 1987; and

  •
  The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

        We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives: the Supplemental Retirement and Savings Plan, or "SERP," the Benefit Equalization Plan, or "BEP," and the Supplemental Executive Retirement Plan, or "SERP II." Mr. Taride does not participate in these plans. These plans provide benefits in excess of the qualified plans as follows:

  •
  The SERP provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, would cause them to receive overall benefits generally similar to those that would have been provided to them if the pre-July 1, 1987 benefit formula for the

    Hertz Retirement Plan had remained in effect until their normal retirement date. Eligibility for the SERP is limited to employees who, on June 30, 1987, actively participated in the Hertz Retirement Plan and had the title of Staff or Division Vice President, or higher, at Hertz; accordingly, this plan is closed to new participants. Of the named executive officers, only Messrs. Koch and Nothwang participated or participate in the SERP. Benefits under the SERP are fully vested.

  •
  The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Code and who do not participate in the SERP. Messrs. Siracusa and Plescia participate in the BEP, and Mr. Frissora began to participate in the BEP in 2007. Benefits under the BEP are fully vested after five years of vesting service or at age 65.

  •
  The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP, would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Koch, Siracusa, Nothwang and Plescia participated or participate in the SERP II, and Mr. Frissora began to participate in the SERP II in 2007. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the Hertz Retirement Plan and whose employment terminates due to death or disability or after their attainment of the age of 55 years. Those benefits are also payable to participants who have not attained the age of 55 years if their employment is terminated (other than voluntarily or for cause) within thirty days prior to, or one year after, certain changes in control of Hertz or its subsidiaries.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the "Hertz UK Supplementary Plan." These two plans are generally similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two thirds of his final salary at the time of this retirement. Under these plans, Mr. Taride has a right to retire at age 60.

Pension Plan Table

        The following table sets forth, for each named executive officer, in which of the foregoing plans he participated in 2006, how many years of credited service in each such plan he had at December 31, 2006, what the present value of his accumulated benefit in each such plan was at December 31, 2006, and what payments from such plan he received during the year 2006:

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
		(#)	($)	($)
Craig R. Koch	Hertz Retirement Plan SERP SERP II	33 33 33	568,800 14,041,000 639,600
Mark P. Frissora	None
Paul J. Siracusa	Hertz Retirement Plan BEP SERP II	37 37 37	747,400 326,600 5,677,500
Joseph R. Nothwang	Hertz Retirement Plan SERP SERP II	30 30 30	516,600 5,463,900 207,000
Michel Taride(2)	Hertz UK 1972 Pension Plan Hertz UK Supplementary Plan	6 6	856,586 1,213,273
Gerald Plescia(3)	Hertz Retirement Plan BEP SERP II	20 20 20	149,200 186,100 1,377,600

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•
Discount Rate = 5.7% as of 12/31/06 and 5.5% as of 12/31/05

•
Mortality Table = RP2000 Mortality Table projected to 2006

•
Retirement Age = 60 or current age if older (earliest unreduced retirement age)

•
Pre-retirement Decrements = None assumed

•
Payment Form = Five year certain and life annuity

(2)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12 month average rate of 1.85735. Mr. Taride's number of actual years of services with us is 21.

(3)
Mr. Plescia's number of actual years of service with us is 27.

                Deferred Compensation Plans

        Mr. Koch is eligible, under a predecessor RCA Corporation executive deferred compensation plan, to receive supplemental retirement benefits at age 65 payable in 180 equal installments. Mr. Koch is eligible to receive approximately $4.4 million, payable in 180 equal installments, commencing November 2011. In the event Mr. Koch dies prior to the commencement of this benefit, a portion of such amount will be paid to Mr. Koch's beneficiary in 120 monthly installments. We do not maintain non-qualified deferred compensation plans for any other named executive officer.

        The table below sets forth, for each named Non-Qualified Deferred Compensation Table executive officer, the contributions to non-qualified deferred compensation plans for him made by us and him in 2006, his aggregate earnings in such plans in 2006, his aggregate withdrawals and distributions from such plans in 2006 and the aggregate balance in such plans at December 31, 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Contributions by Hertz Holdings in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Craig R. Koch			133,987		1,413,546
Mark P. Frissora
Paul J. Siracusa
Joseph R. Nothwang
Michel Taride
Gerald Plescia

                Income Savings Plan

        Our Income Savings Plan, or the "Hertz Savings Plan," is a tax-qualified defined contribution plan that is available to certain full time and part time U.S.-based employees who have been credited with at least 1,000 hours of service during any calendar year, and who have completed one year of continuous service. The named executive officers, except for Mr. Taride, are eligible to participate in the Hertz Savings Plan.

        Eligible employees may generally elect to contribute 1% to 30% of their annual eligible pre-tax compensation, subject to certain limitations imposed by the Code; as a result of those limitations, the named executive officers are limited to a 6% contribution. We will match 50% of the first 6% of the employee's contribution. All employee contributions are immediately vested upon contribution. Matching contributions made after January 1, 2002 become fully vested after the employee completes three or more years of service. Matching contributions made prior to January 1, 2002 become fully vested after the employee completes five years of service.

                Post-retirement Assigned Car Benefit

        We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2006, Messrs. Koch, Siracusa and Nothwang had satisfied the minimum age and service requirements of this plan and will, upon retirement, be entitled to its benefits; Messrs. Taride and Plescia had satisfied the minimum service, but not the minimum age, requirement; and Mr. Frissora had satisfied neither the minimum service nor minimum age requirement.

Employment and Change in Control Agreements

        Hertz Holdings and its subsidiaries enter into employment agreements and change in control agreements with certain key employees, including the named executive officers, to promote stability and continuity of senior management. Information about such agreements with the named executive officers is set forth below.

Mr. Koch

        Hertz had an employment agreement and a change in control agreement with Mr. Koch. Mr. Koch retired effective January 1, 2007, and those agreements terminated at that time.

Mr. Frissora

        We entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of Hertz Holdings and of Hertz, in July 2006. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. For 2006, the agreement provides that Mr. Frissora's bonus will be no less than the target bonus amount. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., he will receive a cash payment of $4,000,000, payable in two equal installments, 50% on December 31, 2006 and 50% on December 31, 2007, or the "replacement award." In addition, we agreed to reimburse Mr. Frissora for his expenses in relocating his principal residence to the New York metropolitan area. Mr. Frissora will also be entitled to receive the benefits and perquisites we provide to our senior executives.

        If Mr. Frissora's employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by Hertz Holdings without "Cause" or by Mr. Frissora for "Good Reason" (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance plus any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-compete and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora's employment is terminated following a "Change in Control" (as defined in the agreement), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Code in connection with his severance benefits. We determined that the severance and gross-up provisions in Mr. Frissora's contract were appropriate and consistent with market practice, and important factors as we sought to induce him to leave his prior employer.

        In accordance with his employment agreement, Mr. Frissora invested $6,000,000 in our common stock at a price of $5.68 per share. We made a payment of $1,690,141 to Mr. Frissora in respect of the tax liability in connection with his share purchase. Mr. Frissora's shares cannot be sold until the earliest of (i) the fifth anniversary of their purchase or grant, (ii) the time at which Sponsors have sold down to less than 25% of their initial combined total holdings, (iii) a termination of Mr. Frissora's employment by us without Cause, by Mr. Frissora for Good Reason or due to his death or disability or (iv) a Change in Control. To the extent not previously lapsed (as described above), the sale restrictions will lapse on 25% of Mr. Frissora's initial shares on the second anniversary of the commencement of his employment.

Other Named Executive Officers

        Prior to the Acquisition, Hertz and Ford entered into agreements, or the "Change in Control Agreements," with each of Messrs. Nothwang, Siracusa, Plescia and Taride which provide for certain compensation and benefits upon certain terminations of employment following a "change in control" of Hertz, as described below, and provide for certain non-compete and non-solicitation terms that the executives have agreed to for our benefit. By virtue of the initial public offering of our shares in November 2006 and the provisions of the agreements relating to that circumstance, each of the agreements now has a term that ends in November 2008 and will thereafter be automatically extended each year for additional one-year periods, unless Hertz or the executive give 180 days' written notice that the terms will not be extended. A "change in control" means the direct or indirect acquisition by any person or group within a 24 month period of Hertz's securities entitling such person or group to exercise 50% or more of the combined voting power of Hertz's securities, the transfer by sale, merger or otherwise of all or substantially all of Hertz's business or assets to any person or group within a 24 month period or the adoption of a plan of liquidation or dissolution applicable to Hertz. The Acquisition constituted a "change in control" under these agreements. At the time we entered into these agreements, we determined that the terms were consistent with market practice and would provide the key executives with the appropriate level of protection in connection with a potential change in control.

        Each Change in Control Agreement provides that the executive will be entitled to the severance benefits described below if Hertz terminates the executive's employment in the two-year period following a change in control for any reason other than death, long-term disability or "Cause," or if the executive terminates the executive's employment for "Good Reason." "Cause" under the agreements consists of (i) an act of dishonesty or knowing or willful breach of fiduciary duty intended to result in the executive's enrichment or gain at the expense of Hertz or of any of Hertz's affiliates, (ii) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct damaging to Hertz's reputation or image or improper and unacceptable conduct, (iii) material violation of Hertz's standards of business conduct that warrants termination, (iv) refusal to comply with the lawful directions of the executive's superiors, (v) a deliberate, willful or intentional act that causes Hertz substantial harm, loss or injury or (vi) material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following warning and a reasonable opportunity to cure; provided, however, that no such failure or inability may be deemed to occur if the executive performs the duties he is reasonably expected to perform to achieve such goals or objectives. "Good Reason" under the agreements consists of (i) the occurrence, without the executive's written consent, during the two-year period after a change in control of a reduction in the executive's annual base salary, (ii) Hertz's failure to pay the executive any portion of the executive's aggregate compensation, including annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement with Hertz within 30 days, (iii) failure by Hertz to afford the executive annual bonus and long-term cash incentive compensation target opportunities with a value that in the aggregate, is at least equal to 80% of the aggregate value of annual bonus and long-term cash incentive compensation target opportunities made available to the executive immediately prior to a change in control, (iv) certain changes in the executive's principal work location, (v) a material diminution in the executive's title or responsibilities, (vi) changes or terminations, in the aggregate materially adverse to the executive, in or of the terms of the health, life insurance and disability insurance benefits provided by Hertz to the executive (or, in the case of health benefits, to the executive's dependents) from those in effect immediately prior to the change in control, (vii) an adverse change or termination, as to the executive, of the terms of, or of the executive's participation in, any retirement plan provided by Hertz in which the executive participates or would, upon normal retirement, be entitled to participate or (viii) the failure of a successor to Hertz to assume our obligations under the agreements.

        Under the terms of each Change in Control Agreement, the severance benefits Hertz would be obligated to pay or provide upon termination of the executive's employment in the manner described are as follows:

  •
  a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, the amount of such salary attributable to vacation earned but not taken and unreimbursed expenses incurred by the executive through the date of termination, and (ii) (x) one-twelfth of the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control, or (y) in the event the executive has not been eligible to earn an annual bonus from us in his position as a senior executive officer for three full calendar years preceding the change in control, one-twelfth of 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year (z) in each case multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs;

  •
  a lump sum cash payment equal to a multiple, as set forth below for each executive, of the sum of (i) the executive's annual base salary in effect immediately prior to the date of termination and (ii) (x) the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control or (y) in the event the executive has not been eligible to earn an annual bonus from Hertz in his position as a senior executive officer for three full calendar years preceding the change in control, 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year;

  •
  receipt of future payouts in accordance with any LTIP in which the executive participated immediately prior to the date of termination, based on the performance results at the end of each performance period in respect of which there was a LTIP grant in place for the executive as of the date of termination, as if the executive had retired in a company-approved retirement;

  •
  (i) maintenance, without any change in terms that is adverse to the executive, of any retirement plan of, or provided by Hertz in which the executive, immediately prior to the date of termination, participated or would, upon normal retirement (as such term is defined in the applicable retirement plan), be entitled to participate, and (ii) credit of an additional number of years, as set forth below, to the executive's years of age and "Years of Service" for all purposes under our SERP II (which is described above under "—Retirement and Savings Benefits—Pension Benefits");

  •
  continuation of (i) all health benefits with respect to the executive (and, to the extent applicable, the executive's dependents) for an additional period of years, as set forth below, following the date of termination (with health benefits thereafter being available, but at the executive's expense, until the earlier of (x) the date the executive becomes reemployed and is (along with the executive's applicable dependents) covered, without qualification for preexisting conditions, under another employer's health plan and (y) the date on which the executive and the executive's spouse become eligible for coverage under any other comprehensive health benefit plan including Medicare), and (ii) all life insurance benefits, until the expiration of a set number of years, as set forth below, from the date of termination, provided, that any coverage for life insurance benefits shall cease on the date the executive becomes reemployed and receives at least an equal amount of life insurance coverage under another employer's benefit plan;

  •
  continued participation in Hertz's post-retirement assigned car benefit plan at all times following termination without change to the terms and conditions of our post-retirement assigned car benefit plan that is adverse to the executive; and

  •
  within the twelve months following the termination date, outplacement assistance up to a maximum of $25,000 paid directly to an outplacement service provider.

        For the purposes of the provisions above, the multiples and number of years for each of Messrs. Nothwang, Siracusa, Taride and Plescia, are two and a half times and two and a half years, respectively. In addition, under the terms of each agreement, in the event that the compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to excise tax imposed by Section 4999 of the Code, or any interests or penalties thereon, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation under the agreement does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold. We believe that Mr. Taride would not be subject to the excise tax because he performs services for us outside the United States.

        Under the non-competition terms of each Change in Control Agreement, each named executive has agreed that while employed by us and for a period of one year following termination of employment due to a resignation, other than for a Good Reason, or for Cause, the executive will not directly or indirectly work, invest in or associate with any "competing enterprise," consisting of any entity that engages in the car or equipment rental business, subject to limited exceptions. In addition, pursuant to each agreement, for a period of two years after an executive's termination, each executive has agreed not to solicit any of our or our affiliates' employees. Each agreement also contains a covenant by the executive not to disclose any secret or confidential information relating to us and any of our affiliates during his employment and at all times thereafter.

        In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the twelve months after leaving employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the twelve months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride twelve months notice to terminate his employment for any reason other than misconduct.

        The table below sets forth, for each named executive officer, the severance benefits that would have been payable under his employment or change in control agreement if his employment had been terminated by us, other than for "Cause" (as defined in the relevant agreement) or by him for "Good Reason" (as defined in the relevant agreement), as of December 31, 2006. Because the Acquisition gave rise to a "change in control" under the Change in Control Agreements, the table below is not based on an assumption that a second "change in control" occurred on December 31, 2006.

Name	Amount Payable
Mr. Koch	—
Mr. Frissora	$8,636,900
Mr. Siracusa	$4,249,175
Mr. Nothwang	$4,662,891
Mr. Taride	$4,157,606
Mr. Plescia	$5,139,416

Policy On Recovering Bonuses In The Event of A Restatement

        Section 304 of the Sarbanes-Oxley Act of 2002 provides for the forfeiture of certain bonuses and profits by our CEO and CFO in connection with certain accounting restatements. Our Board has not elected to enlarge upon that statutory scheme.

Policies On Timing of Option Grants

        It is our policy not to grant options to purchase shares of our common stock, other than pursuant to legally binding, pre-existing commitments (such as our obligation to grant options to our directors at specific times in accordance with our written director compensation policy), at any time when we possess material, non-public information about ourselves. It is our policy not to grant options with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our CEO) takes formal action to grant them. It is our policy to document promptly any option grants that we make; we would normally regard documenting to be prompt if we were to communicate the terms of options grants to their recipients, and to obtain signed option agreements governing the grants back from them, within one month of the date formal action is taken to issue them.

Tax and Accounting Considerations

        Hertz Holdings is subject to the transition rules of Section 162(m) of the Code and U.S. Treasury regulations thereunder applicable to entities that become publicly traded during a taxable year. Therefore, Hertz Holdings will first be subject to the limitations on deductibility of compensation in excess of $1,000,000 that is paid to certain individuals beginning in calendar year 2010. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. We believe that compensation paid under the EICP and the LTIP is performance-based and therefore fully deductible for federal income tax purposes. However, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Board Compensation

        Our directors who are not also our employees each receive a $150,000 annual retainer fee, of which 40% (i.e., $60,000) will be payable in cash and 60% (i.e., $90,000) will be payable in the form of stock options granted under the Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the "Director Stock Incentive Plan," described below, and having a Black Scholes value equal to such dollar amount. The chairperson of our Audit Committee will be paid an additional annual cash fee of $25,000 and each other member of our Audit Committee will be paid an additional annual cash fee of $10,000. The chairperson of our Compensation Committee will be paid an additional annual cash fee of $15,000 and each other member of our Compensation Committee will receive an additional annual cash fee of $10,000. Stock options will be granted annually in arrears, and cash fees will be payable quarterly in arrears, although a director may elect to receive in lieu of cash fees, shares of our common stock having the same value as such fees pursuant to the Director Stock Incentive Plan, described below. We will also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors will be entitled to free worldwide Hertz car rentals upon completion of evaluation forms. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

        For services rendered during the year ended December 31, 2006, our directors received the following:

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards ($)	Option Awards(1) ($)	Non-equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Barry Beracha	9,541		10,103				19,644
Brian Bernasek(3)(4)	2,108		2,710				4,819
Carl Berquist(3)	7,858		10,103				17,960
George Bitar(5)	6,735		10,103				16,838
William Conway(4)(5)	5,092		7,639				12,731
Michael Durham	7,858		10,103				17,960
Robert End(5)	7,858		10,103				17,960
Gregory Ledford(3)	7,578		10,103				17,680
Nathan Sleeper(5)	6,735		10,103				16,838
George Tamke(5)	6,735		10,103				16,838
David Wasserman(5)	8,419		10,103				18,522
Henry Wolf	7,858		10,103				17,960

(1)
All compensation is for services rendered as directors. Compensation was pro-rated for time served from November 21, 2006 to December 31, 2006 and was paid following year end.

(2)
Under the terms of the Director Stock Incentive Plan, certain directors elected in advance to receive fees that would otherwise be payable in cash in the form of shares. Certain directors also elected to defer receipt of the cash portion of the fee. Any fee that a director elected to defer was credited to the director's stock account and was deemed to be invested in a number of shares of Phantom Stock equal to the number of shares that would otherwise have been delivered.

(3)
Elected to defer receipt of the cash portion of their fees and instead receive Phantom Stock equal to the number of shares of Hertz Holdings common stock equal to the deferred fees.

(4)
Mr. Conway resigned from the Board of Directors effective December 21, 2006, at which time Mr. Bernasek was elected to fill Mr. Conway's unexpired term.

(5)
Elected to receive fees that would otherwise be payable in cash in the form of shares.

Director Stock Incentive Plan

        On October 12, 2006, our Board approved the Director Stock Incentive Plan. Our stockholders approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of our common stock, options to purchase shares of our common stock and "phantom shares," which are the right to receive shares of our common stock at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

        Options granted under the Director Stock Incentive Plan must be granted at an exercise price not less than fair market value of such shares on the date of grant. Options granted as part of a director's annual retainer fee will be fully vested at the time of grant and will generally have a 10 year term.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Stock Incentive Plan).

        A director will recognize ordinary income upon exercising options granted under the Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and we will have a corresponding tax deduction at that time.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The following people served on our compensation committee during the year 2006: David H. Wasserman (Chair), Brian A. Bernasek, Robert F. End and Gregory S. Ledford (who is no longer a member of the committee). None of these individuals (a) served as an officer or employee of Hertz Holdings during 2006 or (b) was formerly an officer of Hertz Holdings, with the exception of Mr. Wasserman, who served as President of CCMG Holdings, Inc. (which subsequently changed its name to Hertz Global Holdings, Inc.) prior to the completion of the Acquisition. Messrs. Wasserman, Bernasek, End and Ledford also served as executives of Clayton, Dubilier & Rice, Inc., The Carlyle Group, Merrill Lynch & Co., Inc. and The Carlyle Group (or affiliates thereof), respectively. For information regarding relationships among Hertz Holdings and Clayton, Dubilier & Rice, Inc., Merrill Lynch & Co., Inc. and The Carlyle Group and related entities, see "Certain Relationships and Related Party Transactions."

        During the year 2006, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND SELLING STOCKHOLDERS

        The following table sets forth information as of May 17, 2007 with respect to the beneficial ownership of the common stock of Hertz Holdings by:

  •
  each person known to own beneficially more than 5% of the common stock of Hertz Holdings;

  •
  each of our directors;

  •
  each of the named executive officers in the Summary Compensation Table above;

  •
  all of our executive officers and directors as a group; and

  •
  other selling stockholders.

        The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The selling stockholders are selling all of the shares in this offering. To the extent the underwriters sell more than 45,000,000 shares, the selling stockholders have granted the underwriters an option to purchase 6,750,000 shares of common stock. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned Before the Offering and After the Offering Assuming the Underwriters' Option is Not Exercised					Shares Beneficially Owned After the Offering Assuming the Underwriters' Option is Exercised in Full
Name and Address of Beneficial Owner	Number	Percent Before the Offering*	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percent After the Offering*	Number	Percent*
Investment Funds Associated With or Designated
By Clayton, Dubilier & Rice(1)(2)	77,500,000	24.17%	15,196,078	62,303,922	19.43%	60,024,510	18.72%
Clayton, Dubilier & Rice Fund VII, L.P.	49,651,532	15.48%	9,735,595	39,915,937	12.45%	38,455,598	11.99%
CDR CCMG Co-Investor L.P.	27,520,000	8.58%	5,396,078	22,123,922	6.90%	21,314,510	6.65%
CD&R Parallel Fund VII, L.P.	328,468	0.10%	64,405	264,063	0.08%	254,402	0.08%

Investment Funds Associated With or Designated
By The Carlyle Group(2)(3)	76,500,000	23.86%	15,000,000	61,500,000	19.18%	59,250,000	18.48%
Carlyle Partners IV, L.P.	63,918,543	19.93%	12,533,048	51,385,495	16.03%	49,505,538	15.44%
CP IV Coinvestment, L.P.	2,581,457	0.81%	506,168	2,075,289	0.65%	1,999,364	0.62%
CEP II U.S. Investments, L.P.	9,622,633	3.00%	1,886,791	7,735,842	2.41%	7,452,824	2.32%
CEP II Participations S.àr.l. SICAR	377,367	0.12%	73,993	303,374	0.09%	292,274	0.09%
Investment Funds Associated With or Designated By MLGPE and Their Affiliates(4)(5)(6)	75,539,675	23.56%	14,803,922	60,735,753	18.94%	58,515,165	18.25%
ML Global Private Equity Fund, L.P.	41,507,542	12.95%	8,136,471	33,371,071	10.41%	32,150,601	10.03%
Merrill Lynch Ventures L.P. 2001	5,000,000	1.56%	980,392	4,019,608	1.25%	3,872,549	1.21%
ML Hertz Co-Investor, L.P.	4,004,000	1.25%	785,098	3,218,902	1.00%	3,101,137	0.97%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	28,133	0.01%	—	28,133	0.01%	28,133	0.01%
CMC-Hertz Partners, L.P.(7)	25,000,000	7.80%	4,901,961	20,098,039	6.27%	19,362,745	6.04%
FMR Corp. and related entities(8)	18,614,700	5.81%	—	18,614,700	5.81%	18,614,700	5.81%
Directors and Executive Officers
Craig R. Koch	50,000	**	—	50,000	**	50,000	**
George W. Tamke(9)	—	**	—	—	**	—	**
Mark P. Frissora(10)	1,056,938	**	—	1,056,938	**	1,056,938	**
Nathan K. Sleeper(9)	—	**	—	—	**	—	**
David H. Wasserman(9)	—	**	—	—	**	—	**
Brian A. Bernasek(4)(11)(12)(13)	4,790.6	**	—	4,790.6	**	4,790.6	**
Gregory S. Ledford(4)(11)(12)(13)	5,706.2	**	—	5,706.2	**	5,706.2	**
George A. Bitar(14)	—	**	—	—	**		**
Robert F. End(14)	—	**	—	—	**	—	**
Barry H. Beracha(4)(13)	34,282	**	—	34,282	**	34,282	**
Carl T. Berquist(4)(13)	8,886.2	**	—	8,886.2	**	8,886.2	**
Michael J. Durham(4)(13)	23,282	**	—	23,282	**	23,282	**
Henry C. Wolf(4)(13)	9,282	**	—	9,282	**	9,282	**
Joseph R. Nothwang(13)	290,000	**	—	290,000	**	290,000	**
Paul J. Siracusa(13)(15)	280,000	**	—	280,000	**	280,000	**
Michel Taride(13)	210,000	**	—	210,000	**	210,000	**
Gerald A. Plescia(13)	206,000	**	—	206,000	**	206,000	**
All directors and executive officers as a group (22 persons)(12)(13)(16)	2,406,167	**	—	2,406,167	**	2,406,167	**

*
Based on 320,645,006 shares of common stock outstanding on May 17, 2007, after giving effect to the issuance on that date of 1,911 shares and 1,175 phantom shares to our non-employee directors pursuant to our Director Stock Incentive Plan.

**
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 49,651,532 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R

  Investment Associates VII, Ltd.; (ii) 27,520,000 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 328,468 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership. Does not include 4,469 shares of common stock and 12,846 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, Inc., as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under our Director Stock Incentive Plan.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, Inc. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc., and of the stock options held by Clayton, Dubilier & Rice, Inc. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc., and of the stock options held by Clayton, Dubilier & Rice, Inc. Clayton, Dubilier & Rice, Inc. expressly disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited and for CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, Inc. is 375 Park Avenue, 18thFloor, New York, NY 10152.

(2)
Excludes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, Inc. and with The Carlyle Group expressly disclaims beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 7 below.

(3)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 76,500,000 shares of the common stock of Hertz Holdings, of which Carlyle Partners IV, L.P. holds 63,918,543 shares; CEP II U.S. Investments, L.P. holds 9,622,633 shares; CP IV Coinvestment, L.P. holds 2,581,457 shares; and CEP II Participations S.àr.l. SICAR holds 377,367 shares. TC Group, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its indirect subsidiary TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV, L.L.C. TC Group IV, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Participations S.àr.l. SICAR is wholly owned by Carlyle Europe Partners II, L.P. TCG Holdings Cayman, L.P. exercises investment discretion and control over the shares held by each of CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR through its indirect subsidiary CEP II GP, L.P., which is the sole general partner of each of Carlyle Europe Partners II, L.P. and CEP II U.S. Investments, L.P. Carlyle Offshore Partners II, Limited is the general partner of TCG Holdings Cayman, L.P. TCG Holdings Cayman, L.P. is the general partner of TC Group Cayman, L.P. TC Group Cayman, L.P. is the sole shareholder of CEP II Limited. CEP II Limited is the general partner of CEP II GP, L.P. Carlyle Offshore Partners II, Limited has 13 members with no member controlling more than 7.7% of the vote.

The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(4)
Includes director stock options which are currently exercisable. Messrs. Beracha, Bernasek, Berquist, Durham, Ledford and Wolf hold currently exercisable director stock options to purchase 4,282, 3,517, 4,282, 4,282, 4,282 and 4,282 shares, respectively. As a result of assignments of compensation by Messrs. Bitar and End, ML Global Private Equity Fund, L.P. holds 2,978 shares of common stock and currently exercisable options to purchase 8,564 shares of common stock.

(5)
Includes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 7 below.

(6)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates: (i) 41,507,542 shares of common stock held by ML Global Private Equity Fund, L.P. (including 8,564 currently exercisable director stock options and 2,978 shares of common stock issued to ML Global Private Equity Fund, L.P., as assignee of compensation payable to Messrs. Bitar and End under our Director Stock Incentive Plan, as described in Note 4 above); (ii) 5,000,000 shares of common stock held by Merrill Lynch Ventures L.P. 2001; and (iii) 4,004,000 shares of common stock held by ML Hertz Co-Investor, L.P. Also includes 28,133 shares held of record by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The address of each of the investment funds described in this footnote is c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, New York, NY 10080.

ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership ("ML Partners"), is the special limited partner of ML Global Private Equity Fund, L.P. The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Partners. The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners' general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Merrill Lynch & Co., Inc. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these shares.

The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. ("ML Ventures"), which is a wholly owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decision-making power, may be deemed to beneficially own the shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

The general partner of ML Hertz Co-Investor, L.P. is ML Hertz Co-Investor GP, L.L.C., whose sole managing member is ML Global Private Equity Fund, L.P., which may therefore be deemed to have beneficial ownership of the shares owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. expressly disclaims beneficial ownership of these shares, as do the entities and individuals discussed above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is a direct wholly owned subsidiary of Merrill Lynch & Co., Inc.

Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the shares of Hertz Holdings that ML Hertz Co-Investor, L.P., ML Global Private Equity Fund, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated hold of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, L.P., ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated disclaims beneficial ownership of the shares of Hertz Holdings that Merrill Lynch Ventures, L.P. holds of record or may be deemed to beneficially own, and each of ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated disclaims beneficial ownership of the shares of Hertz Holdings that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, Merrill Lynch Ventures L.P. and ML Hertz Co-Investor, L.P. also disclaims beneficial ownership of the shares of Hertz Holdings that Merrill Lynch, Pierce, Fenner & Smith Incorporated owns of record or may be deemed to beneficially own. Merrill Lynch, Pierce, Fenner & Smith Incorporated also disclaims beneficial ownership of the shares of Hertz Holdings that ML Hertz Co-Investor, L.P. owns of record or may be deemed to beneficially own.

(7)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose managing members are Carlyle Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until the eighth anniversary of the closing date of the Acquisition, ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz General Partner, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities and individuals discussed in Note 6 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(8)
A report on Schedule 13G, dated February 14, 2007, disclosed that FMR Corp., as the parent company of Fidelity Management & Research Company and Pyramis Global Advisors Trust Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a bank as defined in Section 3(a)(6) of the Securities Act, respectively, is the beneficial owner of 18,614,700 shares, or 5.806% of the common stock of Hertz Holdings outstanding as of December 31, 2006. FMR Corp. has reported that it has (i) sole power to vote or direct the vote of 4,062,200 shares of common stock of Hertz Holdings; and (ii) sole power to dispose or to direct the disposition of 18,614,700 shares of common stock of Hertz Holdings. The address of FMR Corp. and related entities as to which disclosure is made in FMR Corp.'s report on Schedule 13G is 82 Devonshire Street, Boston, Massachusetts, 02109. All information regarding FMR Corp. is based on FMR Corp.'s report on Schedule 13G.

(9)
Does not include 77,500,000 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice Inc., or 12,846 currently exercisable stock options and 4,469 shares of common stock issued to Clayton, Dubilier & Rice, Inc., as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the our Director Stock Incentive Plan, as described in Note 4 above. Messrs. Tamke, Wasserman and Sleeper are directors of Hertz Holdings and Hertz and executives of Clayton, Dubilier & Rice, Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc. and of the stock options and shares held by Clayton, Dubilier & Rice, Inc.

(10)
Includes 500 shares held by Mr. Frissora's daughter.

(11)
Does not include 76,500,000 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Bernasek and Ledford are directors of Hertz Holdings and Hertz and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(12)
Includes 1,273.6, 1,604.2 and 1,424.2 phantom shares issued to Messrs. Bernasek, Berquist and Ledford, respectively, under our Director Stock Incentive Plan.

(13)
Includes employee and/or director stock options which are currently exercisable or which will become exercisable within sixty days.

(14)
Does not include 75,539,675 shares of common stock held by investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates (including 8,564 currently exercisable director stock options and 2,978 shares of common stock issued to ML Global Private Equity Fund, L.P., as assignee of compensation payable to Messrs. Bitar and End under our Director Stock Incentive Plan, as described in Note 4 above), or over which such funds exercise voting control. Messrs. Bitar and End are directors of Hertz Holdings and Hertz and managing directors of the global private equity division of Merrill Lynch & Co., Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Merrill Lynch & Co., Inc. See Notes 6 and 7 above.

(15)
Does not include 120 shares held by Mr. Siracusa's daughter. Mr. Siracusa disclaims beneficial ownership of the shares held by his daughter.

(16)
Does not include shares held by Mr. Koch, who retired at the end of 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Pursuant to the Directors' Code of Business Conduct and Ethics adopted by our Board, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chairman of the Executive and Governance Committee as promptly as practicable. That director should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chairman of the Executive and Governance Committee or the Board. The following is a description of certain relationships and transactions that we have entered into with our directors, major stockholders and certain other related persons.

        On June 30, 2006, we paid special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to our common stockholders.

        Prior to the consummation of our initial public offering, we declared a special cash dividend, payable promptly following completion of the initial public offering to holders of record of our common stock on the dividend record date. This dividend was funded by the proceeds to us from the sale of the common stock offered in the initial public offering after deducting underwriting discounts and commissions, offering expenses and the amount required to repay borrowings outstanding under the Hertz Holdings Loan Facility. This dividend was paid on November 21, 2006 in an amount of approximately $1.12 per share, or $260.3 million in the aggregate, over 99% of which was paid to the investment funds associated with or designated by the Sponsors that were our stockholders of record on that date.

Stockholders' Agreement

        In connection with the Acquisition, on the Closing Date Hertz Holdings entered into a stockholders agreement, or the "Stockholders' Agreement," with investment funds associated with or designated by the Sponsors. The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of Hertz Holdings' directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE and three independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in Hertz Holdings. Upon completion of the initial public offering of our common stock, the Stockholders' Agreement was amended and restated, among other things, to reflect an agreement of the Sponsors to increase the size of our Board of Directors. Each Sponsor will continue to have the right with respect to director nominees described above, but up to an additional three independent directors may also be nominated, subject to unanimous consent of the directors (other than the independent directors) nominated by the investment funds associated with or designated by the Sponsors. In addition, the Stockholders' Agreement, as amended, provides that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Board. On October 12, 2006, our Board elected four independent directors, effective from completion of the initial public offering of our common stock.

        The Stockholders' Agreement also granted to the investment funds associated with or designated by the Sponsors special governance rights, including rights of approval over the budget of Hertz Holdings and its subsidiaries, certain business combination transactions, the incurrence of additional material indebtedness, amendments to Hertz Holdings' certificate of incorporation and certain other transactions and grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove Hertz's chief executive officer. Any replacement chief executive officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in Hertz Holdings. The Stockholders' Agreement also gave investment funds associated with the Sponsors preemptive rights with respect to certain issuances of equity securities of Hertz Holdings and its subsidiaries, including Hertz, subject to certain exceptions. It also contains restrictions on the transfer of shares of Hertz Holdings, as well as tag-along and drag-along rights and rights of first offer. Upon the completion of the initial public offering of our common stock, this agreement was amended and restated to remove these rights of approval (other than the approval and retention rights relating to our chief executive officer) and preemptive rights and to retain tag-along and drag-along rights, and restrictions on transfers of shares of Hertz Holdings, in certain circumstances.

        In addition, the Stockholders' Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders' Agreement). The Stockholders' Agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        On the Closing Date, Hertz Holdings entered into a registration rights agreement, or the "Registration Rights Agreement," with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, following the earlier of the initial public offering of common stock of Hertz Holdings and the eighth anniversary of the Closing Date, to cause Hertz Holdings, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right was limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if Hertz Holdings is eligible to use Form S-3. In the event Hertz Holdings registers any of its common stock following its initial public offering, these investment funds also have the right to require Hertz Holdings to use its best efforts to include shares of common stock of Hertz Holdings held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for Hertz Holdings to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Consulting Agreements

Sponsor Consulting Arrangements

        On the Closing Date, Hertz entered into consulting agreements, or the "Consulting Agreements," with Hertz Holdings and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate provides Hertz Holdings, Hertz and Hertz's subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, Hertz agreed to pay to each Sponsor or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount, and Hertz may pay to them a fee for certain types of transactions that Hertz Holdings or its subsidiaries complete. If an individual nominated by CD&R serves as both Chairman of our board of directors and Chief Executive Officer of Hertz Holdings or Hertz for any quarter, Hertz was required to pay CD&R an additional fee of $500,000 for that quarter. In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Upon completion of the initial public offering of our common stock, each of these agreements was terminated for a fee of $5 million ($15 million in the aggregate).

Other Consulting Arrangements

        On September 29, 2006, Hertz entered into an agreement with Tenzing Consulting LLC, a management consulting firm in which Thomas McLeod, who is the brother-in-law of our director David H. Wasserman, is a principal. Under the arrangement, which has now been fully performed, Tenzing Consulting LLC provided supply chain management and corporate purchasing management consulting. In exchange for these services, Tenzing Consulting LLC received fees of $25,000 per week, plus reimbursement of out-of-pocket expenses. The total amount of fees and expenses paid to Tenzing under this agreement was approximately $0.2 million.

Indemnification Agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and stockholders of Hertz Holdings that are affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of the performance of the consulting agreements described above under "—Consulting Agreements" and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        We have entered into indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

Senior Credit Facilities

        Senior Term Facility.    In connection with the Acquisition, Hertz entered into a credit agreement, dated December 21, 2005, with respect to a Senior Term Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which have acted as documentation agent for and lenders under this facility and received customary fees and expenses in connection with this facility and certain amendments thereto, are affiliates of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, and Merrill Lynch & Co. is one of the underwriters in this offering. The Senior Term Facility consisted of a $2,000 million term loan facility (which was decreased in February 2007 to $1,400.0 million) providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million (which was utilized in 2006) that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. On the Closing Date, Hertz utilized $1,707 million of the Senior Term Facility and $182.2 million in letters of credit. As of March 31, 2007, we had $1,373.1 million in borrowings outstanding under this facility, which is net of a discount of $26.9 million and issued $241.4 million in letters of credit.

        Senior ABL Facility.    In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to a Senior ABL Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner &

Smith Incorporated, which have acted as documentation agent for and lenders under this facility and received customary fees and expenses in connection with this facility and certain amendments thereto, are affiliates of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, and Merrill Lynch & Co. is one of the underwriters in this offering. The Senior ABL Facility provided (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility is available for the issuance of letters of credit. On the Closing Date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Acquisition and certain related transactions entered into to finance the cash consideration of the Acquisition, to refinance certain indebtedness of Hertz and its subsidiaries, and to pay related transaction fees and expenses. At March 31, 2007, net of a discount of $21.2 million, Hertz and its subsidiaries had $278.8 million in borrowings outstanding under this facility and issued $18.1 million in letters of credit. As a result of amendments to the ABL credit agreement in February, 2007, the maximum available borrowings were increased from $1,600 million to $1,800 million and the term of the facility was extended, among other things.

        For a detailed description of the credit agreements governing the Senior Term Facility and the Senior ABL Facility and the terms of borrowings thereunder, see "Description of Certain Indebtedness—Senior Credit Facilities."

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

        On September 29, 2006, Hertz and Puerto Ricancars, Inc., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and /or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, Gelco Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. An affiliate of Merrill Lynch & Co., one of the underwriters in this offering is a lender under the Fleet Facility and received customary fees and expenses in connection with this facility. Merrill Lynch & Co. is an affiliate of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering. The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. As of March 31, 2007, Hertz and PR Cars had $156.0 million (net of a $2.0 million discount) and $17.0 million, respectively of borrowings outstanding under this facility. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent. For a detailed description of the credit agreement governing the Fleet Financing Facility and the terms of the borrowings thereunder, see "Description of Certain Indebtedness—Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility."

Other Financing Arrangements

Senior Notes and Senior Subordinated Notes

        On the Closing Date, CCMG Acquisition Corporation, a subsidiary of Hertz Holdings, issued $1,800 million in aggregate principal amount of 8.875% Senior Dollar Notes due 2014 and €225 million in aggregate principal amount of 7.875% Senior Euro Notes due 2014 in a private transaction not subject to the registration requirements of the Securities Act. Also on the Closing Date, CCMG Acquisition Corporation issued $600 million in aggregate principal amount of 10.5% Senior

Subordinated Notes due 2016 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Notes and the Senior Subordinated Notes. Affiliates of Merrill Lynch & Co., one of the underwriters in this offering and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, acted as initial purchasers with respect to these offerings, for which they received customary fees and expenses. For a detailed description of these offerings, see "Description of Certain Indebtedness—Senior Notes and Senior Subordinated Notes."

ABS Program—U.S. Fleet Debt

        In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. As of March 31, 2007, $4,299.9 million (net of a $0.1 million discount) and $145.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes. Affiliates of Merrill Lynch & Co., one of the underwriters in this offering and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, acted as structuring advisors and agents under Hertz's asset-backed facilities and received customary compensation for these services. For a detailed description of these facilities, see "Description of Certain Indebtedness—ABS Program—U.S. Fleet Debt."

Hertz Holdings Loan Facility

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a special cash dividend to the holders of its common stock and paying fees and expenses related to the facility. Affiliates of Merrill Lynch & Co., one of the underwriters in this offering and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, acted as lenders pursuant to this facility. The Hertz Holdings Loan Facility was repaid in whole with the proceeds of our initial public offering, and the restrictive covenants contained therein were terminated.

Other Relationships

        Affiliates of Merrill Lynch & Co., one of the underwriters in this offering and of the investment funds associated with or designated by MLGPE, which are selling stockholders in this offering, also acted as dealer managers and solicitation agents for Hertz's tender offers for its existing debt securities in connection with the Acquisition and as underwriters of the initial public offering of our common stock, for which they received customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as a financial advisor to the Sponsors in connection with the Acquisition and acts as the administrator of the Hertz Global Holdings, Inc. Stock Incentive Plan, which is described above, and receives customary fees and expenses for these services.

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our board of directors. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our board of directors any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our directors would be less favorable to us than those to which we would agree absent such affiliation. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see "—Director Independence."

Relationship with Ford

        Prior to the Acquisition, Ford, through its wholly owned subsidiary Ford Holdings, was Hertz's only stockholder. As a result of the Acquisition, Hertz Holdings indirectly owns all of Hertz's outstanding common stock. As a result of this transaction, the investment funds associated with or designated by the Sponsors owned over 99% of the common stock of Hertz Holdings. Following the initial public offering of the common stock of Hertz Holdings in November 2006, these funds currently own approximately 72% of our outstanding common stock. Upon completion of this offering, these funds will hold over 50% of our outstanding common stock.

        Set forth below are descriptions of certain agreements, relationships and transactions between Hertz and Ford that survived the completion of the Acquisition.

  Master Supply and Advertising Agreement

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries, and Ford signed the Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, covering the 2005 through 2010 vehicle model years. For a detailed description of the terms of the Master Supply and Advertising Agreement, see "Business—Fleet—Ford Supply and Advertising Arrangements."

  Other Relationships and Transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include HERC's providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

        We may be exposed to liabilities for regulatory or tax contingencies of Ford arising from the period during which we were a consolidated subsidiary of Ford. While Ford has agreed to indemnify us for certain liabilities pursuant to the arrangements relating to our separation from Ford, we cannot offer assurance that any payments in respect of these indemnification arrangements will be made available.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Hertz Holdings Loan Facility

  Overview

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a special cash dividend to the holders of its common stock and paying fees and expenses related to the facility. The Hertz Holdings Loan Facility was repaid in full with the proceeds of our initial public offering, and the restrictive covenants contained therein were terminated.

Senior Credit Facilities

  Senior Term Facility

  Overview

        In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consisted of a $2,000.0 million secured term loan facility (which was decreased in February 2007 to $1,400.0 million) providing for loans denominated in U.S. dollars, which included a delayed draw facility of $293.0 million (which was utilized in 2006). In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility and $182.2 million in letters of credit. As of March 31, 2007, we had $1,373.1 million in borrowings outstanding under this facility, which is net of a discount of $26.9 million and had issued $241.4 million in letters of credit. The following is a brief description of the credit agreement governing the Senior Term Facility and the terms of borrowings and letters of credit thereunder.

  Maturity; Prepayments

        The term loan facility and synthetic letter of credit facility will mature on December 21, 2012. The term loan will amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the maturity date.

        Subject to certain exceptions, the Senior Term Facility is subject to mandatory prepayment and reduction in an amount equal to the net cash proceeds of (1) certain asset sales, (2) certain debt offerings, (3) certain insurance recovery and condemnation events and (4) certain sale and leaseback transactions.

  Guarantees; Security

        Hertz's obligations under the Senior Term Facility are guaranteed by Hertz Investors, Inc., Hertz's immediate parent, and each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program, or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the Senior Term Facility and the guarantees thereunder are secured by security interests in substantially all of the tangible and intangible assets of Hertz and the guarantors, including pledges of all the capital stock of all direct domestic subsidiaries owned by Hertz and the guarantors and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by Hertz or any guarantor. The security and pledges are subject to certain exceptions, including in respect of the U.S. Fleet Debt and the International Fleet Debt.

  Interest

        At Hertz's election, the interest rates per annum applicable to the loans under the Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

  Fees

        Hertz will pay (1) fees on the unused term loan commitments of the lenders, (2) letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing bank and (3) other customary fees in respect of the Senior Term Facility.

  Covenants

        The Senior Term Facility contains a number of covenants that, among other things, will limit or restrict the ability of Hertz and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior Term Facility, Hertz is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio, which utilize Corporate EBITDA in their calculations. Restrictive covenants in the Senior Term Facility (as amended) permit cash dividends to be paid to Hertz Holdings (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of consolidated tangible assets less certain investments, (ii) in additional amounts at any time, up to a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution and (iii) in additional amounts at any time, up to a specified amount of certain equity contributions made by Hertz Holdings to Hertz.

  Events of Default

        The Senior Term Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control.

  Senior ABL Facility

  Overview

        In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time.

        The Senior ABL Facility provided (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million (which was increased in February 2007 to $1,800.0 million) under a revolving loan facility providing for loans denominated in U.S. dollars, Canadian dollars, Euros and Pounds Sterling. Up to $200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At March 31, 2007, net of a discount of $21.2 million, Hertz and Matthews Equipment Limited collectively had $278.8 million in borrowings outstanding under this facility and issued $18.1 million in letters of credit. The following is a brief description of the credit agreement governing the Senior ABL Facility and the terms of borrowings thereunder.

  Maturity; Amortization and Prepayments

        The Senior ABL Facility will mature on December 21, 2010 (which was extended in February 2007 to February 15, 2012). Subject to certain exceptions, the Senior ABL Facility is subject to mandatory prepayment in amounts equal to (i) the amount by which certain outstanding extensions of credit exceed the lesser of the borrowing base and the commitments then in effect and (ii) the net proceeds of (a) certain asset sales by Hertz and certain of its subsidiaries; (b) certain debt offerings by Hertz and certain of its subsidiaries, (c) certain insurance recovery and condemnation events, and (d) certain sale and leaseback transactions, subject in each case to availability thresholds under the revolving loan facility to be determined.

  Guarantees; Security

        The obligations of each of the borrowers under the Senior ABL Facility are guaranteed by Hertz Investors, Inc., Hertz's immediate parent, and each of Hertz's direct and indirect domestic subsidiaries (other than Hertz Equipment Rental Corporation, which will borrow on a joint and several basis with Hertz, subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of the Canadian borrowers are guaranteed, subject to limited exceptions, by each subsidiary of such Canadian borrowers, if any. The obligations of the U.S. borrowers under the Senior ABL Facility and the guarantees thereof are secured by security interests in substantially all of the tangible and intangible assets of each domestic borrower and each domestic guarantor, including pledges of all the capital stock of all direct domestic subsidiaries owned by Hertz and each domestic borrower and guarantor and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by each domestic borrower and guarantor. The obligations of the Canadian borrowers under the Senior ABL Facility and the guarantees, if any, made by their subsidiaries and by the domestic borrowers and guarantors are also secured by substantially all the tangible and intangible assets of such borrowers and guarantors. The liens securing the Senior ABL Facility are subject to certain exceptions, including in respect of the U.S. Fleet Debt and the International Fleet Debt and other secured financing involving the Company's car rental fleet and related assets.

  Interest

        At the borrower's election, the interest rates per annum applicable to the loans under the Senior ABL Facility will be based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

  Fees

        The borrower will pay (1) fees on the unused commitments of the lenders under the revolving loan facility, (2) a letter of credit fee on the outstanding stated amount of letters of credit plus facing fees for the letter of credit issuing banks and (3) other customary fees in respect of the Senior ABL Facility.

  Covenants

        The Senior ABL Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior ABL Facility, upon excess availability falling below certain levels, Hertz will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, which utilize Corporate EBITDA in their calculations. Restrictive covenants in the Senior ABL Facility (as amended) permit cash dividends to be paid to Hertz Holdings in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility at any time, and in any amount, so long as (a) there is at least $250 million of availability under the facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average availability in the following six-month period of $50 million or more and (c) (i) Hertz can demonstrate pro forma compliance with the consolidated leverage ratio and consolidated fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of the proposed dividend does not exceed the sum of (x) the greater of a specified minimum amount and 1.0% of consolidated tangible assets plus (y) a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution plus (z) a specified amount of certain equity contributions made by Hertz Holdings to the borrowers under such facility.

  Events of Default

        The Senior ABL Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

  Amendments to Senior Credit Facilities

        On June 30, 2006, Hertz entered into amendments to each of its Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under these covenants in the credit facilities to enter into certain sale and leaseback transactions, to pay cash dividends to Hertz Holdings that would, among other things, provide Hertz Holdings with cash for the payment of interest on Hertz Holdings' indebtedness (including, but not limited to, the Hertz Holdings Loan Facility) and, in the case of the amendment to the Senior Term Facility, to make investments. The ability of Hertz to pay cash dividends to Hertz Holdings remains subject to Hertz's meeting specified financial tests, as described above, as well as requirements imposed by applicable Delaware law. The amendment to the Senior Term Facility also permits Hertz to use proceeds of the $293 million Delayed Draw Term Loan to repay borrowings outstanding under the Senior ABL Facility, in addition to repaying certain other outstanding indebtedness of Hertz. On May 15, 2006, Hertz borrowed approximately $84.9 million under the Delayed Draw Term Loan and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the Senior ABL Facility.

        On February 9, 2007, Hertz entered into an amendment to the Senior Term Facility. The amendment was entered into for the purpose of (i) lowering the interest rate on the Senior Term Facility by 50 basis points from the interest rate previously in effect, and revising financial ratio requirements for specific interest rate levels; (ii) eliminating certain mandatory prepayment requirements; (iii) increasing the amounts of certain other types of indebtedness that Hertz and its subsidiaries may incur outside of the Senior Term Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior Term Facility.

        On February 15, 2007, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries entered into an amendment to the Senior ABL Facility. The amendment was entered into for the purpose of (i) lowering the interest rate on the Senior ABL Facility by 25 basis points from the interest rate previously in effect, and revising financial ratio requirements for specific interest rate levels; (ii) increasing the availability under the Senior ABL Facility from $1,600 million to $1,800 million; (iii) extending the term of the commitments under the Senior ABL Facility to February 15, 2012; (iv) increasing the amounts of certain other types of indebtedness that the borrowers and their subsidiaries may incur outside of the Senior ABL Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior ABL Facility.

Senior Notes and Senior Subordinated Notes

  Senior Notes

  Overview

        On December 21, 2005, CCMG Acquisition Corporation issued $1,800 million in aggregate principal amount of 8.875% Senior Dollar Notes due 2014 and €225 million in aggregate principal amount of 7.875% Senior Euro Notes due 2014 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Notes. Interest on the Senior Notes is paid semi-annually, on January 1 and July 1 in each year, and the Senior Notes mature on January 1, 2014.

  Guarantees and Ranking

        The Senior Notes are the general unsecured obligations of Hertz. The Senior Notes are guaranteed by each domestic subsidiary of Hertz that guarantees Hertz's obligations under the Senior Credit Facilities. The Senior Notes rank senior in right of payment to all existing and future subordinated obligations of Hertz, and pari passu in right of payment with all existing and future senior indebtedness of Hertz. The Senior Notes are not entitled to the benefit of any sinking fund.

  Optional Redemption

        The Senior Notes will be redeemable, at Hertz's option, in whole or in part, at any time and from time to time on and after January 1, 2010 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in Hertz's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the Senior Notes). The Senior Notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Senior Dollar Notes

Redemption Period	Price
2010	104.438%
2011	102.219%
2012 and thereafter	100.000%

Senior Euro Notes

Redemption Period	Price
2010	103.938%
2011	101.969%
2012 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to January 1, 2009, Hertz may redeem up to 35% of the original aggregate principal amount of the Senior Dollar Notes and up to 35% of the original aggregate principal amount of Senior Euro Notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings of Hertz, at a redemption price of 108.875%, for Senior Dollar Notes and 107.875% for Senior Euro Notes, in each case plus accrued and unpaid interest, if any, to the redemption date. This redemption provision is subject to a requirement that Senior Dollar Notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of Senior Dollar Notes must remain outstanding after each such redemption of Senior Dollar Notes, and that Senior Euro Notes in an aggregate principal amount of equal to at least 65% of the original aggregate principal amount of Senior Euro Notes must remain outstanding after each such redemption of Senior Euro Notes.

  Change of Control

        Upon the occurrence of a change of control, which is defined in the indenture governing the Senior Notes, each holder of Senior Notes has the right to require Hertz to repurchase some or all of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  Covenants

        The indenture governing the Senior Notes contains covenants limiting, among other things, Hertz's ability and the ability of its restricted subsidiaries to:

  •
  Incur additional indebtedness or issue preferred shares;

  •
  Pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

  •
  Make certain investments;

  •
  Limit dividends or other payments by its restricted subsidiaries to Hertz;

  •
  Sell certain assets;

  •
  Enter into certain types of transactions with affiliates;

  •
  Use assets as security for certain other indebtedness without securing the senior notes;

  •
  Consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

  •
  Designate subsidiaries as unrestricted subsidiaries.

        The restrictive covenants in the indenture governing the Senior Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount not to exceed 50% of an amount determined by reference to, among other things, consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in amount equal to certain equity contributions to Hertz. After the initial public offering of a parent company of Hertz, Hertz is also permitted to make restricted payments to such parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

  Events of Default

        The indenture governing the Senior Notes also provides for customary events of default.

  Senior Subordinated Notes

  Overview

        On December 21, 2005, CCMG Acquisition Corporation issued $600 million in aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually, on January 1 and July 1 in each year, and the Senior Subordinated Notes mature on January 1, 2016.

  Guarantees and Ranking

        The Senior Subordinated Notes are the general unsecured obligations of Hertz. The Senior Subordinated Notes are guaranteed on a senior subordinated basis by each domestic subsidiary of Hertz that guarantees Hertz's obligations under the Senior Credit Facilities. The Senior Subordinated Notes are subordinated in right of payment to the Senior Notes and rank pari passu in right of payment with all existing and future senior subordinated obligations of Hertz and senior in right of payment with all existing and future subordinated obligations of Hertz. The Senior Subordinated Notes are not entitled to the benefit of any sinking fund.

  Optional Redemption

        The Senior Subordinated Notes will be redeemable, at Hertz's option, in whole or in part, at any time and from time to time on and after January 1, 2011 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in Hertz's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the Senior Subordinated Notes). The Senior Subordinated Notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Redemption Period	Price
2011	105.250%
2012	103.500%
2013	101.750%
2014 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to January 1, 2009, Hertz may redeem up to 35% of the original aggregate principal amount of the Senior Subordinated Notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings of The Hertz Corporation, at a redemption price of 110.5%, plus accrued and unpaid interest, if any, to the redemption date. This redemption provision is subject to a requirement that Senior Subordinated Notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of Senior Subordinated Notes must remain outstanding after each such redemption.

  Change of Control

        Upon the occurrence of a change of control, which is defined in the indenture governing the Senior Subordinated Notes, each holder of Senior Subordinated Notes has the right to require Hertz to repurchase some or all of such holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  Covenants

        The indenture governing the Senior Subordinated Notes contains covenants limiting, among other things, Hertz's ability and the ability of its restricted subsidiaries to:

  •
  Incur additional indebtedness or issue preferred shares;

  •
  Incur additional indebtedness ranking senior to or pari passu in right of payment with the Senior Subordinated Notes, but subordinate to Hertz's senior indebtedness;

  •
  Pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

  •
  Make certain investments;

  •
  Limit dividends or other payments by its restricted subsidiaries to Hertz;

  •
  Sell certain assets;

  •
  Enter into certain types of transactions with affiliates;

  •
  Use assets as security in other transactions without securing the senior notes;

  •
  Consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

  •
  Designate subsidiaries as unrestricted subsidiaries.

        The restrictive covenants in the indenture governing the Senior Subordinated Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount determined by reference to, among other things, consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in amount equal to certain equity contributions to Hertz. After the initial public offering of a parent company of Hertz, Hertz is also permitted to make restricted payments to such parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

  Events of Default

        The indenture governing the Senior Subordinated Notes also provides for customary events of default.

  Registration Rights

        On the Closing Date, Hertz entered into Exchange and Registration Rights Agreements, or, collectively, the "Exchange and Registration Rights Agreement," for the benefit of the holders of the Senior Notes and the Senior Subordinated Notes, respectively. Pursuant to the Exchange and Registration Rights Agreement, Hertz agreed to use commercially reasonable efforts to file with the SEC one or more registration statements under the Securities Act relating to an exchange offer pursuant to which new notes substantially identical to the Senior Notes and the Senior Subordinated Notes will be offered in exchange for the then outstanding Senior Notes and Senior Subordinated Notes tendered at the option of the holders thereof. On January 12, 2007, Hertz completed exchange offers for the outstanding Senior Notes and Senior Subordinated Notes whereby over 99% of the outstanding notes were exchanged for a like principal amount of new notes with identical terms that were registered under the Securities Act of 1933 pursuant to a registration statement on Form S-4.

ABS Program

  U.S. Fleet Debt

  Overview

        In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. As of March 31, 2007, $4,299.9 million (net of a $0.1 million discount) and $145.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from December 21, 2005. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors. The following is a brief description of the ABS Indenture, ABS Supplement and the U.S. Fleet Debt issued thereunder.

  Security

        The U.S. Fleet Debt is secured by, among other things, a pledge in collateral owned by HVF, including substantially all of the U.S. car rental fleet that we use in our daily rental operations, a lease agreement between Hertz and HVF and other related collateral agreements, as well as all monies on deposit from time to time in certain collection and cash collateral accounts and all proceeds thereof, and certain interest rate hedge agreements.

  Interest

        The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread.

        In connection with the Acquisition and the issuance of $3,550 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. For the three months ended March 31, 2007, we recorded an expense of $12.8 million in our consolidated statement of operations associated with the ineffectiveness of the HVF Swaps, as these swaps were entered into at off-market rates. HVF paid $44.8 million to reduce the fixed rate leg of the swap from prevailing market rates to 4.5%. As of March 31, 2007 and December 31, 2006, the fair value of the HVF Swaps were $33.0 million and $50.6 million, respectively, which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets."

        The U.S. Fleet Debt issued on the closing date of the Acquisition has the benefit of financial guaranty insurance policies under which either MBIA Insurance Corporation or Ambac Assurance Corporation will guarantee the timely payment of interest on and ultimate payment of principal of such notes.

  Covenants

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity.

  Events of Default and Amortization Events

        The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset-backed securitizations of this type, including non-payment of principal or interest, violation of covenants, material inaccuracy of representations or warranties, failure to maintain certain enhancement levels and insolvency or certain bankruptcy events. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

  Pre-Acquisition ABS Notes

        Hertz Vehicle Financing LLC issued $600 million of asset-backed medium term notes on March 31, 2004 under our ABS Program. Of these notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (5.7% as of March 31, 2007) and matures in 2007. Payments of principal and interest relating to these notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. As of March 31, 2007, the aggregate principal amount of $415.1 million (net of a $8.2 million discount) of these pre-Acquisition ABS notes was outstanding. See "—U.S. Fleet Debt" for a discussion of the collateralization of these pre-Acquisition ABS notes. As of March 31, 2007, the average interest rate on these pre-Acquisition ABS notes was 3.1%.

  International Fleet Debt

  Overview

        In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies an aggregate amount equivalent to approximately $3,205.3 million (calculated as of March 31, 2007), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of the closing date of the Acquisition, the U.S. dollar equivalent of $1,781 million of International Fleet Debt was issued and outstanding under these facilities. At closing, Hertz utilized the proceeds from these financings to finance a portion of the Transactions. As of March 31, 2007, the foreign currency equivalent of $1,661.7 million in borrowings was outstanding under these facilities, net of a $2.8 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four tranches: (i) a Tranche A1 revolving bridge loan to one or more SPEs or subsidiaries conducting the vehicle rental business in each of Australia, Belgium, Canada, France, Germany, Italy, the Netherlands, Spain, Switzerland and the United Kingdom, or the "Tranche A International Fleet Debt Borrowers," subject to borrowing bases comprised of the vehicles and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary); (ii) a Tranche A2 revolving bridge loan made on a subordinated basis to the Tranche A International Fleet Debt Borrowers, which, together with the Tranche A1 loans, are referred to as the "Tranche A Loans," subject to borrowing bases comprised of the vehicles and related assets of each such borrower; (iii) a Tranche B revolving loan, or the "Tranche B Loan," made to one or more SPEs or HIL's subsidiaries conducting the rental business in each of Brazil and New Zealand, subject to borrowing bases comprised of the vehicle rental vehicles and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary); and (iv) a Tranche C revolving loan made to one or more SPEs or subsidiaries involved in the equipment rental business in each of France and Spain, subject to borrowing bases comprised of the equipment rental and related assets of each such borrower, or the "Tranche C Loan" (or, in the case of a borrower that is a SPE on-lending loan proceeds to an equipment-owning SPE or subsidiary, as the case may be, the equipment rental and related assets of such equipment-owning SPE or subsidiary). A portion of the Tranche C Loan will be available for the issuance of letters of credit.

        The subsidiaries conducting the vehicle rental business in certain European jurisdictions may, at their option, continue to engage in certain capital lease financing outside the International Fleet Debt Facilities. As of March 31, 2007, there were $31.0 million of such capital lease financings outstanding.

  Maturity; Prepayments

        The Tranche A Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche A Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of the issuance of asset-backed securities or funding via an asset-backed commercial paper program or any other type of asset-based financing of the vehicles and related assets of the Tranche A International Fleet Debt Borrowers, or a "Tranche A Take-Out Financing." The proceeds of any Tranche A Take-Out Financing will only be required to prepay and reduce the Tranche A2 loans to the extent exceeding amounts required to refinance in full the Tranche A1 loans.

        The Tranche B Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche B Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of (1) certain debt offerings by the Tranche B borrowers, (2) certain asset sales by the Tranche B borrowers and (3) (i) any Tranche A Take-Out Financing in excess of amounts needed to refinance in full the Tranche A Loans and the Tranche C Loans and (ii) any Tranche C Take-Out Financing in excess of amounts needed to refinance in full the Tranche A Loans and the Tranche C Loans.

        The Tranche C Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche C Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of (1) certain debt offerings by the Tranche C borrowers, (2) certain asset sales by the Tranche C borrowers, (3) the issuance of asset-backed securities and/or funding via an asset-backed commercial paper program or any other type of asset-based financing of the equipment rental and related assets of the Tranche C borrowers, or a "Tranche C Take-Out Financing" and (4) any Tranche A Take-Out Financing in excess of amounts required to refinance in full the Tranche A Loans.

  Guarantees; Security

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans in the manner and to the extent to be provided for in the definitive loan documentation.

        Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A2 loans and the guarantees thereof will be secured on a junior second priority basis by any assets securing the obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A1 loans and the guarantees thereof.

        In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B Loan in such Brazilian subsidiary not exceeding $52.0 million (or such other principal amount as may be agreed by the Senior Credit Facilities lenders). That guarantee is secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

  Interest

        The interest rates per annum applicable to loans under the International Fleet Debt Facilities are based on fluctuating rates of interest measured by reference to one-month LIBOR, EURIBOR or their equivalents for local currencies as appropriate (in the case of the Tranche A1 and A2 loans); relevant local currency base rates (in the case of Tranche B loans); or one-month EURIBOR (in the case of the Tranche C loans), in each case plus a borrowing margin. In addition, the borrowers under each of Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay fees on the unused commitments of the lenders under the applicable tranche, and other customary fees and expenses in respect of such facilities, and the Tranche A1 and A2 borrowing margins are subject to increase if HIL does not repay borrowings thereunder within specified periods of time and upon the occurrence of other specified events.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions gave HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions were renewed in 2007 prior to their scheduled expiration date of March 15, 2007 and now expire September 5, 2007.

  Fees

        The borrowers under each of Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay (1) fees on the unused commitments of the lenders under the applicable tranche, and (2) other customary fees and expenses in respect of the International Fleet Debt Facilities.

  Covenants

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates.

        In addition, HIL, the borrowers and the other subsidiaries of HIL are restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities at the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities (which has not yet occurred), the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As of March 31, 2007, the excess cash flow amount was zero. As a result of the contractual restrictions on HIL's ability to pay dividends to us, as of March 31, 2007, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets.

  Events of Default

        The International Fleet Debt Facilities contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, misrepresentation, cross default and cross acceleration to certain other material indebtedness, insolvency or certain bankruptcy events, material qualification of HIL's audited financial statements by its auditors, unlawfulness, illegality or repudiation of the International Fleet Debt Facilities, material judgments and change of control.

  Amendments to International Fleet Debt Facilities

        On March 21, 2007, certain of the agreements relating to the International Fleet Debt Facilities were amended and restated for the purpose of (i) extending the dates when margins on the facilities are scheduled to step up, subject to satisfaction of interim goals pertaining to the execution of agreements with automobile manufacturers and dealers that are required in connection with the planned securitization of the international car rental fleet and the take-out of the Tranche A1 and Tranche A2 loans; (ii) subject to certain conditions, permitting the financing of value-added tax receivables under the facilities; and (iii) effecting certain technical and administrative changes to the terms of the facilities.

Other International Facilities

        Hertz Belgium BVBA and Hertz Luxembourg SA are in the process of negotiating a four year secured lending facility. Pending the finalization of the facility documentation, a temporary €20.0 million (or $26.7 million) facility has been provided until May 31, 2007. At March 31, 2007, Hertz Belgium BVBA had drawn €18.4 million (or $24.6 million) under this temporary facility.

        On April 4, 2007, our Brazilian subsidiary entered into an agreement amending and restating its credit facility to, among other things, increase the facility to R$130 million (or $63.1 million) consisting of an R$70 million (or $34.0 million) term loan facility and an R$60 million (or $29.1 million) revolving credit facility. This facility will mature on December 21, 2010.

Pre-Acquisition Senior Notes and Euro Medium Term Notes

  Overview

        As of March 31, 2007, Hertz had outstanding approximately $633.5 million (net of a $5.6 million discount) aggregate principal amount of senior debt securities issued under, and subject to the terms of (i) an indenture, dated April 1, 1986, as amended and supplemented, between Hertz and JPMorgan Chase Bank, N.A., as trustee, or the "1986 Senior Indenture," (ii) an indenture, dated December 1, 1994, between Hertz and Wachovia Corporate Trust, as trustee, or the "1994 Senior Indenture," and

(iii) an indenture, dated as of March 16, 2001, between Hertz and The Bank of New York, as trustee, or the "2001 Senior Indenture," and, collectively with the 1986 Senior Indenture and the 1994 Senior Indenture, the "Hertz Senior Indentures."

        The following series of notes are outstanding as of March 31, 2007 under the Hertz Senior Indentures: (1) 1986 Senior Indenture: 9% Senior Notes due November 1, 2009; (2) 1994 Senior Indenture: 7 5/8% Senior Notes due August 15, 2007, 6 5/8% Senior Notes due May 15, 2008, 6 1/4% Senior Notes due March 15, 2009, 7.40% Senior Notes due March 1, 2011, 7% Senior Notes due January 15, 2028; and (3) 2001 Senior Indenture: Floating Rate Notes due August 5, 2008, 6.350% Senior Notes due June 15, 2010, 7 5/8% Senior Notes due June 1, 2012 and 6.9% Notes due August 15, 2014.

        On September 30, 2003, Hertz issued $500 million of 4.7% Senior Promissory Notes, or the "4.7% Notes," due on October 2, 2006. On June 3, 2004, Hertz issued $600 million of 6.35% Senior Promissory Notes, or the "6.35% Notes," due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, Hertz entered into interest rate swap agreements, or "swaps," relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, Hertz paid interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered leaving an aggregate principal amount of $123.8 million outstanding at December 31, 2005, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the derivatives are recognized in the statement of operations. Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. As of December 31, 2005, the fair value adjustments relating to the swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the condensed consolidated balance sheet in "Accrued liabilities." During January 2006, we assigned these swaps to a third party in return for cash. As a result of the assignment of these swaps, we recorded a gain of $1.0 million which is reflected in our unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2006 and our audited annual consolidated financial statements for the year ended December 31, 2006 in "Selling, general and administrative" expenses.

        In addition, as of March 31, 2007, we had outstanding approximately €7.6 million of Euro medium term notes issued under our Euro Medium Term Note Program, or the "EMTN Program." The Euro medium term notes were issued by Hertz Finance Centre plc, or "HFC," and are fully guaranteed by Hertz. The Euro medium term notes mature in July 2007 and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As a result of the Acquisition, a significant portion of the Euro Medium Term Notes was tendered to us, leaving the aggregate principal amount of €7.6 million outstanding at December 31, 2005. In connection with the remaining balance of the Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro Medium Term Notes.

  Offers in Connection with the Acquisition

        In connection with the Acquisition, Hertz made offers to purchase for cash and consent solicitations relating to each series of securities outstanding under the Hertz Senior Indentures. The purpose of the solicitation of consents was to amend each of the Hertz Senior Indentures to eliminate restrictive covenants and the cross-acceleration event of default, and to amend certain other provisions contained therein.

        Hertz received the requisite consents with respect to each Hertz Senior Indenture to make the proposed amendments and Hertz entered into a supplemental indenture, or a "Supplemental Indenture," with respect to each Hertz Senior Indenture reflecting the proposed amendments, including the elimination of the restrictive covenants included therein. Each such Supplemental Indenture became effective prior to, and operative upon, the closing date of the Acquisition. The remaining existing senior notes have maturities ranging from 2007 to 2028.

        In connection with the Acquisition, Hertz also made offers to repurchase all of the existing €200 million of Euro medium term notes outstanding under its EMTN Program. Hertz received tenders from holders of approximately $3,701.3 million of pre-existing senior notes and approximately €192.4 million of the existing Euro medium term notes pursuant to the tender offers, and purchased these tendered notes in connection with the Acquisition. The remaining Euro medium term notes come due July 2007. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

  Restrictive Covenants

        The Hertz Senior Indentures and the fiscal agency agreement for the EMTN Program each contained covenants relating to limitations on mergers, secured debt, sale leaseback transactions, and, with respect to the Hertz Senior Indentures only, dividends and certain loans and advances. Each of the restrictive covenants under the Hertz Senior Indentures has been eliminated, operative upon the closing of the Acquisition, pursuant to the Supplemental Indentures; however, the restrictive covenants under the fiscal agency agreement for the EMTN Program remain in effect and are described below.

  Limitations on Mergers

        Hertz may not consolidate with, merge into, or sell, convey or transfer its properties and assets substantially as an entirety to another person, if, as a result thereof, any property owned by Hertz or a restricted subsidiary, immediately prior thereto would become subject to any security interest, unless (i) all outstanding notes guaranteed or issued by Hertz under the EMTN Program are secured (equally and ratably with any other indebtedness of or guaranteed by Hertz then entitled thereto) by a prior lien upon such property or (ii) Hertz would be permitted to create such security interest pursuant to the provisions described below under "—Limitations on Secured Debt" without equally and ratably securing the outstanding notes guaranteed or issued by Hertz under the EMTN Program.

  Limitations on Secured Debt

        Subject to certain exceptions, including those set forth below, Hertz may not create, incur, assume or guarantee, and may not cause, suffer or permit a restricted subsidiary to create, incur, assume or guarantee, any secured indebtedness without making effective provisions whereby all outstanding notes guaranteed or issued by Hertz under the EMTN Program and any other indebtedness of or guaranteed by Hertz or such restricted subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the security interest securing such secured indebtedness equally and ratably with any and all other obligations and indebtedness thereby secured (subject, however, to applicable priorities of payment) so long as such secured indebtedness remains outstanding. However, the foregoing prohibition will not be applicable to:

  i)
  any security interest in favor of Hertz or a restricted subsidiary;

  ii)
  certain pre-existing security interests;

  iii)
  security interests existing on property at the time it is acquired by Hertz or a restricted subsidiary, provided, such security interest is limited to all or part of the property so acquired;

  iv)
  (a) any security interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a restricted subsidiary or (b) subject to the provisions referred to above under "—Limitations on Mergers," any security interest on property of a corporation existing at the time such corporation is merged into or consolidated with Hertz or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hertz or a restricted subsidiary (provided, in each such case, that such security interest does not extend to any property owned prior to such transaction by Hertz or any restricted subsidiary which was a restricted subsidiary prior to such transaction);

  v)
  mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business;

  vi)
  certain tax liens or assessments, and certain judgment liens;

  vii)
  certain security interests in favor of the United States of America or any state or any agency of the United States of America;

  viii)
  security interests on certain business equipment;

  ix)
  in the case of property (other than rental equipment) acquired after July 2, 2004 by Hertz or a restricted subsidiary, any security interest which secures an amount not in excess of the lesser of the purchase price or fair value of such property at the time of acquisition, provided that such security interest is limited to the property so acquired;

  x)
  security interests on properties financed through tax-exempt municipal obligations, provided that the security interest is limited to the property so financed; and

  xi)
  any refunding, renewal, extension or replacement (or successive refundings, renewals, extensions or replacements), in whole or in part, of any security interest referred to in the preceding clauses (i) through (x), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such security interest and that such refunding, renewal, extension or replacement is limited to all or part of the same property subject to the security interest being refunded, renewed, extended or replaced.

        Notwithstanding the foregoing provisions, Hertz and any one or more restricted subsidiaries may issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other secured indebtedness of Hertz and its restricted subsidiaries which would otherwise be subject to the foregoing restrictions (not including indebtedness permitted to be secured under clauses (i) through (xi) described under "—Limitations on Secured Debt" above), and the aggregate value of the sale and leaseback transactions in existence at such time (not including sale and leaseback transactions the proceeds of which have been or will be applied in accordance with the provisions described under "—Limitations on Sale and Leaseback Transactions" below), do not at the time of incurrence exceed 10% of the consolidated net worth and subordinated indebtedness of Hertz and its restricted subsidiaries.

  Limitations on Sale and Leaseback Transactions

        Hertz may not, and may not permit any restricted subsidiary to, engage in any sale and leaseback transaction unless (i) Hertz or such restricted subsidiary would be entitled, without reference to the provisions described in clauses (i) through (xi) under "—Limitations on Secured Debt" above, to incur secured indebtedness in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such sale and leaseback transaction, secured by a security interest on the property to be leased without securing all outstanding notes guaranteed or issued by Hertz under the EMTN

Program as provided in the provisions described under "—Limitations on Secured Debt" above or (ii) Hertz or a restricted subsidiary apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of senior indebtedness of Hertz or of any restricted subsidiary (other than senior indebtedness owed to Hertz or any restricted subsidiary) then prepayable.

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

  Overview

        On September 29, 2006, Hertz and Puerto Ricancars, Inc., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, dated as of September 29, 2006, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, Gelco Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. As of March 31, 2007, Hertz and PR Cars had $156.0 million (net of a $2.0 million discount) and $17.0 million, respectively, of borrowings outstanding under this facility. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent.

  Maturity; Prepayments

        The Fleet Financing Facility will mature on December 21, 2011 but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

  Guarantees; Security

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands and by certain assets related thereto.

  Interest

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of March 31, 2007, the average interest rate was 6.6% (LIBOR based).

  Fees

        The borrowers will pay fees on the unused commitments of the lenders under the Fleet Financing Facility and other customary fees in respect of the Fleet Financing Facility.

  Covenants

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business.

  Events of Default

        The Fleet Financing Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

  Amendments to Fleet Financing Facility

        During the fourth quarter of 2006, certain of the documents relating to the Fleet Financing Facility were amended to make certain technical and administrative changes.

DESCRIPTION OF CAPITAL STOCK

Overview

        The amended and restated certificate of incorporation of Hertz Holdings, which we refer to in this prospectus as our "certificate of incorporation," authorizes 2,000,000,000 shares of common stock, par value $.01 per share. As of May 17, 2007, we had outstanding 320,645,006 shares of common stock, after giving effect to the issuance on that date of 1,911 shares and 1,175 phantom shares of our common stock to our non-employee directors pursuant to our Director Stock Incentive Plan. In addition, our certificate of incorporation authorizes 200,000,000 shares of preferred stock, par value $.01 per share, none of which has been issued or is outstanding. The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which are filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

        Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Any director may be removed only for cause, upon the affirmative vote of the holders of greater than a majority of the outstanding shares of our common stock entitled to vote for the election of the directors.

        The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to Hertz Holdings, which is in turn subject to the restrictions set forth in our senior credit facilities and the indentures governing the senior notes and the senior subordinated notes. See "Dividend Policy."

        Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares of common stock offered by us in this offering, when issued, will be, fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Computershare Investor Services LLC is the transfer agent and registrar for our common stock.

Preferred Stock

        Under our certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock.

Corporate Opportunities

        Our certificate of incorporation provides that our stockholders that are investment funds associated with or designated by the Sponsors have no obligation to offer us an opportunity to participate in business opportunities presented to the Sponsors or their respective officers, directors, agents, members, partners and affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the Sponsors nor their respective officers, directors, agents, members, partners or affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law

        A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of our board of directors;

  •
  discourage some types of transactions that may involve an actual or threatened change in control of us;

  •
  discourage certain tactics that may be used in proxy fights;

  •
  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

  •
  encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

  Unissued Shares of Capital Stock

        Common Stock.    The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Preferred Stock.    Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

  Classified Board of Directors; Vacancies and Removal of Directors

        Our certificate of incorporation provides that our board of directors is divided into three classes whose members will serve three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation provides that directors may be removed only for cause at a meeting of stockholders upon the affirmative vote of the holders of greater than a majority of the outstanding shares of our common stock entitled to vote for the election of the director. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

        These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

  Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Calling Stockholder Meetings; Action by Written Consent

        Our by-laws require advance notice for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Also, special meetings of the stockholders may only be called by the board of directors.

        In addition, our certificate of incorporation and by-laws provide that action may be taken by written consent of stockholders only for so long as investment funds affiliated with or designated by the Sponsors collectively hold a majority of our outstanding common stock. After such time, any action taken by the stockholders must be effected at a duly called annual or special meeting, which may be called only by the board of directors.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

  Limitation of Liability of Directors; Indemnification of Directors

        Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

        Our certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

        In connection with our initial public offering in November of 2006, we entered into indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

  Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws

        The provisions of our certificate of incorporation governing, among other things, the removal of directors only for cause, the liability of directors, the elimination of stockholder actions by written consent upon investment funds affiliated with or designated by the Sponsors ceasing to collectively hold a majority of our outstanding common stock and the prohibition on the right of stockholders to call a special meeting may not be amended, altered or repealed unless the amendment is approved by the vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Certain provisions of our by-laws may be amended with the approval of the vote of holders of at least two-thirds of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

  Delaware Takeover Statute

        We have opted out of Section 203 of the Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. The number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Securities

        After this offering, 320,645,006 shares of our common stock will be outstanding. Of these shares, the 88,235,000 shares sold in our initial public offering, and the 45,000,000 shares to be sold in this offering, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 187,410,006 shares of our common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

        On November 17, 2006, we filed a registration statement under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 28.5 million shares of common stock are reserved for issuance under our benefit plans.

Lock-Up Arrangements

        We, the Sponsors and our directors and executive officers named under "Principal Stockholders" have agreed with the underwriters, subject to exceptions, not to (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock or any options or warrants to purchase any shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of common stock, owned as of the date hereof directly (including holdings as a custodian) or with respect to which the party subject to the lock-up has beneficial ownership or (2) enter into any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of common stock, for 90 days after the date of this prospectus, except with the prior written consent of representatives of the underwriters. Following the lock-up periods, we estimate that approximately 187,410,006 shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration Rights Agreement

        Stockholders currently representing a majority of the shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Rule 144

        In general, under Rule 144, as currently in effect, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock; and

  •
  the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. In May, June and August of 2006, we sold 1,752,354 and 50,000 and 1,076,338 shares, respectively, of common stock to certain of our employees, officers, consultants and advisors in offerings exempt from registration pursuant to Rule 701. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of the anticipated material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock by non-United States holders, as defined below, who may purchase shares of our common stock and hold such shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, or persons who have acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the ownership and disposition of our common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

        As used in this discussion, the term "non-United States holder" refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is not:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof or therein, including the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or

  (iv)
  a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

        An individual generally will be treated as a resident of the United States, rather than a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, we urge you to consult your own tax advisor.

Dividends

        Distributions, if any, made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent they are paid out of our accumulated or current earnings and profits, as determined for U.S. federal income tax purposes. We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces such tax, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service ("IRS"), documentation or (ii) the dividends are effectively connected with a non-United States holder's conduct of a trade or business in the United States and the non-United States holder provides to us or such agent proper IRS documentation. In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

        Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of shares of our common stock unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder's conduct of a trade or business in the United States, or where a tax treaty provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our common stock (such shorter period, the "Applicable Period").

        We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as our common shares are regularly traded on an established securities market and continue to be traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of our common stock only if such non-United States holder actually or constructively owned, during the Applicable Period, more than 5% of our common stock.

        Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

        Generally, we must report annually to the IRS and to each non-United States holder any dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides.

        Generally, information reporting and backup withholding of United States federal income tax at the applicable rate may apply to payments made by us or our paying agent to a non-United States holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if we or our paying agent has actual knowledge or reason to know that the payee is a U.S. person.

        Payments of the proceeds of the sale of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but not backup withholding, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a sale of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a non-United States holder of our common stock will be allowed as a credit against such holder's U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        Hertz Holdings, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	45,000,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 6,750,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 6,750,000 additional shares.

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the initial price to the public. If all the shares are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms.

        Hertz Holdings and its executive officers and directors named under "Management—Directors and Executive Officers," and the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Our common stock is listed on the NYSE under the symbol "HTZ."

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

        Hertz Holdings will pay all of the expenses of the offering, excluding underwriting discounts and commissions of the selling stockholders. Hertz Holdings estimates that its total expenses with respect to the offering, excluding underwriting discounts and commissions, will be approximately $             million.

        Hertz Holdings and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Affiliates of Certain of the Underwriters

        Affiliates of Merrill Lynch & Co. are selling stockholders in this offering, and as such, will receive a significant portion of the proceeds from this offering that may result in the underwriters or their affiliates receiving more than 10% of the net proceeds of the offering. Because the underwriters may receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(h) of the Conduct Rules of the NASD. In addition, because affiliates of Merrill Lynch & Co. own more than 10% of Hertz Holdings' outstanding common stock, Merrill Lynch & Co. is deemed to be an affiliate of Hertz Holdings under Rule 2720(b)(1) of the NASD Conduct Rules and, therefore, the underwriters may be deemed to have a conflict of interest under Rule 2720 of the NASD Conduct Rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rule 2720 requires that the public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. has received $                        additional compensation for such role.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Hertz Holdings and its subsidiaries, for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriters provided, or arranged for a syndicate to provide, and acted as agents under the Hertz Holdings Loan Facility and received customary compensation for such services. In addition, affiliates of certain of the underwriters are lenders under Hertz's senior credit facilities and structuring advisors and agents under Hertz's asset-backed facilities and received customary compensation for such services. In addition, affiliates of certain of the underwriters acted as initial purchasers with respect to the December 2005 offerings of notes and as dealer managers and solicitation agents for Hertz's tender offers in connection with the Acquisition, for which they received customary fees and expenses. Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated each acted as a financial advisor to the Sponsors in connection with the Acquisition. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially own approximately 25.3% of the shares of common stock of Hertz Holdings and will be selling stockholders in this offering to the extent the underwriters exercise their option to purchase additional shares. See "Security Ownership of Certain Beneficial Owners, Management and Selling Stockholders." In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under the Fleet Financing Facility.

United Kingdom

        Each of the underwriters has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or "FSMA") received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Hertz Holdings, and

  (b)
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the common stock being sold by the selling stockholders in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of CD&R Fund VII. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

        The consolidated financial statements as of December 31, 2006 and 2005 and for the year ended December 31, 2006, and for the Successor period from December 21, 2005 to December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) as of December 31, 2006 and the related financial statement schedules included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements for the Predecessor period from January 1, 2005 to December 20, 2005 and for the year ended December 31, 2004 and the related financial statement schedules included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph related to the Predecessor Company's restatement of its financial statements as discussed in Note 1A (not presented herein) to the consolidated financial statements appearing under Item 8 of our annual report on Form 10-K/A for the year ended December 31, 2005) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of Hertz Global Holdings, Inc. for the three-month periods ended March 31, 2007 and 2006, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 11, 2007 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        Hertz Holdings is subject to the informational requirements of the Exchange Act and is required to file reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You can obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. You can access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the investor relations portion of our Internet website (http://www.hertz.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited interim condensed consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-2
Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006	F-3
Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006	F-4
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-5
Notes to Condensed Consolidated Financial Statements	F-7
Audited annual consolidated financial statements
Management's Report on Internal Control Over Financial Reporting	F-29
Reports of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-32

Consolidated Statements of Operations for the year ended December 31, 2006, for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the year ended December 31, 2004	F-33

Consolidated Statements of Stockholders' Equity for the year ended December 31, 2006, for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the year ended December 31, 2004	F-34

Consolidated Statements of Cash Flows for the year ended December 31, 2006, for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the year ended December 31, 2004	F-35
Notes to Consolidated Financial Statements	F-37
Schedule I—Condensed Financial Information of Registrant	F-95
Schedule II—Valuation and Qualifying Accounts	F-100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Hertz Global Holdings, Inc.:

        We have reviewed the accompanying condensed consolidated balance sheet of Hertz Global Holdings, Inc. and its subsidiaries as of March 31, 2007 and the related consolidated statements of operations for each of the three-month periods ended March 31, 2007 and March 31, 2006 and the consolidated statements of cash flows for the three-month periods ended March 31, 2007 and March 31, 2006. These interim financial statements are the responsibility of the Company's management.

        We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

        We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2006 and the related consolidated statements of operations, of stockholders' equity and of cash flows for the year then ended (not presented herein), and in our report dated March 30, 2007 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2006 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
May 11, 2007

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

Unaudited

	March 31, 2007	December 31, 2006
ASSETS
Cash and equivalents	$476,883	$674,549
Restricted cash	191,835	552,516
Receivables, less allowance for doubtful accounts of $3,717 and $1,989	1,439,251	1,656,542
Inventories, at lower of cost or market	114,773	112,119
Prepaid expenses and other assets	353,889	369,922
Revenue earning equipment, at cost:
Cars	8,853,868	8,188,794
Less accumulated depreciation	(817,263)	(822,387)
Other equipment	2,724,863	2,686,947
Less accumulated depreciation	(302,441)	(247,846)

Total revenue earning equipment	10,459,027	9,805,508

Property and equipment, at cost:
Land, buildings and leasehold improvements	992,479	969,195
Service equipment	615,708	597,882

	1,608,187	1,567,077
Less accumulated depreciation	(254,533)	(199,020)

Total property and equipment	1,353,654	1,368,057

Other intangible assets, net	3,158,508	3,173,495
Goodwill	978,983	964,693

Total assets	$18,526,803	$18,677,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,166,444	$654,327
Accrued liabilities	889,972	976,949
Accrued taxes	120,137	92,469
Debt	11,756,914	12,276,184
Public liability and property damage	328,845	327,024
Deferred taxes on income	1,762,748	1,801,073

Total liabilities	16,025,060	16,128,026

Minority interest	18,923	14,813
Stockholders' equity:
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 320,621,080 and 320,618,692 shares issued	3,206	3,206
Preferred Stock, $0.01 par value, 200,000,000 shares authorized, no shares issued	—	—
Additional capital paid-in	2,434,389	2,427,293
Accumulated (deficit)/retained earnings	(56,675)	9,535
Accumulated other comprehensive income	101,900	94,528

Total stockholders' equity	2,482,820	2,534,562

Total liabilities and stockholders' equity	$18,526,803	$18,677,401

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars, except share data)

Unaudited

	Three Months Ended March 31,
	2007	2006
Revenues:
Car rental	$1,505,075	$1,399,622
Equipment rental	389,843	363,048
Other	26,614	23,924

Total revenues	1,921,532	1,786,594

Expenses:
Direct operating	1,114,324	1,070,150
Depreciation of revenue earning equipment	467,817	407,254
Selling, general and administrative	200,377	162,177
Interest, net of interest income of $12,091 and $7,657	229,587	210,313

Total expenses	2,012,105	1,849,894

Loss before income taxes and minority interest	(90,573)	(63,300)
Benefit for taxes on income	32,117	17,323
Minority interest	(4,110)	(3,259)

Net loss	$(62,566)	$(49,236)

Weighted average shares outstanding (in thousands)
Basic	320,625	229,500
Diluted	320,625	229,500
Loss per share
Basic	$(0.20)	$(0.21)
Diluted	$(0.20)	$(0.21)

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
Unaudited

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(62,566)	$(49,236)
Non cash expenses:
Depreciation of revenue earning equipment	467,817	407,254
Depreciation of property and equipment	45,700	49,847
Amortization of other intangible assets	15,382	15,458
Amortization of deferred financing costs	13,248	20,433
Amortization of debt discount	6,181	8,750
Debt modification costs	16,177	—
Stock based employee compensation	6,099	—
Provision for public liability and property damage	47,042	45,761
Loss on revaluation of foreign denominated debt	—	6,545
Loss (gain) on ineffectiveness of interest rate swaps	12,786	(1,034)
Provision for losses on doubtful accounts	2,871	4,613
Minority interest	4,110	3,259
Deferred taxes on income	(24,202)	584
Changes in assets and liabilities, net of effects of acquisition:
Receivables	223,912	402,876
Inventories, prepaid expenses and other assets	(16,512)	(16,902)
Accounts payable	501,944	362,683
Accrued liabilities	(89,799)	(3,258)
Accrued taxes	(211)	(8,651)
Payments of public liability and property damage claims and expenses	(45,212)	(44,025)

Net cash provided by operating activities	$1,124,767	$1,204,957

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In Thousands of Dollars)
Unaudited

	Three Months Ended March 31,
	2007	2006
Cash flows from investing activities:
Net change in restricted cash	$360,954	$40,886
Revenue earning equipment expenditures	(3,333,193)	(3,862,101)
Proceeds from disposal of revenue earning equipment	2,243,218	2,591,339
Property and equipment expenditures	(37,613)	(64,677)
Proceeds from disposal of property and equipment	9,432	19,804
Available-for-sale securities:
Sales	264	—
Other	(7)	—

Net cash used in investing activities	(756,945)	(1,274,749)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,100	2,245
Repayment of long-term debt	(720,037)	(4,594)
Short-term borrowings:
Proceeds	145,000	373,130
Repayments	—	(131,992)
Ninety day term or less, net	13,912	(337,315)
Payment of financing costs	(6,252)	(24,081)

Net cash used in financing activities	(565,277)	(122,607)

Effect of foreign exchange rate changes on cash and equivalents	(211)	27,903

Net decrease in cash and equivalents during the period	(197,666)	(164,496)
Cash and equivalents at beginning of period	674,549	843,908

Cash and equivalents at end of period	$476,883	$679,412

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$260,036	$119,128
Income taxes	3,204	3,144

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1—Basis of Presentation

        Hertz Global Holdings, Inc., or "Hertz Holdings," is our top-level holding company. The Hertz Corporation, or "Hertz," is our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by Hertz Holdings. "We," "us" and "our" mean Hertz Holdings and its consolidated subsidiaries, including Hertz.

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz Holdings was incorporated in Delaware in 2005 and had no operations prior to the Acquisition (as defined below). Hertz was incorporated in Delaware in 1967. Ford Motor Company, or "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, or the "Closing Date," investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., or "CD&R," The Carlyle Group, or "Carlyle," and Merrill Lynch Global Private Equity, or "MLGPE," or collectively the "Sponsors," through CCMG Acquisition Corporation, a wholly owned subsidiary of Hertz Holdings (previously known as CCMG Holdings, Inc.) acquired all of Hertz's common stock from Ford Holdings LLC for aggregate consideration of $4,379 million in cash, debt refinanced or assumed of $10,116 million and transaction fees and expenses of $447 million.

        We refer to the acquisition of all of Hertz's common stock through a wholly owned subsidiary of Hertz Holdings as the "Acquisition." We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the "Transactions."

        In November 2006, we completed our initial public offering of 88,235,000 shares of our common stock at a per share price of $15.00, with proceeds to us before underwriting discounts and offering expenses of approximately $1.3 billion. The proceeds were used to repay borrowings that were outstanding under a $1.0 billion loan facility entered into by Hertz Holdings, or the "Hertz Holdings Loan Facility," and to pay related transaction fees and expenses. The proceeds were also used to pay special cash dividends of $1.12 per share on November 21, 2006 to stockholders of record of Hertz Holdings immediately prior to the initial public offering. Immediately following the initial public offering, the Sponsors' ownership percentage in us decreased to approximately 71.6%.

        The significant accounting policies summarized in Note 1 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the United States Securities and Exchange Commission on March 30, 2007, or the "10-K," have been followed in preparing the accompanying condensed consolidated financial statements.

        In our opinion, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods have been made. Results for interim periods are not necessarily indicative of results for a full year.

        The December 31, 2006 condensed consolidated balance sheet data was derived from our audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America, or "GAAP."

        Certain prior period amounts have been reclassified to conform with current reporting.

Note 2—Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board, or "FASB," issued Statement of Financial Accounting Standards, or "SFAS" No. 157, or "SFAS No. 157," "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning after November 15, 2007. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, or "SFAS No. 159," "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 are effective as of January 1, 2008. We are currently reviewing SFAS 159 to determine its impact, if any, on our financial position or results of operations.

Note 3—Cash and Equivalents and Restricted Cash

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Restricted cash includes cash and equivalents that are not readily available for our normal disbursements. Restricted cash and equivalents are restricted for the acquisition of vehicles and other specified uses under our asset backed securities program, the generation of tax benefits under our like-kind exchange programs and to satisfy certain of our self-insurance reserve requirements. As of March 31, 2007 and December 31, 2006, the portion of total restricted cash that was associated with our fleet debt was $76.5 million and $487.0 million, respectively.

Note 4—Goodwill and Other Intangible Assets

        We account for goodwill under SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. For 2006, we conducted the required annual goodwill and indefinite-lived intangible asset impairment test in the second quarter and determined that there was no impairment.

        The following summarizes the changes in our goodwill, by segment, for the periods presented (in thousands of dollars):

	Car Rental	Equipment Rental	Total
Balance as of December 31, 2006	$336,579	$628,114	$964,693
Other changes(1)	15,930	(1,640)	14,290

Balance as of March 31, 2007	$352,509	$626,474	$978,983

(1)
Consists of changes primarily resulting from the adoption of FIN 48 (see Note 5—Taxes on Income) and the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        Other intangible assets, net, consisted of the following major classes (in thousands of dollars):

	March 31, 2007			December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Customer related	$610,307	$(76,501)	$533,806	$611,783	$(63,046)	$548,737
Other	3,141	(2,439)	702	1,270	(512)	758

Total	613,448	(78,940)	534,508	613,053	(63,558)	549,495

Indefinite lived intangible assets:
Trade name	2,624,000	—	2,624,000	2,624,000	—	2,624,000

Total other intangible assets, net	$3,237,448	$(78,940)	$3,158,508	$3,237,053	$(63,558)	$3,173,495

        Amortization of other intangible assets for the three months ended March 31, 2007 and March 31, 2006 was approximately $15.4 million and $15.5 million, respectively. Future amortization expense of other intangible assets is expected to be approximately $61.2 million per year for each of the next five years.

Note 5—Taxes on Income

        The provision for taxes on income is determined using the estimated effective tax rate applicable for the full year. We currently estimate our full-year effective tax rate to be approximately 33.1% for 2007 excluding discrete items. The effective tax rate for the three months ended March 31, 2007 is 35.5%, which reflects the tax benefits attributable to the restructuring charges.

        We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109," on January 1, 2007. Upon adoption, we recorded an $18.9 million increase to our liabilities for unrecognized tax benefits. The increase in liabilities was recorded as a charge of $3.6 million and an increase of $15.3 million to the January 1, 2007 retained earnings and goodwill balances, respectively. As of the adoption date, we had gross tax effected unrecognized tax benefits of $20.3 million, of which $5.1 million, if recognized, would favorably impact the effective tax rate in future periods.

        We conduct business globally and, as a result, file one or more income tax returns in the U.S. federal jurisdiction and various state and non-U.S. jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Brazil, Canada, France, Germany, Italy, Spain, Ireland, the United Kingdom and the United States. The open tax years for these jurisdictions span from 1991 to 2006. The tax indemnification agreement entered into with Ford on the Closing Date indemnifies Hertz from U.S. federal and unitary state, and certain combined non-U.S. income tax liabilities for all periods prior to December 21, 2005.

        In many cases our uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities. We are currently not under audit by the Internal Revenue Service but are under audit in several non-U.S. jurisdictions. It is reasonably possible that a $3.3 million tax liability, attributable to an uncertain tax position, may reverse within the next twelve months.

        Interest and penalties related to the liabilities for unrecognized tax benefits are classified as a component of "Benefit for taxes on income" in our consolidated statement of operations. Accrued interest (net of benefit) and penalties recorded at January 1, 2007 in our condensed consolidated balance sheet was $12.5 million.

Note 6—Depreciation of Revenue Earning Equipment

        Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Three Months Ended March 31,
	2007	2006
Depreciation of revenue earning equipment	$451,364	$418,640
Adjustment of depreciation upon disposal of the equipment	5,057	(17,011)
Rents paid for vehicles leased	11,396	5,625

Total	$467,817	$407,254

        The adjustment of depreciation upon disposal of revenue earning equipment for the three months ended March 31, 2007 and 2006 included a net loss of $8.5 million and a net gain of $11.1 million, respectively, on the disposal of vehicles used in our car rental operations and net gains of $3.4 million and $5.9 million, respectively, on the disposal of industrial and construction equipment used in our equipment rental operations. Effective January 1, 2007, depreciation rates being used to compute the provision for depreciation of revenue earning equipment were increased on certain vehicles in our U.S. car rental operations and our Canadian car rental operations and decreased in our international car operations to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold, resulting in net increases of $5.3 million and $0.2 million and a net reduction of $0.4 million in depreciation expense, respectively, for the three months ended March 31, 2007. Effective April 1, 2006 and January 1, 2007, depreciation rates in our French equipment rental operations were decreased and resulted in a net reduction of $1.9 million in depreciation expense for the three months ended March 31, 2007.

Note 7—Debt

        Our "Senior Term Facility" is a facility entered into by Hertz in connection with the Acquisition consisting of (a) a maximum borrowing capacity of $2,000 million (which was decreased in February 2007 to $1,400 million), which included a delayed draw facility of $293 million (which was utilized during 2006) and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million.

        Our "Senior ABL Facility" is a senior asset-based revolving loan facility entered into by Hertz and one of its Canadian subsidiaries in connection with the Acquisition with a maximum borrowing capacity of $1,600 million (which was increased in February 2007 to $1,800 million). We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities."

        Our "Senior Dollar Notes" are the $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014 issued by Hertz in connection with the Acquisition. Our "Senior Subordinated Notes" refer to the $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 issued by Hertz in connection with the Acquisition. Our "Senior Euro Notes" are the €225 million aggregate principal amount of 7.875% Senior Notes due 2014 issued by Hertz in connection with the Acquisition. We refer to the Senior Dollar Notes and the Senior Euro Notes together as the "Senior Notes."

        Our "Promissory Notes" consist of the outstanding untendered senior notes issued under three separate indentures existing prior to the Acquisition. These senior notes have maturities ranging from 2007 to 2028.

        Our "U.S. Fleet Debt" consists of approximately $4,300 million of asset-backed securities issued by a special purpose entity wholly owned by us backed by our U.S. car rental fleet, all of which we issued under our existing asset-backed notes program, or the "ABS Program." An additional $600 million of previously issued asset-backed medium term notes having maturities from 2007 to 2009 remain outstanding under the ABS Program following the closing of the Transactions. We have also issued approximately $1,500 million of variable funding notes in two series under these facilities.

        Our "International Fleet Debt" consists of the aggregate borrowings of our foreign subsidiaries under asset-based revolving loan facilities, subject to borrowing bases comprised of rental vehicles, rental equipment, and related assets of certain of our foreign subsidiaries (substantially all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be. The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings relating to revenue earning equipment outside the International Fleet Debt facilities.

        Our "Fleet Financing Facility" is a credit agreement entered into by Hertz and Puerto Ricancars, Inc., or "PR Cars," in September 2006, which provides for a commitment of up to $275 million to finance the acquisition of Hertz's and/or PR Cars fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands.

        Our "Other International Facility" consists of a temporary lending facility entered into by Hertz Belgium BVBA and Hertz Luxembourg SA of up to €20.0 million (or $26.7 million).

        Our debt consists of the following (in thousands of dollars):

	March 31, 2007	December 31, 2006
Corporate Debt
Senior Term Facility, average interest rate: 2007, 7.1%; 2006, 7.4% (effective average interest rate: 2007, 7.2%; 2006, 7.5%); net of unamortized discount: 2007, $26,883; 2006, $38,378	$1,373,117	$1,947,907
Senior ABL Facility, average interest rate: 2007, 6.8%; 2006, N/A (effective average interest rate: 2007, 7.3%; 2006, N/A); net of unamortized discount: 2007, $21,219; 2006, $22,188	278,781	(22,188)
Senior Notes, average interest rate: 2007, 8.7%; 2006, 8.7% (effective average interest rate: 2007, 8.7%; 2006, 8.7%);	2,100,562	2,097,030
Senior Subordinated Notes, average interest rate: 2007, 10.5%; 2006, 10.5% (effective average interest rate: 2007, 10.5%; 2006, 10.5%);	600,000	600,000
Promissory notes, average interest rate: 2007, 7.2%; 2006, 7.2% (effective average interest rate: 2007, 7.3%; 2006, 7.3%); net of unamortized discount: 2007, $5,552; 2006, $5,545.	633,456	633,463
Notes payable, average interest rate: 2007, 4.1%; 2006, 4.1%	6,032	6,175
Foreign subsidiaries' debt in foreign currencies:
Short-term bank borrowings, average interest rate: 2007, 12.5%; 2006, 13.4%	897	2,340
Other borrowings, average interest rate: 2007, 5.3%; 2006, 5.1%	13,710	12,546

Total Corporate Debt	5,006,555	5,277,273

Fleet Debt
U.S. Fleet Debt and pre-Acquisition ABS Notes, average interest rate: 2007, 4.5%; 2006, 4.4% (effective average interest rate: 2007, 4.5%; 2006, 4.5%); net of unamortized discount: 2007, $8,333; 2006, $10,631	4,860,001	4,845,202
International Fleet Debt in foreign currencies, average interest rate: 2007, 5.7%; 2006, 5.4% (effective average interest rate: 2007, 5.7%; 2006, 5.4%); net of unamortized discount: 2007, $2,798; 2006, $4,443	1,692,748	1,987,787
Fleet Financing Facility, average interest rate: 2007, 6.6%; 2006, 6.6% (effective average interest rate: 2007, 6.7%; 2006, 6.7%); net of unamortized discount: 2007, $1,969; 2006, $2,078	173,031	165,922
Other International Facility, average interest rate: 2007, 5.1%; 2006, N/A (effective average interest rate: 2007, 5.1%; 2006, N/A)	24,579	—

Total Fleet Debt	6,750,359	6,998,911

Total Debt	$11,756,914	$12,276,184

        The aggregate amounts of maturities of debt for each of the twelve-month periods ending March 31 (in millions of dollars) are as follows: 2008, $2,726.9 (including $2,341.0 of other short-term borrowings); 2009, $785.3; 2010, $1,191.1; 2011, $2,674.1; 2012, $120.9; after 2012, $4,325.4.

        As of March 31, 2007, there were outstanding standby letters of credit totaling $465.0 million. Of this amount, $234.0 million has been issued for the benefit of the ABS Program ($200.0 million of which was issued by Ford and $34.0 million of which was used under the Senior Credit Facilities) and the remainder is primarily issued to support self-insurance programs (including insurance policies with respect to which we have indemnified the issuers for any losses) in the United States, Canada and in Europe and to support airport concession obligations in the United States and Canada. As of March 31, 2007, the full amount of these letters of credit was undrawn.

        As of March 31, 2007, there were $31.0 million of capital lease financings outstanding. These capital lease financings are included in the International Fleet Debt total.

        On January 12, 2007, Hertz completed exchange offers for its outstanding Senior Notes and Senior Subordinated Notes whereby over 99% of the outstanding notes were exchanged for a like principal amount of new notes with identical terms that were registered under the Securities Act of 1933 pursuant to a registration statement on Form S-4.

        On February 9, 2007, Hertz entered into an amendment to its Senior Term Facility. The amendment was entered into for the purpose of (i) lowering the interest rates payable on the Senior Term Facility by up to 50 basis points from the interest rates previously payable thereunder, and revising financial ratio requirements for specific interest rate levels; (ii) eliminating certain mandatory prepayment requirements; (iii) increasing the amounts of certain other types of indebtedness that Hertz and its subsidiaries may incur outside of the Senior Term Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior Term Facility. For the three months ended March 31, 2007, we recorded an expense of $13.9 million in our consolidated statement of operations, in "Interest, net of interest income," associated with the write-off of debt costs in connection with the amendment of the Senior Term Facility. Additionally, in February 2007, we repaid a portion of the Senior Term Facility, bringing the maximum borrowing capacity down from $2,000 million to $1,400 million.

        On February 15, 2007, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries entered into an amendment to their Senior ABL Facility. The amendment was entered into for the purpose of (i) lowering the interest rates payable on the Senior ABL Facility by up to 25 basis points from the interest rates previously payable thereunder, and revising financial ratio requirements for specific interest rate levels; (ii) increasing the availability under the Senior ABL Facility from $1,600 million to $1,800 million; (iii) extending the term of the commitments under the Senior ABL Facility to February 15, 2012; (iv) increasing the amounts of certain other types of indebtedness that the borrowers and their subsidiaries may incur outside of the Senior ABL Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior ABL Facility. For the three months ended March 31, 2007, we recorded an expense of $2.2 million in our consolidated statement of operations, in "Interest, net of interest income," associated with the write off of debt costs in connection with the amendment of the Senior ABL Facility.

        On March 21, 2007, certain of the agreements relating to the International Fleet Debt facilities were amended and restated for the purpose of, among other things, (i) extending the dates when margins on the facilities are scheduled to step up, subject to satisfaction of interim goals pertaining to the execution of agreements with automobile manufacturers and dealers that are required in connection with the planned securitization of the international car rental fleet and the take-out of the Tranche A1 and Tranche A2 loans; (ii) subject to certain conditions, permitting the financing of value-added tax receivables under the facilities; and (iii) effecting certain technical and administrative changes to the terms of the facilities. Additionally, the Intercreditor deed pertaining to the International Fleet Debt facilities was amended, to among other things, remove the Brazilian facility.

        Hertz Belgium BVBA and Hertz Luxembourg SA are in the process of negotiating a four year secured lending facility. Pending the finalization of the facility documentation, a temporary €20.0 million (or $26.7 million) facility has been provided until May 31, 2007. At March 31, 2007, Hertz Belgium BVBA had drawn €18.4 million (or $24.6 million) under this temporary facility.

        On April 4, 2007, our Brazilian subsidiary entered into an agreement amending and restating its credit facility to, among other things, increase the facility to R$130 million (or $63.1 million) consisting of an R$70 million (or $34.0 million) term loan facility and an R$60 million (or $29.1 million) revolving credit facility. This facility will mature on December 21, 2010.

Guarantees and Security

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by Hertz Investors, Inc., its immediate parent, and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though Hertz Equipment Rental Corporation does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of the Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing). Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        The obligations of the borrowers under the International Fleet Debt facilities are guaranteed by Hertz International, Ltd., or "HIL," and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. The assets that collateralize the International Fleet Debt facilities will not be available to satisfy the claims of Hertz's general creditors.

        In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary under its loan agreement, as amended and restated as of April 4, 2007, up to an aggregate principal amount of $63.5 million. That guarantee is secured equally and ratably with borrowings under the Senior Term Facility.

        The obligations of Hertz Belgium BVBA and Hertz Luxembourg SA under the Other International Facility are guaranteed by HIL.

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, the U.S. Virgin Islands and by certain assets related thereto.

Covenants

        Certain of our debt instruments and credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Some of these agreements also require the maintenance of certain financial covenants. As of March 31, 2007, we were in compliance with all of these financial covenants.

Derivatives

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, Hertz Vehicle Financing LLC, or "HVF," and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of March 31, 2007, the fair value of the HVF Swaps was $33.0 million, which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." For the three months ended March 31, 2007, we recorded an expense of $12.8 million in our consolidated statement of operations, in "Interest, net of interest income," associated with the ineffectiveness of the HVF Swaps.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions gave HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions were renewed in 2007 prior to their scheduled expiration date of March 15, 2007, at a cost of €1.8 million, and now expire on September 5, 2007. As of March 31, 2007, the fair value of the swaptions was €2.9 million (or $3.9 million), which is reflected in our condensed consolidated balance sheet in "Prepaid expenses and other assets." During the three months ended March 31, 2007, the fair value adjustment related to these swaptions was a loss of $0.3 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses.

Credit Facilities

        As of March 31, 2007, the following credit facilities were available for the use of Hertz and its subsidiaries:

  •
  The Senior Term Facility had $8.6 million available under the letter of credit facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $1,481.8 million of remaining capacity, all of which was available under the borrowing base limitation and $181.9 million of which was available under the letter of credit facility sublimit.

  •
  The U.S. Fleet Debt had approximately $1,355.0 million of remaining capacity and $22.0 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

  •
  The International Fleet Debt facilities had the foreign currency equivalent of approximately $1,512.6 million of remaining capacity and $275.1 million available under the borrowing base limitation.

  •
  The Fleet Financing Facility had approximately $98.0 million of remaining capacity and $14.5 million available under the borrowing base limitation.

  •
  The Other International Facility had the foreign currency equivalent of approximately $2.1 million of remaining capacity and $2.1 million available under the borrowing base limitation.

        As of March 31, 2007, substantially all of our assets are pledged under one or more of the facilities noted above.

Note 8—Employee Retirement Benefits

        The following table sets forth the net periodic pension and postretirement (including health care, life insurance and auto) expense (in millions of dollars):

	Three Months Ended March 31,
	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	2007	2006	2007	2006	2007	2006
Components of Net Periodic Benefit Cost:
Service cost	$7.0	$7.2	$2.5	$2.2	$0.1	$0.1
Interest cost	6.2	5.6	2.3	2.0	0.2	0.3
Expected return on plan assets	(6.3)	(6.2)	(2.7)	(1.7)	—	—
Amortization:
Settlement loss (gain)	4.6	—	(0.1)	—	0.3	—

Net pension/postretirement expense	$11.5	$6.6	$2.0	$2.5	$0.6	$0.4

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations and union agreements. From time to time, we make contributions beyond those legally required. For the three months ended March 31, 2007, we contributed $12.2 million to our worldwide pension plans, including a discretionary contribution of $1.2 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans.

        We participate in various "multiemployer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we were to withdraw from participating in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our consolidated statement of operations and as a liability on our condensed consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Note 9—Segment Information

        We follow SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers and delivery methods. We have identified two segments: rental of cars and light trucks, or "car rental" and rental of industrial, construction and material handling equipment, or "equipment rental." "Corporate and other" includes general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as third-party claim management services.

        On January 1, 2007, we changed our measure of segment profitability from income (loss) before income taxes and minority interest to adjusted pre-tax income (loss) because we believe this measure better reflects the financial results from ongoing operations. Adjusted pre-tax income (loss) is calculated as income (loss) before income taxes and minority interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts, unrealized transaction gain (loss) on Euro denominated debt and certain one-time charges and non-operational items. The contribution of our segments to revenues and adjusted pre-tax income (loss) for the three months ended March 31, 2007 and 2006 are summarized below (in millions of dollars).

	Three Months Ended March 31,
	Revenues		Adjusted Pre-Tax Income (Loss)
	2007	2006	2007	2006
Car rental	$1,529.7	$1,421.6	$36.9	$17.5
Equipment rental	389.9	363.1	65.6	53.3
Corporate and other	1.9	1.9	(86.4)	(82.4)

Total	$1,921.5	$1,786.6	$16.1	$(11.6)

        The following table reconciles the loss before income taxes and minority interest to adjusted pre-tax income (loss) for the three months ended March 31, 2007 and 2006 (in millions of dollars):

	Three Months Ended March 31,
	2007	2006
Loss before income taxes and minority interest	$(90.6)	$(63.3)
Adjustments:
Purchase accounting(a)	23.1	22.0
Non-cash debt charges(b)	48.4	29.2
Restructuring charges	32.6	—
Chief Executive Officer transition costs	2.6	0.6
Mark-to-market Euro denominated debt(c)	—	6.5
Gain on sale of swap derivative(d)	—	(6.6)

Adjusted pre-tax income (loss)	$16.1	$(11.6)

(a)
Includes the purchase accounting effects of the Acquisition on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers' compensation and public liability and property damages liabilities.

(b)
Non-cash debt charges represent the amortization of deferred financing costs and debt discount. In 2007, also includes $16.1 million associated with the debt modification and $12.8 million associated with the ineffectiveness of the HVF swaps.

(c)
Represents unrealized losses on currency translation of Euro denominated debt.

(d)
During the three months ended December 31, 2006, an adjustment of $5.6 million was recorded to reduce this gain to $1.0 million. See Note 12 to the Notes to our audited annual consolidated financial statements included in our 10-K.

        The decrease in total assets from December 31, 2006 to March 31, 2007 in our condensed consolidated balance sheet was primarily due to decreases in restricted cash, receivables and cash and equivalents, partly offset by an increase in revenue earning vehicles in our car rental segment.

Note 10—Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) as of March 31, 2007 and December 31, 2006 primarily includes (in thousands of dollars) an accumulated translation gain of $104,095 and $91,629, respectively, an unrealized gain on cash flow hedges of $620 and $3,543, respectively, and an unrealized loss on our Euro-denominated debt of $9,196 and $7,066, respectively. Comprehensive (loss) income for the three months ended March 31, 2007 and 2006 was as follows (in thousands of dollars):

	Three Months Ended March 31,
	2007	2006
Net loss	$(62,566)	$(49,236)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	12,466	14,083
Unrealized loss on available-for-sale securities	(7)	(26)
Unrealized loss on Euro debt	(2,130)	—
Change in pension and postretirement unrecognized net periodic cost	(34)	—
Change in fair value of cash flow hedges	(2,923)	35,302

Total other comprehensive income	7,372	49,359

Comprehensive (loss) income	$(55,194)	$123

Note 11—Earnings (Loss) Per Share

        As a result of the Acquisition, our capital structure initially consisted of 229,500,000 shares of common stock outstanding. Loss per share for the three months ended March 31, 2006 reflects our initial post-Acquisition capital structure. See Note 1—Basis of Presentation in this Report and also Notes 1 and 6 to the Notes to our audited annual consolidated financial statements included in our 10-K for a discussion of the initial subsequent capital structure changes. Basic loss per share has been computed based upon the weighted average number of common shares outstanding during the applicable period. Diluted loss per share has been computed based upon the weighted average number of common shares outstanding during the applicable period plus the effect of all potentially dilutive common stock equivalents.

        The following table sets forth the computation of basic and diluted loss per share (in thousands of dollars, except per share amounts):

	Three Months Ended March 31,
	2007	2006
Basic and diluted loss per share:
Numerator:
Net loss	$(62,566)	$(49,236)

Denominator:
Weighted average shares used in basic and diluted computation	320,625	229,500

Loss per share, basic	$(0.20)	$(0.21)
Loss per share, diluted	$(0.20)	$(0.21)

        The diluted loss per share computation for the three months ended March 31, 2007 excluded the weighted-average impact of approximately 15.5 million stock options because such impact would be antidilutive.

Note 12—Restructuring

        As part of our effort to implement our strategy of reducing operating costs, we are evaluating our workforce and operations and making adjustments, including headcount reductions and process improvements to optimize work flow at rental locations and maintenance facilities as well as streamlining our back-office operations and evaluating outsourcing opportunities. When we make adjustments to our workforce and operations, we may incur incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increasing our operating efficiency and reducing the costs associated with the operation of our business are important to our long-term competitiveness.

        On January 5, 2007, we announced the first in a series of initiatives to further improve our competitiveness through targeted job reductions affecting approximately 200 employees primarily at our corporate headquarters in Park Ridge, New Jersey and our U.S. service center in Oklahoma City.

        On February 28, 2007, we announced the second initiative to further improve our competitiveness and industry leadership through targeted job reductions affecting approximately 1,350 employees primarily in our U.S. car rental operations, with much smaller reductions occurring in our U.S. equipment rental operations, the corporate headquarters in Park Ridge, New Jersey, and the U.S. service center in Oklahoma City, as well as in Canada, Puerto Rico, Brazil, Australia and New Zealand.

        Further cost reduction initiatives are in process. We currently anticipate incurring future charges to earnings in connection with those initiatives; however, we have not yet developed detailed estimates of these charges.

        For the three months ended March 31, 2007, our consolidated statement of operations includes restructuring charges relating to the initiatives discussed above of $32.6 million which is composed of $24.4 million of involuntary termination benefits, $4.2 million in consulting costs, $3.0 million of pension and post employment benefit expense, and $1.0 million of other restructuring charges. The after-tax effect of the restructuring charges reduced diluted earnings per share by $0.06.

        Restructuring charges in the consolidated statement of operations can be summarized as follows (in thousands of dollars):

Three Months Ended March 31, 2007
By Caption:
Direct operating	12,945
Selling, general and administrative	19,704

Total	$32,649

Three Months Ended March 31, 2007
By Segment:
Car rental	$19,750
Equipment rental	1,784
Corporate and other	11,115

Total	$32,649

        Our condensed consolidated balance sheet included accruals relating to the restructuring program of $16.2 million. We expect to pay substantially all of the remaining restructuring obligations during 2007. The following table sets forth the activity affecting the accrual during the three months ended March 31, 2007 (in thousands of dollars):

	Involuntary Termination Benefits	Pension and Post Retirement Expense	Consultant Costs	Other	Total
Balance as of beginning of year	$—	$—	$—	$—	$—
Charges incurred	24,429	3,005	4,238	977	32,649
Cash payments	(12,182)	(7)	(23)	(395)	(12,607)
Other(1)	(945)	(2,998)	102	—	(3,841)

Balance as of March 31, 2007	$11,302	$—	$4,317	$582	$16,201

(1)
Includes $0.9 million of stock-based employee compensation expense relating to the acceleration of vesting for certain stock option exercises which has been classified as "Additional capital paid-in" on our condensed consolidated balance sheet and $3.0 million in pension and post retirement liabilities which have been included within "Accrued liabilities" on our condensed consolidated balance sheet.

Note 13—Related Party Transactions

Relationship with Ford

        Prior to the Acquisition, we were an indirect, wholly owned subsidiary of Ford. We and certain of our subsidiaries had entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

Car purchases/repurchases and advertising arrangements

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes previously existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.

        During the three months ended March 31, 2007, we purchased cars from Ford and its subsidiaries at a cost of approximately $832.5 million and sold cars to Ford and its subsidiaries under various repurchase programs for approximately $588.4 million.

Stock option plan

        Certain employees of ours participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan. As a result of the Acquisition, all outstanding options issued under this plan became vested.

Taxes

        Prior to the Acquisition, Hertz and its domestic subsidiaries filed a consolidated federal income tax return with Ford. Pursuant to a tax sharing agreement, or the "Agreement," with Ford, current and deferred taxes were reported, and paid to Ford, as if Hertz had filed its own consolidated tax returns with its domestic subsidiaries. The Agreement provided that Hertz was reimbursed for foreign tax credits in accordance with the utilization of those credits by the Ford consolidated tax group.

        On December 21, 2005, in connection with the Acquisition, the Agreement with Ford was terminated. Upon termination, all tax payables and receivables with Ford were cancelled and neither Hertz nor Ford has any future rights or obligations under the Agreement. Hertz may be exposed to tax liabilities attributable to periods it was a consolidated subsidiary of Ford. While Ford has agreed to indemnify Hertz for certain tax liabilities pursuant to the arrangements relating to our separation from Ford, we cannot offer assurance that payments in respect of the indemnification agreement will be available.

Other relationships and transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include providing car and equipment rental services to Ford and providing insurance and insurance claim management services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

Relationship with Hertz Investors, Inc. and the Sponsors

Stockholders Agreement

        In connection with the Acquisition, we entered into a stockholders agreement (as amended, the "Stockholders Agreement") with investment funds associated with or designated by the Sponsors. The Stockholders Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of our directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE and three independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us. Upon completion of the initial public offering of our common stock, the Stockholders Agreement was amended and restated among other things, to reflect an agreement of the Sponsors to increase the size of our Board. Each Sponsor will continue to have the right with respect to director nominees described above, but up to an additional three independent directors may also be nominated, subject to unanimous consent of the directors (other than the independent directors) nominated by the investment funds associated with or designated by the Sponsors. In addition, the Stockholders Agreement, as amended, provides that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Board. On October 12, 2006, our Board elected four independent directors, effective from completion of the initial public offering of our common stock.

        The Stockholders Agreement also granted to the investment funds associated with or designated by the Sponsors special governance rights, including rights of approval over our budget, certain business combination transactions, the incurrence of additional material indebtedness, amendments to our certificate of incorporation and certain other transactions and grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove Hertz's chief executive officer. Any replacement chief executive officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in us. The Stockholders Agreement also gives investment funds associated with the Sponsors preemptive rights with respect to certain issuances of our equity securities, including Hertz, subject to certain exceptions. It also contains restrictions on the transfer of our shares, as well as tag-along and drag along rights and rights of first offer. Upon the completion of the initial public offering of our common stock, this agreement was amended and restated to remove these rights of approval (other than the approval and retention rights relating to our chief executive officer) and preemptive rights and to retain tag-along and drag-along rights, and restrictions on transfers of our shares, in certain circumstances.

        In addition, the Stockholders Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and our affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders Agreement). The Stockholders Agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        On the Closing Date, we entered into a registration rights agreement (as amended, the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, following the earlier of the initial public offering of our common stock and the eighth anniversary of the Closing Date, to cause us, at our own expense, to use our best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if we are eligible to use Form S-3. In the event we register any of our common stock following our initial public offering, these investment funds also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Guarantees

        Hertz's obligations under the Senior Term Facility and Senior ABL Facility are guaranteed by Hertz's immediate parent, Hertz Investors, Inc. (previously known as CCMG Corporation). Hertz Holdings is not a guarantor of these facilities. See Note 7—Debt.

Indemnification agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of the performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We have not recorded any liability because these liabilities are considered to be de minimis.

        Hertz Holdings has entered into indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Director Stock Incentive Plan

        On October 12, 2006, the Board of Directors of Hertz Holdings approved a Director Stock Incentive Plan. The stockholders of Hertz Holdings approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of common stock of Hertz Holdings, options to purchase shares of common stock of Hertz Holdings and "phantom shares," which are the right to receive shares of common stock of Hertz Holdings at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

        Options granted under the Director Stock Incentive Plan must be granted at an exercise price no less than fair market value of such shares on the date of grant. Options granted as part of a director's annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

        A director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of common stock of Hertz Holdings having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares, in which case the actual shares of the common stock of Hertz Holdings will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control).

        A director will recognize ordinary income upon exercising options granted under the Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and Hertz Holdings will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and Hertz Holdings will have a corresponding tax deduction at that time. For the three months ended March 31, 2007, we recognized $0.4 million of expense in our consolidated statement of operations in "Selling, general and administrative" expenses.

Financing Arrangements with Related Parties

        Affiliates of ML Global Private Equity, L.P. and its related funds, which are stockholders of Hertz Holdings, and of Merrill Lynch & Co., one of the underwriters in the initial public offering of our common stock were lenders under the Hertz Holdings Loan Facility (which was repaid with the proceeds of our initial public offering), are lenders under the original and amended Senior Term Facility, the original and amended Senior ABL Facility and the Fleet Financing Facility; acted as initial purchasers with respect to the offerings of the Senior Notes and the Senior Subordinated Notes; acted as structuring advisors and agents under Hertz's asset-backed facilities; and acted as dealer managers and solicitation agents for Hertz's tender offers for its existing debt securities in connection with the Acquisition.

Other Sponsor Relationships

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board of Directors. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our Board of Directors any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our Directors would be less favorable to us than those to which we would agree absent such affiliation.

Note 14—Commitments and Contingencies

Off-Balance Sheet Commitments

        As of March 31, 2007 and December 31, 2006, the following guarantees (including indemnification commitments) were issued and outstanding:

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsors; Directors

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us. We also entered into indemnification agreements with each of our directors in connection with the initial public offering of our common stock in November 2006.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our condensed consolidated financial statements. As of March 31, 2007 and December 31, 2006, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our condensed consolidated balance sheet in "Accrued liabilities" were $3.5 million and $3.7 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Legal Proceedings

        There were no material changes in the legal proceedings described in our 10-K for the fiscal year ended December 31, 2006 and we are not otherwise required to disclose any pending legal proceedings in response to Item 103 of Regulation S-K.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. We are not, however, an accelerated filer and are therefore not yet required to report on our assessment of our internal control over financial reporting under Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006. The assessment was based on criteria established in the framework Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2006. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has issued an attestation report on management's assessment of internal control over financial reporting. Their report is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of Hertz Global Holdings, Inc.:

        We have completed integrated audits of Hertz Global Holdings, Inc.'s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

  Consolidated financial statements and financial statement schedules

        In our opinion, the consolidated financial statements listed in the accompanying index on F-l present fairly, in all material respects, the financial position of Hertz Global Holdings, Inc. and its subsidiaries (Successor Company) at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for the year ended December 31, 2006 and for the period from December 21, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index on F-l present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Internal control over financial reporting

        Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP Florham Park, New Jersey March 30, 2007

  To The Board of Directors and
  Shareholder of Hertz Global Holdings, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index on F-l present fairly, in all material respects, the results of operations and cash flows of Hertz Global Holdings, Inc. and its subsidiaries (Predecessor Company) for the period from January 1, 2005 to December 20, 2005 and for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index on F-l presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  /s/ PricewaterhouseCoopers LLP
  Florham Park, New Jersey
  April 4, 2006, except for the effects of the restatement described in Note 1A (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's Annual
  Report on Form 10-K/A for the year ended December 31, 2005, as to which the date is July 14, 2006

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)

	December 31, 2006	December 31, 2005
ASSETS
Cash and equivalents	$674,549	$843,908
Restricted cash	552,516	289,201
Receivables, less allowance for doubtful accounts of $1,989 and $460	1,656,542	1,823,188
Inventories, at lower of cost or market	112,119	105,532
Prepaid expenses and other assets	369,922	396,415
Revenue earning equipment, at cost:
Cars	8,188,794	7,439,579
Less accumulated depreciation	(822,387)	(40,114)
Other equipment	2,686,947	2,083,299
Less accumulated depreciation	(247,846)	(7,799)

Total revenue earning equipment	9,805,508	9,474,965

Property and equipment, at cost:
Land, buildings and leasehold improvements	969,195	921,421
Service equipment	597,882	474,110

	1,567,077	1,395,531
Less accumulated depreciation	(199,020)	(5,507)

Total property and equipment	1,368,057	1,390,024

Other intangible assets, net	3,173,495	3,235,265
Goodwill	964,693	1,022,381

Total assets	$18,677,401	$18,580,879

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$654,327	$621,876
Accrued salaries and other compensation	463,466	433,636
Other accrued liabilities	513,483	446,292
Accrued taxes	92,469	115,462
Debt	12,276,184	12,515,005
Public liability and property damage	327,024	320,955
Deferred taxes on income	1,801,073	1,852,542

Total liabilities	16,128,026	16,305,768

Commitments and contingencies
Minority interest	14,813	8,929
Stockholders' equity:
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 320,618,692 and 229,500,000 shares issued	3,206	2,295
Preferred Stock, $0.01 par value, 200,000,000 shares authorized, no shares issued	—	—
Additional capital paid-in	2,427,293	2,292,705
Retained earnings (deficit)	9,535	(21,346)
Accumulated other comprehensive income (loss)	94,528	(7,472)

Total stockholders' equity	2,534,562	2,266,182

Total liabilities and stockholders' equity	$18,677,401	$18,580,879

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars, except share data)

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Revenues:
Car rental	$6,273,612	$129,448	$5,820,473	$5,430,805
Equipment rental	1,672,093	22,430	1,392,461	1,161,955
Other	112,700	2,591	101,811	83,192

Total revenues	8,058,405	154,469	7,314,745	6,675,952

Expenses:
Direct operating	4,475,974	102,958	4,086,344	3,734,361
Depreciation of revenue earning equipment	1,757,202	43,827	1,555,862	1,463,258
Selling, general and administrative	723,921	15,167	623,386	591,317
Interest, net of interest income of $42,553, $1,077, $36,156 and $23,707	900,657	25,735	474,247	384,464

Total expenses	7,857,754	187,687	6,739,839	6,173,400

Income (loss) before income taxes and minority interest	200,651	(33,218)	574,906	502,552
(Provision) benefit for taxes on income	(67,994)	12,243	(191,332)	(133,870)
Minority interest	(16,714)	(371)	(12,251)	(3,211)

Net income (loss)	$115,943	$(21,346)	$371,323	$365,471

Weighted average shares outstanding (in thousands)
Basic	242,460	229,500	229,500	229,500
Diluted	243,354	229,500	229,500	229,500
Earnings (loss) per share
Basic	$0.48	$(0.09)	$1.62	$1.59
Diluted	$0.48	$(0.09)	$1.62	$1.59

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In Thousands of Dollars, except share data)

	Number of Shares	Common Stock	Preferred Stock	Additional Capital Paid- In	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Predecessor
Balance at:
DECEMBER 31, 2003	100	$—	$—	$983,132	$1,113,746	$128,513	$2,225,391
Net income					365,471		365,471
Translation adjustment changes						83,420	83,420
Unrealized holding losses on securities, net of tax of $8						(82)	(82)
Minimum pension liability adjustment, net of tax of $1,076						(3,953)	(3,953)

Total Comprehensive Income							444,856

DECEMBER 31, 2004	100	—	—	983,132	1,479,217	207,898	2,670,247
Net income					371,323		371,323
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $281						424	424
Translation adjustment changes						(123,893)	(123,893)
Unrealized holding losses on securities, net of tax of $5						(37)	(37)
Minimum pension liability adjustment, net of tax of $5,891						(12,076)	(12,076)

Total Comprehensive Income							235,741

Dividend to Ford Motor Company					(1,185,000)		(1,185,000)

DECEMBER 20, 2005	100	—	—	983,132	665,540	72,316	1,720,988

Successor
Balance at:
DECEMBER 21, 2005	—	—	—	—	—	—	—
Sale of common stock	229,500,000	2,295		2,292,705			2,295,000
Net loss					(21,346)		(21,346)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $2,704						(4,078)	(4,078)
Translation adjustment changes						(3,394)	(3,394)

Total Comprehensive Loss							(28,818)

DECEMBER 31, 2005	229,500,000	2,295	—	2,292,705	(21,346)	(7,472)	2,266,182
Net income					115,943		115,943
Translation adjustment changes						95,023	95,023
Unrealized holding losses on securities, net of tax of $4						(30)	(30)
Unrealized loss on Euro-denominated debt, net of tax of $4,648						(7,066)	(7,066)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $5,023						7,621	7,621
Adjustment to initially apply FASB Statement No. 158, net of tax of $4,873						6,438	6,438
Minimum pension liability adjustment, net of tax of $9						14	14

Total Comprehensive Income							217,943

Sale of common stock in initial public offering	88,235,000	882		1,259,384			1,260,266
Cash dividends ($4.32 and $1.12 per common share)				(1,174,456)	(85,062)		(1,259,518)
Stock-based employee compensation				25,452			25,452
Sale of stock under employee equity offering	2,883,692	29		24,208			24,237

DECEMBER 31, 2006	320,618,692	$3,206	$—	$2,427,293	$9,535	$94,528	$2,534,562

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Cash flows from operating activities:
Net income (loss)	$115,943	$(21,346)	$371,323	$365,471
Non-cash expenses:
Depreciation of revenue earning equipment	1,757,202	43,827	1,555,862	1,463,258
Depreciation of property and equipment	197,230	5,511	182,363	177,597
Amortization of other intangible assets	61,614	2,075	749	607
Amortization of deferred financing costs	66,127	1,304	5,299	4,960
Amortization of debt discount	38,872	456	1,999	2,543
Stock-based employee compensation	27,179	—	10,496	5,584
Provision for public liability and property damage	169,143	1,918	158,050	153,139
Loss on revaluation of foreign denominated debt	19,233	(2,826)	—	—
Provision for losses on doubtful accounts	17,132	462	11,447	14,133
Minority interest	16,714	371	12,251	3,211
Deferred taxes on income	30,354	(12,243)	(411,461)	129,576
Changes in assets and liabilities, net of effects of acquisition:
Receivables	229,663	(121,497)	(547,302)	57,303
Due from affiliates	—	107,791	83,868	75,607
Inventories, prepaid expenses and other assets	(17,128)	(166,545)	(134,052)	(27,778)
Accounts payable	(4,708)	(58,565)	(32,676)	(58,318)
Accrued liabilities	86,308	(52,157)	51,364	50,831
Accrued taxes	(3,789)	1,881	572,452	12,315
Payments of public liability and property damage claims and expenses	(192,524)	(7,938)	(155,904)	(178,654)

Net cash provided by (used in) operating activities	$2,614,565	$(277,521)	$1,736,128	$2,251,385

The accompanying notes are an integral part of these financial statements.

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Cash flows from investing activities:
Net change in restricted cash	$(260,212)	$(273,640)	$(12,660)	$(2,901)
Purchase of predecessor company stock	—	(4,379,374)	—	—
Proceeds from sales (purchases) of short-term investments, net	—	—	556,997	(56,889)
Revenue earning equipment expenditures	(11,420,898)	(234,757)	(12,186,205)	(11,310,032)
Proceeds from disposal of revenue earning equipment	9,555,025	199,711	10,106,260	8,740,920
Property and equipment expenditures	(223,943)	(8,503)	(334,543)	(286,428)
Proceeds from disposal of property and equipment	64,144	1,246	72,572	59,253
Available-for-sale securities:
Purchases	(2,464)	—	(243)	(11,261)
Sales	514	—	245	19,448
Other	(66)	—	—	—
Changes in investment in joint venture	—	—	—	2,000

Net cash used in investing activities	(2,287,900)	(4,695,317)	(1,797,577)	(2,845,890)

Cash flows from financing activities:
Issuance of an intercompany note	—	—	1,185,000	—
Proceeds from issuance of long-term debt	1,309,437	8,643,894	27,162	1,985,981
Repayment of long-term debt	(1,247,425)	(5,118,559)	(619,402)	(913,635)
Short-term borrowings:
Proceeds	747,469	10,333	3,208,085	1,382,587
Repayments	(901,123)	(1,357,614)	(2,263,346)	(973,659)
Ninety-day term or less, net	(465,595)	364,009	270,715	(846,780)
Dividends paid	(1,259,518)	—	(1,185,000)	—
Proceeds from the sale of stock	1,284,503	2,295,000	—	—
Distributions to minority interest	(10,830)	—	(8,614)	—
Payment of financing costs	(40,783)	(192,419)	—	—

Net cash (used in) provided by financing activities	(583,865)	4,644,644	614,600	634,494

Effect of foreign exchange rate changes on cash and equivalents	87,841	(1,894)	(57,120)	27,990

Net (decrease) increase in cash and equivalents during the period	(169,359)	(330,088)	496,031	67,979
Cash and equivalents at beginning of period	843,908	1,173,996	677,965	609,986

Cash and equivalents at end of period	$674,549	$843,908	$1,173,996	$677,965

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest (net of amounts capitalized)	$681,480	$124,005	$416,436	$377,279
Income taxes	33,645	(379)	29,883	(4,149)
Non-cash transactions excluded from cash flow presentation:
Revaluation of net assets to fair market value, net of tax	$75,459	$2,145,563	$—	$—
Non-cash settlement of outstanding balances with Ford	—	112,490	—	—

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Background and Change in Ownership

Background

        Hertz Global Holdings, Inc. is referred to herein as "Hertz Holdings." The Hertz Corporation is referred to herein as "Hertz." The terms "we," "us," and "our" refer to (i) prior to December 21, 2005, Hertz and its consolidated subsidiaries and (ii) on and after December 21, 2005, Hertz Holdings and its consolidated subsidiaries (including Hertz). 100% of Hertz's outstanding capital stock is owned by Hertz Investors, Inc. (previously known as CCMG Corporation), and 100% of Hertz Investors, Inc.'s capital stock is owned by Hertz Holdings. Hertz Holdings was incorporated on August 31, 2005 by the Sponsors (as defined below) to serve as the top-level holding company for Hertz, its primary operating company. Financial information for the Predecessor period is for Hertz.

        Hertz Holdings was incorporated in Delaware in 2005 and had no operations prior to the Acquisition (as defined below). Hertz was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the automobile and truck rental and leasing business since 1918. Ford Motor Company, or "Ford," first acquired an ownership interest in Hertz in 1987. Previously, Hertz had been a subsidiary of UAL Corporation (formerly Allegis Corporation), which had acquired Hertz's outstanding capital stock from RCA Corporation in 1985. Hertz became a wholly owned subsidiary of Ford as a result of a series of transactions in 1993 and 1994. Hertz continued as a wholly owned subsidiary of Ford until April 1997. In 1997, Hertz completed a public offering of approximately 50.6% of Hertz's Class A Common Stock, or the "Class A Common Stock," which represented approximately 19.1% of Hertz's economic interest. In March 2001, Ford, through a subsidiary, acquired all of Hertz's outstanding Class A Common Stock that it did not already own for $35.50 per share, or approximately $735 million. As a result of that acquisition, Hertz's Class A Common Stock ceased to be traded on the NYSE. However, because certain of Hertz's debt securities were sold through public offerings, Hertz continued to file periodic reports under the Securities Exchange Act of 1934.

The Acquisition and Related Transactions

        On December 21, 2005, or the "Closing Date," investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., or "CD&R," The Carlyle Group, or "Carlyle," and Merrill Lynch Global Private Equity, or "MLGPE," or collectively the "Sponsors," through CCMG Acquisition Corporation, a wholly owned subsidiary of Hertz Holdings (previously known as CCMG Holdings, Inc.) acquired all of Hertz's common stock from a subsidiary of Ford, or the "Acquisition," for aggregate consideration of $4,379 million in cash and debt refinanced or assumed of $10,116 million and transaction fees and expenses of $447 million. To finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, or the "Transactions," the Sponsors used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior

    Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. CCMG Acquisition Corporation had no operations prior to the Acquisition. We refer to the Senior Dollar Notes and the Senior Euro Notes together as the "Senior Notes." See Note 3—Debt;

  •
  aggregate borrowings of approximately $1,707 million by us under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, which included a delayed draw facility of $293 million and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million. See Note 16—Subsequent Events;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility," with a maximum borrowing capacity of $1,600 million (which was increased in February 2007 to $1,800 million). We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities." See Note 16—Subsequent Events;

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by us of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which we issued under our existing asset-backed notes program, or the "ABS Program"; under which an additional $600 million of previously issued asset-backed medium term notes having maturities from 2007 to 2009 remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the closing date of the Acquisition;

  •
  aggregate borrowings of the foreign currency equivalent of approximately $1,781 million by certain of our foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case at December 31, 2005), subject to borrowing bases comprised of rental vehicles, rental equipment, and related assets of certain of our foreign subsidiaries, (all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and, rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities (together with certain capital lease obligations) are referred to collectively as the "International Fleet Debt;" and

  •
  our cash on hand in an aggregate amount of approximately $6.1 million.

        In connection with the Transactions, we also refinanced a significant portion of our existing indebtedness, which was repaid as follows:

  •
  the repurchase of approximately $3,700 million in aggregate principal amount of existing senior notes having maturities from May 2006 to January 2028, of which additional notes in the aggregate principal amount of approximately $803.3 million remained outstanding following the Transactions;

  •
  the repurchase of approximately €192.4 million (or approximately $230.0 million, calculated as of December 31, 2005) in aggregate principal amount of existing Euro-denominated medium term notes with a maturity of July 2007, of which additional medium term notes in the aggregate principal amount of approximately €7.6 million remained outstanding following the Transactions;

  •
  the repayment of a $1,185 million intercompany note issued by Hertz to Ford Holdings on June 10, 2005 that would have matured in June 2010;

  •
  the repayment of approximately $1,935 million under an interim credit facility that would have matured on February 28, 2006;

  •
  the repayment of commercial paper, notes payable and other bank debt of approximately $1,212 million; and

  •
  the settlement of all accrued interest and unamortized debt discounts relating to the above existing indebtedness.

        The term "Successor" refers to us following the Acquisition. The term "Predecessor" refers to us prior to the Acquisition. The "Successor period ended December 31, 2005" refers to the period from December 21, 2005 to December 31, 2005 and the "Predecessor period ended December 20, 2005" refers to the period from January 1, 2005 to December 20, 2005.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, the excess of the cost of the Acquisition over the net of amounts assigned to the fair value of assets acquired and the liabilities assumed is recorded to goodwill.

        The Acquisition has been accounted for as a purchase in accordance with Financial Accounting Standards Board, or "FASB," Statement of Financial Accounting Standards, or "SFAS," No. 141, "Business Combinations," with intangible assets recorded in conformity with SFAS No. 142, "Goodwill and Other Intangible Assets," requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets determined with the assistance of a valuation specialist.

        The following table summarizes the fair values of the assets purchased and liabilities assumed as of the Acquisition date (in millions of dollars):

Cash, cash equivalents and restricted cash	$1,184
Receivables	1,813
Inventories	104
Prepaid expenses and other assets	405
Revenue earning equipment, cars	7,415
Revenue earning equipment, other equipment	2,075
Property and equipment	1,380
Other intangible assets	3,237
Goodwill	952
Accounts payable and accrued liabilities	(1,670)
Debt	(12,512)
Public liability and property damage	(348)
Deferred taxes on income	(1,731)
Minority interest	(9)

Total contributed capital	$2,295

        The following table summarizes the allocation of the Acquisition purchase price (in millions of dollars):

Purchase price allocation:
Purchase price		$14,495
Estimated transaction fees and expenses		447

Total cash estimated purchase price		14,942
Less:
Debt refinanced	$8,346
Assumption of remaining existing debt	1,770
Fair value adjustment to tangible assets	322
Other intangible assets acquired	3,237
Deferred financing fees	315	13,990

Excess purchase price attributed to goodwill		$952

        The foreign currency impact on goodwill subsequent to the Acquisition date totaled approximately $13 million.

Initial Public Offering

        In November 2006, we completed our initial public offering of 88,235,000 shares of common stock at a per share price of $15.00, with proceeds to us before underwriting discounts and offering expenses of approximately $1.3 billion. The proceeds were used to repay borrowings that were outstanding under a $1.0 billion loan facility entered into by Hertz Holdings, or the "Hertz Holdings Loan Facility," and to pay related transaction fees and expenses. The proceeds were also used to pay special cash dividends of $1.12 per share on November 21, 2006 to stockholders of record of Hertz Holdings immediately prior to the initial public offering. Immediately following the initial public offering, the Sponsors' ownership percentage in us decreased to approximately 71.6%.

Principles of Consolidation

        The consolidated financial statements include the accounts of Hertz Holdings and our domestic and foreign subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition

        Rental and rental-related revenue (including cost reimbursements from customers where we consider ourselves to be the principal versus an agent) are recognized over the period the revenue earning equipment is rented based on the terms of the rental or leasing contract.

Cash and Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        Restricted cash includes cash and equivalents that are not readily available for our normal disbursements. Restricted cash and equivalents are restricted for the acquisition of vehicles and other specified uses under our asset backed notes program and to satisfy certain of our self insurance reserve requirements. As of December 31, 2006 and 2005, the portion of total restricted cash that was associated with our Fleet debt was $487.0 million and $191.5 million, respectively.

Depreciable Assets

        The provisions for depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, as follows:

Revenue Earning Equipment:
Cars	5 to 16 months
Other equipment	24 to 108 months
Buildings	20 to 50 years
Capitalized internal use software	1 to 10 years
Service cars and service equipment	1 to 25 years
Other intangible assets	5 to 10 years
Leasehold improvements	The shorter of their economic lives or the lease term.

        We follow the practice of charging maintenance and repairs, including the cost of minor replacements, to maintenance expense accounts. Costs of major replacements of units of property are capitalized to property and equipment accounts and depreciated on the basis indicated above. Gains and losses on dispositions of property and equipment are included in income as realized. When revenue earning equipment is acquired, we estimate the period we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the revenue earning equipment. Depreciation rates are reviewed on an ongoing basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. Upon disposal of the revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining net book value.

Environmental Liabilities

        The use of automobiles and other vehicles is subject to various governmental controls designed to limit environmental damage, including that caused by emissions and noise. Generally, these controls are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. To comply with environmental regulations, measures are taken at certain locations to reduce the loss of vapor during the fueling process and to maintain, upgrade and replace underground fuel storage tanks. We also incur and provide for expenses for the cleanup of petroleum discharges and other alleged violations of environmental laws arising from the disposition of waste products. We do not believe that we will be required to make any material capital expenditures for environmental control facilities or to make any other material expenditures to meet the requirements of governmental authorities in this area. Liabilities for these expenditures are recorded at undiscounted amounts when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Public Liability and Property Damage

        The obligation for public liability and property damage on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results. As of the Acquisition date, this liability was revalued on a discounted basis which approximated its fair value.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. As of the Acquisition date, a liability was recorded for the projected benefit obligation in excess of plan assets which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost.

        In September 2006, the FASB issued SFAS No. 158, or "SFAS No. 158," "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." SFAS No. 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension plans, retiree healthcare and other postretirement plans in their financial statements. The provisions of SFAS No. 158 were effective as of our fiscal year ending December 31, 2006. The effect of applying SFAS No. 158 as of December 31, 2006 was as follows (in thousands of dollars):

	Before application of SFAS No. 158	Adjustments Increase (Decrease)	After application of SFAS No. 158
Accrued salaries and other compensation	$474,777	$(11,311)	$463,466
Deferred taxes on income	1,796,200	4,873	1,801,073
Total liabilities	16,134,464	(6,438)	16,128,026
Accumulated other comprehensive income	88,090	6,438	94,528
Total stockholders' equity	2,528,124	6,438	2,534,562

Foreign Currency Translation

        Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in "Accumulated other comprehensive income (loss)" in the stockholders' equity section of our consolidated balance sheet. As of December 31, 2006, the accumulated foreign currency translation gain was $91.6 million and as of December 31, 2005, the accumulated foreign currency loss was of $3.4 million. On the Acquisition date, the existing accumulated foreign currency translation gains and losses were eliminated from "Accumulated other comprehensive income (loss)" on our consolidated balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

        Prior to the Acquisition, Hertz and its domestic subsidiaries filed a consolidated federal income tax return with Ford. Pursuant to a tax sharing agreement, or the "Agreement," with Ford, current and deferred taxes were reported and paid to Ford, as if Hertz had filed its own consolidated tax returns with its domestic subsidiaries. The Agreement provided that Hertz was reimbursed for foreign tax credits in accordance with the utilization of those credits by the Ford consolidated tax group.

        On December 21, 2005, in connection with the Acquisition, the Agreement with Ford was terminated. Upon termination, all tax payables and receivables with Ford were cancelled and neither Hertz nor Ford has any future rights or obligations under the Agreement. Hertz may be exposed to tax liabilities attributable to periods it was a consolidated subsidiary of Ford. While Ford has agreed to indemnify Hertz for certain tax liabilities pursuant to the arrangements relating to our separation from

Ford, we cannot offer assurance that payments in respect of the indemnification agreement will be available.

        During 2006, a third party was engaged to perform a comprehensive analysis of our deferred taxes. The domestic deferred tax analysis was finalized in the fourth quarter of 2006 and resulted in a $159.4 million decrease to our deferred tax liability and a $156.3 million decrease to our goodwill. We have determined that these adjustments are not material to our current or previously issued consolidated financial statements.

Advertising

        Advertising and sales promotion costs are expensed as incurred.

Legal Fees

        We accrue for legal fees and other directly related costs of third parties when it is probable that such fees and costs will be incurred and the amounts can be reasonably estimated.

Impairment of Long-Lived Assets and Intangibles

        We evaluate the carrying value of goodwill and indefinite-lived intangible assets for impairment at least annually in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets." See Note 2—Goodwill and Other Intangible Assets. Long-lived assets, other than goodwill and indefinite-lived intangible assets, are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under SFAS No. 144, these assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets may not be recoverable. The carrying amounts of the assets are based upon our estimates of the undiscounted cash flows that are expected to result from the use and eventual disposition of the assets. An impairment charge is recognized for the amount, if any, by which the carrying value of an asset exceeds its fair value.

Stock Options (Predecessor only)

        Prior to the Acquisition, certain of our employees were granted options to purchase shares of Ford common stock under Ford's 1998 Long-Term Incentive Plan, or the "1998 Plan." Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

        Effective with the Acquisition, all unvested options became vested and exercisable. The total stock-based compensation expense, net of related tax effects, was $6.8 million for the Predecessor period ended December 20, 2005 and $3.6 million for the year ended December 31, 2004.

Stock-Based Compensation

        In December 2004, the FASB, revised SFAS No. 123, with SFAS No. 123R, "Share-Based Payment." The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Beginning January 1, 2006, we accounted for our employee stock-based compensation awards in accordance with SFAS No. 123R. We have estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield, risk-free interest rate and forfeiture rate. See Note 6—Hertz Holdings Stock Incentive Plan.

Use of Estimates and Assumptions

        Use of estimates and assumptions as determined by management are required in the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or "GAAP." Actual results could differ from those estimates and assumptions.

Reclassifications

        Certain prior year amounts have been reclassified to conform with current reporting.

Recent Accounting Pronouncements

        In June 2006, the FASB issued FASB Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The impact of FIN 48 on our financial position as of January 1, 2007 is estimated to be up to a $30.0 million increase in total liabilities.

        In June 2006, the Emerging Issues Task Force, or "EITF," issued EITF No. 06-3, or "EITF 06-3," "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)," which relates to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. EITF 06-3 states that the presentation of the taxes, either on a gross (included in revenues and costs) or a net basis (excluded from revenues), is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22, "Disclosure of Accounting Policies," if those amounts are significant. EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. Sales tax amounts collected from customers have been recorded on a net basis. The adoption of EITF 06-3 will not have any impact on our financial position or results of operations.

        In September 2006, the United States Securities and Exchange Commission, or the "SEC," issued Staff Accounting Bulletin No. 108, or "SAB No. 108," "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. SAB No. 108 requires registrants to apply the new guidance to material errors in existence at the beginning of the first fiscal year ending after November 15, 2006 by correcting those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. The adoption of SAB No. 108 did not have any impact on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, or "SFAS No. 157," "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning after November 15, 2007. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, or "SFAS No. 159," "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 are effective as of January 1, 2008. We are currently reviewing SFAS 159 to determine its impact, if any, on our financial position or results of operations.

Note 2—Goodwill and Other Intangible Assets

        We account for our goodwill under SFAS No. 142. Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. We conducted the required annual goodwill and indefinite-lived intangible asset impairment test in the second quarter of 2006 and determined that there was no impairment. The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, the excess of the cost of the Acquisition over the net of amounts assigned to the fair value of assets acquired and the liabilities assumed is recorded to goodwill.

        The Acquisition has been accounted for as a purchase in accordance with SFAS No. 141, with intangible assets recorded in conformity with SFAS No. 142, requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets determined with the assistance of a valuation specialist.

        The following summarizes the changes in our goodwill, by segment, for the periods presented (in thousands of dollars):

	Car Rental	Equipment Rental	Total
Balance as of December 31, 2005	$393,395	$628,986	$1,022,381
Change as result of purchase accounting adjustments(1)	(63,591)	(6,587)	(70,178)
Other changes(2)	6,775	5,715	12,490

Balance as of December 31, 2006	$336,579	$628,114	$964,693

(1)
Consists of a decrease of approximately $156.5 million relating to tax adjustments booked in the fourth quarter of 2006 for tax liabilities indemnified by Ford at the date of sale, partly offset by: (i) a revision to estimated federal and state tax liabilities as of the date of acquisition, based on the tax returns filed, totaling $60.5 million; (ii) adjustments made to the fair value of certain estimated liabilities as of the date of acquisition of $23.9 million, partly offset by the tax effect of these adjustments; and (iii) further revisions to the valuation of certain tangible assets, partly offset by the tax effect of these adjustments.

(2)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        Other intangible assets, net consisted of the following major classes (in thousands of dollars):

	December 31, 2006			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Customer-related	$611,783	$(63,046)	$548,737	$612,000	$(1,844)	$610,156
Other	1,270	(512)	758	1,209	(100)	1,109

Total	613,053	(63,558)	549,495	613,209	(1,944)	611,265

Indefinite-lived intangible assets:
Trade name	2,624,000	—	2,624,000	2,624,000	—	2,624,000

Total other intangible assets, net	$3,237,053	$(63,558)	$3,173,495	$3,237,209	$(1,944)	$3,235,265

        Amortization of other intangible assets for the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 and was $61.6 million, $2.1 million, $0.7 million, $0.6 million, respectively. Future amortization expense of other intangible assets is expected to be approximately $61.2 million per year for each of the next five years.

Note 3—Debt

        Our debt consists of the following (in thousands of dollars):

	December 31, 2006	December 31, 2005
Corporate Debt
Senior Term Facility, average interest rate: 2006, 7.4%; 2005, 8.5% (effective average interest rate: 2006, 7.5%; 2005, 8.7%); net of unamortized discount: 2006, $38,378; 2005, $44,806	$1,947,907	$1,662,194
Senior ABL Facility, average interest rate: 2006, N/A; 2005, 6.5% (effective average interest rate: 2006, N/A; 2005, 6.9%); net of unamortized discount: 2006, $22,188; 2005, $27,832	(22,188)	471,202
Senior Notes, average interest rate: 2006, 8.7%; 2005, 8.7% (effective average interest rate: 2006, 8.7%; 2005, 8.7%);	2,097,030	2,066,083
Senior Subordinated Notes, average interest rate: 2006, 10.5%; 2005, 10.5% (effective average interest rate: 2006, 10.5%; 2005, 10.5%);	600,000	600,000
Promissory notes, average interest rate: 2006, 7.2%; 2005, 6.9% (effective average interest rate: 2006, 7.3%; 2005, 7.0%); net of unamortized discount: 2006, $5,545; 2005, $4,875;.	633,463	798,422
Notes payable, including commercial paper, average interest rate: 2006, 4.1%; 2005, 4.3%	6,175	100,362
Foreign subsidiaries' debt in foreign currencies:
Short-term borrowings:
Banks, average interest rate: 2006, 13.4%; 2005, 3.6%	2,340	3,139
Commercial paper, average interest rate: 2005, 2.8%	—	47,284
Other borrowings, average interest rate: 2006, 5.1%; 2005, 4.4%	12,546	14,419

Total Corporate Debt	5,277,273	5,763,105

Fleet Debt
U.S. Fleet Debt and pre-Acquisition ABS Notes, average interest rate: 2006, 4.4%; 2005, 4.4% (effective average interest rate: 2006, 4.5%; 2005, 4.4%); net of unamortized discount: 2006, $10,631; 2005, $19,822	4,845,202	4,920,178
International Fleet Debt in foreign currencies, average interest rate: 2006, 5.4%; 2005, 4.4% (effective average interest rate: 2006, 5.4%; 2005, 4.5%); net of unamortized discount: 2006, $4,443; 2005, $16,063	1,987,787	1,831,722
Fleet Financing Facility, average interest rate: 2006, 6.6% (effective average interest rate: 2006, 6.7%); net of unamortized discount: 2006, $2,078	165,922	—

Total Fleet Debt	6,998,911	6,751,900

Total Debt	$12,276,184	$12,515,005

        The aggregate amounts of maturities of debt (in millions of dollars) are as follows: 2007, $2,543.2 (including $2,162.6 of other short-term borrowings); 2008, $842.1; 2009, $1,021.1; 2010, $2,924.1; 2011, $120.9; after 2011, $4,908.0.

        During the year ended December 31, 2006, short-term borrowings (in millions of dollars) were as follows: maximum month end amounts outstanding of $11.1 of commercial paper and $3,077.5 of bank borrowings; monthly average amounts outstanding of $12.4 of commercial paper (weighted-average interest rate 0.6%) and $2,509.9 of bank borrowings (weighted-average interest rate 5.2%).

        During the year ended December 31, 2005, short-term borrowings (in millions of dollars) were as follows: maximum month end amounts outstanding of $2,052.7 of commercial paper and $3,113.7 of bank borrowings; monthly average amounts outstanding of $1,569.5 of commercial paper (weighted-average interest rate 3.1%) and $1,798.3 of bank borrowings (weighted-average interest rate 5.2%).

        As of December 31, 2006, there were standby letters of credit issued totaling $460.9 million. Of this amount, $234.0 million has been issued for the benefit of the ABS Program ($200.0 million of which was issued by Ford and $34.0 million of which relates to the Senior Credit Facilities below) and the remainder is primarily to support self-insurance programs (including insurance policies with respect to which we have indemnified the issuers for any losses) in the United States, Canada and Europe and to support airport concession obligations in the United States and Canada. As of December 31, 2006, the full amount of these letters of credit was undrawn.

Senior Credit Facilities

        In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consisted of a $2,000.0 million secured term loan facility providing for loans denominated in U.S. dollars, which included a delayed draw facility of $293.0 million. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility and $182.2 million in letters of credit. As of December 31, 2006, we had $1,947.9 million in borrowings outstanding under this facility, which is net of a discount of $38.4 million and had issued $238.9 million in letters of credit. The term loan facility and the synthetic letter of credit facility will mature on December 21, 2012. The term loan will amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the maturity date. At the borrower's election, the interest rates per annum applicable to the loans under the Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. In addition, the borrower pays fees on the unused term loan commitments of the lenders, letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing banks and other customary fees in respect of the Senior Term Facility.

        Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provided (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million (which was increased in February 2007 to $1,800.0 million) under a revolving loan facility providing for loans denominated in

U.S. dollars, Canadian dollars, Euros and Pounds Sterling. Up to $200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At December 31, 2006, net of a discount of $22.2 million, Hertz and Matthews Equipment Limited collectively had no borrowings outstanding under this facility and issued $18.2 million in letters of credit. The Senior ABL Facility will mature on December 21, 2010. At the borrower's election, the interest rates per annum applicable to the loans under the Senior ABL Facility will be based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. The borrower will pay customary commitment and other fees in respect of the Senior ABL Facility.

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by Hertz Investors, Inc., its immediate parent, and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though Hertz Equipment Rental Corporation does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of the Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing.) Consequently, these assets will not be available to satisfy the claims of our general creditors.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrower is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio. Under the Senior ABL Facility, upon excess availability falling below certain levels, specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, will apply. The Senior Credit Facilities are subject to certain mandatory prepayment requirements and provide for customary events of default.

        Restrictive covenants in the Senior Term Facility (as amended) permit cash dividends to be paid to Hertz Holdings (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of consolidated tangible assets less certain investments, (ii) in additional amounts at any time, up to a specified available amount determined by reference to, among other things, consolidated net income from October 1, 2005 to the end of the most recent fiscal quarter for which consolidated financial statements of Hertz are available and (iii) in additional amounts at any time, up to a specified amount of certain equity contributions made by Hertz Holdings to Hertz.

        Restrictive covenants in the Senior ABL Facility (as amended) permit cash dividends to be paid to Hertz Holdings in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility at any time, and in any amount, so long as (a) there is at least $250 million of availability under the facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average availability in the following six-month period of $250 million or more and (c) (i) Hertz can demonstrate pro forma compliance with the consolidated leverage ratio and consolidated fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of the proposed dividend does not exceed the sum of (x) the greater of a specified minimum amount and 1.0% of consolidated tangible assets plus (y) a specified available amount determined by reference to, among other things, consolidated net income from October 1, 2005 to the end of the most recent fiscal quarter for which consolidated financial statements of Hertz are available plus (z) a specified amount of certain equity contributions made by Hertz Holdings to the borrowers under such facility.

        On June 30, 2006, we entered into amendments to each of our Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under the covenants in these credit facilities to enter into certain sale and leaseback transactions, to pay dividends (subject to the limitations described above) and, in the case of the amendment to the Senior Term Facility, to make investments. These amendments also have the effect of reducing the restrictions in the Senior Credit Facilities on Hertz's ability to provide cash to Hertz Holdings (whether in the form of a loan or a dividend) that would enable Hertz Holdings to service its indebtedness. The amendment to the Senior Term Facility also permits us to use proceeds of the unused portion of the $293.0 million delayed draw facility to repay borrowings outstanding under the Senior ABL Facility. On July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility.

        In February 2007, we entered into amendments to each of our Senior Term Facility and Senior ABL Facility, see Note 16—Subsequent Events.

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated as of the Closing Date, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz as the surviving entity.

        As of December 31, 2006, $2,097.0 million and $600.0 million in borrowings were outstanding under the Senior Notes and Senior Subordinated Notes, respectively. Prior to October 1, 2006, our Senior Euro Notes were not designated as a net investment hedge of our Euro-denominated net investments in our foreign operations. For the nine months ended September 30, 2006, we incurred unrealized exchange transaction losses of $19.2 million resulting from the translation of these Euro-denominated notes into the U.S. dollar, which are recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. On October 1, 2006, we designated our

Senior Euro Notes as an effective net investment hedge of our Euro-denominated net investment in our foreign operations. As a result of this net investment hedge designation, as of December 31, 2006, $7.1 million of losses, which is net of tax of $4.6 million, attributable to the translation of our Senior Euro Notes into the U.S. dollar, are recorded in our consolidated balance sheet in "Accumulated other comprehensive income (loss)." The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility.

        Both the indenture for the Senior Notes and the indenture for the Senior Subordinated Notes contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to incur more debt, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with Hertz's affiliates. The indenture for the Senior Subordinated Notes also contains subordination provisions and limitations on the types of senior subordinated debt that may be incurred. The indentures also contain certain mandatory and optional prepayment or redemption provisions and provide for customary events of default.

        The restrictive covenants in the indentures governing the Senior Notes and the Senior Subordinated Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount determined by reference to consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in an amount equal to certain equity contributions to Hertz. Hertz is also permitted to make restricted payments to its parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, or the "ABS Indenture," dated as of the Closing Date, with BNY Midwest Trust Company as trustee, and a number of related supplements to the ABS Indenture, each dated as of the Closing Date, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300.0 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement. HVF also issued approximately $1,500.0 million of variable funding notes in two series, none of which were funded at closing. As of December 31, 2006, $4,299.9 million, net of a $0.1 million discount, in medium term notes were outstanding and no aggregate borrowings were outstanding in the form of variable funding notes.

        Each class of notes matures three, four or five years from the Closing Date. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt and pre-Acquisition ABS Notes. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread.

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into seven interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133 "Accounting for Derivative Instruments and Hedging Activities." These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of December 31, 2006 and December 31, 2005, the fair value of the HVF Swaps were $50.6 million and $37.0 million, respectively, which are reflected in our consolidated balance sheet in "Prepaid expenses and other assets." For the year ended December 31, 2006, we recorded a benefit of $1.0 million in our consolidated statement of operations, in "Interest, net of interest income," associated with previously recognized ineffectiveness of the HVF Swaps.

        The U.S. Fleet Debt issued on the closing date of the Acquisition has the benefit of financial guaranty insurance policies under which either MBIA Insurance Corporation or Ambac Assurance Corporation will guarantee the timely payment of interest on and ultimate payment of principal of such notes.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        International Fleet Debt.    In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies up to an aggregate foreign currency equivalent of approximately $3,197.0 million (calculated as of December 31, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of December 31, 2006, the foreign currency equivalent of $1,954.6 million in borrowings was outstanding under these facilities, net of a $4.4 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four revolving loan tranches (Tranches A1, A2, B and C), each subject to borrowing bases comprising the revenue earning equipment and related assets of each applicable borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary). A portion of the Tranche C loan will be available for the issuance of letters of credit.

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B loan not exceeding $52.0 million (or such other principal amount as may be agreed to by the Senior Credit Facilities lenders). That guarantee is secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

        The facilities under each of the tranches mature five years from the Closing Date. Subject to certain exceptions, the loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of specified types of take-out financing transactions and asset sales.

        The interest rates per annum applicable to loans under the International Fleet Debt Facilities are based on fluctuating rates of interest measured by reference to one-month LIBOR, EURIBOR or their equivalents for local currencies as appropriate (in the case of the Tranche A1 and A2 loans); relevant local currency base rates (in the case of Tranche B loans); or one-month EURIBOR (in the case of the Tranche C loans), in each case plus a borrowing margin. In addition, the borrowers under each of

Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay fees on the unused commitments of the lenders under the applicable tranche, and other customary fees and expenses in respect of such facilities, and the Tranche A1 and A2 borrowing margins are subject to increase if HIL does not repay borrowings thereunder within specified periods of time and upon the occurrence of other specified events.

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities as of the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz as of December 31, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets.

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings relating to revenue earning equipment outside the International Fleet Debt Facilities. As of December 31, 2006 and December 31, 2005, there were $33.2 million and $95.6 million, respectively, of such capital lease financings outstanding. These capital lease financings are included in the International Fleet Debt total.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. As of December 31, 2006, the fair value of the swaptions was €1.3 million (or $1.7 million), which is reflected in our consolidated balance sheet in "Prepaid expenses and other assets." During the year ended December 31, 2006, the fair value adjustment related to these swaps was a loss of $2.6 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. The swaptions were renewed in 2007 prior to their scheduled expiration date of March 15, 2007 and now expire on September 5, 2007. See Note 16—Subsequent Events.

        On March 21, 2007, certain amendments to the International Fleet Debt Facilities were entered into for the purpose of, among other things, extending the dates when margins on the affected facilities are scheduled to step up. See Note 16—Subsequent Events.

        Fleet Financing Facility.    On September 29, 2006, Hertz and Puerto Ricancars, Inc., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, U.S. Virgin Islands, dated as of September 29, 2006, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, Gelco Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275.0 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124.0 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent. As of December 31, 2006, Hertz and PR Cars had $144.9 million (net of a $2.1 million discount) and $21.0 million, respectively, of borrowings outstanding.

        The Fleet Financing Facility will mature on December 21, 2011, but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, the U.S. Virgin Islands and by certain assets related thereto.

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of December 31, 2006, the average interest rate was 6.6% (LIBOR based).

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business.

        During the fourth quarter of 2006, certain of the documents relating to the Fleet Financing Facility were amended to make certain technical and administrative changes.

Hertz Holdings Loan Facility

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a special cash dividend to the holders of its common stock and paying fees and expenses related to the facility. The Hertz Holdings Loan Facility was repaid in full with the proceeds of our initial public offering, and the restrictive covenants contained therein were terminated.

Pre-Acquisition Debt

        As of December 31, 2006, we had approximately $633.5 million (net of a $5.5 million discount) outstanding in pre-Acquisition promissory notes issued under three separate indentures at an average interest rate of 7.2%. These pre-Acquisition promissory notes have maturities ranging from 2007 to 2028.

        As of December 31, 2006, we had approximately €7.6 million (or $10.0 million) outstanding in pre-Acquisition Euro-denominated medium term notes, in connection with which we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro-denominated medium term notes. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro-denominated medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

        We also had outstanding as of December 31, 2006 approximately $545.3 million in borrowings, net of a $10.5 million discount, consisting of pre-Acquisition ABS Notes with an average interest rate of 3.2%. These pre-Acquisition ABS Notes have maturities ranging from 2007 to 2009. See "U.S. Fleet Debt" for a discussion of the collateralization of the pre-Acquisition ABS Notes.

Credit Facilities

        As of December 31, 2006, the following credit facilities were available for the use of Hertz and its subsidiaries:

  •
  The Senior Term Facility had $11.1 million available under the letter of credit facility. No amounts were available to refinance certain existing debt under the delayed draw facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $1,600.0 million of remaining capacity, all of which was available under the borrowing base limitation and $181.8 million of which is available under the letter of credit facility sublimit.

  •
  The International Fleet Debt Facilities had the foreign currency equivalent of approximately $1,236.4 million of remaining capacity and $231.4 million available under the borrowing base limitation.

  •
  The U.S. Fleet Debt had approximately $1,500.0 million of remaining capacity and $34.3 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

  •
  The Fleet Financing Facility had approximately $107.0 million of remaining capacity and $16.5 million available under the borrowing base limitation.

        As of December 31, 2006, substantially all of our assets are pledged under one or more of the facilities noted above. We are currently in compliance with all of the covenants contained in the various facilities noted above that are currently applicable to us.

Note 4—Purchases and Sales of Operations

        In June 1999, Hertz entered into a Limited Liability Company Agreement, or "LLC Agreement," with a subsidiary of Orbital Sciences Corporation, or "Orbital," whereby Navigation Solutions, L.L.C., or "Navigation Solutions," a limited liability company, was formed to purchase NeverLost vehicle navigation systems for installation in selected vehicles in our North American fleet. In July 2001, Orbital's subsidiary sold its membership interest in Navigation Solutions to a subsidiary of Thales North America, Inc., or "Thales." During 2004 (prior to July 1), we received distributions of $2.0 million under the LLC Agreement, which represented our 40% ownership interest. In January 2004, along with Thales, Hertz amended the LLC Agreement to provide for Hertz to increase its ownership interest to 65% and for Navigation Solutions to purchase additional NeverLost vehicle navigation systems. For those periods prior to July 1, 2004, the results of operations and investment in this joint venture had been reported using the equity method of accounting. On July 1, 2004, Hertz's ownership interest in Navigation Solutions increased from 40% to 65% as a result of an equity distribution by Navigation Solutions to the other member of Navigation Solutions, effectively reducing their ownership interest to 35%. Based upon this ownership change, we began consolidating 100% of Navigation Solutions' balance sheet and results of operations into our financial statements and deducting the minority interest share relating to the 35% member.

Note 5—Employee Retirement Benefits

        Qualified U.S. employees, after completion of specified periods of service, are eligible to participate in The Hertz Corporation Account Balance Defined Benefit Pension Plan, or "Hertz Retirement Plan," a cash balance plan. Under this qualified Hertz Retirement Plan, we pay the entire cost and employees are not required to contribute.

        Most of our foreign subsidiaries have defined benefit retirement plans or participate in various insured or multiemployer plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans. We participate in various multiemployer pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. Contributions to U.S. multiemployer plans were $7.7 million, $7.2 million and $7.1 million for 2006, 2005 and 2004, respectively.

        Company plans are generally funded, except for certain nonqualified U.S. defined benefit plans and in Germany, where unfunded liabilities are recorded.

        We sponsor defined contribution plans for certain eligible U.S. and non-U.S. employees. We match contributions of participating employees on the basis specified in the plans.

        We also sponsor postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990. The postretirement health care plan is contributory with participants' contributions adjusted annually. An unfunded liability is recorded. In 2006, we recognized a liability of $1.0 million for a key officer post-retirement car benefit. This plan provides the use of a vehicle for retired Senior Vice Presidents and above who have a minimum of 20 years of service and who retired at age 58 or above.

        We use a December 31 measurement date for all our plans.

        The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan, other postretirement benefit plans (including health care and life insurance plans covering domestic ("U.S.") employees) and the retirement plans for foreign operations ("Non-U.S."), together with amounts included in our consolidated balance sheet and statement of operations (in millions of dollars):

	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	2006	2005	2006	2005	2006	2005
Change in Benefit Obligation
Benefit obligation at January 1	$400.0	$339.2	$160.3	$132.2	$18.2	$17.3
Service cost	28.0	24.4	9.6	7.1	0.4	0.4
Interest cost	22.2	19.6	8.4	6.3	0.8	1.0
Employee contributions	—	—	1.5	1.4	0.1	0.1
Plan amendments	0.1	—	—	—	1.0	—
Benefits paid	(15.6)	(10.7)	(2.4)	(2.2)	(0.2)	(0.4)
Foreign exchange translation	—	—	21.1	(17.8)	—	—
Actuarial loss (gain)	2.9	27.5	10.6	33.3	(3.7)	(0.2)

Benefit obligation at December 31	$437.6	$400.0	$209.1	$160.3	$16.6	$18.2

Change in Plan Assets
Fair value of plan assets at January 1	$310.2	$270.5	$95.1	$83.9	$—	$—
Actual return on plan assets	39.3	18.0	14.0	17.2	—	—
Company contributions	4.9	32.4	23.9	5.6	0.1	0.3
Employee contributions	—	—	1.5	1.4	0.1	0.1
Benefits paid	(15.6)	(10.7)	(2.4)	(2.2)	(0.2)	(0.4)
Foreign exchange translation	—	—	12.8	(10.5)	—	—
Other	—	—	(0.2)	(0.3)	—	—

Fair value of plan assets at December 31	$338.8	$310.2	$144.7	$95.1	$—	$—

Funded Status of the Plan
Plan assets less than benefit obligation	$(98.8)	$(89.8)	$(64.4)	$(65.2)	$(16.6)	$(18.2)
Unamortized:
Transition obligation	—	—	—	—	—	—
Prior service cost	—	—	—	—	—	—
Net losses and other	—	(0.7)	—	—	—	—

Net amount recognized	$(98.8)	$(90.5)	$(64.4)	$(65.2)	$(16.6)	$(18.2)

Amounts Recognized in the Balance Sheet Assets/(Liabilities) (Prior to the adoption of SFAS 158)
Intangible assets (including prepaid assets)		$—		$—		$—
Accrued liabilities		(90.5)		(65.2)		(18.2)
Deferred taxes on income		—		—		—
Accumulated other comprehensive loss, net of tax		—		—		—

Net amount recognized		$(90.5)		$(65.2)		$(18.2)

Pension Plans in Which Accumulated Benefit Obligation Exceeds Plan Assets at December 31 (Prior to the adoption of SFAS 158)
Projected benefit obligation		$64.2		$155.0
Accumulated benefit obligation		51.1		127.6
Fair value of plan assets		—		90.8

	Pension Benefits
			Postretirement Benefits (U.S.)
	U.S.	Non-U.S.
For 2006 after the adoption of SFAS 158:
Liabilities	$(98.8)	$(64.4)	$(16.6)

Net obligation recognized in the balance sheet	$(98.8)	$(64.4)	$(16.6)

Initial net asset (obligation)	$—	$—	$—
Prior service credit (cost)	(0.2)	—	—
Net gain (loss)	13.1	(5.2)	3.6

Accumulated other comprehensive income (loss)	12.9	(5.2)	3.6
Prepaid (unfunded accrued) pension or postretirement (benefit) cost	(111.7)	(59.2)	(20.2)

Net asset (obligation) recognized in the balance sheet	$(98.8)	$(64.4)	$(16.6)

Changes due to minimum pension liability and intangible asset recognition prior to the adoption of SFAS 158:
Other comprehensive income (loss)	$—	$—	$—

Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Total recognized in other comprehensive income (loss)	$—	$—	$—

Total recognized in net periodic benefit cost and other comprehensive loss (income)	$26.2	$9.4	$1.1

Estimated amounts that will be amortized from accumulated other comprehensive income over the next fiscal year:
Net gain (loss)	$—	$—	$0.2

Balance sheet adjustment: Increase in accumulated other comprehensive (income) loss (before tax) to reflect the adoption of SFAS 158	$(12.9)	$5.2	$(3.6)
	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	2006	2005	2006	2005	2006	2005
Accumulated Benefit Obligation at December 31	$365.4	$330.1	$164.0	$131.3	N/A	N/A
Weighted-average assumptions as of December 31
Discount rate	5.70%	5.50%	4.81%	4.65%	5.70%	5.50%
Expected return on assets	8.75%	8.75%	7.22%	6.88%	N/A	N/A
Average rate of increase in compensation	4.3%	4.3%	3.8%	3.6%	N/A	N/A
Initial health care cost trend rate	—	—	—	—	9.5%	10.0%
Ultimate health care cost trend rate	—	—	—	—	5.0%	5.0%
Number of years to ultimate trend rate	—	—	—	—	8	8

        The discount rate used to determine the December 31, 2006 benefit obligations for U.S. pension plans is based on an average of three indices of high quality corporate bonds whose duration closely matches that of our plans. The rates on these bond indices are adjusted to reflect callable issues. For our plans outside the U.S., the discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate in a country was determined based on a yield curve constructed from high quality corporate bonds in that country. The rate selected from the yield curve has a duration that matches our plan.

        The expected return on plan assets for each funded plan is based on expected future investment returns considering the target investment mix of plan assets.

	Pension Benefits
	U.S.				Non-U.S.
	Successor		Predecessor		Successor		Predecessor
		For the periods from				For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Components of Net Periodic Benefit Cost:
Service cost	$28.0	$0.7	$23.7	$21.1	$9.5	$0.2	$6.9	$5.4
Interest cost	22.2	0.6	19.0	17.7	8.4	0.2	6.1	5.4
Expected return on plan assets	(24.0)	(0.6)	(20.8)	(17.9)	(8.5)	(0.2)	(5.4)	(4.5)
Amortization:
Transition	—	—	—	—	—	—	—	—
Amendments	—	—	0.5	0.5	—	—	—	—
Losses and other	—	0.1	3.5	1.8	—	0.1	1.8	1.2
Settlement loss	—	—	1.1	—	—	—	—	—

Net pension expense	$26.2	$0.8	$27.0	$23.2	$9.4	$0.3	$9.4	$7.5

Weighted-average discount rate for expense	5.50%	5.75%	5.75%	6.25%	4.65%	5.14%	5.14%	5.52%
Weighted-average assumed long-term rate of return on assets	8.75%	8.75%	8.75%	8.75%	6.88%	6.90%	6.90%	6.93%

	Postretirement Benefits (U.S.)
	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Components of Net Periodic Benefit Cost:
Service cost	$0.4	$—	$0.4	$0.4
Interest cost	0.8	0.1	0.9	1.0
Amortization:
Losses and other	(0.1)	—	0.2	0.2

Net postretirement expense	$1.1	$0.1	$1.5	$1.6

Weighted-average discount rate for expense	5.50%	5.75%	5.75%	6.25%
Initial health care cost trend rate	10.0%	11.0%	11.0%	10.0%
Ultimate health care cost trend rate	5.0%	5.0%	5.0%	5.0%
Number of years to ultimate trend rate	8	9	9	10

        Changing the assumed health care cost trend rates by one percentage point is estimated to have the following effects (in millions of dollars):

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$0.1	$(0.1)
Effect on postretirement benefit obligation	$1.0	$(0.9)

        The provisions charged to income for the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 for all other pension plans were approximately (in millions of dollars) $8.0, $0.2, $8.0 and $7.8, respectively.

        The provisions charged to income for the year ended December 31, 2006, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 for the defined contribution plans were approximately (in millions of dollars) $15.1, $0.5, $14.8 and $13.7, respectively.

Plan Assets

        Our major U.S. and Non-U.S. pension plans' weighted-average asset allocations at December 31, 2006 and 2005, by asset category, are as follows:

	Plan Assets
	U.S.		Non-U.S.
Asset Category
	2006	2005	2006	2005
Equity securities	72.4%	70.6%	85.0%	86.2%
Fixed income securities	27.6	29.4	15.0	13.8

Total	100.0%	100.0%	100.0%	100.0%

        We have a long-term investment outlook for the assets held in our Company sponsored plans, which is consistent with the long-term nature of each plan's respective liabilities. We have two major plans which reside in the U.S. and the United Kingdom.

        The U.S. Plan, or the "Plan," currently has a target asset allocation of 70% equity and 30% fixed income. The equity portion of the Plan is invested in one passively managed index fund, one actively managed U.S. small/midcap fund and one actively managed international portfolio. The fixed income portion of the Plan is actively managed by a professional investment manager and is benchmarked to the Lehman Long Govt/Credit Index. The Plan currently assumes an 8.75% rate of return on assets which represents the expected long-term annual weighted-average return for the Plan in total. The annualized long-term performance of the Plan has generally been in excess of the long-term rate of return assumptions.

        The U.K. Plan currently invests in a professionally managed Balanced Consensus Index Fund which has the investment objective of achieving a total return relatively equal to its benchmark. The benchmark is based upon the average asset weightings of a broad universe of U.K. pension funds invested in pooled investment vehicles and each of their relevant indices. The asset allocation as of December 31, 2006, was 85.0% equity and 15.0% fixed income. The U.K. Plan currently assumes a rate of return on assets of 7.3%, which represents the expected long-term annual weighted-average return.

Contributions

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. From time to time we make contributions beyond those legally required. In 2006, we made no discretionary cash contributions to our U.S. pension plan, while in 2005, we made discretionary cash contributions of $28.0 million to our U.S. pension plan. In 2007, we expect to contribute, at a minimum, approximately $27.8 million to our worldwide pension plans, including contributions required by funding regulations, discretionary contributions and benefit payments for unfunded plans.

Estimated Future Benefit Payments

        The following table presents estimated future benefit payments (in millions of dollars):

	Pension Benefits	Postretirement Benefits (U.S.)
2007	$34.6	$0.6
2008	18.7	0.7
2009	23.3	0.8
2010	25.1	1.0
2011	27.8	1.1
2012-2016	199.2	7.0

        The expected benefit payments for 2007 include a lump sum payment of $17.9 million to our former Chief Executive Officer, Craig R. Koch.

Note 6—Hertz Holdings Stock Incentive Plan

        On February 15, 2006, the Boards of Directors of Hertz and Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of Hertz Holdings common stock to our executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings common stock to those individuals. The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. We currently intend to satisfy any need for shares of our common stock associated with the exercise of options issued under the Stock Incentive Plan through those new shares reserved for issuance, not through the use of Treasury shares or open market purchases of shares. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee of Hertz Holdings, will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Hertz Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, Hertz Holdings made an equity offering to approximately 350 of our executives and key employees (not including Craig R. Koch, our former Chairman of the Board and Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, Hertz Holdings sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($4.56 per share after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006). In addition, on May 18, 2006, Hertz Holdings granted our key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of Hertz Holdings common stock at $10.00 per share ($4.56 per share after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006), 800,000 shares at $15.00 per share ($9.56 per share after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006) and 800,000 shares at $20.00 per share ($14.56 per share after adjustment for special cash dividends paid on June 30, 2006 and November 21, 2006). These options are subject to and governed by the terms of the Stock Incentive Plan. The $10.00 per share purchase price and exercise price was based on the Board's determination of the fair market value of the common stock of Hertz Holdings as of the grant date, as supported by an independent third party valuation.

        On June 12, 2006, Mr. Koch purchased 50,000 shares of common stock of Hertz Holdings at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 per share after adjustment for the special cash dividend paid on June 30, 2006). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued options to purchase 112,000 shares of common stock of Hertz Holdings at an exercise price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006). Hertz Holdings made a payment to Mr. Koch in connection with his share purchase equal to $80,000.

        On August 15, 2006, certain newly-hired employees purchased an aggregate of 20,000 shares at a price of $7.68 per share and were granted options to purchase 220,000 shares of Hertz Holdings stock at an exercise price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006). Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of common stock of Hertz Holdings at a price of $5.68, which was $2.00 below the fair market value of $7.68 on that date, and was granted options to purchase 800,000 shares of Hertz Holdings at an exercise price of $7.68 per share ($6.56 after adjustment for the special cash dividend paid on November 21, 2006), 400,000 options at an exercise price of $10.68 per share ($9.56 after adjustment for the special cash dividend paid on November 21, 2006) and 400,000 options at an exercise price of $15.68 per share ($14.56 after adjustment for the special cash dividend paid on November 21, 2006). All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

        In September 2006, we determined that the fair value of the common stock of Hertz Holdings as of August 15, 2006 was $16.37 per share, rather than the $7.68 that had originally been determined at that time and which we used for purposes of the Stock Incentive Plan and federal income tax purposes.

Consequently, we recognized compensation expense of $13.2 million, including amounts for a tax gross-up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the quarter ended September 30, 2006.

        The five-year vesting period is the requisite service period over which compensation cost will be recognized for all grants except the one to Mr. Koch. For all grants except the one for Mr. Koch, we will recognize compensation cost on a straight-line basis over the five-year vesting period. For Mr. Koch, all of the compensation costs were recognized over his expected service period in 2006. The options will be accounted for as equity-classified awards.

        The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of Hertz Holdings was not publicly traded at the time of these grants, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of Hertz Holdings' common stock price as an assumption in the valuation model. We measure the compensation cost related to employee stock options based on the calculated value instead of fair value of the options because we cannot reasonably estimate the volatility of Hertz Holdings' common stock. We selected the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value).

        The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.5 years, because that is the expected term of the options using the simplified approach allowed under SAB No. 107.

        The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity of 6.5 years as of the grant date, which is the expected term of the options. The assumed dividend yield is zero. We assume that each year 1% of the options that are outstanding but not vested will be forfeited because of employee attrition.

Assumption	2006 Grants
Expected volatility	50.2%
Expected dividends	0.0%
Expected term (years)	6.5
Risk-free rate	4.89%-5.07%
Forfeiture rate (per year)	1.0%

        A summary of option activity under the Stock Incentive Plan as of December 31, 2006 is presented below. All of the outstanding options are non-vested and not exercisable.

	Non-vested Shares	Weighted-Average Exercise Price	Weighted-Average Grant-Date Calculated Value
Non-vested as of January 1, 2006	—	$—	$—
Granted	15,833,354	$5.85	$5.99
Forfeited or Expired	(85,000)	$—	$5.63

Non-vested as of December 31, 2006	15,748,354	$5.85	$5.99

        During the year ended December 31, 2006, we recognized compensation cost of approximately $13.8 million ($8.3 million, net of tax), and, as of December 31, 2006, there was approximately $106.2 million of total unrecognized compensation cost related to non-vested stock options granted by Hertz Holdings under the Stock Incentive Plan, including costs related to modifying the exercise prices of certain option grants in order to preserve the intrinsic value of the options, consistent with applicable tax law, to reflect the special cash dividend of $4.32 per share that was paid on June 30, 2006 and $1.12 that was paid on November 21, 2006. These remaining costs are expected to be recognized over the remaining 4.4 years of the five-year requisite service period that began on the grant dates.

Note 7—Depreciation of Revenue Earning Equipment

        Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Depreciation of revenue earning equipment	$1,761,804	$45,362	$1,605,243	$1,506,988
Adjustment of depreciation upon disposal of the equipment	(35,857)	(2,123)	(68,307)	(57,212)
Rents paid for vehicles leased	31,255	588	18,926	13,482

Total	$1,757,202	$43,827	$1,555,862	$1,463,258

        The adjustment of depreciation upon disposal of revenue earning equipment for the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 included (in millions of dollars) net gains of $16.3, $1.3, $41.8 and $25.8, respectively, on the disposal of industrial and construction equipment used in our equipment rental operations, and net gains of $19.6, $0.8, $26.5 and $31.4, respectively, on the disposal of vehicles used in the car rental operations. Depreciation rates being used to compute the provision for depreciation of revenue earning equipment were decreased for all vehicles effective January 1, 2006 in our domestic car rental operations and in our U.S. and Canadian equipment rental operations to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold. Depreciation rates on certain vehicles were increased effective October 1, 2006 in our domestic car rental operations. Depreciation rates were also decreased effective April 1, 2006 in our French equipment rental operations. Depreciation rates were increased during 2006 in our international car rental operations to reflect changes in the estimated residual values of vehicles. The rate changes resulted in a net reduction of $3.7 million in our domestic car rental depreciation expense, a net reduction of $15.3 million in our combined U.S. and Canadian equipment rental operations depreciation expense, a net reduction of $3.1 million in our French equipment rental operations depreciation expense and a net increase of $9.0 million in our international car rental operations depreciation expense.

        As a result of the Acquisition, the net book value of our revenue earning equipment was adjusted to its estimated fair value, resulting in a net increase of $93.1 million. This net increase in net book value resulted in an increase in depreciation expense of approximately $13.8 million and $0.5 million for the year ended December 31, 2006 and the Successor period ended December 31, 2005, respectively.

Note 8—Taxes on Income

        The components of income (loss) before income taxes and minority interest for the periods were as follows (in thousands of dollars):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Domestic	$97,044	$(19,144)	$371,570	$322,759
Foreign	103,607	(14,074)	203,336	179,793

Total	$200,651	$(33,218)	$574,906	$502,552

        The total provision (benefit) for taxes on income consists of the following (in thousands of dollars):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Current:
Federal	$6,576	$—	$577,573	$(22,950)
Foreign	28,527	—	17,550	16,679
State and local	2,537	—	7,670	10,565

Total current	37,640	—	602,793	4,294

Deferred:
Federal	28,499	(5,711)	(435,037)	132,877
Foreign	11,148	(4,822)	11,224	(11,801)
State and local	(9,293)	(1,710)	12,352	8,500

Total deferred	30,354	(12,243)	(411,461)	129,576

Total provision (benefit)	$67,994	$(12,243)	$191,332	$133,870

        The principal items of the U.S. and foreign net deferred tax liability at December 31, 2006 and 2005 are as follows (in thousands of dollars):

	2006	2005
Deferred Tax Assets:
Employee benefit plans	$130,966	$126,454
Net operating loss carryforwards	411,744	101,156
Foreign tax credit carryforwards	14,604	—
Federal and state alternative minimum tax credit carryforwards	4,683	4,464
Accrued and prepaid expenses deducted for tax purposes when paid or incurred	89,809	145,608

Total Deferred Tax Assets	651,806	377,682
Less: Valuation Reserves	(31,191)	(21,377)

Total Net Deferred Tax Assets	620,615	356,305

Deferred Tax Liabilities:
Depreciation on tangible assets	(1,207,796)	(1,027,906)
Intangible assets	(1,213,892)	(1,180,941)

Total Deferred Tax Liabilities	(2,421,688)	(2,208,847)

Net Deferred Tax Liability	$(1,801,073)	$(1,852,542)

        At December 31, 2006, deferred tax assets of $371.3 million related to U.S. Net Operating Loss, or "NOL," carryforwards of $836.9 million were recorded. These NOLs begin to expire in 2025.

        At December 31, 2006, deferred tax assets of $40.4 million related to foreign NOL carryforwards were recorded. All of these NOLs have an indefinite carryforward period. A valuation allowance of $31.2 million at December 31, 2006 was recorded against the deferred tax asset as those deferred tax assets relate to jurisdictions which have historical losses. The valuation allowance relates to the likelihood that a portion of the NOL carryforwards may not be utilized in the future.

        The American Jobs Creation Act, or "the Act," was enacted in October 2004. The Act contained a provision allowing a one-time favorable tax benefit in 2005 related to the repatriation of foreign earnings to the U.S. During 2005, in connection with the Acquisition, $547.8 million of foreign earnings from certain foreign subsidiaries of Hertz were repatriated to the U.S. The repatriation generated $168.2 million of tax expense, of which $136.9 million was mitigated by foreign tax credits, resulting in a net tax expense of $31.3 million.

        On July 13, 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109", or "FIN No. 48." FIN No. 48 clarifies the criteria that must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN No. 48 will require companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures will include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each period. The disclosures will also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN No. 48 will also require a company to recognize a financial statement benefit for a position taken for tax return purposes when it is more likely than not that the position will be sustained. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. Tax positions taken in prior years are being evaluated under FIN No. 48 and management anticipates a decrease to the opening balance of retained earnings as of January 1, 2007 of up to $30.0 million.

        The significant items in the reconciliation of the statutory and effective income tax rates consisted of the following:

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Statutory Federal Tax Rate	35.0%	35.0%	35.0%	35.0%
Foreign tax differential	(4.8)	(2.8)	2.7	(3.8)
State and local income taxes, net of federal income tax benefit	2.3	3.4	2.3	2.5
Increase (decrease) in valuation allowance	4.9	—	(6.1)	6.9
Adjustments made to federal and foreign tax accruals in connection with tax audit evaluations	0.7	—	—	(13.9)
Change in statutory rates	(5.4)	—	—	—
All other items, net	1.2	1.3	(0.6)	(0.1)

Effective Tax Rate	33.9%	36.9%	33.3%	26.6%

        The effective income tax rate on earnings before income taxes and minority interest for the successor periods ended December 31, 2006 and December 31, 2005 was 33.9% and 36.9%, respectively. The effective income tax rate for the predecessor periods ended December 20, 2005 and December 31, 2004 was 33.3% and 26.6%, respectively. The lower effective tax rate in 2004 was attributable to an audit settlement of the 1999 through 2003 income tax years.

        As of December 31, 2006, approximately $417.0 million of undistributed earnings of foreign subsidiaries existed for which U.S. deferred taxes have not been recorded because it is management's current intention to permanently reinvest these undistributed earnings offshore. If in the future these earnings are repatriated to the United States, or it is determined such earnings will be repatriated in the foreseeable future, additional tax provisions will be recorded.

Note 9—Lease and Concession Agreements

        We have various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and real estate leases under which the following amounts were expensed (in thousands of dollars):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Rents	$120,726	$3,500	$112,627	$100,243
Concession fees:
Minimum fixed obligations	279,487	7,653	246,304	227,535
Additional amounts, based on revenues	194,220	5,544	178,431	182,069

Total	$594,433	$16,697	$537,362	$509,847

        As of December 31, 2006, minimum obligations under existing agreements referred to above are approximately as follows (in thousands of dollars):

	Rents	Concessions
2007	$105,836	$247,444
2008	89,275	186,131
2009	68,838	143,653
2010	52,252	101,765
2011	41,201	74,518
Years after 2011	188,315	394,591

        Many of our concession agreements and real estate leases require us to pay or reimburse operating expenses, such as common area charges and real estate taxes, to pay concession fees above guaranteed minimums or additional rent based on a percentage of revenues or sales (as defined in those agreements) arising at the relevant premises, or both. Such obligations are not reflected in the table of minimum future obligations appearing immediately above.

        In addition to the above, we have various leases on revenue earning equipment and office and computer equipment under which the following amounts were expensed (in thousands of dollars):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Revenue earning equipment	$31,255	$588	$18,926	$13,482
Office and computer equipment	14,718	466	14,984	15,338

Total	$45,973	$1,054	$33,910	$28,820

        As of December 31, 2006, minimum obligations under existing agreements referred to above that have a maturity of more than one year are as follows (in thousands of dollars): 2007, $31,962; 2008, $11,658; 2009, $2,615; 2010, $123; 2011, $4; years after 2011, $0.

Note 10—Segment Information

        We follow SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two reportable segments: rental of cars and light trucks, or "car rental"; and rental of industrial, construction and material handling equipment, or "equipment rental." The contribution of these segments, as well as "corporate and other," for the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 are summarized below (in millions of dollars). "Corporate and other" includes general corporate expenses, certain interest expense (including, in Successor periods, net interest on corporate debt), as well as other business activities, such as our third party claim management services.

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Revenues
Car rental	$6,378.0	$131.8	$5,915.0	$5,507.7
Equipment rental	1,672.6	22.5	1,392.8	1,162.2
Corporate and other	7.8	0.2	6.9	6.1

Total	$8,058.4	$154.5	$7,314.7	$6,676.0

Income (loss) before income taxes and minority interest
Car rental	$373.5	$(16.2)	$390.8	$437.7
Equipment rental	269.5	(11.4)	250.5	87.8
Corporate and other	(442.4)	(5.6)	(66.4)	(22.9)

Total	$200.6	$(33.2)	$574.9	$502.6

Depreciation of revenue earning equipment
Car rental	$1,479.6	$37.4	$1,344.1	$1,228.6
Equipment rental	277.6	6.4	211.8	234.7
Corporate and other	—	—	—	—

Total	$1,757.2	$43.8	$1,555.9	$1,463.3

Depreciation of property and equipment
Car rental	$150.8	$4.1	$141.1	$136.1
Equipment rental	40.5	1.2	36.4	36.7
Corporate and other	5.9	0.2	4.9	4.8

Total	$197.2	$5.5	$182.4	$177.6

Amortization of other intangible assets
Car rental	$29.4	$1.1	$0.7	$0.6
Equipment rental	32.2	1.0	—	—
Corporate and other	—	—	—	—

Total	$61.6	$2.1	$0.7	$0.6

Interest expense, net of interest income
Car rental	$424.1	$15.8	$349.2	$305.0
Equipment rental	140.0	3.4	86.4	72.0
Corporate and other	336.6	6.6	38.6	7.4

Total	$900.7	$25.8	$474.2	$384.4

Revenue earning equipment and property and equipment
Car rental
Expenditures	$10,712.1	$234.9	$11,530.1	$10,885.7
Proceeds from disposals	(9,362.7)	(199.8)	(9,927.2)	(8,554.3)

Net expenditures	$1,349.4	$35.1	$1,602.9	$2,331.4

Equipment rental
Expenditures	$929.6	$8.2	$987.9	$707.8
Proceeds from disposals	(256.5)	(1.1)	(251.4)	(245.5)

Net expenditures	$673.1	$7.1	$736.5	$462.3

Corporate and other
Expenditures	$3.1	$0.2	$2.7	$3.0
Proceeds from disposals	—	—	(0.3)	(0.4)

Net expenditures	$3.1	$0.2	$2.4	$2.6

	December 31,
	2006	2005
Total assets at end of year
Car rental	$10,597.0	$11,456.4
Equipment rental	4,475.9	3,418.8
Corporate and other	3,604.5	3,705.7

Total	$18,677.4	$18,580.9

Revenue earning equipment, net, at end of year
Car rental	$7,366.4	$7,399.5
Equipment rental	2,439.1	2,075.5
Corporate and other	—	—

Total	$9,805.5	$9,475.0

        We operate in the United States and in foreign countries. Foreign operations are substantially in Europe. The operations within major geographic areas are summarized below (in millions of dollars):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	December 31, 2004
Revenues
United States	$5,631.2	$123.7	$5,150.5	$4,678.2
Foreign	2,427.2	30.8	2,164.2	1,997.8

Total	$8,058.4	$154.5	$7,314.7	$6,676.0

Income (loss) before income taxes and minority interest
United States	$61.0	$(19.1)	$371.6	$322.8
Foreign	139.6	(14.1)	203.3	179.8

Total	$200.6	$(33.2)	$574.9	$502.6

Depreciation of revenue earning equipment
United States	$1,333.2	$35.5	$1,179.8	$1,107.3
Foreign	424.0	8.3	376.1	356.0

Total	$1,757.2	$43.8	$1,555.9	$1,463.3

Depreciation of property and equipment
United States	$150.7	$4.6	$140.3	$136.4
Foreign	46.5	0.9	42.1	41.2

Total	$197.2	$5.5	$182.4	$177.6

Amortization of other intangible assets
United States	$43.1	$1.3	$0.1	$—
Foreign	18.5	0.8	0.6	0.6

Total	$61.6	$2.1	$0.7	$0.6

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	December 31, 2004
Interest expense, net of interest income
United States	$746.0	$22.0	$414.4	$338.5
Foreign	154.7	3.8	59.8	45.9

Total	$900.7	$25.8	$474.2	$384.4

Revenue earning equipment and property and equipment
United States
Expenditures	$8,037.8	$188.9	$8,762.3	$7,928.5
Proceeds from disposals	(6,613.0)	(131.8)	(6,940.8)	(5,818.6)

Net expenditures	$1,424.8	$57.1	$1,821.5	$2,109.9

Foreign
Expenditures	$3,607.0	$54.4	$3,758.4	$3,668.0
Proceeds from disposals	(3,006.2)	(69.1)	(3,238.1)	(2,981.6)

Net expenditures	$600.8	$(14.7)	$520.3	$686.4

	December 31,
	2006	2005
Total assets at end of year
United States	$14,057.4	$13,981.0
Foreign	4,620.0	4,599.9

Total	$18,677.4	$18,580.9

Revenue earning equipment, net, at end of year
United States	$7,243.3	$7,270.9
Foreign	2,562.2	2,204.1

Total	$9,805.5	$9,475.0

Note 11—Litigation and Guarantees

Legal Proceedings

Fuel—Related Class Actions

        We are a defendant in four purported class actions—filed in Texas, Oklahoma, New Mexico and Nevada—in which the plaintiffs have put forth alternate theories to challenge the application of our Fuel and Service Charge, or "FSC," on rentals of cars that are returned with less fuel than when rented.

        1.     Texas. On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a FSC by us or all Texas residents who were charged a FSC by us. The petition alleged that the

FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In response to various motions by us, the plaintiff filed two amended petitions which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. The parties then engaged in more extensive discovery. In April 2006, the plaintiff further amended his petition by adding a cause of action for fraudulent misrepresentation and, at the plaintiff's request, a hearing on the plaintiff's motion for class certification was scheduled for August 2006. In May 2006, the plaintiff filed a fourth amended petition which deleted the cause of action for conversion and the plaintiff also filed a first amended motion for class certification in anticipation of the August 2006 hearing on class certification. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charged a FSC in Texas after February 6, 2000. In October 2006, the judge entered a class certification order which certified a class of all Texas residents who were charged an FSC in Texas after February 6, 2000. We are appealing the order.

        2.     Oklahoma. On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition. In October 2005, the court granted our motion to dismiss, but allowed the plaintiff to file a second amended complaint and we then answered the complaint. Discovery has now commenced.

        3.     New Mexico. On December 13, 2005, Janelle Johnson, individually and on behalf of all other similarly situated persons v. The Hertz Corporation was filed in the Second Judicial District Court of the County of Bernalillo, New Mexico. As with the Gomez and Kochner cases, Johnson purports to be a class action, this time on behalf of all New Mexico residents who rented from us and who were charged a FSC. The complaint alleges that the FSC is unconscionable as a matter of law under pertinent sections of the New Mexico Uniform Commercial Code and that, under New Mexico common law, the collection of FSC does not constitute valid liquidated damages, but rather is a void penalty. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and its actual cost. In the alternative, the plaintiff requests that the court exercise its equitable jurisdiction and order us to cease and desist from our unlawful conduct and to modify our lease provisions to conform with applicable provisions of New Mexico statutory and common law. The complaint also asks for attorneys' fees and costs. We have removed the action to the U.S. District Court for the District of New Mexico and, in lieu of an answer, filed a motion to dismiss.

In November 2006, the judge granted our motion to dismiss the liquidated damages claim and the substantive unconscionability claim but did not grant our motion to dismiss the procedural unconscionability claim or the claim for equitable relief. Plaintiff then amended her complaint to replead the unconscionability claim and to add a fraudulent misrepresentation claim. In December 2006, we filed a motion to dismiss the amended complaint and, in January 2007, the court quickly dismissed the new fraud claim and reaffirmed the dismissal of the substantive unconscionability claim. In February 2007, the plaintiff dismissed the case with prejudice.

        4.     Nevada. On January 10, 2007, Marlena Guerra, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was filed in the United States District Court for the District of Nevada. As with the Gomez and Kochner cases, Guerra purports to be a class action on behalf of all individuals and business entities who rented vehicles at Las Vegas McCarran International Airport and were charged a FSC. The complaint alleged that those customers who paid the FSC were fraudulently charged a surcharge required for fuel in violation of Nevada's Deceptive Trade Practices Act. The plaintiff also alleged the FSC violates the Nevada Uniform Commercial Code, or "UCC," since it is unconscionable and operates as an unlawful liquidated damages provision. Finally, the plaintiff claimed that we breached our own rental agreement—which the plaintiff claims to have been modified so as not to violate Nevada law—by charging the FSC, since such charges violate the UCC and/or the prohibition against fuel surcharges. The plaintiff seeks compensatory damages, including the return of all FSC paid or the difference between the FSC and its actual costs, plus prejudgment interest, attorneys' fees and costs. In March 2007, we filed a motion to dismiss.

Other Consumer or Supplier Class Actions

        1.     HERC LDW. On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all others similarly situated, v. Hertz Equipment Rental Corporation, or "HERC," was filed in the United States District Court for the District of New Jersey. Davis Landscape, Ltd., purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver, or "LDW," charge. The complaint alleges that the LDW is deceptive and unconscionable as a matter of law under pertinent sections of New Jersey law, including the New Jersey Consumer Fraud Act and the New Jersey Uniform Commercial Code. The plaintiff seeks an unspecified amount of statutory damages under the New Jersey Consumer Fraud Act, an unspecified amount of compensatory damages with the return of all LDW charges paid, declaratory relief and an injunction prohibiting HERC from engaging in acts with respect to the LDW charge that violate the New Jersey Consumer Fraud Act. The complaint also asks for attorneys' fees and costs. In October 2006, we filed an answer to the complaint. In November 2006, the plaintiff filed an amended complaint adding an additional plaintiff, Miguel V. Pro, an individual residing in Texas, and new claims relating to HERC's charging of an "Environmental Recovery Fee." Causes of action for breach of contract and breach of implied covenant of good faith and fair dealing were also added. In January 2007, we filed an answer to the amended complaint. Discovery has now commenced.

        2.     Concession Fee Recoveries. On October 13, 2006, Janet Sobel, Daniel Dugan Ph.D., and Lydia Lee, individually and on behalf of all others similarly situated, v. The Hertz Corporation and Enterprise Rent-A-Car Company was filed in the United States District Court for the District of Nevada. Sobel purports to be a nationwide class action on behalf of all persons who rented cars from Hertz or Enterprise at airports in Nevada and whom Hertz or Enterprise charged airport concession recovery fees. The complaint alleged that the airport concession recovery fees violate certain provisions of

Nevada law, including Nevada's Deceptive Trade Practices Act. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz and Enterprise from quoting or charging any of the fees prohibited by Nevada law. The complaint also asks for attorneys' fees and costs. In November 2006, the plaintiffs and Enterprise stipulated and agreed that claims against Enterprise would be dismissed without prejudice. In January 2007, we filed a motion to dismiss.

        We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

        In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for public liability and property damage arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle public liability and property damage actions and claims or to pay judgments resulting from them.

        On February 19, 2007, The Hertz Corporation and TSD Rental LLC v. Enterprise Rent-A-Car Company and The Crawford Group, Inc. was filed in the United States District Court for the District of Massachusetts. In this action, we and our co-plaintiff seek damages and injunctive relief based upon allegations that Enterprise and its corporate parent, The Crawford Group, Inc., unlawfully engaged in anticompetitive and unfair and deceptive business practices by claiming to customers of Hertz that once Enterprise obtains a patent that it has applied for relating to its insurance replacement reservation system, Hertz will be prevented from using the co-plaintiff's EDiCAR system, which Hertz currently uses in its insurance replacement business. The complaint alleges, among other things, that Enterprise's threats are improper because the Enterprise patent, once issued, should be invalid and unenforceable.

        In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows but it could be material in the period in which it is recorded.

Guarantees

        At December 31, 2006, the following guarantees (including indemnification commitments) were issued and outstanding.

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsors; Directors

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us. We also entered into indemnification agreements with each of our directors in connection with the initial public offering of our common stock in November 2006.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued and those losses are reflected in our consolidated financial statements. As of December 31, 2006 and 2005, the aggregate amounts accrued for environmental liabilities including liability for environmental indemnities, reflected in our consolidated balance sheet in "Other accrued liabilities" were $3.7 million and $3.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Note 12—Quarterly Financial Information (Unaudited)

        A summary of the quarterly operating results during 2006 and 2005 were as follows (in thousands of dollars, except per share data):

	Successor
	First Quarter 2006		Second Quarter 2006		Third Quarter 2006		Fourth Quarter 2006
Revenues	$1,786,594		$2,040,633		$2,240,594		$1,990,584
Operating income: pre-tax income before interest expense and minority interest	147,013	(1)(2)	269,883	(4)	413,685	(6)	270,727	(8)
(Loss) income before income taxes and minority interest	(63,300	)(1)(2)(3)	57,273	(4)(5)	163,971	(6)(7)	42,707	(8)(9)(10)
Net (loss) income	(49,236)		17,818		107,538		39,823	(11)
(Loss) earnings per share, basic	$(0.21)		$0.08		$0.46		$0.14
(Loss) earnings per share, diluted	$(0.21)		$0.08		$0.46		$0.14
	Predecessor							Successor
						For the periods from
	First Quarter 2005	Second Quarter 2005		Third Quarter 2005		October 1, 2005 to December 20, 2005		December 21, 2005 to December 31, 2005
Revenues	$1,640,573	$1,862,329		$2,123,630		$1,688,213		$154,469
Operating income (loss): pre-tax income (loss) before interest expense and minority interest	134,691	267,386	(12)	405,460	(13)	241,616	(16)	(7,483	)(16)
Income (loss) before income taxes and minority interest	35,479	154,554	(12)	264,296	(13)(14)	120,577	(16)(17)	(33,218	)(16)
Net income (loss)	20,875	99,200		205,221	(15)	46,027	(18)	(21,346)
Loss per share, basic	$0.09	$0.43		$0.89		$0.20		$(0.09)
Loss per share, diluted	$0.09	$0.43		$0.89		$0.20		$(0.09)

(1)
Includes a $3.6 million and a $5.1 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations, respectively.

(2)
Includes a gain of $6.6 million related to the assignment of certain interest rate swaps. See note (9).

(3)
Includes $76.5 million of net interest expense on corporate debt.

(4)
Includes a $5.4 million and $1.1 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our combined U.S. and Canadian and our French equipment rental operations, respectively, and a $1.0 million increase in depreciation expense related to a change in revenue earning equipment depreciation rates in our international car rental operations.

(5)
Includes $78.2 million of net interest expense on corporate debt.

(6)
Includes a $0.5 million, $2.7 million and a $1.0 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations, our combined U.S. and Canadian and our French equipment rental operations, respectively, and a $3.0 million increase in depreciation expense related to a change in revenue earning equipment depreciation rates in our international car rental operations.

(7)
Includes $93.4 million of net interest expense on corporate debt.

(8)
Includes a $2.1 million and $1.0 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our combined U.S. and Canadian and our French equipment rental operations, respectively, and a

  $4.9 million increase in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic and international car rental operations.

(9)
Includes an adjustment of $5.6 million to correct the original gain amount of $6.6 million disclosed in the first quarter of 2006 which did not take into account the relinquishment of a counterparty receivable in the amount of $5.6 million—see note (2). This adjustment had a negative impact on the quarter of $0.02 per share on a fully diluted basis and had no effect on Corporate EBITDA.

(10)
Includes $88.4 million of net interest expense on corporate debt.

(11)
Included favorable net tax adjustments of $2.9 million related to prior periods, which had the impact of $0.01 per share in the quarter on a fully diluted basis and no effect on Corporate EBITDA.

(12)
Includes a $14.9 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations.

(13)
Includes a $9.8 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations.

(14)
Includes interest expense of $16.3 million on the Intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid on June 10, 2005).

(15)
Includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million.

(16)
The total combined fourth quarter of 2005 includes a $10.3 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our combined U.S. and Canadian equipment rental operations.

(17)
Includes interest expense of $15.6 million on the Intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid on June 10, 2005) for the Predecessor period October 1, 2005 to December 20, 2005. The note was repaid on December 21, 2005.

(18)
Includes a $31.3 million provision relating to the repatriation of foreign earnings and favorable foreign tax adjustments of $5.3 million relating to years prior to 2005.

Note 13—Financial Instruments

      Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash equivalents, short term investments and trade receivables. We place our cash equivalents with a number of financial institutions and investment funds to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base, and their dispersion across different businesses and geographic areas. As of December 31, 2006, we had no significant concentration of credit risk.

Cash and Equivalents and Restricted Cash

        Fair value approximates cost indicated on the balance sheet at December 31, 2006 because of the short-term maturity of these instruments.

Debt

        For borrowings with an initial maturity of 93 days or less, fair value approximates carrying value because of the short-term nature of these instruments. For all other debt, fair value is estimated based on quoted market rates as well as borrowing rates currently available to us for loans with similar terms and average maturities. The aggregate fair value of all debt at December 31, 2006 approximated

$12.5 billion, compared to its aggregate carrying value of $12.4 billion. Since all debt was recorded at fair value on December 21, 2005 due to the Acquisition, the fair value approximated carrying value at December 31, 2005.

Derivative Instruments and Hedging Activities

        We utilize certain derivative instruments to enhance our ability to manage risk relating to cash flow and interest rate exposure. Derivative instruments are entered into for periods consistent with the related underlying exposures. We document all relationships between hedging instruments and hedged items, as well as our risk-management objectives and strategies for undertaking various hedge transactions.

Interest Rate Risk

        From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% notes due June 15, 2010. Under these agreements, we paid interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the interest rate swaps were recognized in the statement of operations. Between December 21, 2005 (the date the hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these interest rate swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. During January 2006, we assigned these interest rate swaps to a third party in return for cash. As a result of the assignment of these interest rate swaps, we recorded a gain of $1.0 million, which is reflected in our consolidated statement of operations in "Selling, general and administrative" expenses. See Note 12—Quarterly Financial Information (Unaudited).

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into seven interest rate swap agreements, or the "HVF swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. The HVF swaps were entered into for the purpose of locking in the interest cash outflows on the floating rate U.S. Fleet Debt. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. For the Successor period ended December 31, 2005, we recognized $1.0 million of interest expense in our consolidated statement of operations, which resulted from the inherent ineffectiveness associated with the HVF swaps, as these interest rate swaps were entered into at off-market rates. For the year ended December 31, 2006, we recorded a benefit of $1.0 million in our consolidated statement of operations associated with previously recognized ineffectiveness of the HVF Swaps. As of December 31, 2006, the fair value of HVF swaps was $50.6 million, which is reflected in our consolidated balance sheet in "Prepaid expenses and other assets." Additionally, as of December 31, 2006, $3.5 million, net of $2.4 million of tax, was reflected in our consolidated balance sheet in "Accumulated other comprehensive income (loss)."

        Also in connection with the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, Hertz entered into seven differential interest rate swap agreements, or the "differential swaps." These differential swaps were required to be put in place to protect the counterparties to the HVF swaps in the event of a default by HVF on the asset backed notes, which will cause a "rapid amortization" of the notes. In the event of a "rapid amortization period," the differential is transferred to Hertz. There was no initial payment associated with these differential swaps and their notional amounts are and will continue to be zero unless 1) there is an amortization event, which causes the rapid amortization of the loan balance, 2) there is an increased probability that an amortization event will occur, which would cause the rapid amortization of the loan balance, or 3) the debt is prepaid. Given this and that the initial assessment of the probability of the occurrence of an amortization event is considered remote, the current fair value of the differential swaps is considered to be zero. Should any of the above events occur, then the differential swaps will have a fair value, which will result in the differential swaps being recorded at fair value on the balance sheet, with a corresponding amount affecting earnings, as there is no qualifying hedge relationship.

        In connection with our Euro-denominated medium term notes that were not tendered to us in connection with the Acquisition, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006, maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro-denominated medium term notes. As the critical terms of the swap and remaining portion of the Euro-denominated medium term notes match, the swap qualifies for cash flow hedge accounting and the shortcut method of assessing effectiveness, in accordance with SFAS 133. Therefore, the fair value of the swap will be carried on the balance sheet, with offsetting gains or losses recorded in other comprehensive income. At December 31, 2006, the fair value of this swap was $0.1 million.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. As of December 31, 2006, the fair value of the swaptions was €1.3 million (or $1.7 million), which is reflected in our consolidated balance sheet in "Prepaid expenses and other assets." During the year ended December 31, 2006, the fair value adjustment related to these swaps was a loss of $2.6 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. The swaptions were renewed in 2007 prior to their scheduled expiration date of March 15, 2007 and now expire on September 5, 2007. See Note 16—Subsequent Events.

Foreign Currency Risk

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. At December 31, 2006, the total notional amount of these foreign exchange options was $9.7 million, maturing at various dates in 2007, and the fair value of all outstanding foreign exchange options, was approximately $0.3 million. The fair value of the foreign currency options were estimated using market prices provided by financial institutions. Gains and losses resulting from changes in the fair value of these options are included in our results of operations. The total notional amount included options to buy Euro in the amount of $5.9 million and sell yen and Canadian dollars in the amounts of $2.3 million and $1.5 million, respectively.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts, or "forwards," at the time of the loans. The forward rate is reflected in the intercompany loan rate to the subsidiaries, and as a result, the forwards have no material impact on our results of operations. At December 31, 2006, the total notional amount of these forwards was $252.7 million, maturing within one month. The total notional amount includes forwards to sell Canadian dollars and Euro in the notional amounts of $189.1 million and $63.7 million, respectively.

        In connection with the Transactions, Hertz issued €225 million of unhedged Senior Euro Notes. Prior to October 1, 2006, our Senior Euro Notes were not designated as a net investment hedge of our Euro-denominated net investments in our foreign operations. For the nine months ended September 30, 2006, we incurred unrealized exchange transaction losses of $19.2 million resulting from the translation of these Euro-denominated notes into the U.S. dollar, which are recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. On October 1, 2006, we designated our Senior Euro Notes as an effective net investment hedge of our Euro-denominated net investment in our foreign operations. As a result of this net investment hedge designation, as of December 31, 2006, $7.1 million of losses, which is net of tax of $4.6 million, attributable to the translation of our Senior Euro Notes into the U.S. dollar are recorded in our consolidated balance sheet in "Accumulated other comprehensive income (loss)."

Note 14—Related Party Transactions

Relationship with Ford

        Prior to the Acquisition, we were an indirect, wholly owned subsidiary of Ford. We and certain of our subsidiaries had entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

Car purchases/repurchases and advertising arrangements

        Over the three years ended December 31, 2006, on a weighted average basis, approximately 41% of the cars acquired by us for our U.S. car rental fleet, and approximately 32% of the cars acquired by us for our international fleet, were manufactured by Ford and subsidiaries. During the year ended December 31, 2006, approximately 40% of the cars we acquired domestically were manufactured by Ford and subsidiaries and approximately 30% of the cars we acquired for our international fleet were manufactured by Ford and subsidiaries, which represented the largest percentage of any automobile manufacturer in that year.

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes previously existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.

        The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to Ford, Lincoln or Mercury brand vehicles, or "Ford Vehicles." Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. Ford has also agreed in the Master Supply and Advertising Agreement to pay us a contribution toward the cost of our advertising of Ford Vehicles equal to one-half of our total expenditure on such advertising, up to a specified maximum amount. To be eligible for advertising cost contribution under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired by us in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford. To the extent we acquire less than a specified minimum number of Ford Vehicles in any model year, we have agreed to pay Ford a specified amount per vehicle below the minimum.

        The amounts contributed by Ford for the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 were (in millions of dollars) $42.7, $1.3, $42.4 and $38.1, respectively. The advertising contributions paid by Ford for the 2006 vehicle model year under the Master Supply and Advertising Agreement were more than the advertising contributions we received from Ford for the 2005 model year due to an increase in the number of Ford Vehicles acquired and an increase in the per car contribution. We expect that contributions in future years will be below levels for the 2006 model year based upon anticipated reductions in the number of Ford Vehicles to be acquired. We do not expect that the reductions in Ford's advertising contributions will have a material adverse effect on our results of operations. We incurred net advertising expense for the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 of (in millions of dollars) $154.5, $5.0, $159.9 and $168.3, respectively.

        Under the terms of the Master Supply and Advertising Agreement we will be able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, we cannot offer assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate the reduction in Ford's advertising contributions.

        Ford subsidiaries and affiliates also supply other brands of cars, including Jaguar, Volvo, Mazda and Land Rover cars, to us in the United States under arrangements separate from the Master Supply and Advertising Agreement. In addition, Ford, its subsidiaries and affiliates are significant suppliers of cars to our international operations.

        During the year ended December 31, 2006, the Successor period ended December 31, 2005, the Predecessor period ended December 20, 2005 and the year ended December 31, 2004, we purchased cars from Ford and its subsidiaries at a cost of approximately (in billions of dollars) $4.1, $0.1, $4.7 and $4.4, respectively, and sold cars to Ford and its subsidiaries under various repurchase programs for approximately (in billions of dollars) $3.1, $0.1, $3.5 and $3.3, respectively.

Stock option plan

        Certain employees of ours participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan. As a result of the Acquisition, all outstanding options became vested. See Note 1—Summary of Significant Accounting Policies.

Taxes

        Prior to the Acquisition, Hertz and its domestic subsidiaries filed a consolidated federal income tax return with Ford. Pursuant to a tax sharing agreement, or the "Agreement," with Ford, current and deferred taxes were reported, and paid to Ford, as if Hertz had filed its own consolidated tax returns with its domestic subsidiaries. The Agreement provided that Hertz was reimbursed for foreign tax credits in accordance with the utilization of those credits by the Ford consolidated tax group.

        On December 21, 2005, in connection with the Acquisition, the Agreement with Ford was terminated. Upon termination, all tax payables and receivables with Ford were cancelled and neither Hertz nor Ford has any future rights or obligations under the Agreement. Hertz may be exposed to tax liabilities attributable to periods it was a consolidated subsidiary of Ford. While Ford has agreed to indemnify Hertz for certain tax liabilities pursuant to the arrangements relating to our separation from Ford, we cannot offer assurance that payments in respect of the indemnification agreement will be available.

Other relationships and transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

Relationship with Hertz Investors, Inc. and the Sponsors

Stockholders Agreement

        In connection with the Acquisition, we entered into a stockholders agreement, or the "Stockholders Agreement," with investment funds associated with or designated by the Sponsors. The Stockholders Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of our directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE and three independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us. Upon completion of the initial public offering of our common stock, the Stockholders Agreement was amended and restated among other things, to reflect an agreement of the Sponsors to increase the size of our Board. Each Sponsor will continue to have the right with respect to director nominees described above, but up to an additional three independent directors may also be nominated, subject to unanimous consent of the directors (other than the independent directors) nominated by the investment funds associated with or designated by the Sponsors. In addition, the Stockholders Agreement, as amended, provides that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Board. On October 12, 2006, our Board elected four independent directors, effective from completion of the initial public offering of our common stock.

        The Stockholders Agreement also granted to the investment funds associated with or designated by the Sponsors special governance rights, including rights of approval over our budget, certain business combination transactions, the incurrence of additional material indebtedness, amendments to our certificate of incorporation and certain other transactions and grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove Hertz's chief executive officer. Any replacement chief executive officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in us. The Stockholders Agreement also gives investment funds associated with the Sponsors preemptive rights with respect to certain issuances of our equity securities, including Hertz, subject to certain exceptions. It also contains restrictions on the transfer of our shares, as well as tag-along and drag along rights and rights of first offer. Upon the completion of the initial public offering of our common stock, this agreement was amended and restated to remove these rights of approval (other than the approval and retention rights relating to our chief executive officer) and preemptive rights and to retain tag-along and drag-along rights, and restrictions on transfers of our shares, in certain circumstances.

        In addition, the Stockholders Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and our affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders Agreement). The Stockholders Agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        On the Closing Date, we entered into a registration rights agreement, or the "Registration Rights Agreement," with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, following the earlier of the initial public offering of our common stock and the eighth anniversary of the Closing Date, to cause us, at our own expense, to use our best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right was limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if we are eligible to use Form S-3. In the event we register any of our common stock following our initial public offering, these investment funds also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Consulting agreements

Sponsor Consulting Agreements

        On the Closing Date, we entered into consulting agreements, or the "Consulting Agreements," with Hertz and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate agreed to provide us and our subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, we or our affiliates agreed to pay to each of the three Sponsors or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agreed to a higher amount. If an individual designated by CD&R, serves as both Chairman of our board of directors and Chief Executive Officer for any quarter, we agreed to pay CD&R an additional fee of $500,000 for that quarter. The Sponsor or its affiliate under each Consulting Agreement also agreed to provide us and our subsidiaries with financial, investment banking, management advisory and other agreed upon services with respect to proposed transactions, including any proposed acquisition, merger, full or partial recapitalization, reorganization of our structure or shareholdings, or sales of assets or equity interests. In connection with such transactional services, each Consulting Agreement provided that we would pay a fee (together with expenses) to be based on a percentage of the transaction value, as defined in the agreements. No transactional services fees were paid under the Consulting Agreements in connection with the initial public offering, and none were paid in connection with the Hertz Holdings Loan Facility. Each Consulting Agreement provided for termination upon the first to occur of (i) the consummation of an initial public offering by Hertz Holdings, if a majority of the Sponsor-designated directors have requested the termination of all Consulting Agreements, (ii) December 21, 2015, (iii) the date the applicable Sponsor and its affiliates cease to own at least 25% of the Hertz Holdings common stock it held on the Closing Date, and (iv) upon notice by the applicable Sponsor or its affiliate. We reevaluated our need for the Consulting Agreements in connection with the initial public offering. In connection with this reevaluation, we determined it would be in our best interest to terminate the Consulting Agreements following the consummation of our initial public offering, and the Sponsors agreed to terminate these agreements at that time for a fee of $5 million ($15 million in the aggregate) which is recorded in our consolidated statement of operations in "Selling, general and administrative" expenses.

Other Consulting Arrangements

        On September 29, 2006, Hertz entered into an agreement with Tenzing Consulting LLC, a management consulting firm in which Thomas McLeod, who is the brother-in-law of our director David H. Wasserman, is a principal. Under the arrangement, which has now been fully performed, Tenzing Consulting LLC provided supply chain management and corporate purchasing management consulting. In exchange for these services, Tenzing Consulting LLC received fees of $25,000 per week, plus reimbursement of out-of-pocket expenses. For the year ended December 31, 2006, the total amount of such fees and expenses paid to Tenzing Consulting LLC under this agreement was approximately $0.2 million.

Guarantees

        Hertz's obligations under the Senior Term Facility and Senior ABL Facility are guaranteed by Hertz's immediate parent, Hertz Investors, Inc. (previously known as CCMG Corporation.) Hertz Holdings is not a guarantor of these facilities. See Note 3—Debt.

Indemnification agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of the performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We have not recorded any liability because these liabilities are considered to be de minimis.

        Hertz Holdings has entered into indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Director Stock Incentive Plan

        On October 12, 2006, the Board of Directors of Hertz Holdings approved a Director Stock Incentive Plan. The stockholders of Hertz Holdings approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of common stock of Hertz Holdings, options to purchase shares of common stock of Hertz Holdings and "phantom shares," which are the right to receive shares of common stock of Hertz Holdings at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

        Options granted under the Director Stock Incentive Plan must be granted at an exercise price no less than fair market value of such shares on the date of grant. Options granted as part of a director's annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

        A director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of common stock of Hertz Holdings having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares, in which case the actual shares of the common stock of Hertz Holdings will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control).

        A director will recognize ordinary income upon exercising options granted under the Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and Hertz Holdings will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and Hertz Holdings will have a corresponding tax deduction at that time.

Other

        In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Of this amount, $35 million has been recorded as deferred finance charges and $40 million has been recorded as direct costs of the Acquisition. In addition, an affiliate of one of the Sponsors was engaged to provide advisory services to the Sponsors and was paid a fee of $5 million. This affiliate is in the business of providing such services and was engaged by the Sponsors in an arm's-length transaction.

Financing Arrangements with Related Parties

        Affiliates of ML Global Private Equity, L.P. and its related funds, which are stockholders of Hertz Holdings, and of Merrill Lynch & Co., one of the underwriters in the initial public offering of our common stock, were lenders under the Hertz Holdings Loan Facility; are lenders under the original and amended Senior Term Facility, the original and amended Senior ABL Facility and the Fleet Financing Facility; acted as initial purchasers with respect to the offerings of the Senior Notes and the Senior Subordinated Notes; acted as structuring advisors and agents under Hertz's asset-backed facilities; and acted as dealer managers and solicitation agents for Hertz's tender offers for its existing debt securities in connection with the Acquisition. See Note 3—Debt.

Other Sponsor Relationships

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board of Directors. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our Board of Directors any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our Directors would be less favorable to us than those to which we would agree absent such affiliation.

Note 15—Earnings (Loss) Per Share

        As a result of the Acquisition, our capital structure initially consisted of 229,500,000 shares of common stock outstanding. Earnings per share for the Predecessor period ended December 20, 2005 and the year ended December 31, 2004 reflect our initial post-Acquisition capital structure on a consistent basis. See Note 1—Summary of Significant Accounting Policies—Background and Change in Ownership—Initial Public Offering and Note 6—Hertz Holdings Stock Incentive Plan for a discussion of subsequent capital structure changes. Basic earnings per share have been computed based upon the weighted average number of common shares outstanding. Dilutive earnings per share have been computed based upon the weighted average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents.

        The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands of dollars, except per share amounts):

	Successor		Predecessor
		For the periods from
	Year ended December 31, 2006	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Year ended December 31, 2004
Basic and diluted earnings (loss) per share:
Numerator:
Net income (loss)	$115,943	$(21,346)	$371,323	$365,471

Denominator:
Weighted average shares used in basic and diluted computation	242,460	229,500	229,500	229,500
Add: Dilutive impact of stock options	894	—	—	—

Weighted average shares used in dilutive computation	243,354	229,500	229,500	229,500

Earnings (loss) per share, basic	$0.48	$(0.09)	$1.62	$1.59
Earnings (loss) per share, diluted	$0.48	$(0.09)	$1.62	$1.59

        Diluted earnings per share computations for the year ended December 31, 2006 excluded the weighted-average impact of the assumed exercise of 11,520 shares issuable under stock option plans because such impact would be antidilutive.

Note 16—Subsequent Events

Restructuring

        As part of our effort to implement our strategy of reducing operating costs, we are evaluating our workforce and operations and making adjustments, including headcount reductions and process improvements to optimize work flow at rental locations and maintenance facilities as well as streamlining our back-office operations, that we believe are necessary and appropriate. When we make adjustments to our workforce and operations, we may incur incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increasing our operating efficiency and reducing the costs associated with the operation of our business are important to our long-term competitiveness.

        On January 5, 2007, we announced the first in a series of initiatives to further improve our competitiveness through targeted job reductions affecting approximately 200 employees primarily at our corporate headquarters in Park Ridge, New Jersey and our U.S. service center in Oklahoma City. We expect to incur an estimated $3.3 million to $3.8 million restructuring charge in the first quarter of 2007 for severance and related costs arising from these reductions.

        On February 28, 2007, we announced the second initiative to further improve our competitiveness and industry leadership through targeted job reductions affecting approximately 1,350 employees primarily in our U.S. car rental operations, with much smaller reductions occurring in U.S. equipment rental operations, the corporate headquarters in Park Ridge, New Jersey, and the U.S. service center in Oklahoma City, as well as in Canada, Puerto Rico, Brazil, Australia and New Zealand. We expect to incur an estimated $9.0 million to $11.0 million restructuring charge in the first quarter of 2007 for severance and related costs arising from these reductions.

        Further cost reduction initiatives are in process. We currently anticipate incurring future charges to earnings in connection with those initiatives; however, we have not yet developed detailed estimates of these expenses.

Exchange Offers

        On January 12, 2007, Hertz completed exchange offers for the outstanding Senior Notes and Senior Subordinated Notes whereby over 99% of the outstanding notes were exchanged for a like principal amount of new notes with identical terms that were registered under the Securities Act of 1933 pursuant to a registration statement on Form S-4.

Amendments to the Senior Term Facility and the Senior ABL Facility

        On February 9, 2007, Hertz entered into an amendment to its Senior Term Facility. The amendment was entered into for the purpose of (i) lowering the interest rate on the Senior Term Facility by 50 basis points from the interest rate previously in effect, and revising financial ratio requirements for specific interest rate levels; (ii) eliminating certain mandatory prepayment requirements; (iii) increasing the amounts of certain other types of indebtedness that Hertz and its subsidiaries may incur outside of the Senior Term Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior Term Facility.

        On February 15, 2007, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries entered into an amendment to their Senior ABL Facility. The amendment was entered into for the purpose of (i) lowering the interest rate on the Senior ABL Facility by 25 basis points from the interest rate previously in effect, and revising financial ratio requirements for specific interest rate levels; (ii) increasing the availability under the Senior ABL Facility from $1,600 million to $1,800 million; (iii) extending the term of the commitments under the Senior ABL Facility to February 15, 2012; (iv) increasing the amounts of certain other types of indebtedness that the borrowers and their subsidiaries may incur outside of the Senior ABL Facility; (iv) permitting certain additional asset dispositions and sale and leaseback transactions; and (v) effecting certain technical and administrative changes to the Senior ABL Facility.

Amendments to certain of the agreements relating to the International Fleet Debt Facilities

        On March 21, 2007, certain of the agreements relating to the International Fleet Debt Facilities were amended and restated for the purpose of (i) extending the dates when margins on the facilities are scheduled to step up, subject to satisfaction of interim goals pertaining to the execution of agreements with automobile manufacturers and dealers that are required in connection with the planned securitization of the international car rental fleet and the take-out of the Tranche A1 and Tranche A2 loans; (ii) subject to certain conditions, permitting the financing of value-added tax receivables under the facilities; and (iii) effecting certain technical and administrative changes to the terms of the facilities.

HIL Swaption Extension and Payment

        On February 8, 2007, the €600 million HIL swaptions that were to expire on March 15, 2007 were extended at a cost of €1.8 million. The HIL swaptions now expire on September 5, 2007.

SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
HERTZ GLOBAL HOLDINGS, INC.
PARENT COMPANY BALANCE SHEETS
(In Thousands of Dollars)

	December 31, 2006	December 31, 2005
ASSETS
Cash and equivalents	$2,718	$—
Receivables	31	—
Deferred taxes on income	15,732	—
Investments in subsidiaries	2,518,453	2,266,182

Total assets	$2,536,934	$2,266,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,076	$—
Accrued liabilities	1,296	—

Total Liabilities	2,372	—

Stockholders' equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 320,618,692 and 229,500,000 shares issued	3,206	2,295
Additional capital paid-in	2,427,293	2,292,705
Retained earnings (deficit)	9,535	(21,346)
Accumulated other comprehensive income (loss)	94,528	(7,472)

Total stockholders' equity	2,534,562	2,266,182

Total liabilities and stockholders' equity	$2,536,934	$2,266,182

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.
PARENT COMPANY STATEMENTS OF OPERATIONS
(In Thousands of Dollars)

	Year ended December 31, 2006	For the period from December 21, 2005 to December 31, 2005
Revenues	$—	$—
Expenses:
Selling, general and administrative	92	—
Interest, net of interest income of $250 and $0	39,986	—

Total Expenses	40,078	—

Other income (loss)	15,471	—

Loss before income taxes	(24,607)	—
Benefit for taxes on income	15,732	—
Equity earnings (losses) of subsidiaries, net of tax	140,289	(21,346)

Net income (loss)	$131,414	$(21,346)

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.
PARENT COMPANY STATEMENTS OF STOCKHOLDERS' EQUITY
(In Thousands of Dollars, except share data)

	Number of Shares	Common Stock	Additional Capital Paid-In	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at:
DECEMBER 21, 2005	—	$—	$—	$—	$—	$—
Sale of common stock	229,500,000	2,295	2,292,705			2,295,000
Net loss				(21,346)		(21,346)
Total comprehensive loss of subsidiary					(7,472)	(7,472)

Total Comprehensive Loss						(28,818)

DECEMBER 31, 2005	229,500,000	2,295	2,292,705	(21,346)	(7,472)	2,266,182
Net income				131,414		131,414
Reduction in subsidiary equity for dividends received				(15,471)		(15,471)
Total comprehensive income of subsidiary					102,000	102,000

Total Comprehensive Income						217,943

Sale of common stock in initial public offering	88,235,000	882	1,259,384			1,260,266
Cash dividends ($4.32 and $1.12 per common share)			(1,174,456)	(85,062)		(1,259,518)
Stock-based employee compensation			25,452			25,452
Sale of stock under employee equity offering	2,883,692	29	24,208			24,237

DECEMBER 31, 2006	320,618,692	$3,206	$2,427,293	$9,535	$94,528	$2,534,562

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.
PARENT COMPANY STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)

	Year ended December 31, 2006	For the period from December 21, 2005 to December 31, 2005
Cash flows from operating activities:
Net income (loss)	$131,414	$(21,346)
Non-cash expenses:
Amortization of deferred financing costs	505	—
Amortization of debt discount	5,000	—
Deferred taxes on income	(15,732)	—
Changes in assets and liabilities:
Receivables	(31)	—
Accounts payable	1,076	—
Accrued liabilities	1,296	—
Equity (earnings) losses of subsidiaries, net of tax	(140,289)	21,346

Net cash flows used in operating activities	(16,761)	—

Cash flows from investing activities:
Investment in and advances to consolidated subsidiaries	(15,472)	(2,295,000)
Dividends from subsidiary	15,471	—

Net cash used in investing activities	(1)	(2,295,000)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,000,000	—
Repayment of long-term debt	(1,000,000)	—
Payment of financing costs	(5,505)	—
Proceeds from the sale of common stock	1,284,503	2,295,000
Dividends paid	(1,259,518)	—

Net cash provided by financing activities	19,480	2,295,000

Effect of foreign exchange rate changes on cash and equivalents	—	—

Net increase in cash and equivalents during the period	2,718	—
Cash and equivalents at beginning of period	—	—

Cash and equivalents at end of period	$2,718	$—

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest (net of amounts capitalized)	$34,482	$—
Income taxes	—	—

The accompanying notes are an integral part of these financial statements.

HERTZ GLOBAL HOLDINGS, INC.

NOTES TO PARENT COMPANY FINANCIAL STATEMENTS

Note 1—Background and Basis of Presentation

        Hertz Global Holdings, Inc., or "Hertz Holdings," is the top-level holding company that conducts substantially all of its business operations through its indirect subsidiaries. Hertz Holdings was incorporated in Delaware on August 31, 2005 in anticipation of the December 21, 2005 acquisition by its subsidiary, Hertz Investors, Inc., of the Hertz Corporation. Hertz Holdings had no operations prior to December 21, 2005, and accordingly, its results of operations and cash flows have only been presented for the post-acquisition 11-day period ended December 31, 2005 and the year ended December 31, 2006.

        There are significant restrictions over the ability of Hertz Holdings to obtain funds from its indirect subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, the investments of Hertz Holdings in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with the consolidated financial statements of Hertz Holdings included elsewhere in this prospectus.

Note 2—Debt

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a special cash dividend to the holders of record of its common stock immediately prior to the initial public offering and paying fees and expenses related to the facility. The Hertz Holdings Loan Facility was repaid in full with the proceeds of our initial public offering, and the restrictive covenants contained therein were terminated. As of December 31, 2006, Hertz Holdings had no direct outstanding debt obligations, but its indirect subsidiaries did. For a discussion of the debt obligations of the indirect subsidiaries of Hertz Holdings, see Note 3 to the Notes to our consolidated financial statements included elsewhere in this prospectus.

Note 3—Commitments and Contingencies

        Hertz Holdings has no direct commitments and contingencies, but its indirect subsidiaries do. For a discussion of the commitments and contingencies of the indirect subsidiaries of Hertz Holdings, see Note 9 to the Notes to our consolidated financial statements included elsewhere in this prospectus.

Note 4—Dividends

        Cash dividends received by the Company from its subsidiaries during 2006 were $15.5 million.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
(In Thousands of Dollars)

			Additions
	Balance at Beginning of Period		Charged to Expense	Translation Adjustments	Deductions		Balance at End of Period
Allowance for doubtful accounts:
Successor
Year ended December 31, 2006	$460		$17,132	$401	$16,004	(b)	$1,989
For the period from December 21, 2005 to December 31, 2005	$—	(a)	$462	$(10)	$(8	)(b)	$460
Predecessor
For the period from January 1, 2005 to December 20, 2005	$30,447		$11,447	$(1,202)	$22,529	(b)	$18,163
Year ended December 31, 2004	$35,758		$14,133	$1,123	$20,567	(b)	$30,447

(a)
The underlying accounts receivable were revalued at their estimated net realizable value as of the date of the Acquisition. Accordingly, the allowance for doubtful accounts was valued at zero.

(b)
Amounts written off, net of recoveries.

P R O S P E C T U S

45,000,000 Shares
Common Stock

Hertz Global Holdings, Inc.

Goldman, Sachs & Co.	Lehman Brothers	Merrill Lynch & Co.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                        , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee) payable by the registrant in connection with the registration of the common stock:

Securities and Exchange Commission registration fee		$34,738
National Association of Securities Dealers, Inc. filing fee	$	*
Printing and engraving costs	$	*
Legal fees and expenses	$	*
Accountants' fees and expenses	$	*
Blue sky qualification fees and expenses	$	*
Transfer agent fees	$	*
Miscellaneous	$	*

Total	$	*

*
To be furnished by amendment

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Hertz Holdings' By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the Delaware Corporation Law, as amended. Hertz Holdings has entered into indemnification agreements with its directors providing the directors contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under the Delaware Corporation Law.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        On May 5, 2006, 1,757,354 shares of common stock of Hertz Holdings were sold to certain key employees of Hertz for an aggregate price of $17,573,540 ($10 per share). 1,752,354 of the shares were sold pursuant to an exemption from registration under Rule 701 of the Securities Act of 1933, as amended. 5,000 of the shares were sold pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended. On June 12, 2006, we sold 50,000 shares of common stock of Hertz Holdings to Craig R. Koch for an aggregate price of $500,000. These shares were sold pursuant to an exemption under Rule 701 of the Securities Act of 1933, as amended. On August 15, 2006, we sold a total of 1,076,338 shares of common stock of Hertz Holdings to Mark P. Frissora and two other members of management. These shares were sold pursuant to an exemption under Rule 701 of the Securities Act of 1933, as amended.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

        The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
2.1
Stock Purchase Agreement, dated as of September 12, 2005, among CCMG Holdings, Inc., Ford Holdings LLC and Ford Motor Company (Incorporated by reference to Exhibit 2 to the Quarterly Report on Form 10-Q of Ford Motor Company, as filed on November 7, 2005.)
3.1	Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc.***
3.2	Amended and Restated By-Laws of Hertz Global Holdings, Inc. ***
4.1.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)

4.2.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016**
4.2.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016 (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.3.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.2
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.4.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.5.1
Senior Bridge Facilities Agreement, dated as of December 21, 2005, by and between Hertz International, Ltd., certain of its subsidiaries, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and Calyon, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein**

4.5.2
Intercreditor Deed, dated as of December 21, 2005, by and between Hertz International, Ltd., as Parent, Hertz Europe Limited, as Coordinator, certain of its subsidiaries, BNP Paribas as A/C Facility Agent and NZ Facility Agent, BNP Paribas as Security Agent, Banco BNP Paribas Brasil S.A., as Brazilian Facility Agent, BNP Paribas, as Australian Security Trustee, the financial institutions named therein, and The Hertz Corporation**
4.5.3	Australian Purchaser Charge (Project H)—Unlimited, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.4	Australian Purchaser Charge (Project H)—South Australia, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.5	Australian Purchaser Charge (Project H)—Queensland, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.6	Australian Share Mortgage of Purchaser Shares (Project H), dated as of December 21, 2005, by and between Hertz Investment (Holdings) Pty Limited and HA Funding Pty Limited**
4.5.7	Australian Issuer Charge (Project H), dated as of December 21, 2005, by and between Hertz Note Issuer Pty Limited and HA Funding Pty Limited**
4.5.8	Australian Borrower Charge (Project H), dated as of December 20, 2005, by and between HA Funding Pty Limited and the BNP Paribas**
4.5.9	Australian Security Trust Deed (Project H), dated as of December 21, 2005, between HA Funding Pty Limited and BNP Paribas**
4.5.10	Business Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium N.V., as Pledgor, and BNP Paribas S.A., as Pledgee (English language version)**
4.5.11	Receivables and Bank Account Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium NV as Pledgor, and BNP Paribas, as Pledgee**
4.5.12	Share Pledge Agreement, dated as of December 21, 2005, by and between Hertz Holdings Netherlands B.V., as Pledgor, and BNP Paribas, as Pledgee**
4.5.13	Security Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.14.1	Deed of Hypothec, dated as of December 21, 2005, by and between Hertz Canada Limited and BNP Paribas (Canada), and related Bond and Bond Pledge Agreement**
4.5.14.2	Bond Pledge Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Pledgor, and BNP Paribas (Canada), as Security Agent**
4.5.15	Security Agreement, dated as of December 21, 2005, by and between 1677932 Ontario Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.16	Security Agreement, dated as of December 21, 2005, by and between CMGC Canada Acquisition ULC, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.17
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.18
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**

4.5.19
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Hertz France, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.20
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.21
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.22
Master Agreement For Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Hertz Equipement France, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.23
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.24
Master Agreement for Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Equipole Finance Services, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.25
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.26
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Equipole Finance Services, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.27
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.28
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.29
Account Pledge Agreement, dated as of December 21, 2005, among Hertz Autovermietung GmbH, The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada) and Indosuez Finance (U.K.) Limited as Pledgees and BNP Paribas S.A. as Security Agent**

4.5.30	Global Assignment Agreement, dated as of December 21, 2005, between Hertz Autoverrmietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender (English language version)**
4.5.31	Security Transfer of Moveable Assets, dated as of December 21, 2005, between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender**
4.5.32
Share Pledge Agreement, dated as of December 21, 2005, among Equipole S.A. (France), The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada), Indosuez Finance (U.K.) Limited and BNP Paribas S.A., as Security Agent**
4.5.33	Security Assignment of Receivables, dated as of December 21, 2005, between Hertz Italiana S.p.A. as assignor and BNP Paribas S.A. as Security Agent**
4.5.34	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A. as pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.35	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A., as Pledgor, and BNP Paribas S.A., as Pledgee and Security Agent**
4.5.36	Pledge Agreement over Hertz Italiana S.p.A. shares, dated as of December 21, 2005, between Hertz Holding South Europe S.r.l as Pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.37	Deed of Non-Possessory Pledge of Movables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.38	Deed of Disclosed Pledge of Receivables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.39	Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.40
Deed of Pledge of Registered Shares, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas, as Pledgees, and Hertz Automobielen Netherlands B.V.**
4.5.41	Deed of Pledge on Registered Shares, dated as of December 21, 2005, between Hertz Holdings Netherlands B.V., as Pledgor, BNS Automobile Funding B.V., as Pledgee, and Stuurgroep Holland B.V.**
4.5.42	Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V., as Pledgor, and BNP Paribas as Security Agent, as Pledgee**
4.5.43
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz de España, S.A, Hertz Alquiler de Maquinaria, S.L., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent relating to Hertz Alquiler de Maquinaria**
4.5.44	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.45	Pledge of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**

4.5.46	Pledge of Credit Rights of Bank Accounts, dated as of December 21, 2005 among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.47	Pledges over VAT Credit Rights Contract, dated as of December 21, 2005, among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.48	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.49
Pledge of Credit Rights of Bank Accounts Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.50
Pledges of Credit Rights of Insurance Policies Contract, dates as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.51	Pledges over VAT Credit Rights Contracts, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria S.L., as Pledgor, BNS Automobile Funding B.V., and BNP Paribas S.A., as Security Agent**
4.5.52
Pledges of Credit Rights Contract, dated as of December 21, 2005, among BNS Automobile Funding B.V., as Pledgor, Hertz de Espana S.A., Hertz Alquiler de Maquinaria, S.L., and BNP Paribas S.A., as Security Agent**
4.5.53
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz International Ltd., Hertz Equipment Rental International, Limited, Hertz de España, S.A., and BNP Paribas S.A., as Security Agent**
4.5.54
Share Pledge Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play**
4.5.55
Assignment Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the assignment and transfer of trade receivables, insurance claims, inter-company receivables and bank accounts**
4.5.56	Share Pledge Agreement, dated as of December 21, 2005, between Hertz Holdings South Europe S.r.l and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Hertz AG**
4.5.57	Deed of Charge, dated as of December 21, 2005, between Hertz (U.K.) Limited as Chargor and BNP Paribas as Security Agent**
4.5.58	Deed of Charge over Shares, in Hertz (U.K.) Limited, dated as of December 21, 2005, between Hertz Holdings II U.K. Limited as Chargor and BNP Paribas as Security Agent**
4.5.59	Deed of Charge over Shares in Hertz Holdings III UK Limited, dated as of December 21, 2005, between Hertz International, Ltd. and BNP Paribas as Security Agent**
4.5.60	Deed of Charge, dated as of December 21, 2005, between BNS Automobile Funding B.V. as Chargor and BNP Paribas as Security Agent**

4.6.1
Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.6.2
Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.3
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.4
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.5	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.6.6	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.6.5 for each of the mortgaged properties**
4.6.7
Amendment, dated as of June 30, 2006, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)

4.6.8
Second Amendment, dated as of February 9, 2007, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers***
4.7.1
Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.7.2
U.S. Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.3
Canadian Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited, Western Shut-Down (1995) Limited, certain of its subsidiaries, and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.4
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.5
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.6	Trademark Security Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.7	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.7.8	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.7.7 for each of the mortgaged properties**

4.7.9
Amendment, dated as of June 30, 2006, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.7.10
Second Amendment, dated as of February 15, 2007, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers***
4.8
Intercreditor Agreement, dated as of December 21, 2005, by and between Deutsche Bank AG, New York Branch, as ABL Agent, Deutsche Bank AG, New York Branch, as Term Agent, as acknowledged by CCMG Corporation, The Hertz Corporation and certain of its subsidiaries**
4.9.1	Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee***
4.9.2
Amended and Restated Series 2005-1 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.3
Amended and Restated Series 2005-2 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***

4.9.4
Amended and Restated Series 2005-3 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.5
Amended and Restated Series 2005-4 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.6
Second Amended and Restated Series 2004-1 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.7
Second Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of August 1, 2006, between The Hertz Corporation, as Lessee and Servicer, and Hertz Vehicle Financing LLC, as Lessor***
4.9.8
Amended and Restated Participation, Purchase and Sale Agreement, dated as of December 21, 2005, by and between Hertz General Interest LLC, Hertz Vehicle Financing LLC and The Hertz Corporation, as Lessee and Servicer**
4.9.9	Purchase and Sale Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC and Hertz Funding Corp.**
4.9.10	Contribution Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC and The Hertz Corporation**
4.9.11
Second Amended and Restated Collateral Agency Agreement, dated as of January 26, 2007, among Hertz Vehicle Financing LLC, as a Grantor, Hertz General Interest LLC, as a Grantor, The Hertz Corporation, as Servicer, BNY Midwest Trust Company, as Collateral Agent, BNY Midwest Trust Company, as Trustee and a Secured Party, and The Hertz Corporation, as a Secured Party***
4.9.12	Amended and Restated Administration Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and BNY Midwest Trust Company, as Trustee**
4.9.13
Amended and Restated Master Exchange Agreement, dated as of January 26, 2007, among The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Property Holdings LLC***
4.9.14
Amended and Restated Escrow Agreement, dated as of January 26, 2007, among The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Chase Bank, N.A.***
4.9.15
Amended and Restated Class A-1 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset Backed Notes, Class Aa-1), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**

4.9.16
Amended and Restated Class A-2 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset backed Notes, Class A-2), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.17
Amended and Restated Class A Note Purchase Agreement (Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.18	Letter of Credit Facility Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and Ford Motor Company**
4.9.19	Insurance Agreement, dated as of December 21, 2005, by and between MBIA Insurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.20	Insurance Agreement, dated as of December 21, 2005, by and between Ambac Assurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.21	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-1 Rental Car Asset Backed Notes**
4.9.22	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-4 Rental Car Asset Backed Notes**
4.9.23	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-2 Rental Car Asset Backed Notes**
4.9.24	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-3 Rental Car Asset Backed Notes**
4.9.25
Supplement to Second Amended and Restated Collateral Agency Agreement, dated as of January 26, 2007, among The Hertz Corporation, as Grantor, Gelco Corporation d/b/a GE Fleet Services, as Secured Party and BNY Midwest Trust Company as Collateral Agent***
4.10
Amended and Restated Stockholders Agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P.***
4.11
Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)

4.12
Amendment No. 1, dated as of November 20, 2006, to the Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P.***
4.13
Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder (filed as the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 filed on October 27, 2006)
4.13.1
First Amendment, dated as of October 6, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder (filed as the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 filed on October 27, 2006)
4.13.2
Second Amendment, dated as of October 31, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder***
4.14
Form of Stock Certificate (filed as the exhibit of the same number to Amendment No. 6, filed on November 7, 2006, to the registrant's Registration Statement on Form S-1 (File No. 333-135782) (such registration statement, the "Registration Statement"))
5.1	Opinion of Debevoise & Plimpton LLP†
10.1	Hertz Global Holdings, Inc. Stock Incentive Plan* **
10.1.1
First Amendment to the Hertz Global Holdings, Inc. Stock Incentive Plan (filed as the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 filed on October 27, 2006)*
10.2	Form of Stock Subscription Agreement under Stock Incentive Plan* **
10.3	Form of Stock Option Agreement under Stock Incentive Plan* **
10.4	Employment Agreement between The Hertz Corporation and Craig R. Koch (Incorporated by reference to Exhibit 10.4(3) to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.5
Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia (Incorporated by reference to Exhibit 10.5 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.6
Non-Compete Agreement, dated April 10, 2000, between Hertz Europe Limited and Michel Taride (Incorporated by reference to Exhibit 10.6 to the Registration Statement No.333-125764 of The Hertz Corporation)*

10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan (Incorporated by reference to Exhibit 10.7 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.8 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.9	The Hertz Corporation Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.9 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.10	The Hertz Corporation Benefit Equalization Plan (Incorporated by reference to Exhibit 10.10 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan (Incorporated by reference to Exhibit 10.11 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.12	The Hertz Corporation Retirement Plan (Incorporated by reference to Exhibit 10.12 to the Registration Statement No. 333-125764 of the Hertz Corporation)*
10.13	The Hertz Corporation (UK) 1972 Pension Plan (Incorporated by reference to Exhibit 10.13 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme (Incorporated by reference to Exhibit 10.14 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.15
RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation (Incorporated by reference to Exhibit 10.15 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.16	The Hertz Corporation 2005 Executive Incentive Compensation Plan* **
10.17	Letter Agreement, dated October 19, 2005, as amended and restated as of November 15, 2005, between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.) and Craig R. Koch* **
10.18
Amended and Restated Indemnification Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicles LLC, Hertz Funding Corp., Hertz General Interest LLC, and Hertz Vehicle Financing LLC**
10.19	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Clayton, Dubilier & Rice, Inc.**
10.20	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and TC Group IV, L.L.C.**
10.21	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Merrill Lynch Global Partners, Inc.**

10.22
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc.**
10.23
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l., and TC Group IV, L.L.C.**
10.24
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., and Merrill Lynch Global Partners, Inc.**
10.25
Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, The Hertz Corporation, and Hertz International, Ltd.**
10.26	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, and The Hertz Corporation**
10.27
Master Supply and Advertising Agreement, dated as of July 5, 2005, by and between Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The Hertz Corporation filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.)
10.28
Employment letter agreement, dated as of July 10, 2006, between Hertz Global Holdings, Inc. and Mark P. Frissora (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of The Hertz Corporation filed with the Securities and Exchange Commission on August 14, 2006.)
10.29	Form of Director Indemnification Agreement (filed as the exhibit of the same number to Amendment No. 3 to our Registration Statement on Form S-1, filed on October 23, 2006)
10.30
Termination letter agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc. (formerly known as CCMG Holdings, Inc.), The Hertz Corporation and Clayton, Dubilier & Rice, Inc., terminating the Consulting Agreement, dated as of December 21, 2005, among Hertz Global Holdings, Inc., the Hertz Corporation and Clayton, Dubilier & Rice, Inc.***
10.31
Termination letter agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc. (formerly known as CCMG Holdings, Inc.), The Hertz Corporation and TC Group IV, L.L.C., terminating the Consulting Agreement, dated as of December 21, 2005, among Hertz Global Holdings, Inc., the Hertz Corporation and TC Group IV, L.L.C.***
10.32
Termination letter agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc. (formerly known as CCMG Holdings, Inc.), The Hertz Corporation and Merrill Lynch Global Partners, Inc., terminating the Consulting Agreement, dated as of December 21, 2005, among Hertz Global Holdings, Inc., the Hertz Corporation and Merrill Lynch Global Partners, Inc.***

10.33	Hertz Global Holdings, Inc. Director Stock Incentive Plan* (filed as the exhibit of the same number to Amendment No. 6 to the Registration Statement on Form S-1 filed on November 7, 2006)
15.1	Letter from PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, related to Financial Information
21.1	List of subsidiaries***
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in signature pages)

*
Indicates management compensation plan.

**
Incorporated by reference to the exhibit of the same number to the Current Report on Form 8-K of The Hertz Corporation, as filed on March 31, 2006.

***
Incorporated by reference to the exhibit of the same number to the Annual Report on Form 10-K of Hertz Global Holdings, Inc., as filed on March 30, 2007.

†
To be filed by amendment.

As of March 31, 2007, we had various additional obligations which could be considered long-term debt, none of which exceeded 10% of our total assets on a consolidated basis. We agree to furnish to the SEC upon request a copy of any such instrument defining the rights of the holders of such long-term debt.

        Schedules and exhibits not included above have been omitted because the information required has been included in the financial statements or notes thereto or are not applicable or not required.

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes as follows:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Hertz Global Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Park Ridge in the State of New Jersey, on May 21, 2007.

HERTZ GLOBAL HOLDINGS, INC.
By:	/s/ PAUL J. SIRACUSA
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul J. Siracusa, Harold E. Rolfe and Richard J. Foti, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any new registration statement with respect to the offering contemplated hereby filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 21, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ GEORGE W. TAMKE George W. Tamke	Lead Director
/s/ MARK P. FRISSORA Mark P. Frissora	Chief Executive Officer and Chairman of the Board of Directors
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Executive Vice President and Chief Financial Officer
/s/ RICHARD J. FOTI Richard J. Foti	Controller
/s/ NATHAN K. SLEEPER Nathan K. Sleeper	Director

/s/ DAVID H. WASSERMAN David H. Wasserman	Director
/s/ BRIAN A. BERNASEK Brian A. Bernasek	Director
/s/ GREGORY S. LEDFORD Gregory S. Ledford	Director
/s/ GEORGE A. BITAR George A. Bitar	Director
/s/ ROBERT F. END Robert F. End	Director
/s/ BARRY H. BERACHA Barry H. Beracha	Independent Director
/s/ CARL T. BERQUIST Carl T. Berquist	Independent Director
/s/ MICHAEL J. DURHAM Michael J. Durham	Independent Director
/s/ HENRY C. WOLF Henry C. Wolf	Independent Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
2.1
Stock Purchase Agreement, dated as of September 12, 2005, among CCMG Holdings, Inc., Ford Holdings LLC and Ford Motor Company (Incorporated by reference to Exhibit 2 to the Quarterly Report on Form 10-Q of Ford Motor Company, as filed on November 7, 2005.)
3.1	Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc.***
3.2	Amended and Restated By-Laws of Hertz Global Holdings, Inc.***
4.1.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.2.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016**
4.2.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016 (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.3.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**

4.3.2
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.4.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.5.1
Senior Bridge Facilities Agreement, dated as of December 21, 2005, by and between Hertz International, Ltd., certain of its subsidiaries, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and Calyon, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein**
4.5.2
Intercreditor Deed, dated as of December 21, 2005, by and between Hertz International, Ltd., as Parent, Hertz Europe Limited, as Coordinator, certain of its subsidiaries, BNP Paribas as A/C Facility Agent and NZ Facility Agent, BNP Paribas as Security Agent, Banco BNP Paribas Brasil S.A., as Brazilian Facility Agent, BNP Paribas, as Australian Security Trustee, the financial institutions named therein, and The Hertz Corporation**
4.5.3	Australian Purchaser Charge (Project H)—Unlimited, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.4	Australian Purchaser Charge (Project H)—South Australia, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.5	Australian Purchaser Charge (Project H)—Queensland, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.6	Australian Share Mortgage of Purchaser Shares (Project H), dated as of December 21, 2005, by and between Hertz Investment (Holdings) Pty Limited and HA Funding Pty Limited**
4.5.7	Australian Issuer Charge (Project H), dated as of December 21, 2005, by and between Hertz Note Issuer Pty Limited and HA Funding Pty Limited**
4.5.8	Australian Borrower Charge (Project H), dated as of December 20, 2005, by and between HA Funding Pty Limited and the BNP Paribas**
4.5.9	Australian Security Trust Deed (Project H), dated as of December 21, 2005, between HA Funding Pty Limited and BNP Paribas**
4.5.10	Business Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium N.V., as Pledgor, and BNP Paribas S.A., as Pledgee (English language version)**
4.5.11	Receivables and Bank Account Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium NV as Pledgor, and BNP Paribas, as Pledgee**

4.5.12	Share Pledge Agreement, dated as of December 21, 2005, by and between Hertz Holdings Netherlands B.V., as Pledgor, and BNP Paribas, as Pledgee**
4.5.13	Security Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.14.1	Deed of Hypothec, dated as of December 21, 2005, by and between Hertz Canada Limited and BNP Paribas (Canada), and related Bond and Bond Pledge Agreement**
4.5.14.2	Bond Pledge Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Pledgor, and BNP Paribas (Canada), as Security Agent**
4.5.15	Security Agreement, dated as of December 21, 2005, by and between 1677932 Ontario Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.16	Security Agreement, dated as of December 21, 2005, by and between CMGC Canada Acquisition ULC, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.17
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.18
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.19
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Hertz France, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.20
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.21
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.22
Master Agreement For Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Hertz Equipement France, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.23
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.24
Master Agreement for Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Equipole Finance Services, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**

4.5.25
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.26
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Equipole Finance Services, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.27
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.28
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.29
Account Pledge Agreement, dated as of December 21, 2005, among Hertz Autovermietung GmbH, The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada) and Indosuez Finance (U.K.) Limited as Pledgees and BNP Paribas S.A. as Security Agent**
4.5.30	Global Assignment Agreement, dated as of December 21, 2005, between Hertz Autoverrmietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender (English language version)**
4.5.31	Security Transfer of Moveable Assets, dated as of December 21, 2005, between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender**
4.5.32
Share Pledge Agreement, dated as of December 21, 2005, among Equipole S.A. (France), The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada), Indosuez Finance (U.K.) Limited and BNP Paribas S.A., as Security Agent**
4.5.33	Security Assignment of Receivables, dated as of December 21, 2005, between Hertz Italiana S.p.A. as assignor and BNP Paribas S.A. as Security Agent**
4.5.34	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A. as pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.35	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A., as Pledgor, and BNP Paribas S.A., as Pledgee and Security Agent**
4.5.36	Pledge Agreement over Hertz Italiana S.p.A. shares, dated as of December 21, 2005, between Hertz Holding South Europe S.r.l as Pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.37	Deed of Non-Possessory Pledge of Movables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.38	Deed of Disclosed Pledge of Receivables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**

4.5.39	Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.40
Deed of Pledge of Registered Shares, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas, as Pledgees, and Hertz Automobielen Netherlands B.V.**
4.5.41	Deed of Pledge on Registered Shares, dated as of December 21, 2005, between Hertz Holdings Netherlands B.V., as Pledgor, BNS Automobile Funding B.V., as Pledgee, and Stuurgroep Holland B.V.**
4.5.42	Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V., as Pledgor, and BNP Paribas as Security Agent, as Pledgee**
4.5.43
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz de España, S.A, Hertz Alquiler de Maquinaria, S.L., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent relating to Hertz Alquiler de Maquinaria**
4.5.44	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.45	Pledge of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.46	Pledge of Credit Rights of Bank Accounts, dated as of December 21, 2005 among Hertz de España, S.A., as Pledgor, BNS Automobile Funding .V. and BNP Paribas S.A., as Security Agent**
4.5.47	Pledges over VAT Credit Rights Contract, dated as of December 21, 2005, among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.48	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.49
Pledge of Credit Rights of Bank Accounts Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.50
Pledges of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.51	Pledges over VAT Credit Rights Contracts, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria S.L., as Pledgor, BNS Automobile Funding B.V., and BNP Paribas S.A., as Security Agent**
4.5.52
Pledges of Credit Rights Contract, dated as of December 21, 2005, among BNS Automobile Funding B.V., as Pledgor, Hertz de Espana S.A., Hertz Alquiler de Maquinaria, S.L., and BNP Paribas S.A., as Security Agent**
4.5.53
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz International Ltd., Hertz Equipment Rental International, Limited, Hertz de España, S.A., and BNP Paribas S.A., as Security Agent**
4.5.54
Share Pledge Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play**

4.5.55
Assignment Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the assignment and transfer of trade receivables, insurance claims, inter-company receivables and bank accounts**
4.5.56	Share Pledge Agreement, dated as of December 21, 2005, between Hertz Holdings South Europe S.r.l and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Hertz AG**
4.5.57	Deed of Charge, dated as of December 21, 2005, between Hertz (U.K.) Limited as Chargor and BNP Paribas as Security Agent**
4.5.58	Deed of Charge over Shares, in Hertz (U.K.) Limited, dated as of December 21, 2005, between Hertz Holdings II U.K. Limited as Chargor and BNP Paribas as Security Agent**
4.5.59	Deed of Charge over Shares in Hertz Holdings III UK Limited, dated as of December 21, 2005, between Hertz International, Ltd. and BNP Paribas as Security Agent**
4.5.60	Deed of Charge, dated as of December 21, 2005, between BNS Automobile Funding B.V. as Chargor and BNP Paribas as Security Agent**
4.6.1
Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.6.2
Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.3
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.4
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.5	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.6.6	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.6.5 for each of the mortgaged properties**

4.6.7
Amendment, dated as of June 30, 2006, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.6.8
Second Amendment, dated as of February 9, 2007, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers***
4.7.1
Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.7.2
U.S. Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.3
Canadian Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited, Western Shut-Down (1995) Limited, certain of its subsidiaries, and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.4
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**

4.7.5
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.6	Trademark Security Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.7	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch**
4.7.8	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.7.7 for each of the mortgaged properties**
4.7.9
Amendment, dated as of June 30, 2006, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The Hertz Corporation, as filed on July 7, 2006.)
4.7.10
Second Amendment, dated as of February 15, 2007, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers***
4.8
Intercreditor Agreement, dated as of December 21, 2005, by and between Deutsche Bank AG, New York Branch, as ABL Agent, Deutsche Bank AG, New York Branch, as Term Agent, as acknowledged by CCMG Corporation, The Hertz Corporation and certain of its subsidiaries**

4.9.1	Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee***
4.9.2
Amended and Restated Series 2005-1 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.3
Amended and Restated Series 2005-2 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.4
Amended and Restated Series 2005-3 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.5
Amended and Restated Series 2005-4 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.6
Second Amended and Restated Series 2004-1 Supplement to the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary***
4.9.7
Second Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of August 1, 2006, between The Hertz Corporation, as Lessee and Servicer, and Hertz Vehicle Financing LLC, as Lessor***
4.9.8
Amended and Restated Participation, Purchase and Sale Agreement, dated as of December 21, 2005, by and between Hertz General Interest LLC, Hertz Vehicle Financing LLC and The Hertz Corporation, as Lessee and Servicer**
4.9.9	Purchase and Sale Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC and Hertz Funding Corp.**
4.9.10	Contribution Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC and The Hertz Corporation**
4.9.11
Second Amended and Restated Collateral Agency Agreement, dated as of January 26, 2007, among Hertz Vehicle Financing LLC, as a Grantor, Hertz General Interest LLC, as a Grantor, The Hertz Corporation, as Servicer, BNY Midwest Trust Company, as Collateral Agent, BNY Midwest Trust Company, as Trustee and a Secured Party, and The Hertz Corporation, as a Secured Party***
4.9.12	Amended and Restated Administration Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and BNY Midwest Trust Company, as Trustee**
4.9.13
Amended and Restated Master Exchange Agreement, dated as of January 26, 2007, among The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Property Holdings LLC***
4.9.14
Amended and Restated Escrow Agreement, dated as of January 26, 2007, among The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Chase Bank, N.A.***

4.9.15
Amended and Restated Class A-1 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset Backed Notes, Class Aa-1), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.16
Amended and Restated Class A-2 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset backed Notes, Class A-2), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.17
Amended and Restated Class A Note Purchase Agreement (Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.18	Letter of Credit Facility Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and Ford Motor Company**
4.9.19	Insurance Agreement, dated as of December 21, 2005, by and between MBIA Insurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.20	Insurance Agreement, dated as of December 21, 2005, by and between Ambac Assurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.21	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-1 Rental Car Asset Backed Notes**
4.9.22	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-4 Rental Car Asset Backed Notes**
4.9.23	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-2 Rental Car Asset Backed Notes**
4.9.24	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-3 Rental Car Asset Backed Notes**
4.9.25
Supplement to Second Amended and Restated Collateral Agency Agreement, dated as of January 26, 2007, among The Hertz Corporation, as Grantor, Gelco Corporation d/b/a GE Fleet Services, as Secured Party and BNY Midwest Trust Company as Collateral Agent***
4.10
Amended and Restated Stockholders Agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P.†

4.11
Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co- Investor, L.P. and CMC-Hertz Partners, L.P. (filed as the exhibit of the same number to Amendment No. 3 to the Registration Statement on Form S-1 filed on October 23, 2006)
4.12
Amendment No. 1, dated as of November 20, 2006, to the Registration Rights Agreement, dated as of December 21, 2005, among CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l SICAR, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and CMC-Hertz Partners, L.P.***
4.13
Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder (filed as the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 filed on October 27, 2006)
4.13.1
First Amendment, dated as of October 6, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder (filed as the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 filed on October 27, 2006)
4.13.2
Second Amendment, dated as of October 31, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder ***
4.14
Form of Stock Certificate (filed as the exhibit of the same number to Amendment No. 6, filed on November 7, 2006, to the registrant's Registration Statement on Form S-1(File No. 333-135782) (such registration statement, the "Registration Statement"))
5.1	Opinion of Debevoise & Plimpton LLP†
10.1	Hertz Global Holdings, Inc. Stock Incentive Plan***
10.1.1
First Amendment to the Hertz Global Holdings, Inc. Stock Incentive Plan (filed as the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 filed on October 27, 2006)*
10.2	Form of Stock Subscription Agreement under Stock Incentive Plan***
10.3	Form of Stock Option Agreement under Stock Incentive Plan***
10.4	Employment Agreement between The Hertz Corporation and Craig R. Koch (Incorporated by reference to Exhibit 10.4(3) to the Registration Statement No. 333-125764 of The Hertz Corporation)*

10.5
Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia (Incorporated by reference to Exhibit 10.5 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.6
Non-Compete Agreement, dated April 10, 2000, between Hertz Europe Limited and Michel Taride (Incorporated by reference to Exhibit 10.6 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan (Incorporated by reference to Exhibit 10.7 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.8 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.9	The Hertz Corporation Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.9 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.10	The Hertz Corporation Benefit Equalization Plan (Incorporated by reference to Exhibit 10.10 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan (Incorporated by reference to Exhibit 10.11 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.12	The Hertz Corporation Retirement Plan (Incorporated by reference to Exhibit 10.12 to the Registration Statement No. 333-125764 of the Hertz Corporation)*
10.13	The Hertz Corporation (UK) 1972 Pension Plan (Incorporated by reference to Exhibit 10.13 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme (Incorporated by reference to Exhibit 10.14 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.15
RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation (Incorporated by reference to Exhibit 10.15 to the Registration Statement No. 333-125764 of The Hertz Corporation)*
10.16	The Hertz Corporation 2005 Executive Incentive Compensation Plan***
10.17	Letter Agreement, dated October 19, 2005, as amended and restated as of November 15, 2005, between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.) and Craig R. Koch* **
10.18
Amended and Restated Indemnification Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicles LLC, Hertz Funding Corp., Hertz General Interest LLC, and Hertz Vehicle Financing LLC**
10.19	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Clayton, Dubilier & Rice, Inc.**
10.20	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and TC Group IV, L.L.C.**

10.21	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Merrill Lynch Global Partners, Inc.**
10.22
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc.**
10.23
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l., and TC Group IV, L.L.C.**
10.24
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., and Merrill Lynch Global Partners, Inc.**
10.25
Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, The Hertz Corporation, and Hertz International, Ltd.**
10.26	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, and The Hertz Corporation**
10.27
Master Supply and Advertising Agreement, dated as of July 5, 2005, by and between Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The Hertz Corporation filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.)
10.28
Employment letter agreement, dated as of July 10, 2006, between Hertz Global Holdings, Inc. and Mark P. Frissora (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of The Hertz Corporation filed with the Securities and Exchange Commission on August 14, 2006.)
10.29	Form of Director Indemnification Agreement (filed as the exhibit of the same number to Amendment No. 3 to our Registration Statement on Form S-1, filed on October 23, 2006)
10.30
Termination letter agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc. (formerly known as CCMG Holdings, Inc.), The Hertz Corporation and Clayton, Dubilier & Rice, Inc., terminating the Consulting Agreement, dated as of December 21, 2005, among Hertz Global Holdings, Inc., the Hertz Corporation and Clayton, Dubilier & Rice, Inc.***
10.31
Termination letter agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc. (formerly known as CCMG Holdings, Inc.), The Hertz Corporation and TC Group IV, L.L.C., terminating the Consulting Agreement, dated as of December 21, 2005, among Hertz Global Holdings, Inc., the Hertz Corporation and TC Group IV, L.L.C.***
10.32
Termination letter agreement, dated as of November 20, 2006, among Hertz Global Holdings, Inc. (formerly known as CCMG Holdings, Inc.), The Hertz Corporation and Merrill Lynch Global Partners, Inc., terminating the Consulting Agreement, dated as of December 21, 2005, among Hertz Global Holdings, Inc., the Hertz Corporation and Merrill Lynch Global Partners, Inc.***

10.33	Hertz Global Holdings, Inc. Director Stock Incentive Plan* (filed as the exhibit of the same number to Amendment No. 6 to the Registration Statement on Form S-1 filed on November 7, 2006)
15.1	Letter from PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, related to Financial Information
21.1	List of subsidiaries***
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in signature pages)

*
Indicates management compensation plan.

**
Incorporated by reference to the exhibit of the same number to the Current Report on Form 8-K of The Hertz Corporation, as filed on March 31, 2006.

***
Incorporated by reference to the exhibit of the same number to the Annual Report on Form 10-K of Hertz Global Holdings, Inc., as filed on March 30, 2007.

†
To be filed by amendment.

As of March 31, 2007, we had various additional obligations which could be considered long-term debt, none of which exceeded 10% of our total assets on a consolidated basis. We agree to furnish to the SEC upon request a copy of any such instrument defining the rights of the holders of such long-term debt.

        Schedules and exhibits not included above have been omitted because the information required has been included in the financial statements or notes thereto or are not applicable or not required.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Our Company
Our Segments
Our Markets
Our Strengths
Our Strategy
Principal Stockholders
The Offering
Risk Factors
SUMMARY HISTORICAL FINANCIAL DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
CORPORATE HISTORY
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
2006 Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Year-End
Option Exercises and Stock Vested
Pension Plan Table
2006 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior Dollar Notes
Senior Euro Notes
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
Paid by the Selling Stockholders
LEGAL MATTERS
EXPERTS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands of Dollars) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands of Dollars, except share data) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands of Dollars) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (In Thousands of Dollars) Unaudited
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Unaudited
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands of Dollars, except share data)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In Thousands of Dollars, except share data)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF REGISTRANT HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY BALANCE SHEETS (In Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY STATEMENTS OF OPERATIONS (In Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY STATEMENTS OF STOCKHOLDERS' EQUITY (In Thousands of Dollars, except share data)
HERTZ GLOBAL HOLDINGS, INC. PARENT COMPANY STATEMENTS OF CASH FLOWS (In Thousands of Dollars)
HERTZ GLOBAL HOLDINGS, INC. NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES (In Thousands of Dollars)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX